SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only
      (as permitted by Rule 14a-6(e)(2)).
[_] Definitive Proxy Statement.
[_] Definitive Additional Materials.
[_] Soliciting Material Pursuant to Rule 14a-12

                                 PartsBase, Inc.
      _____________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


      _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
          Common Stock, par value $0.001 per share.

     (2) Aggregate number of securities to which transaction  applies:
          5,012,302 shares of Common Stock, par value $0.001 per share.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee was determined based upon the (a) product of 5,012,302 shares of Common Stock and the merger consideration of $1.41 per share or $7,067,346 and (b) the product of options to purchase 20,000 shares of common stock and the merger consideration of $1.41 per share less the applicable exercise price per share or $15,600. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

     (4) Proposed maximum aggregate value of transaction: $7,082,945.82

     (5) Total fee paid:   $1,417

         [_] Fee paid previously with preliminary materials.
         [_] Check box if any part  of the fee is offset as provided by Exchange
             Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1) Amount Previously Paid: _____________
             (2) Form, Schedule or Registration Statement No.: _____________
             (3) Filing Party: _____________
             (4) Date Filed: _____________



                   Preliminary Copy, filed on November 7, 2002


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 PARTSBASE, INC.
                              905 Clint Moore Road
                              Boca Raton, FL 33487

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of PartsBase, Inc. ("PRTS" or the "Company") to be held on __________, 2002, at ____ _.m., local time, at 905 Clint Moore Road, Boca Raton, Florida 33487. A notice of the special meeting, a proxy statement and a proxy card are enclosed. Please read the enclosed proxy statement carefully as it sets forth details of the proposed merger and other important information relating to the merger and the special meeting.

     As is more fully described in the enclosed proxy statement, the purpose of the meeting is as follows:

      (1) to consider and vote upon an Agreement and Plan of Merger, dated as of August 26, 2002, among the Company and affiliates of Robert A. Hammond, Jr., Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer, and majority stockholder, pursuant to which the Company will be merged with a company affiliated with and controlled by Mr. Hammond, and each outstanding share of the Company's common stock, other than shares controlled by Mr. Hammond and those shares held by stockholders who become entitled to appraisal rights will be converted into the right to receive $1.41 in cash; and

      (2) to consider and vote upon such other matters as may properly come before the meeting, including the approval of any adjournment or postponement of the meeting.

     Stockholders of the Company will be entitled to appraisal rights under Delaware law as described in the enclosed proxy statement.

     A copy of the merger agreement is attached to the proxy statement as Appendix A and we urge you to read it in its entirety. As a result of the merger, Mr. Hammond and his affiliates will acquire all of the outstanding shares of the Company's common stock not already owned by them and the stockholders of the Company unaffiliated with Mr. Hammond will no longer have an equity interest in the Company.

     The Board of Directors of PRTS formed a Special Committee, composed of independent directors who are not officers or employees of PRTS and who have no financial interest in the proposed merger different from PRTS stockholders generally, in order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement.

     The Board of Directors, acting on the unanimous recommendation of the Special Committee, has approved the merger agreement and the merger. The Special Committee, and, based in part upon the determination and recommendation of the Special Committee, the Board of Directors, believe that the terms of the merger agreement and the proposed merger are fair from a financial point of view to, and in the best interests of, PRTS stockholders other than Mr. Hammond, Hammond I ("Hammond I"), a Florida corporation formed by Mr. Hammond, and their affiliates. Therefore, the Board of Directors, based in part on the unanimous recommendation of the Special Committee, recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

     In reaching their decisions, the Board of Directors and the Special Committee considered, among other things, their understanding of the PRTS business, their general business knowledge, the written opinion of vFinance Investments, Inc. ("vFinance"), the Special Committee's financial advisor, that, based upon and subject to the considerations and limitations set forth in that opinion, as of August 26, 2002, the $1.41 per share cash consideration to be received by PRTS stockholders in the proposed merger was fair to PRTS stockholders other than Hammond I, Mr. Hammond and their affiliates from a financial point of view. The opinion of vFinance is attached to the proxy statement as Appendix B.

     The enclosed proxy statement provides information about the proposed merger, the merger agreement and the special meeting. In addition, you may obtain additional information about PRTS from documents filed with the
Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices.

     Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of PRTS common stock, and a majority of the shares held by stockholders other than Mr. Hammond, Hammond I and their affiliates are not voted AGAINST the merger and the merger agreement. Regardless of whether you plan to attend the special meeting, please complete, sign and return the enclosed proxy card.

     If you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as if a vote IN FAVOR OF approval and adoption of the merger agreement and the merger. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote AGAINST approval and adoption of the merger agreement and the merger for purposes of obtaining the affirmative vote of the holders of a majority of the outstanding shares, however, it will NOT be considered a vote against the merger and merger agreement for purposes of calculating the number of shares held by stockholders other than Mr. Hammond, Hammond I, and their affiliates who vote against the merger and the merger agreement in the vote referred to above.

     Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

     If the merger is consummated, you will receive instructions for surrendering your PRTS stock certificates and a letter of transmittal to be used for this purpose. You should NOT submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

                                   Sincerely,

                           /s/ Robert A. Hammond, Jr.
                           ---------------------------
                       Chairman of the Board of Directors,
                             Chief Executive Officer

Boca Raton, Florida
______________, 2002

        This proxy statement is dated __________, 2002 and is first being mailed to stockholders of PRTS on or about _____________, 2002.

                                 PARTSBASE, INC.
                              905 Clint Moore Road
                              Boca Raton, FL 33487
                            _________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON _____________, 2002

To Our Stockholders:

     A special meeting of the stockholders of PartsBase, Inc., a Delaware corporation ("PRTS" or the "Company") will be held on ________, 2002, at ____ _.m., local time, at 905 Clint Moore Road, Boca Raton, Florida 33487, for the following purposes:

      1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 26, 2002, by and among Robert A. Hammond, Jr., the Chairman of the Board, Chief
          Executive Officer, President, Secretary, Treasurer and majority stockholder of the Company; Hammond I, Inc., a Florida corporation ("Hammond I"), formed by Mr. Hammond; Hammond Acquisition Corp. ("HAC"), a Delaware corporation and a wholly-owned subsidiary of Hammond I; and the Company pursuant to which: (i) HAC will merge into the Company, with the Company continuing as the surviving corporation and (ii) each outstanding share of the Company's common stock will be canceled and converted into the right to receive $1.41 in cash, except for shares controlled by Mr. Hammond and shares held by stockholders who perfect their appraisal rights under Delaware law. A copy of the merger agreement is attached to the proxy statement as Appendix A; and

      2. To consider and vote upon such other matters as may properly come before the meeting, including the approval of any adjournment or postponement of the meeting.

     Stockholders of PRTS who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

     We have specified _______, 2002, at the close of business, as the record date for the purpose of determining the Company's common stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the Company's common stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 905 Clint Moore Road, Boca Raton, Florida 33487, during ordinary business hours.

     Each share of our common stock will be entitled to one vote. The merger agreement requires (i) that the merger must be approved by the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting and (ii) that a majority of the Company's shares of common stock other than shares controlled by Mr. Hammond are not voted against the merger. A quorum for the meeting requires that holders of a majority of the outstanding shares of common stock must be present in person or by proxy.

     The Acquisition Group, which consists of Hammond I, Mr. Hammond and certain of their affiliates, owned, as of the record date, an aggregate of 9,000,000 shares of common stock, constituting approximately 64.23% of the outstanding shares of common stock entitled to vote at the special meeting, and has indicated to our Board of Directors their intention to vote all of their shares in favor of the merger and the merger agreement. The Acquisition Group beneficially owns a sufficient number of shares of our common stock to approve the merger and the merger agreement under the first voting requirement.

     For a more complete statement regarding the matters to be acted upon at the special meeting, please read the proxy statement and the other materials concerning the Company and the merger, which are included with this notice.

     The Board of Directors, acting on the unanimous recommendation of the Special Committee, has approved the merger agreement and the merger. The Special Committee, and, based in part upon the determination and recommendation of the Special Committee, the Board of Directors, believe that the terms of the merger agreement and the proposed merger are fair from a financial point of view to, and in the best interests of, PRTS stockholders other than Mr. Hammond, Hammond I and their affiliates. Therefore, the Board of Directors, based in part on the unanimous recommendation of the Special Committee, recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

     Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of PRTS common stock, and a majority of the shares held by stockholders other than Mr. Hammond, Hammond I and their affiliates are not voted against the merger and the merger agreement.

     Whether or not you plan to attend the special meeting and regardless of the number of shares of the Company's common stock that you own, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote AGAINST the merger and the merger agreement. However, it will NOT be considered a vote against the merger and merger agreement for purposes of calculating the number of shares held by stockholders other than Mr. Hammond, Hammond I, and their affiliates who vote against the merger and the merger agreement in the vote referred to above.

     Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see page 20 setting forth the section of the proxy statement captioned "The Special Meeting". Returning your proxy card without indicating how you want to vote will have the same effect as a vote "FOR" the adoption and approval of the merger agreement.

     The merger is described in the enclosed proxy statement, which you are urged to read carefully. In addition, you may obtain information about the Company from documents that the Company has filed with the Securities and

Exchange Commission, including the Schedule 13E-3 transaction statement filed in connection with the merger.

     No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make a proxy solicitation in such jurisdiction. The information in this proxy statement may only be accurate on the date of this proxy statement.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                       By Order of the Board of Directors,


                              /s/ Robert A. Hammond
                              ---------------------
                       Chairman of the Board of Directors
                             Chief Executive Officer

Boca Raton, Florida
_____________, 2002

                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................ 1
QUESTIONS AND ANSWERS ABOUT THE MERGER........................................ 3
SUMMARY....................................................................... 9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................17
SELECTED FINANCIAL INFORMATION................................................18
SPECIAL MEETING...............................................................20
  DATE, TIME AND PLACE........................................................20
  MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.............................20
  RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS................20
  REQUIRED VOTES..............................................................21
  APPRAISAL RIGHTS............................................................21
  PROXIES; REVOCATION OF PROXIES..............................................21
  EXPENSES OF PROXY SOLICITATION..............................................22
  ADJOURNMENTS................................................................22
THE PARTIES TO THE MERGER.....................................................22
  PARTSBASE, INC..............................................................22
  ROBERT A. HAMMOND, JR.......................................................23
  HAMMOND I, INC..............................................................23
  HAMMOND ACQUISITION CORP....................................................23
SPECIAL FACTORS...............................................................24
  BACKGROUND OF THE MERGER....................................................24
    Generally.................................................................24
    Events Leading Up to the Signing of the Merger Agreement..................24
    Certain Events Following the Signing of the Merger Agreement..............34
  THE SPECIAL COMMITTEE.......................................................37
  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER............38
    Reasons for the Special Committee's Determination.........................38
    Reasons for the Board of Directors' Determination.........................40
    Position of Board of Directors as to Fairness of the Merger...............41
  POSITION OF THE ACQUISITION GROUP AS TO THE FAIRNESS OF THE MERGER..........42
  OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR............................43
    Introduction..............................................................43
    Selected Comparable Company Analysis......................................45
    Summary of Analyses and Other Evaluations.................................46
  PURPOSE AND STRUCTURE OF THE MERGER.........................................47
    The Company...............................................................47
    Acquisition Group.........................................................47
  CERTAIN EFFECTS OF THE MERGER...............................................48
  RISKS THAT THE MERGER WILL NOT BE COMPLETED.................................49
  INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................50
  INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE...........................51
  FINANCING OF THE MERGER.....................................................51
  FEES AND EXPENSES OF THE MERGER.............................................51
  ACCOUNTING TREATMENT OF THE MERGER..........................................52
  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............................52
  CONDUCT OF THE COMPANY'S BUSINESS AFTER THE MERGER..........................52
  REGULATORY APPROVALS........................................................53
  LITIGATION CHALLENGING THE MERGER...........................................53


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

  OTHER SECURITIES LITIGATION.................................................54
  EFFECTIVE TIME OF THE MERGER................................................54
  PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES.........54
  APPRAISAL RIGHTS............................................................55
THE MERGER AGREEMENT..........................................................58
  GENERALLY...................................................................58
  EFFECTIVE TIME OF THE MERGER................................................58
  CONVERSION OF SECURITIES....................................................58
  STOCK OPTIONS AND WARRANTS..................................................59
  REPRESENTATIONS AND WARRANTIES..............................................59
  COVENANTS...................................................................59
  SPECIAL MEETING.............................................................61
  INDEMNIFICATION.............................................................61
  CONDITIONS..................................................................61
  TERMINATION OF THE MERGER AGREEMENT.........................................62
  AMENDMENT TO THE MERGER AGREEMENT...........................................63
MARKETS AND MARKET PRICE......................................................64
COMMON STOCK PURCHASES........................................................65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................65
BUSINESS OF THE COMPANY.......................................................67
  INDUSTRY OVERVIEW...........................................................67
  BUSINESS STRATEGY...........................................................71
  SALES AND MARKETING.........................................................72
  SCREENING/QUALITY MANAGEMENT................................................73
  SALES AND MARKETING TO HOSPITALS AND HEALTHCARE FACILITIES..................74
  ACCOUNT MANAGEMENT..........................................................74
  PLACEMENT...................................................................74
  REGISTERED NURSE PAYROLL....................................................75
  REGISTERED NURSE BENEFITS...................................................75
  COMPETITION.................................................................76
  INTELLECTUAL PROPERTY.......................................................77
  GOVERNMENT REGULATION.......................................................77
  EMPLOYEES...................................................................78
  PROPERTIES..................................................................78
INDEPENDENT AUDITORS..........................................................78
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING...............................78
STOCKHOLDER PROPOSALS.........................................................78
WHERE YOU CAN FIND MORE INFORMATION...........................................79
INFORMATION INCORPORATED BY REFERENCE.........................................79
OTHER BUSINESS................................................................80

APPENDIX A  Agreement and Plan of Merger.....................................A-1
APPENDIX B  Opinion and Consent of vFinance Investments, Inc.................B-1
APPENDIX C  Section 262 of the Delaware General Corporation Law..............C-1
APPENDIX D Annual Report on Form 10-K for the Year Ended December 31, 2001..D-1 APPENDIX E Quarterly Report on Form 10-Q for the Six Months Ended
             June 30, 2002...................................................E-1

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights certain material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement, the appendices and the additional documents referred to in this proxy statement. In this proxy statement, the terms "PRTS", "Company", "we", "us" and "our" refer to PartsBase, Inc. In this proxy statement, "Hammond I" refers to Hammond I, Inc, a Florida corporation, and "HAC" refers to Hammond Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hammond I. In this proxy statement, the terms the "Acquisition Group" and "Hammond I and its affiliates" refer to Hammond I, Robert A. Hammond, Jr. and any entity that is controlled by Hammond I or Robert A. Hammond, Jr.

      o Parties to the Merger - Hammond I, the proposed acquirer of PRTS, formed HAC as its wholly owned subsidiary solely for the purpose of effecting the merger. The sole stockholder and director of Hammond I is Robert A. Hammond, Jr., who is also Chairman, Chief Executive Officer, President, Secretary and Treasurer of PRTS. Mr. Hammond, Hammond I and certain of their affiliates together own approximately 64.23% of the outstanding shares of PRTS common stock. In this proxy statement, the term "Acquisition Group" refers to Hammond I, Mr. Hammond and any entity that is controlled by Hammond I or Mr. Hammond. See "The Parties to the Merger" beginning on page 22.

      o The Merger - At the special meeting, you are being asked to adopt and approve the merger agreement pursuant to which HAC will be merged into PRTS. PRTS will continue as the surviving corporation. For additional information about the merger and the merger agreement see "The Merger Agreement" on page 58.

      o Stockholder Vote - The merger requires the approval by a majority of all of the outstanding shares of PRTS common stock entitled to vote at the special meeting including shares owned and/or controlled by Mr. Hammond, and it also requires that a majority of the outstanding shares of PRTS common stock owned by stockholders other than stockholders affiliated with Mr. Hammond (the "Unaffiliated Stockholders") are not voted against the merger. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption and approval of the merger agreement for purposes of obtaining the affirmative vote of the holders of a majority of the outstanding shares. However, they will NOT be considered a vote against the merger and merger agreement for purposes of calculating the number of shares held by stockholders other than Mr. Hammond, Hammond I, and their affiliates who vote against the merger and the merger agreement in the vote referred to above. See "The Special Meeting" beginning on page 20.

      o Consideration - At the effective time of the merger, each outstanding share of common stock held by an Unaffiliated Stockholder will be canceled and converted into the right to receive $1.41 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law, shares of common stock held by the Acquisition Group and any shares of common stock held in our treasury. Each share of common stock of HAC then issued and outstanding will, by virtue of the merger and without any action on the part of HAC, become one fully paid and non-assessable share of common stock of PRTS, the surviving corporation.

      o Voting Stock, Record Date - Only holders of record of shares of common stock of PRTS at the close of business on _________, 2002 are entitled to notice of and to vote at the special meeting. On that date, there were _________ holders of record of common stock, and 14,012,302 shares of our common stock outstanding. Each such share of common stock entitles the holder to cast one vote at the special meeting. For additional information about the record date for voting, see "Special Meeting" on page 20.

      o Special Committee - The Special Committee is the committee of our Board of Directors, consisting of three non-employee, non-officer directors of PRTS, formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement and the proposed merger with HAC. The Special Committee consists solely of directors who are not officers or employees of PRTS and who have no financial interest in the proposed merger different from PRTS stockholders other than stockholders affiliated with Mr. Hammond. The members of the Special Committee are Pierre Narath, Edward McCartin, and Thomas Van Hare. See "Special Factors - The Special Committee" on page 37.

      o Fairness of the Merger - The Special Committee and, based in part upon the determination and recommendation of the Special Committee, the Board of Directors of PRTS have each determined that the terms of the merger agreement and the proposed merger are fair from a financial point of view to, and in the best interests of, PRTS stockholders, based on the factors described in page 38 (See "Special Factors - Recommendations of the Board of Directors; Fairness of the Merger"). The Special Committee also received an opinion from vFinance Investments, Inc. ("vFinance"), its financial advisor, to the effect that as of the date of such opinion and based upon and subject to the considerations and limitations set forth in such opinion, the $1.41 per share merger consideration to be received by the Unaffiliated Stockholders in the proposed merger is fair to such stockholders from a financial point of view. The members of the Acquisition Group also believe that the terms of the merger agreement and the proposed merger are fair from a financial point of view to PRTS stockholders. For a more detailed discussion of the material factors upon which these beliefs are based, see "Special Factors - Position of the Acquisition Group as to the Fairness of the Merger" beginning on page 42.

      0 Tax Consequences - The receipt of cash by you in the merger will be a taxable transaction to you. See "Special Factors--Material U.S. Federal Income Tax Consequences" beginning on page 52.

      o Conditions -- The merger agreement and the merger are subject to several conditions, including, among other things:

             (i) the  adoption  and  approval  of the  merger  agreement  by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon, and holders of a majority of the non-Acquisition Group shares of PRTS common stock entitled to vote thereon not voting against the merger agreement. The Acquisition Group owns 64.23% of the outstanding shares of PRTS common stock, and has indicated to our Board of Directors its intention to adopt and approve the merger agreement and the merger;

             (ii)stockholders  asserting their appraisal  rights with respect to
                 PRTS common stock shall constitute less than 5% of all shares of PRTS common stock outstanding immediately prior to the effective time;

             (iii) there being no  material  litigation  or similar  proceedings pending or threatened against PRTS at the time of the closing seeking to restrain the consummation of the merger or seeking damages which would result in a material adverse effect;

             (iv) obtaining any necessary third party consents and approvals.

             See "The Merger Agreement - Conditions" beginning on page 61.

      o After the Merger -- Upon completion of the merger, the Acquisition Group is expected to own 100% of the surviving corporation's capital stock outstanding immediately after the merger. In addition, PRTS will no longer be a public company and our common stock will no longer be listed on the Nasdaq National Market. See "Special Factors - Interests of Certain Persons in the Merger" beginning on page 50.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms "PRTS", "Company", "we", "us" and "our" refer to PartsBase, Inc.

Q:  WHAT ARE WE VOTING ON?

A: Whether to adopt and approve an Agreement and Plan of Merger by and among Mr. Hammond, Hammond I, HAC (a newly-formed, wholly-owned subsidiary of Hammond I) and the Company, pursuant to which HAC will merge into the Company, with the Company continuing as the surviving corporation.

Q:  WHAT ARE THE RELATIONSHIPS AMONG THE PARTIES TO THE MERGER AGREEMENT?

A: Hammond I, the proposed acquirer of PRTS, formed HAC as its wholly-owned subsidiary solely for the purpose of effecting the merger. Hammond I is wholly-owned by Mr. Hammond, who is the sole director and officer of Hammond I and HAC, and who is also Chairman, Chief Executive Officer, President, Secretary and Treasurer of the Company. Hammond I, Mr. Hammond, and certain of their affiliates, together own approximately 64.23% of the outstanding shares of the Company's common stock. In this proxy statement, the term "Acquisition Group" refers to Hammond I, Mr. Hammond and any entity that is controlled by Hammond I or Mr. Hammond.

Q:  ARE THERE CONDITIONS TO THE COMPLETION OF THE MERGER?

A: Yes. Before completion of the transactions contemplated by the merger agreement, PRTS and Hammond I must fulfill or waive several closing conditions, including adoption and approval of the merger agreement by the holders of common stock, the accuracy of representations and warranties made by the parties, the absence of certain material adverse effects on PRTS and other customary closing conditions. If these conditions are not satisfied or waived, the merger will not be completed even if the holders of common stock vote to adopt and approve the merger agreement and the merger.

Q:  WHAT VOTE IS  REQUIRED TO ADOPT AND  APPROVE  THE MERGER  AGREEMENT  AND THE
    MERGER?

A: The merger requires the approval by a majority of all of the outstanding shares of PRTS common stock entitled to vote at the special meeting including shares owned or controlled by Mr. Hammond, and it also requires that a majority of the shares of PRTS common stock owned by PRTS stockholders other than stockholders affiliated with Mr. Hammond (the "Unaffiliated Stockholders") are not voted against the merger.

Q:  WHAT WILL BE THE EFFECT OF THE MERGER?

A: After the merger, PRTS will no longer be a publicly held corporation, you will no longer own any PRTS stock, and the Acquisition Group will own 100% of our common stock.

Q:  IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY PRTS COMMON STOCK?

A: If the merger is completed, each of the shares of PRTS common stock owned by the Unaffiliated Stockholders will be automatically canceled and converted into the right to receive $1.41 in cash, without interest or any other payment thereon, except that if you perfect your appraisal rights, your shares will be subject to appraisal in accordance with Delaware law. See page 54 ("Special Factors - Payment of Merger Consideration and Surrender of Stock Certificates") and page 55 ("Special Factors - Appraisal Rights").

Q: IF THE MERGER IS COMPLETED, WHAT WILL THE ACQUISITION GROUP RECEIVE FOR ITS PRTS COMMON STOCK?

A: If the merger is completed, each share of PRTS common stock held by the Acquisition Group will remain outstanding and the Acquisition Group will not receive any cash consideration for its shares of PRTS common stock.

Q:  HOW WILL HAC FINANCE THE MERGER?

A:  HAC  intends to finance  all of the merger  consideration  through  the cash
    reserves  of  PRTS  which  will  become   available   immediately  upon  the
    effectiveness of the merger.

Q:  WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND REGARDING THE MERGER AGREEMENT?

A: After receiving the unanimous recommendation of the Special Committee, consisting solely of directors who are not officers or employees of PRTS, our Board of Directors unanimously, with Mr. Hammond abstaining from participating in the discussion and/or voting on the proposal, determined that the terms of the merger are advisable, fair from a financial point of view to, and in the best interests of the Unaffiliated Stockholders. Our Board of Directors unanimously recommends that you vote "FOR" the adoption and approval of the merger and the merger agreement.

Q:  WHY DID OUR BOARD OF DIRECTORS FORM THE SPECIAL COMMITTEE?

A: Hammond I will own all of the outstanding shares of the Company's common stock immediately following the completion of the merger. The Board of Directors believed that a Special Committee of independent directors who are not officers or employees of the Company or Hammond I and who have no financial interest in the merger different from the Unaffiliated Stockholders should be formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement to the full Board of Directors. The Special Committee independently selected and retained legal counsel and a financial advisor to assist it in deliberations. The Special Committee received an opinion from its financial advisor, vFinance Investments, Inc. ("vFinance"), dated August 26, 2002, and reaffirmed as of the date of this proxy statement, which the Special Committee and the Board of Directors adopted, and in conjunction with their understanding of the Company's business and their general business knowledge, that as of November ____, 2002, the $1.41 per share you will receive in the merger is fair from a financial point of view to the Unaffiliated Stockholders.

Q: HAS THE SPECIAL COMMITTEE CONCLUDED THAT THE MERGER IS FAIR TO THE COMPANY'S UNAFFILIATED STOCKHOLDERS?

A: Yes. The Special Committee has determined that the merger is fair from a financial point of view to the Unaffiliated Stockholders.

Q: HAS THE COMPANY'S BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO THE UNAFFILIATED STOCKHOLDERS?

A: Yes. The Board of Directors has determined that the merger is fair to the Unaffiliated Stockholders.

Q:  WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER?

A: The Board of Directors, based in part on the recommendation of the Special Committee, had approved the merger and the merger agreement and voted to recommend that you vote "FOR" approval of the merger and the merger agreement. The Board of Directors is recommending that you vote in favor of the merger agreement because it believes that the merger is a more desirable alternative for you than to have the Company continue to operate as a public company. In reaching this conclusion, the Board of Directors, based in part on the recommendation of the Special Committee, considered among other factors:

    o The Special Committee's and the Board of Directors' familiarity with, and presentation by vFinance with regard to, the Company's business and prospects and current economic and market conditions and the opinion of vFinance, as adopted by the Special Committee and the Board of Directors, that $1.41 per share was fair from a financial point of view to the Unaffiliated Stockholders.

    o The expenses of maintaining the Company as a public entity, such as those expenses associated with its compliance with the reporting requirements and public filing requirement of a public company.

    o The fact that $1.41 per share represents a premium of 95.8% over the $0.72 closing sale price for the Company's Common Stock as traded on Nasdaq on April 9, 2002, the last trading day before the Company announced the initial offer by Hammond I; a premium of approximately 22.6% over the $1.15 average closing sale price of the common stock on August 23, 2002, the last trading day prior to the August 26, 2002 Board meeting at which the merger was approved; and 60% over the average reported closing price of $0.88 for the one-year period prior to August 26, 2002.

    o The possibility that if the Company remains a public corporation, because of a decline in the market price of the common stock or the stock market in general, the price received by the Unaffiliated Stockholders in the open market or in a future transaction might be less than $1.41 per share.

Q: DID THE SPECIAL COMMITTEE RECEIVE ANY OFFERS FROM OTHERS TO ACQUIRE THE COMPANY AT PRICES HIGHER THAN $1.41 PER SHARE?

A: Yes. The Company did receive offers from each of Mr. Harold Van Arnem and Aviall Inc. ("Aviall") to acquire the Company at prices higher than $1.41 per share. However, after consultation with Mr. Hammond, Mr. Hammond informed the Company he would not vote in favor of either of these offers. Accordingly, the Special Committee and the Board of Directors believed that despite the fact that Mr. Hammond's $1.41 per share offer was less than either of Harold Van Arnem's or Aviall's offers, Mr. Hammond's offer represented the only offer which had a reasonable expectation of being consummated.

Q: WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD OF DIRECTORS?

A: Current members of the Board of Directors will resign effective upon the closing of the merger, and the directors of HAC will become the directors of the Company. Other than this change in the composition of the Board of Directors, it is expected that, in general, all members of the Company's current management will continue as management of the Company after the merger. As is the case with all the other Company stockholders, members of management, other than Mr. Hammond, and the Board of Directors will be entitled to receive $1.41 per share in cash for each of their shares of common stock.

Q:  IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS?

A: Yes. Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions include, among other conditions, obtaining required consents and approvals, adoption and approval of the merger agreement (by a majority of all of the outstanding shares of the Company's Common Stock entitled to vote at the special meeting including shares owned or controlled by Mr. Hammond, and a requirement that a majority of the Company's shares of common stock held by Unaffiliated Stockholders are not voted against the merger), the accuracy of each party's representations and warranties, each party's compliance in all material respects with its respective obligations under the merger agreement, there being no material litigation or similar proceedings pending or threatened against PRTS at the time of the closing seeking to restrain the consummation of the merger or seeking damages which would result in a material adverse effect; and the absence of laws or governmental orders that would make the merger illegal or prohibit the consummation of the merger. If these conditions are not satisfied or waived, the merger will not be completed even if the requisite stockholder vote to adopt and approve the merger agreement is obtained.

    In April, May and June 2002, several of our PRTS stockholders, individually and as purported representatives of all of the stockholders of PRTS except the Acquisition Group, filed a total of four purported class action lawsuits against PRTS, the members of the Board of Directors and specified officers of PRTS alleging, among other things, a breach of the defendants' fiduciary duties to the stockholders of PRTS in connection with the merger on the terms then proposed, and seeking an injunction, damages, costs and other relief. In October 2002, the parties in the two lawsuits filed in the State of Florida entered into a Memorandum of Understanding, which provides for an agreement-in-principle to settle the class action lawsuits. The Memorandum of Understanding provides for the parties to enter a joint stipulation and such other documentation as may be required to obtain final approval of the court. The settlement of the class action lawsuits is subject to the approval of the court. The settlement hearing is scheduled for ________, 2002. If the court enters a settlement order at that time, the lawsuits filed in Florida, as well as the two lawsuits filed in Delaware, will be dismissed with prejudice. Assuming the fulfillment or waiver of all other conditions to the merger, we expect to complete the merger promptly after the special meeting.

Q:  CAN THE MERGER AGREEMENT BE TERMINATED PRIOR TO COMPLETION OF THE MERGER?

A: Yes. The parties may agree to terminate the merger agreement at any time before the merger is completed. In addition, the merger agreement may be terminated:

    o by either Hammond I or the Company if the merger is not completed on or prior to January 31, 2003;

    o if approval of the stockholders of the Company necessary to consummate the merger has not been obtained; or

    o by the non-breaching party in the event of a material breach by the other party which is not cured after ten (10) days written notice is given to the breaching party.

Q: WHAT HAPPENS IF THE MERGER AGREEMENT IS TERMINATED PRIOR TO COMPLETION OF THE MERGER?

A: If the merger agreement is terminated prior to the completion of the merger, the Company will remain a public company as it is today and each stockholder will continue to hold its shares of common stock in the Company. Further, unless the merger agreement is wrongfully terminated, there will be no liability on the part of the Company, Hammond I or any of their affiliates as a result of the termination.

Q:  WHAT WILL HAPPEN TO THE MARKET FOR COMMON STOCK AFTER THE MERGER?

A: At the effective time of the merger, trading in the common stock on Nasdaq will cease and there will no longer be a public market for the common stock. Price quotations for the Company's common stock will no longer be available and the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The receipt of cash for shares of the Company's common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other laws. You will recognize gain or loss equal to the difference between $1.41 per share and your tax basis for the shares of the Company's common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the share of common stock as a capital asset. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:  WHO CAN VOTE ON THE MERGER?

A: If you are a stockholder of record as of the close of business of _______________, 2002, you will be entitled to be noticed of, and vote at, the special meeting to approve the merger and merger agreement.

Q:  WHAT SHOULD I DO NOW? HOW DO I VOTE?

A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption and approval of the merger and the merger agreement.

Q:  WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares of PRTS common stock, but only if you comply with the requirements of Delaware law which are attached to this proxy statement as Appendix C and which are summarized on pages 55 - 57. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of PRTS common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $1.41 per share price of common stock to be paid in the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See page 21 ("Special Meeting - Proxies; Revocation of Proxies"). Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote for the merger on the outcome of the second voting requirement.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, we must receive your notice of revocation or your new proxy card before the vote is taken at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See page 21 ("Special Meeting - Proxies; Revocation of Proxies").

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger agreement is adopted and approved, then shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Hammond I's payment agent. You should use the letter of transmittal to exchange your stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. You should follow the procedures described on page 54 ("Special Factors - Payment of Merger Consideration and Surrender of Stock Certificates").

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be adopted and approved by our stockholders and certain other customary closing conditions must be fulfilled or waived (to the extent permitted by law). In addition, the merger is conditioned upon there being no material litigation or similar proceedings pending or threatened against PRTS at the time of the closing. In April, May and June 2002, several of our PRTS stockholders, individually and as purported representatives of all of the stockholders of PRTS except the Acquisition Group, filed a total of four purported class action lawsuits against PRTS, the members of the Board of Directors and specified officers of PRTS alleging, among other things, a breach of the defendants' fiduciary duties to the stockholders of PRTS in connection with the merger on the terms then proposed, and seeking an injunction, damages, costs and other relief. In October 2002, the parties in the two lawsuits filed in the State of Florida entered into a Memorandum of Understanding, which provides for an agreement-in-principle to settle the class action lawsuits. The Memorandum of Understanding provides for the parties to enter a joint stipulation and such other documentation as may be required to obtain final approval of the court. The settlement of the class action lawsuit is subject to the approval of the court. The settlement hearing is scheduled for ________, 2002. If the court enters a settlement order at that time, and assuming the fulfillment or waiver of all other conditions to the merger, we expect to complete the merger promptly after the special meeting.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect any other matters will be voted upon at the special meeting.

Q:  WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger, you should contact Mark Weicher, our Chief Financial Officer, at PartsBase, Inc., 905 Clint Moore Road, Boca Raton, Florida 33487, Telephone: (561) 953-0700.

                                     SUMMARY
                                     -------

     This summary highlights certain material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement, the appendices and the additional documents referred to in this proxy statement. In this proxy statement, the terms "PRTS", "Company", "we", "us" and "our" refer to PartsBase, Inc. In this proxy statement, "Hammond I" refers to Hammond I, Inc., a Florida corporation, and "HAC" refers to Hammond Acquisition Corp., a Delaware corporation. In this proxy statement, the term the "Acquisition Group" and "Hammond I and its affiliates" refer to Hammond I, Robert A. Hammond, Jr. and any entity that is controlled by Hammond I or Robert
A. Hammond, Jr.

THE PARTIES TO THE MERGER (PAGE 22)

     PartsBase, Inc. - PRTS, a Delaware corporation, is an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce market place, sometimes referred to as our "e-marketplace" or "our solution," provides our subscribers in more than 115 countries with the ability to buy and sell new, used and overhauled aviation parts and products in an efficient, competitive and cost-effective matter. Since October 2001, we have provided, for a fee, registered nurses to our hospital clients to supplement their staff through RNpartners, Inc., a Florida corporation wholly owned by PRTS. Hospitals generally obtain supplemental staffing from local temporary (per diem) agencies. Our common stock is quoted on the Nasdaq National Market under the symbol "PRTS".

     Robert A. Hammond, Jr. - Robert A. Hammond, Jr. is the Chairman of the Board of Directors, Chief Executive Officer, President, Secretary and Treasurer of PRTS (with which he has been associated since its inception in 1998), and the Chairman of the Board of Directors and the Chief Executive Officer of Hammond I. As of the record date, Mr. Hammond or his affiliates owned 9,000,000 shares of PRTS common stock, which represents approximately 64.23% of our outstanding common stock. Mr. Hammond owns 100% of Hammond I. For additional information about Mr. Hammond, see page 50 ("Special Factors - Interests of Certain Persons in the Merger").

     Hammond I - The principal activity of Hammond I, a Florida corporation, is the acquisition, ownership and operation through its wholly-owned entities and other affiliates, of the common stock of PRTS. As of the record date, Hammond I and its affiliates own 9,000,000 shares of our outstanding common stock, which represents approximately 64.23% of our outstanding common stock.

     HAC - HAC is a Delaware corporation and a wholly-owned subsidiary of Hammond I that was formed solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose.

     The Acquisition Group - The Acquisition Group consists of Hammond I, Mr. Hammond and any entity that is controlled by Hammond I or Mr. Hammond. Hammond I's sole director and executive officer, Mr. Hammond, is also Chairman and Chief Executive Officer of PRTS. As of the record date, the Acquisition Group owned 9,000,000 shares of PRTS common stock, which represents approximately 64.23% of our outstanding common stock. Upon completion of the merger, pursuant to which Hammond I's wholly-owned subsidiary, HAC, will merge into PRTS, the certificate of incorporation and bylaws of Hammond I's wholly-owned subsidiary will become our certificate of incorporation and bylaws, and the ownership of our common stock by the Acquisition Group will increase from approximately 64.23% to 100%.

     For additional information, see page 50 ("Special Factors - Interests of Certain Persons in the Merger").

THE SPECIAL MEETING (PAGE 20)

     Date, Time and Place - The special meeting of common stockholders of PRTS will be held on ________, 2002 at _____ _.m. local time, at 905 Clint Moore Road, Boca Raton, Florida 33487.

     Matters to be Considered at the Special Meeting - At the special meeting, you are being asked to adopt and approve the merger agreement pursuant to which HAC, a wholly-owned Hammond I subsidiary, formed solely for the purpose of effecting the merger, will be merged into PRTS. PRTS will continue as the surviving corporation. For additional information about the merger, see pages 24 -57 ("Special Factors"). For additional information about the merger agreement, see page 58 (The Merger Agreement).

     Record Date and Voting Information - You are entitled to vote at the special meeting if you owned shares of voting stock at the close of business on ____________, 2002, which is the record date for the special meeting. You will have one vote at the special meeting for each share of common stock you owned at the close of business on the record date. On the record date, there were 14,012,302 shares of common stock entitled to be voted at the special meeting.

     Required Vote - Under Delaware law, the presence, in person or by proxy, of the holders of a majority of all outstanding shares of PRTS common stock as of the record date is necessary to constitute a quorum at the special meeting. Mr. Hammond and his affiliates, who, as of the record date, had the right to vote approximately 64.23% of the Company's outstanding shares of common stock, therefore have sufficient votes to ensure the presence of a quorum.

     The approval and adoption of the merger agreement and the merger requires the approval by a majority of the outstanding shares of PRTS common stock entitled to vote at the special meeting, including shares owned and/or controlled by Mr. Hammond, and it also requires that a majority of the shares held by the Unaffiliated Stockholders are not voted against the merger. Abstentions and broker non-votes will have the effect of a vote "FOR" the adoption and approval of the merger agreement.

APPRAISAL RIGHTS (PAGE 55)

     PRTS is a corporation organized under Delaware law. Under Section 262 of the Delaware General Corporation Law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 55 through 57 and in Appendix C, you will receive a cash payment for the "fair value" of your shares of voting stock, as determined by the Delaware Court of Chancery, instead of the $1.41 per share merger consideration to be received by the PRTS stockholders in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, less than or equal to the $1.41 merger consolidation you would have received for each of your shares of common stock in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

        o you must not vote for approval and adoption of the merger agreement and the merger; and

        o you must make written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement and the merger.

     Merely voting against the merger agreement and the merger will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 55 THROUGH 57 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

THE MERGER (PAGE 24)

     At the effective time of the merger, HAC will merge with and into PRTS, and each outstanding share of PRTS common stock will be canceled and converted into the right to receive $1.41 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law, shares of common stock held by the Acquisition Group and any shares of common stock held in our treasury.

     Each share of common stock of HAC then issued and outstanding will, by virtue of the merger and without any action on the part of HAC, become one fully paid and non-assessable share of common stock of PRTS, the surviving corporation.

PAYMENT FOR STOCK CERTIFICATES (PAGE 54)

     Promptly after the merger, the paying agent for the merger will send a letter of transmittal to you to be used for surrendering your PRTS stock certificates in exchange for the merger consideration. You should not send in your PRTS stock certificates until you receive the letter of transmittal.

PURPOSES AND STRUCTURE OF THE MERGER (PAGE 47)

     The principal purposes of the merger are to permit PRTS stockholders to realize cash for their shares in an amount substantially in excess of the market price at which their shares traded just prior to the announcement of the signing of the merger agreement and to permit the Acquisition Group to increase its ownership of PRTS from approximately 64.23% to 100%. The proposed transaction has been structured as a going private cash merger of HAC into PRTS. PRTS will be the surviving corporation in the merger and, upon completion of the merger, will be a privately-held, wholly-owned subsidiary of Hammond I. The transaction has been structured as a going private transaction to permit the Acquisition Group to own 100% of a privately-held corporation and as a cash merger in order to provide the Unaffiliated Stockholders with cash for all of their shares.

RECOMMENDATIONS  OF THE SPECIAL  COMMITTEE AND OUR BOARD OF DIRECTORS  (PAGE 38)

     The Special Committee of our Board of Directors, consisting of three non-employee, non-officer directors of PRTS, was formed to consider and evaluate the proposed merger. The Special Committee has determined unanimously that the merger consideration is fair from a financial point of view to our Unaffiliated Stockholders and recommended to our Board of Directors that it declare the merger advisable and in the best interests of PRTS and our Unaffiliated Stockholders, approve the merger agreement, and recommend to our stockholders to vote to adopt and approve the merger agreement. Our Board of Directors, based in part on the unanimous recommendation of the Special Committee, has unanimously (with Mr. Hammond not participating in the discussion and abstaining from voting) determined that the merger consideration is fair from a financial point of view to our stockholders other than the Acquisition Group (the "Unaffiliated Stockholders"), and that the merger is advisable and in the best interests of PRTS and Unaffiliated Stockholders and declared that the merger agreement is advisable. Accordingly, our Board of Directors has approved the merger agreement and unanimously (other than Mr. Hammond, who abstained from voting) recommends that you vote "FOR" the proposal to adopt and approve the merger agreement.

     For a discussion of the material factors considered by the Special Committee and our Board of Directors in reaching their conclusions and the reasons why the Special Committee and our Board of Directors determined that the merger is fair, see page 38 ("Special Factors - Recommendation of the Board of Directors; Fairness of the Merger") and page 47 ("Special Factors - Purpose and Structure of the Merger").

OPINION OF FINANCIAL ADVISOR TO SPECIAL COMMITTEE (PAGES 43 - 47)

     In deciding to approve the terms of the merger agreement and the merger, one of the various factors that the Special Committee and the Board of Directors considered was the opinion of the Special Committee's independent financial advisor, vFinance Investments, Inc. ("vFinance"). Based upon and subject to the considerations and limitations set forth in the vFinance opinion delivered on August 26, 2002 and reaffirmed as of the date of this proxy statement, the $1.41 per share merger consideration to be received by PRTS stockholders in the proposed merger was fair, from a financial point of view, to our Unaffiliated Stockholders. The complete vFinance opinion, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Appendix B to this proxy statement. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY. vFinance's opinion is directed to the Special Committee and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 50)

     In considering the recommendation of the Special Committee and our Board of Directors with respect to the merger and the merger agreement, you should be aware that Mr. Hammond, a director, executive officer and the controlling person of PRTS, has interests in the merger that are different from or in addition to the interests of our stockholders generally, and which present actual, apparent or potential conflicts of interest in connection with the merger. For example:

     As a result of the completion of the merger, Mr. Hammond and his affiliates will beneficially own 100% of our outstanding common stock, his aggregate interest in our net book value will increase from approximately 64% to 100% (from $1.11 to $1.73 of our net book value per share as of June 30, 2002); and he will have the ability to benefit solely from our future earnings and profits, if any, and any divestitures, strategic acquisition or other corporate opportunities that may be pursued by us in the future;

     Mr. Hammond, Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer of PRTS, will continue as Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer of PRTS after the merger and the other members of the current management of PRTS will continue as members of management of the surviving corporation; and

     In connection with the merger, all outstanding options and warrants (including those held by our directors and executive officers) will be canceled to the extent not exercised prior to the effective time of the merger in exchange for an amount of cash, if any, determined by multiplying (i) the excess, if any, of $1.41 over the per share exercise price of the option, multiplied by (ii) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes, except for currently outstanding warrants which do not expire by their terms.

     The Special Committee and the Board of Directors were aware of these interests and considered them, among other factors, when approving the merger agreement. These interests are more fully described under "Special Factors-Interests of Certain Persons in the Merger" beginning on page 50.

THE COMPANY'S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE 41)

     We believe the merger and the merger consideration to be fair from a financial point of view to our stockholders, other than the Acquisition Group. In reaching this determination we have relied on numerous factors, including:

        o the merger consideration of $1.41 per share represents a 23% premium over $1.15, the closing sale price of our common stock on August 23, 2002, the last trading day prior to our August 26, 2002 announcement of the proposed merger; a 60% premium to the average closing price of $0.88 per share for our common stock for the one-year period prior to August 26, 2002; and a 96% premium over $0.72, the per share closing sale price of our common stock on April 9, 2002, the last trading day prior to the announcement of Mr. Hammond's offer. For additional information, see page 64 (Comparative Market Price
            Data);

        o the approval of the merger by all of the members of the Special Committee and the fact that the members of the Special Committee, based on the factors described in page 38 ("Special Factors - Recommendation of the Board of Directors; Fairness of the Merger"), determined that the merger is fair and in the best interests of PRTS and our Unaffiliated Stockholders and declared that the merger agreement is advisable;

        o   the  merger  agreement  was  extensively   negotiated   between  the
            representatives of the Special Committee and the representatives of Hammond I; and

        o the members of the Special Committee who negotiated the transaction on behalf of our stockholders are not officers or employees of PRTS and are not affiliated with Hammond I.

THE ACQUISITION GROUP'S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE 42)

     The Acquisition Group believes the merger consideration to be fair to the PRTS stockholders, other than the Acquisition Group. In reaching this determination, the Acquisition Group relied on numerous factors, including, among other things, the per share price to be paid on PRTS common stock in the merger represents a 23% premium over the reported closing sale price of $1.15 for shares of PRTS common stock on August 23, 2002, which was the last day on which  shares  of  PRTS  common  stock  traded  prior  to our  August  26,  2002 announcement of the execution of the merger agreement, a 60% premium to the average closing price of $0.88 per share for our common stock for the one year period prior to August 26, 2002, and a 96% premium over the reported closing price of $0.72 for shares of PRTS common stock on April 9, 2002, the day prior to the initial offer by the Acquisition Group.

     For a detailed discussion of the material factors upon which these beliefs are based, see page 42 ("Special Factors - Position of the Acquisition Group as to the Fairness of the Merger").

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER (PAGE 51)

     The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $8 million. The Acquisition Group, through the cash reserves of PRTS which will become available immediately upon the effectiveness of the merger, has sufficient funds available to pay the merger consideration and pay its portion of the fees and expenses incurred in connection with the merger. The merger is not conditioned on any financing arrangements.

THE MERGER AGREEMENT (PAGE 58)

     Generally -- The merger agreement provides for HAC to merge with and into PRTS. PRTS will be the surviving corporation in the merger, and, as a result of the merger, the Acquisition Group will own 100% of the common stock of PRTS. In the merger, HAC's certificate of incorporation, as in effect immediately prior to the effective time, shall be the certificate of incorporation of PRTS, provided, that HAC's certificate of incorporation will be amended by the certificate of merger to read as follows: "The name of the corporation is:
PartsBase, Inc." As of the completion of the merger, the bylaws of HAC will be the bylaws of PRTS.

     Effective Time - The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger.

     Competing Transactions - Nothing contained in the merger agreement shall prohibit us from, prior to the date of the stockholder's meeting, doing any of the following:

        o furnishing information or entering into discussions with any person that makes an unsolicited written proposal to us with respect to a competing transaction, which could reasonably be expected to result in a superior proposal (as defined in the merger agreement), if the failure to take such action would be inconsistent with the Board of Directors' and the Special Committee's fiduciary duties to PRTS stockholders. Prior to furnishing information to, or entering into negotiations with, such person, we will provide reasonable notice to Hammond I that we are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

        o complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934, as amended with regard to a tender offer or exchange offer;

        o failing to make or withdrawing or modifying our recommendation to the PRTS common stockholders that they adopt and approve the merger agreement; or

        o recommending an unsolicited, bona fide proposal with respect to a competing transaction which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the Board of Directors' and the Special Committee's fiduciary duties to the stockholders.

     Taking these actions, however, may result in reimbursement for expenses of Hammond I. See page 51 ("Special Factors - Fees and Expenses of the Merger").

     Conditions -- The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

        o the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon, and a majority of the shares held by the Unaffiliated Stockholders entitled to vote thereon are not voted against the merger agreement. The Acquisition Group owns 64.23% of the outstanding shares of PRTS common stock, and has indicated to our Board of Directors its intention to adopt and approve the merger agreement and the merger;

        o   the absence of any legal prohibition against the merger;

        o the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement;

        o our stockholders asserting their appraisal rights with respect to PRTS common stock shall constitute less than 5% of all shares of PRTS common stock outstanding immediately prior to the effective time;

        o a material adverse effect with respect to our operations has not occurred, and no facts or circumstances arising have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us;

        o   obtaining any necessary third party consents and approvals; and

        o no restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the merger are in effect; provided that, subject to the merger agreement, we and HAC use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.


     Fees, Expenses and Other Payments - If the merger is consummated, all costs and expenses incurred in connection with the merger agreement are to be borne by the party which incurs those costs and expenses. We have agreed to pay Hammond I an amount equal to all of Hammond I's expenses, if the merger agreement is terminated:

        o because our common stockholders do not adopt and approve the merger and the merger agreement at the stockholders' meeting and at the time of the stockholders' meeting there exists a proposal with respect to a competing transaction which either (1) our Board of Directors or the Special Committee has not publicly opposed or (2) is consummated or a definitive agreement providing for such competing transaction is entered into at any time prior to or within 12 months after the termination of the merger agreement;

        o because we entered into an agreement with respect to a competing transaction which the Board of Directors has determined is a superior proposal (as defined in the merger agreement);

        o by Hammond I, if the Special Committee or our Board of Directors has withdrawn, modified or adversely changed its approval or recommendation of the merger and the merger agreement or recommended or approved a competing transaction or superior proposal, entered into an agreement with respect to a competing transaction or superior proposal (as defined in the merger agreement), or shall have resolved to do any of the foregoing;

        o by Hammond I, if we fail to reject a tender offer or exchange offer proposal by a third party within ten days of its commencement or the date such proposal is first publicly disclosed; and

        o by us, upon the Special Committee and our Board of Directors' authorization to enter into a written agreement with respect to a competing transaction that the Special Committee and our Board of Directors have determined to be a superior proposal.

CERTAIN EFFECTS OF THE MERGER (SEE PAGE 48)

     Upon the effective time of the merger, current PRTS stockholders, other than the Acquisition Group, will cease to have ownership interests in PRTS or rights as PRTS stockholders. Therefore, the current stockholders of PRTS, other than the Acquisition Group, will not participate in any future earnings or growth of PRTS and will not benefit from any appreciation in value of PRTS. Upon completion of the merger, the Acquisition Group is expected to own 100% of the capital stock of the surviving corporation outstanding immediately after the merger. As a result of the merger, PRTS will be a privately-held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated.

ACCOUNTING TREATMENT (PAGE 52)

     The merger will be accounted for under the purchase method of accounting whereby the majority interest will be recorded at historical cost and the minority interest as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Leveraged Buyout Transactions. For a discussion of the accounting treatment for the merger see page __ ("Special Factors - Accounting Treatment of the Merger").

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS (PAGE 52)

     The receipt of $1.41 in cash for each outstanding share of common stock will be a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $1.41 for each share of common stock owned by such stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see page 52 ("Special Factors - Material U.S. Federal Income Tax Consequences").

LITIGATION CHALLENGING THE MERGER (PAGE 53)

     In April, May and June 2002, several PRTS stockholders, individually and as purported representatives of all of the stockholders of PRTS except the Acquisition Group, filed a total of four purported class action lawsuits against PRTS, the members of the Board of Directors and specified officers of PRTS. Two of the lawsuits were filed in the Court of Chancery in the State of Delaware, and the other two were filed in the Circuit Court of the 15th Judicial Circuit in Palm Beach County, Florida (the "Florida Court"). These lawsuits allege, among other things, that the defendants breached their fiduciary duties to the stockholders of PRTS in connection with the merger on the terms then proposed, that the proposed merger is unfair and that the PRTS directors breached their fiduciary duties by failing to fully disclose material non-public information related to the value of PRTS and by engaging in self-dealing. Generally, each of the complaints seeks an injunction, damages, costs and other relief. The two lawsuits filed in Delaware have been informally stayed pending the resolution of the lawsuits filed in Florida. In October 2002, the Florida court approved consolidation of the two lawsuits filed in Florida into a single action. In October 2002, the parties in the Florida lawsuits entered into a Memorandum of Understanding, which provides for an agreement-in-principle to settle the class action lawsuits. The Memorandum of Understanding provides for the parties to enter a joint stipulation and such other documentation as may be required to obtain final approval of the Florida Court. The Memorandum of Understanding specifies the terms of the settlement to be:

        o   the per share consideration for the merger shall be $1.41;

        o   the  merger  shall  require  the  approval  by the  majority  of the outstanding shares of PRTS common stock entitled to vote at the special meeting including shares owned or controlled by the Acquisition Group and it also shall require that a majority of the shares owned by Unaffiliated Stockholders are not voted against the merger; and

        o the defendants may, at their sole discretion, terminate the proposed settlement in the event PRTS stockholders who own five percent (5%) of the shares of PRTS common stock, in aggregate, elect to opt-out of the settlement.

     The settlement of the class action lawsuits is subject to the final approval of the Florida Court. If approved by the Florida Court, the two lawsuits filed in Delaware, as well as the two lawsuits filed in Florida, will be dismissed with prejudice, and the settlement of the class action lawsuits will release the defendants in such actions from further liability relating to the merger.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements. Because these forward-looking statements are being made by us in connection with a going private transaction, the safe harbor created by Section 21E of the Exchange Act does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar terms. Our actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, without limitation, the following:

        o our plans, strategies, objectives, expectations and intentions are subject to change at any time at its discretion; and

        o other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the "SEC").

     Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot make any assurances that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by PRTS or any other person that the future events, plans or expectations contemplated by PRTS will be achieved. Furthermore, past performance is not necessarily an indicator of future performance. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                         SELECTED FINANCIAL INFORMATION

     The following selected historical consolidated financial data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited consolidated financial statements. The unaudited selected consolidated financial information presented below, as of and for the six months ended June 30, 2002, is from our unaudited condensed consolidated financial statements. The selected consolidated financial data set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarterly ended June 30, 2002, which are attached to this proxy statement as Appendix D and Appendix E, respectively, and are deemed to be a part hereof. Please note that historical results are not necessarily indicative of the results to be expected in the future.


                                              Consolidated Statements of Operations Data


                                           Six Months                       For The Years Eneded December 31,
                                             ended             -----------------------------------------------------------------
                                         June 30, 2002            2001            2000             1999           1998       1997
                                        ----------------     -------------    -----------      ----------      ---------  ---------

Net revenues                                 $4,149,094      $ 5,619,121     $  4,097,585     $   362,224    $   3,504    $   2,861
                                          --------------     ------------    -------------    ------------   ----------    ---------

Cost of revenues                              3,504,507        4,451,631        6,140,741       1,412,532       43,462      104,041
Stock-based compensation expense                    ---          247,506        2,308,440       1,799,139          ---          ---
                                          --------------     ------------    -------------    ------------   ----------    ---------
   Total cost of revenues                     3,504,507        4,699,137        8,449,181       3,211,671       43,462      104,041
                                          --------------     ------------    -------------   -------------   ----------    ---------

   Gross profit (loss)                          644,587          919,984       (4,351,596)     (2,849,447)     (39,958)    (101,180)
                                          --------------     ------------    -------------   -------------   ----------    ---------

Operating expenses:
   General and administrative expenses        2,448,544        7,224,266        8,920,354       1,293,091      108,163       90,452
   Stock-based compensation expense               1,090           72,931        1,944,398         899,821          ---          ---
   Litigation and other related costs           150,000          457,500              ---             ---          ---          ---
   Relocation expenses and
      abandonment costs                         281,906              ---              ---             ---          ---          ---
                                          --------------     ------------    -------------   -------------   ----------    ---------
        Total operating expenses              2,881,540        7,754,697       10,864,752       2,192,912      108,163       90,452
                                          --------------     ------------    -------------   -------------   ----------    ---------

Operating loss                               (2,236,953)      (6,834,713)     (15,216,348)     (5,042,359)    (148,121)    (191,632)
Privatization expenses                          270,000             ---               ---             ---          ---          ---
Other income (expense), net                     242,906        1,222,480        1,762,367        (870,675)         ---          ---
                                          --------------    -------------    -------------   -------------   ----------    ---------

Net loss before value of preferred stock
   beneficial conversion feature             (2,264,047)      (5,612,233)     (13,453,981)     (5,913,034)    (148,121)    (191,632)
Value of preferred stock beneficial
   conversion feature                               ---              ---              ---      (1,902,375)         ---        ---
                                          --------------    -------------    --------------   -------------   ----------  ---------
Net loss attributable to common
   stockholders                             $(2,264,047)     $(5,612,233)    $(13,453,981)    $(7,815,409)   $(148,121)   $(191,632)
                                          ==============    =============    =============   =============   ==========   ==========

Basic and diluted net loss per share             $(0.16)          $(0.40)          $(1.03)         $(0.84)        $---         $---
                                          ==============    ==============   =============   =============   ==========   ==========

Weighted average of common shares
   outstanding                               13,988,718        14,108,895      13,053,755       9,251,250          ---          ---
                                          ==============    ==============   =============   =============   ==========  ===========


                                       18

                                                                 Consolidated Balance Sheet Data

                                                                                 As of December 31,

                                             June 30,         ----------------------------------------------------------------------
                                               2002               2001            2000             1999          1998         1997
                                         ---------------    --------------   -------------   -------------   ----------  -----------
 Cash and cash equivalents                 $ 23,135,315      $ 23,851,593    $ 23,045,491     $   735,276     $     ---   $     ---
 Investments at amortized cost
  (current portion)                                 ---           900,073       7,139,052             ---           ---         ---
 Working capital (deficiency)                21,358,129        22,762,318      27,652,259        (687,172)      (19,044)     (1,709)
 Total assets                                27,367,201        29,163,770      37,281,553       4,729,295         6,084       7,848

 Accumulated deficit                        (29,092,939)      (26,828,892)    (21,216,659)     (7,762,678)     (411,659)   (263,538)
 Total stockholders' equity
(deficiency)                                 24,175,352        26,439,487      32,347,901       1,541,916       (19,044)      6,139


                                 SPECIAL MEETING
                                 ---------------

DATE, TIME AND PLACE

     This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for a special meeting of common stockholders to be held on ________, 2002 at _______ _.m. local time, at 905 Clint Moore Road, Boca Raton, Florida 33487, or at any adjournment of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the special meeting is to vote upon a proposal to approve the merger and the merger agreement. If the merger and the merger agreement are approved by our stockholders and the other conditions to the merger are satisfied or waived, HAC will merge with and into PRTS and each share of our common stock currently held by our stockholders will be converted into $1.41 in cash to be issued by us in payment of the merger consideration, other than shares owned by the Acquisition Group and shares as to which appraisal rights have been validly exercised. The merger agreement is attached to this proxy statement as Appendix A. See also "The Merger Agreement" - beginning on page 58 of this proxy statement. The Special Committee and the Board have approved the merger and the merger agreement and recommend a vote FOR adoption and approval of the merger and the merger agreement.

     Representatives of our independent auditors are not expected to be present at the special meeting.

     THE BOARD OF DIRECTORS, ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS
RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board has set the close of business on ______________2002 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the special meeting. As of the Record Date, there were ______ holders of record of PRTS common stock, and 14,012,302 shares of PRTS common stock outstanding, 9,000,000 of which were owned by the Acquisition Group, representing approximately 64.23% of the total number of shares entitled to vote at the special meeting. The Acquisition Group has indicated that it intends to vote all of the PRTS common stock owned by it "FOR" the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement at the special meeting.

     Each outstanding share of PRTS common stock entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in "street name", voting on certain matters due to discretionary authority or instructions from the owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the owner) are counted for the purpose of establishing a quorum at the special meeting. The merger requires the approval by holders of a majority of the outstanding shares of PRTS common stock entitled to vote at the special meeting, and it also requires that a majority of the shares held by Unaffiliated Stockholders entitled to vote are not voted against the merger.

Required Votes

     The merger agreement provides that the merger must be approved by two separate votes:

     1. the affirmative vote by the holders of at least a majority of the outstanding shares of PRTS common stock, and

     2. a majority of the shares of PRTS common stock held by Unaffiliated Stockholders are not voted against the merger and the merger agreement.

     Approximately 64% of the outstanding shares of our common stock are beneficially owned by the Acquisition Group, who have indicated that they will vote all of their shares in favor of the merger and the merger agreement. The Acquisition Group beneficially owns a sufficient number of shares of our common stock to approve the merger and the merger agreement under the first voting requirement.

     Because the first voting requirement on the merger and merger agreement is based upon the total number of outstanding shares of our common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have the same effect as a vote "Against" the merger and merger agreement. Because the second voting requirement on the merger and the merger agreement is based upon the votes actually cast "Against" the proposal by the Unaffiliated Stockholders, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have the effect as a "FOR" the merger on the outcome of the second voting requirement.

APPRAISAL RIGHTS

     Holders of PRTS common stock who do not vote in favor of the merger and who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value," determined in accordance with Delaware law, of such shares. After the merger, such shares will not represent any interest in the surviving corporation, other than the right to receive such cash payment. You will be able to avail yourself of your appraisal rights only (i) if you do not vote in favor of the merger and (ii) if you follow precisely the procedures set forth herein. If you wish to exercise your appraisal rights or wish to preserve your right to do so, you should review carefully the procedures of Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix C, and seek the advice of legal counsel. See "Special Factors--Appraisal Rights."

PROXIES; REVOCATION OF PROXIES

     Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted for the proposal to approve and adopt the merger agreement and the merger. The Board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

     If you have given a proxy, you may revoke it by:

        o on or before the business day prior to the special meeting, delivering a later dated, signed proxy card or a written revocation of such proxy to Mark Weicher, Chief Financial Officer, at our executive offices at 905 Clint Moore Road, Boca Raton, Florida 33487;

        o delivering a later dated, signed proxy card or a written revocation to us at the special meeting;

        o   attending the special meeting and voting in person; or

        o if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions. Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; to revoke you must vote in person at the meeting.

EXPENSES OF PROXY SOLICITATION

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares of PRTS common stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

ADJOURNMENTS

     Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of voting stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. PRTS is soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger.

     THE BOARD OF DIRECTORS RECOMMENDS THAT PRTS STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE MEETING. No proxies marked "AGAINST" the proposal to adopt and approve the merger agreement will be voted in favor of a motion to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption and approval of the merger agreement.

     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, PRTS WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING PRTS STOCK CERTIFICATES FOR THE MERGER CONSIDERATION.


                            THE PARTIES TO THE MERGER
                            -------------------------

PARTSBASE, INC.

     PRTS, a Delaware corporation, is an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce market place, sometimes referred to as our "e-marketplace" or "our solution," provides our subscribers in more than 115 countries with the ability to buy and sell new, used and overhauled aviation parts and products in efficient, competitive and cost-effective matter. Since October 2001, we have provided, for a fee, registered nurses to our hospital clients to supplement their staff through RNpartners, Inc, a Florida corporation wholly owned by PRTS. Hospitals generally obtain supplemental staffing from local temporary (per diem) agencies. Our common stock is quoted on the Nasdaq National Market under the symbol "PRTS". The address and telephone number of our principal executive offices are:

    PartsBase, Inc.
    905 Clint Moore Road
    Boca Raton, Florida 33487
    Telephone: (561) 953-0700

ROBERT A. HAMMOND, JR.

     Robert A. Hammond, Jr. is the Chairman of the Board of Directors, Chief Executive Officer, President, Secretary and Treasurer of PRTS (with which he has been associated since its inception in 1998), and the Chairman of the Board of Directors and the Chief Executive Officer of Hammond I and HAC. As of the Record Date, Mr. Hammond or his affiliates owned 9,000,000 shares of PRTS common stock, which represents approximately 64.23% of our outstanding common stock. Mr. Hammond also owns 100% of Hammond I. The business address and telephone number of Mr. Hammond are the same as the Company's.

HAMMOND I, INC.

     The  principal  activity  of  Hammond  I,  a  Florida  corporation,  is the acquisition and ownership through its wholly owned entities and other affiliates, of the common stock of PRTS. Mr. Hammond is its sole director, officer and stockholder and is also Chief Executive Officer, President, and Chairman of the Board of Directors. As of the Record Date, Mr. Hammond and his affiliates owned 9,000,000 shares of our outstanding common stock, which represents approximately 64.23% of our outstanding common stock. The address and telephone number of Hammond I's principal executive offices are the same as the Company's.

HAMMOND ACQUISITION CORP.

     HAC is a Delaware corporation organized on May 15, 2002, wholly-owned by Hammond I and formed solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose. Mr. Hammond is its sole director, officer and stockholder and is also Chief Executive Officer, President and Chairman of the Board of Directors. The address and telephone number of HAC's principal executive offices are the same as the Company's.

     For additional information, see page 50 ("Special Factors - Interests of Certain Persons in the Merger").

                                 SPECIAL FACTORS
                                 ---------------

BACKGROUND OF THE MERGER

     Generally
     ---------

     We originally incorporated as a Texas corporation in 1997 as PartsBase.com, Inc. Prior to such time, we commenced operations in April 1996 as a division of Aviation Labs. In June 2001 at our annual stockholders' meeting, the stockholders voted to change our name to PartsBase, Inc. and to reincorporate in Delaware. PRTS' core business is as an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-marketplace provides a means to buy and sell new, used and overhauled aviation parts in an efficient, competitive, and cost-effective manner.

     In September 2000, we initiated and subsequently completed a buyback of 500,000 shares of our outstanding common stock at prevailing market prices in an effort to stimulate interest in our common stock. In May 2001, we initiated a second buyback program of an additional 500,000 shares of our common stock at prevailing market prices for the same reasons. Neither buyback program improved the market for our common stock.

     In September 2001, we incorporated in Florida, RNpartners, Inc., a wholly-owned subsidiary, as a provider of critical care registered nurses for temporary assignment to hospitals in Miami/Dade, Hillsborough, Orange, Palm Beach and Broward counties of the State of Florida. RNpartners commenced operations in October 2001.

     In August 2001, we received notice from the Nasdaq National Market warning that our common stock may be delisted because it failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of the public float of $5,000,000. We were provided 90 calendar days, or until November 12, 2001, to regain compliance. On September 27, 2001, Nasdaq announced an across-the-board moratorium on minimum bid requirements and public float requirements for continued listing on Nasdaq. On February 15, 2002, we again received notice from the Nasdaq National Market warning that our stock may be delisted because it failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of public float of $5,000,000. On May 15, 2002, we regained compliance with the Nasdaq Market Place Rule to maintain a minimum market value of the public float of $5,000,000 and a minimum bid price of $1.00 and as a result Nasdaq National Market withdrew its delisting notification. We believe that had Mr. Hammond not made offers to purchase our shares of common stock, we may not have regained compliance with the Nasdaq Market Place Rules.

     We believe that the public market has not responded to our positive actions to reduce costs and our efforts to stimulate interest in our common stock. As a result, our common stock has remained very thinly traded and provides little liquidity for our stockholders. In addition, because of the low trading volume and illiquidity of our common stock, we have been unable to utilize our common stock effectively as a source of financing.

     Events Leading Up to the Signing of the Merger Agreement
     --------------------------------------------------------

     On April 7, 2002, Mr. Hammond presented to the Company a written proposal for a "going private" cash out merger that would pay to the stockholders of PRTS, other than the Acquisition Group, $1.02 per share and would result in the acquisition of all shares of PRTS capital stock other than shares held or controlled by the Acquisition Group.

     All members of the Special Committee and Board of Directors, respectively, were present at each Board of Directors meeting referenced below, with the exception of Mr. Hammond, who was only present at the July 11, 2002 meeting of the Board of Directors, and Mr. Van Hare, who was not present at the October 11, 2002 Board of Directors meeting.

     At an April 9, 2002 meeting of the Board of Directors, the Board of Directors concluded that it would be open to such a going private proposal. The Board of Directors' determination to evaluate the going private proposal was based on:

        o   our small public float and limited institutional following;
        o   our low trading volume;
        o   limited research coverage from securities analysts;
        o   our inability, at the time, to cause our common stock to trade above
            the  $1.00  minimum  bid  price  on  the  Nasdaq   National   Market
            notwithstanding our efforts undertaken as described above; and
        o   the Board of Directors' belief that there was little likelihood that the liquidity of our common stock would improve in the future.

     At the April 9, 2002 meeting, the Board of Directors concluded that Mr. Hammond's proposal would involve a transaction in which Mr. Hammond had interests that are in addition to, or different from, the interests of the Unaffiliated Stockholders. Accordingly, the Board created the Special Committee and appointed Pierre Narath, Edward McCartin, and Thomas Van Hare to serve as members. None of Messrs. Narath, McCartin or Van Hare is an employee of the Company or an employee of Mr. Hammond or any of his affiliates. The Special Committee was authorized to review, evaluate and recommend to the Board what actions, if any, should be taken with respect to Mr. Hammond's proposal and to engage in negotiations with Mr. Hammond with respect to the proposal and to consider strategic alternatives that might be available to PRTS. The Board authorized the Special Committee to engage such third party advisors, including legal counsel and financial advisors, as the Special Committee deemed appropriate.

     The Board of Directors agreed to pay to each member of the Special Committee $25,000 for his services as a member of the Special Committee and to reimburse the members for their out of pocket expenses incurred in the performance of their duties on the Special Committee.

     In determining whether to form an independent committee, the Board took into consideration Mr. Narath's beneficial ownership of 40,000 shares of our common stock and 20,000 options and Mr. Van Hare's beneficial ownership of 10,000 options; Mr. McCartin does not have any beneficial ownership of shares of our common stock or options. The Board determined that Messrs. Narath and Van Hare's beneficial ownership of our common stock would not prevent them from providing independent advice on behalf of the Unaffiliated Stockholders in connection with their service on the Special Committee. The Special Committee elected Mr. Narath its Chairman and thereafter engaged vFinance as its financial advisor and Epstein Becker & Green, P.C. ("EBG") as its legal counsel. vFinance was selected as the Special Committee's financial advisor because of its (i) expertise and experience; (ii) perceived ability to meet the Special Committee's requirements; and (iii) lack of any previous business relationship with PRTS or Mr. Hammond. EBG was selected as the Special Committee's legal counsel because of its corporate securities experience and because it had not previously represented either PRTS or Mr. Hammond.

     On April 10, 2002, we issued a press release announcing that we had received the proposal from Mr. Hammond and disclosed the proposed terms and the creation of the Special Committee to review the proposal and to negotiate with the Acquisition Group.

     On April 16 and 17, 2002, we were served with two of the four purported class action lawsuits. The lawsuits alleged that the Company's directors breached their fiduciary duty to the plaintiffs in the purported class; sought to enjoin PRTS from entering into the transactions proposed by Mr. Hammond; and sought to recover unspecified damages resulting from the alleged breach of fiduciary duties.

     On April 24, 2002, we received a proposal from AirOperations.com, a wholly-owned subsidiary of AirOperations International Corp. (collectively, "AirOperations.com"), to acquire all of the outstanding shares of Common Stock of PRTS at a price of $1.22 per share, or to pay the same aggregate consideration to PRTS to acquire all of the assets of PRTS. Later that day, we issued a press release announcing that we had received the AirOperations.com proposal, setting forth the proposed terms and that it had been referred to the Special Committee to review, ascertain its validity and to negotiate with AirOperations.com on behalf of the Company.

     On April 26, 2002, the Special Committee met to discuss the proposals received from the Acquisition Group and AirOperations.com as well as the purported class action lawsuits. The Special Committee determined to enter into confidentiality agreements with AirOperations.com and any other third parties interested in discussing a possible transaction regarding PRTS. The Special Committee determined to meet with the Acquisition Group regarding its proposal as well as to determine its interest in a possible sale of PRTS to a third party, since Mr. Hammond owned or controlled approximately 65% of the outstanding common stock of PRTS. The Special Committee asked vFinance to begin the process of valuing PRTS in order to assess the fairness of any offer received by PRTS.

     On April 30, 2002, the Special Committee met to receive status reports from its members and vFinance. The Special Committee decided to engage in further discussions with the Acquisition Group and AirOperations.com. Mr. Narath also reported that he expected to receive a proposal from a third party regarding the possible acquisition of the Company's e-marketplace assets, rather than PRTS as a whole.

     On May 1, 2002, legal counsel for the Acquisition Group,  Adorno & Yoss, P.
A. ("AY"), delivered to EBG, on behalf of the Special Committee, a proposed agreement and plan of merger in connection with the Acquisition Group's offer to acquire all of the outstanding shares of Common stock not owned or controlled by the Acquisition Group. Later that day, Leonard Sokolow and Richard Rosenblum, both of vFinance, and Pierre Narath met with Jose Bared, the President of AirOperations.com, and Kevin Fitzgerald, its financial advisor, to ascertain AirOperations.com's financial strength and its ability to consummate its offer. Mr. Bared provided Mr. Narath with a letter from Republic Bank, indicating its willingness to provide financing for AirOperations.com's offer.

     On May 6, 2002, Messrs. Bared, Fitzgerald and Elias Rodriguez, Chief Financial Officer of AirOperations.com, met with Messrs. Narath, Rosenblum and Hammond at PRTS' offices to discuss in further detail AirOperations.com's offer. Additionally, AirOperations.com provided Mr. Narath with a due diligence list requesting pertinent financial and operational data about PRTS which was subject to an executed confidentiality agreement.

     On May 9, 2002, we were served with the third of the four purported class action lawsuits.

     On or about May 9, 2002, Mr. Narath met with Mr. Hammond to discuss the potential merger and general economic and market conditions.

     On May 10, 2002, the Special Committee met to receive status reports from its members, vFinance and EBG.

     During May, we provided due diligence materials to AirOperations.com.

     From May through August 2002, EBG and AY negotiated the terms of proposed merger agreement between PRTS and the Acquisition Group.

     On May 15, 2002, AirOperations.com notified vFinance that its offer for $1.22 would remain open while AirOperations.com continued its due diligence review of PRTS.

     On May 16, 2002, the Special Committee met. vFinance reported on the status of discussions with AirOperations.com and the due diligence review being undertaken by AirOperations.com. EBG summarized the status of the outstanding purported class action litigation. The Special Committee also reviewed a letter from a purported stockholder proposing that PRTS declare a special dividend rather than entering into a transaction with the Acquisition Group. vFinance noted that a liquidation analysis for PRTS would be included as part of its evaluation report. EBG reported on the status of negotiations with AY regarding a draft merger agreement with the Acquisition Group.

     On May 29, 2002, PRTS received a letter from AirOperations.com reaffirming its offer of $1.22 per share for all of the outstanding shares of PRTS common stock.

     On May 30, 2002, the Special Committee met to receive status reports from Mr. Narath and vFinance, and to discuss further the proposal made by AirOperations.com. The Special Committee determined that Mr. Narath should speak with Mr. Hammond regarding the proposal from AirOperations.com.

     On May 31, 2002, the Special Committee received a letter from Mr. Hammond increasing the Acquisition Group's offer to $1.25 per share for all of the outstanding shares of PRTS common stock not owned by or controlled by the Acquisition Group.

     On June 3, 2002, the Special Committee met to receive updates from its members and vFinance. The Special Committee determined to give AirOperations.com until June 7, 2002 to respond to the increased offer from the Acquisition Group.

     On June 3, 2002, Mr. Narath spoke with Kevin Fitzgerald, financial advisor to AirOperations.com, who advised Mr. Narath that AirOperations.com would respond to the Special Committee prior to June 6. In addition, on June 3, 2002 vFinance sent a letter to AirOperations.com asking if AirOperations.com was interested in continuing discussions regarding the acquisition of the outstanding shares common stock of PRTS at a price in excess of the $1.25 per share offered by the Acquisition Group.

     On  June  5,  2002,   the   Special   Committee   received  a  letter  from
AirOperations.com increasing its offer to $1.30 per share for all of the outstanding shares of PRTS common stock.

     On June 6, 2002, Messrs. Narath, and Rosenblum spoke with Mr. Bared, President of AirOperations.com and Kevin Fitzgerald regarding AirOperations.com's revised offer. Mr. Narath asked AirOperations.com to provide comments before June 11, 2002 to a proposed form of merger agreement to be supplied by EBG. Later that day, the Special Committee met to receive updates from its advisors, vFinance and EBG. vFinance reported that AirOperations.com had increased its offer from $1.22 per share to $1.30 per share for all of the outstanding shares of PRTS common stock. EBG reported on the status of negotiations with AY regarding the proposed merger agreement with the Acquisition Group. The Special Committee discussed the possibility of including a provision in the merger agreement which would provide the holders of the outstanding shares of PRTS common stock not owned or controlled by Mr. Hammond with some influence over the outcome of any vote on a merger agreement with the Acquisition Group. The Special Committee determined to provide a draft merger agreement to AirOperations.com for comment by AirOperations.com, to enable the Special Committee to better compare the offers between the Acquisition Group and AirOperations.com.

     On June 7, 2002, EBG delivered a draft merger agreement to AirOperations.com and its financial advisor, Kevin Fitzgerald. Later that day, the Special Committee met to receive updates from its advisors, vFinance and EBG. The Special Committee discussed requiring a provision in any agreement with the Acquisition Group, which would provide the holders of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group with some influence over the outcome of any vote on a merger agreement with the Acquisition Group. The Special Committee met for a second time on June 7, 2002 to review the status of negotiations with AirOperations.com and the Acquisition Group regarding their respective offers. EBG reported that AY had conveyed to EBG that Mr. Hammond was not interested in selling his stock to AirOperations.com at $1.30 per share and would not vote in favor of the AirOperations.com transaction at any stockholder meeting. The Special Committee determined to give AirOperations.com until June 11 to respond to the Special

Committee's   request  for  comments  to  the  proposed  merger  agreement  with
AirOperations.com. On this date, Mr. Narath also suggested to Mr. Hammond that he extend the deadline set forth in his offer letter.

     At the June 7, 2002 Special Committee meeting, Mr. Rosenblum reported that he had a telephone conversation with Kevin Fitzgerald, the financial advisor to AirOperations.com, regarding the draft merger agreement which had been sent to AirOperations.com. Mr. Narath informed the Special Committee that the Special Committee received a letter from Harold Van Arnem, offering to purchase all of the outstanding shares of PRTS common stock at a price of $1.30 per share. EBG informed the Special Committee that it had received an e-mail from Kevin Fitzgerald advising that legal counsel for AirOperations.com was reviewing the proposed merger agreement and would provide comments on the proposed agreement in the near future.

     On June 11, 2002, AY reported to EBG that Mr. Hammond had spoken with Mr. Van Arnem and told Mr. Van Arnem that Mr. Hammond was not interested in selling his shares of PRTS common stock at $1.30 per share.

     On June 12, 2002, the Special Committee met to discuss the status of the outstanding offers from the Acquisition Group, AirOperations.com and Mr. Van Arnem. vFinance reported to the Special Committee that the Acquisition Group's offer of $1.25 per share fell below the range of prices which vFinance believed would be fair from a financial standpoint to the remaining stockholders of PRTS. The Special Committee determined to set the close of business on June 14, 2002 as the deadline by which all three potential acquirers should submit their best and final proposals and also indicate what comments, if any, they had to the form of merger agreement provided to them by the Special Committee. The Special Committee also discussed the idea that any proposal recommended by the Special Committee to the Board of Directors should be made subject to settlement of all outstanding purported class action suits on terms acceptable to PRTS and any successful bidder.

     On or about June 12, 2002, Mr. Narath discussed with Mr. Hammond the possibility of Mr. Hammond increasing his proposed purchase price per share.

     On June 13, 2002, EBG provided to Drew Levitt, legal counsel to Mr. Van Arnem, a proposed form of merger agreement and advised Mr. Levitt that the Special Committee had established a deadline of 5:00 p.m. Eastern Time on Friday, June 14, 2002 for each interested party to submit its best and final offer, together with the merger agreement that the party would be prepared to sign without further changes.

     On June 13, 2002, EBG had telephone conference with AY to advise AY of the Special Committee's June 14 deadline.

     On June 14, 2002, the Special Committee received a letter form Mr. Van Arnem in which Mr. Van Arnem increased his offer to purchase all of the outstanding shares of PRTS common stock not owned by Mr. Hammond to a range of $1.50 to $1.75 per share, with the actual price to be based on the results of Mr. Van Arnem's due diligence review of PRTS. Mr. Van Arnem separately increased his offer to purchase all of the shares of PRTS common stock owned by Mr. Hammond to $1.75 per share. Also on June 14, 2002, PRTS entered into a confidentiality agreement with Mr. Van Arnem. Later that day, the Special Committee received a letter from Mr. Hammond in which the Acquisition Group increased its offer to purchase all of the outstanding shares of PRTS common stock not owned and controlled by the Acquisition Group to $1.31 per share. The Acquisition Group's offer was conditioned upon settlement of all outstanding purported class action lawsuits and a vote of only a majority of all outstanding shares being required for approval of a proposed merger agreement. In addition, on June 14, 2002, the Special Committee received a letter from AirOperations.com in which AirOperations.com increased its offer to purchase all of the outstanding shares of PRTS common stock to $1.41 per share. The letter stated that AirOperations.com saw no material issues with the form and content of the proposed merger agreement but would want to add a termination fee to the merger agreement. On June 14, 2002, EBG asked Mr. Levitt to provide the Special Committee with a financial statement or some other evidence that Mr. Van Arnem had reasonable basis to believe that he could obtain the financing necessary to complete his proposed acquisition of all of the outstanding shares of PRTS common stock.

     During June and July 2002, PRTS provided due diligence materials to Mr. Van Arnem and his representatives.

     On June 17, 2002, the Special Committee met to review the outstanding proposals from the Acquisition Group, AirOperations.com and Mr. Van Arnem. The Special Committee determined that it would be in the best interest of the stockholders of PRTS to continue discussions with all three interested parties.

     On or about June 18, 2002, Messrs. Narath and Rosenblum discussed the AirOperation.com offer with Mr. Hammond and whether this offer was made as part of a roll-up of various aviation businesses.

     On June 19, 2002, the Special Committee met to discuss procedures for moving forward with discussions with the three interested bidders. The Special Committee determined to require each bidder to deposit $200,000 as a refundable, good faith deposit to be held by EBG as escrow agent no later than June 24, 2002, and to advise the three bidders that any bidder which failed to make such a deposit would be treated by the Special Committee as having withdrawn its bid.

     From June 19, 2002 through June 24, 2002, EBG negotiated the terms of the deposit escrow agreements with legal counsel for the three bidders.

     On June 20, 2002, PRTS was served with the fourth of the four purported class action lawsuits.

     On June 24, 2002, EBG received an e-mail from Mr. Levitt setting forth an additional proposal from Mr. Van Arnem. Pursuant to Mr. Levitt's e-mail, Mr. Van Arnem, as an alternative to his offer to acquire all of the outstanding shares PRTS common stock, offered to acquire all of the assets related to the Company's e-marketplace, including goodwill, cash, customers, contracts, and other assets. The proposed purchase price was $5,000,000, which could be adjusted downward to reflect results from this business for the period ending June 30, 2002.

     On June 24, 2002, the Special Committee received an executed escrow agreement from Mr. Hammond. On June 25, 2002, EBG received Mr. Hammond's $200,000 good faith deposit.

     On June 24, 2002, EBG received a letter from Juan Diaz, legal counsel for AirOperations.com. Mr. Diaz's letter stated that AirOperations.com did not object to depositing $200,000 as a good faith refundable deposit, but would require that Mr. Diaz serve as escrow agent.

     On June 25, 2002, vFinance delivered to the Special Committee a draft valuation analysis of PRTS.

     On June 25, 2002, the Special Committee received a signed escrow agreement from Mr. Van Arnem. On June 26, 2002, EBG received Mr. Van Arnem's $200,000 deposit.

     On June 25, 2002, EBG received a letter from Mr. Diaz stating that AirOperations.com was prepared to move forward with a mutually agreeable acquisition agreement and advised EBG that AirOperations.com had delivered a check in the amount of $200,000 made payable to Mr. Diaz's attorney trust account, to be held by Mr. Diaz. On June 25, 2002, EBG sent a letter to Mr. Diaz advising Mr. Diaz that the deposit of $200,000 by AirOperations.com into Mr. Diaz's trust account did not meet the requirements of the Special Committee. EBG further advised Mr. Diaz that Mr. Hammond and Mr. Van Arnem had each signed the escrow agreement and deposited $200,000 with EBG as escrow agent, and that if AirOperations.com did not execute the same escrow agreement and deliver a $200,000 deposit by June 26, 2002, the Special Committee, in accordance with its guidelines established for all interested parties, would consider the proposal made by AirOperations.com to be withdrawn. EBG reiterated this position in a second letter to Mr. Diaz dated June 26, 2002. On June 26, 2002, EBG received a letter from Mr. Diaz again stating that AirOperations.com was going to have the

$200,000 deposit held by Mr. Diaz. On June 26, 2002, EBG sent a third letter to Mr. Diaz stating that the Special Committee required that all deposits by prospective bidders be held by EBG.

     On June 27, 2002, the Special Committee met to review the status of the three outstanding bidders. EBG reported that it had received deposits and executed escrow agreements from Mr. Hammond (on behalf of the Acquisition Group) and Mr. Van Arnem, but that AirOperations.com had failed to deliver a signed escrow agreement or a deposit to EBG. According to its previously announced policy, the Special Committee determined to treat AirOperations.com as having withdrawn its proposal to acquire the outstanding shares of PRTS common stock, and directed EBG to convey this decision to counsel for AirOperations.com. Mr. Narath reported on his attempts to contact Mr. Van Arnem and also reported that Mr. Van Arnem and Mr. Hammond had a direct discussion regarding Mr. Van Arnem's offers. The Special Committee discussed Mr. Van Arnem's two outstanding offers to acquire all of the outstanding shares of PRTS common stock and to acquire the e-marketplace assets.

     On June 27, 2002, EBG sent a letter to Mr. Diaz advising Mr. Diaz that since AirOperations.com had decided not to execute an escrow agreement and deposit $200,000 with EBG as a good faith, refundable deposit, the Special Committee had considered the proposal made by AirOperations.com to be withdrawn.

     On July 1, 2002, the Special Committee received a letter from AY stating that the Acquisition Group intended to withdraw its offer to acquire all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group unless PRTS and the Acquisition Group entered into a definitive merger agreement by July 8, 2002.

     On July 3, 2002, the Special Committee met to review the status of ongoing negotiations with the Acquisition Group and Mr. Van Arnem, and Mr. Van Arnem's due diligence review of PRTS. The Special Committee reviewed with Berman Rennert Vogel & Mandler, P.A. ("BRVM"), legal counsel to PRTS and Mark Weicher, the Chief Financial Officer of PRTS, some of the information to be delivered to Mr. Van Arnem. The Special Committee determined that Messrs. McCartin and Narath would call Mr. Hammond to continue negotiations with the Acquisition Group regarding two outstanding issues, the stockholder vote that would be required to approve any proposed merger agreement with Mr. Hammond, and the proposal to require the settlement of the outstanding purported class action litigation as a condition to the closing of any transaction.

     At some point between July 3 and July 8, 2002, Mr. Narath discussed with Mr. Hammond the stockholder vote. During this conversation, Mr. Hammond indicated that he wanted settlement of this class action to be a pre-condition to closing.

     On July 8, 2002, in a telephone conversation with Mr. Narath, Mr. Hammond agreed to extend his July 8, 2002 deadline to July 10, 2002.

     On July 9, 2002, EBG, BRVM and Mr. Weicher had a telephonic meeting with Mr. Levitt, legal counsel to Mr. Van Arnem, and Andy Plyler, a business advisor to Mr. Van Arnem and a former employee of PRTS, to continue the process of providing due diligence material to Mr. Van Arnem.

     On July 10, 2002, EBG sent an e-mail to Mr. Levitt asking that Mr. Van Arnem provide to the Special Committee by the close of business on July 12, 2002, any final changes to Mr. Van Arnem's outstanding offers, together with any comments or changes to the proposed merger agreement previously delivered by EBG to Mr. Levitt. Mr. Levitt responded to EBG by e-mail suggesting a deadline for Mr. Van Arnem's final proposal of July 19, 2002.

     On July 10, 2002, the Special Committee met to discuss the status of negotiations with the Acquisition Group and Mr. Van Arnem. In addition, EBG sent an e-mail to Mr. Levitt asking that Mr. Van Arnem provide to the Special Committee, no later than 9:00 a.m. Monday, July 15, 2002, any final changes to Mr. Van Arnem's outstanding offers together with any comments or changes to the proposed merger agreement previously provided to Mr. Levitt. The Special

Committee also determined that Messrs. McCartin and Narath would call Mr. Hammond to request that he extend the Acquisition Group's offer through the close of business July 15, 2002 so the Special Committee could evaluate the offers from both Mr. Van Arnem and the Acquisition Group. In addition, the Special Committee determined to recommend to the Board of Directors that the Board authorize BRVM to commence settlement discussions with legal counsel for the plaintiffs in the various purported class action suits.

     On July 11, 2002, the Board of Directors met to authorize BRVM to begin settlement discussions regarding the four outstanding purported class action lawsuits.

     On July 11, 2002, EBG received messages from Mr. Levitt, in which Mr. Van Arnem amended his offer to acquire all of the outstanding shares of PRTS common stock by offering $1.50 per share for all of the outstanding shares including those owned or controlled by Mr. Hammond.

     On or about July 12, 2002, Mr. Van Hare met with Mr. Hammond regarding the status of the offer made by Mr. Van Arnem. Mr. Narath, subsequently on July 12, 2002, also discussed with Mr. Hammond the revised offer from Mr. Van Arnem, and Mr. Hammond indicated that he was not willing to sell his shares to Mr. Van Arnem for a price of $1.50 per share.

     On July 13, 2002, Mr. Levitt communicated to EBG that he believed his comments on the proposed merger agreement would be minor.

     On July 15, 2002, the Special Committee received a letter from Atlas II, LP ("Atlas") and Marathon Partners, LP ("Marathon"), two New York-based investment groups. In the letter, Atlas and Marathon stated their intention to oppose the previously announced offers of the Acquisition Group and AirOperations.com, based on their belief that the sale of parts of PRTS on a liquidation basis would provide a higher return to investors. Also on July 15, 2002, Atlas and
Marathon filed a Schedule 13-D Statement with the SEC reporting that they collectively beneficially owned 1,471,200 shares of PRTS common stock, representing approximately 10.5% of the outstanding shares of PRTS common stock. In the Schedule 13-D Statement, Atlas and Marathon stated their intention to oppose the Acquisition Group's and AirOperations.com's previously announced proposals to acquire all of the outstanding shares of PRTS common stock at prices of $1.25 and $1.30 per share, respectively.

     On July 16, 2002, the Special Committee met to discuss the Schedule 13-D Statement filing and letter from Atlas and Marathon, including the suggestion to consider the sale of portions of the business coupled with liquidation or a cash distribution to the shareholders of PRTS. The Special Committee determined that Mr. Narath, together with vFinance, would contact Atlas and Marathon to discuss the issues raised in their letter, and directed EBG to contact Mr. Levitt to determine if Mr. Van Arnem's offer to purchase the e-marketplace assets was still outstanding.

     On July 17, 2002, EBG contacted Mr. Levitt to determine whether Mr. Van Arnem's proposal to acquire the e-marketplace asserts was still outstanding and to determine Mr. Van Arnem's availability to meet with members of the Special Committee.

     On July 18, 2002, vFinance met with Mario Cibelli of Marathon and Richard Jacinto of Atlas to discuss the concerns raised in Atlas' and Marathon's
Schedule 13-D Statement filing. Mr. Narath participated telephonically in this meeting.

     On July 19, 2002, EBG received an e-mail from Mr. Levitt stating that Mr. Van Arnem was still interested in a purchase of the e-marketplace, assets including all accounts receivable and $1,500,000 in cash. In exchange for these assets, Mr. Van Arnem proposed a purchase price of $4,000,000 of which $500,000 would be paid at closing; $1,000,000 on December 31, 2002; $1,000,000 on the first anniversary of the closing; and $1,500,000 on December 31, 2003. Also, on July 19, 2002, the Special Committee met to discuss the revised offer from Mr. Van Arnem to purchase the Company's e-marketplace assets, and to discuss the meeting between Mr. Narath, vFinance, Mr. Cibelli and Mr. Jacinto. The Special

Committee requested vFinance to include in its valuation analysis the possibility of selling portions of the PRTS business. The Special Committee also asked vFinance to contact a certain firm engaged in operating e-business networks which allow buyers and sellers in various industries to conduct business through the internet, and which firm had previously indicated an interest in purchasing the Company's e-marketplace assets (hereinafter referred to as "Company X"), and AirOperations.com, to inform them that the Special Committee was considering the impact of a possible sale of the e-marketplace assets and determine what interest, if any, those parties would have in acquiring that business. On July 19, 2002, vFinance sent an e-mail to Mr. Levitt seeking additional information regarding Mr. Van Arnem's revised offer to purchase the e-marketplace assets. On July 19, 2002, Mr. Levitt responded to vFinance with further information regarding Mr. Van Arnem's revised offer. vFinance was contacted by Company X's financial advisor, RBC Capital Markets, and discussed with RBC Capital Markets, Company X's interest in a possible acquisition of the Company's e-marketplace assets. Later that day, vFinance spoke with Kevin Fitzgerald, financial advisor to AirOperations.com, who indicated that AirOperations.com might be interested in making an offer for the e-marketplace assets if that business generated positive cash flow. Also, on July 19, 2002, Mr. Narath sent an e-mail to Paul Fulchino, the President of Aviall, Inc. ("Aviall"), an operator of an online provider of Internet business-to-business e-commerce services for the aviation industry, inquiring whether Aviall had an interest in acquiring all of PRTS or the e-marketplace assets.

     On July 24, 2002, the Special Committee met. Mr. Narath reported on his discussions with Company X, Aviall and AirOperations.com regarding the possible acquisition of the Company's e-marketplace business. The Committee then discussed with vFinance the status of vFinance's financial analysis of the possible sale of the e-marketplace business followed by a liquidation of PRTS.

     On July 29, 2002, the Special Committee met to discuss the outstanding offers from Mr. Van Arnem and the Acquisition Group. The Special Committee received a presentation from BRVM regarding the status of negotiations with counsel for the plaintiffs in the purported class action litigation. The Special Committee discussed vFinance's analysis of the possible sale of the e-marketplace business. Mr. Narath reported on his discussions with Mr. Hammond regarding a possible increase in the price offered by the Acquisition Group for all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group. The Special Committee determined that Mr. Narath should continue negotiations with Mr. Hammond.

     Between July 29 and August 1, Mr. Narath had discussions with Mr. Hammond, during which he suggested to Mr. Hammond that he increase the proposed purchase price per share.

     On August 1, 2002, the Special Committee received a letter from Company X in which Company X proposed to acquire the e-marketplace assets of PRTS, including all accounts receivable. Company X proposed a cash purchase price of $3 - $4 million, with the actual price to be determined following due diligence. The Company X offer stated that an undetermined portion of the purchase price would be held in escrow following any closing. The Company X offer was also contingent upon execution of an agreement by Mr. Hammond agreeing to vote shares owned or controlled by him in favor of the Company X proposal, as well as certain other conditions.

     On August 2, 2002, vFinance delivered to the Special Committee a draft analysis of the value of the Company's e-marketplace business on a stand-alone basis.

     Between August 2 and August 9, 2001, Messrs. Rosenblum, Narath and Fulchino had a telephone conversation, during which Mr. Fulchino indicated his familiarity with the Company and that, if Aviall were inclined to make an offer to purchase the Company, it would be for less then cash value.

     On August 9, 2002, the Special Committee was informed that a consultant engaged by the plaintiff's counsel in the purported class action litigation concluded that based upon publicly available information, the value of the outstanding shares of PRTS common stock was no less than $1.41 per share.

     On August 13, 2002, the Special Committee met to discuss the status of the settlement discussions regarding the outstanding purported class action litigation and the proposal received from Company X. The Special Committee determined to discuss with Mr. Hammond his willingness to consider offers for the e-marketplace assets from Mr. Van Arnem and Company X.

     On August 14, 2002, Messrs. Narath, Rosenblum and Calicchia met with Mr. Jacinto. During this meeting they discussed the appropriate valuation of the Company and the possibility of Atlas and Marathon supporting a transaction with the Acquisition Group if it would increase the proposed purchase price per share.

     On August 15, 2002, Messrs. Narath and Rosenblum met with Mr. Hammond. They relayed to him their discussions the day before with Mr. Jacinto.

     On August 19, 2002, the Special Committee received a letter from Mr. Hammond increasing the Acquisition Group's offer to $1.41 per share for all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group.

     On August 20, 2002, the Special Committee met to review the status of the settlement discussions regarding the purported class action lawsuits. The Special Committee discussed the revised offer for $1.41 per share from the Acquisition Group for all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group. The Special Committee noted that since Acquisition Group's offer was contingent upon a settlement of the outstanding purported class action litigation, the Special Committee determined to defer further discussion of Acquisition Group's offer. Mr. Narath and vFinance reported on their discussions with Atlas and Marathon and noted that Atlas and Marathon indicated that they would support a price of $1.41 per share for all the outstanding shares of PRTS common stock, subject to certain contingencies.

     From August 20 through August 26, 2002, EBG and AY negotiated provisions of the draft merger agreement.

     On August 23, 2002, the Special Committee received a letter from Mr. Hammond stating that in his capacity as a stockholder of PRTS, Mr. Hammond would oppose and vote against any offer currently being considered by the Special Committee other than the Acquisition Group's own offer, including but not limited to outstanding offers from Company X and Mr. Van Arnem to purchase the Company's e-marketplace business.

     On August 26, 2002, vFinance delivered a valuation analysis of the e-marketplace business to the Special Committee and Board of Directors.

     On August 26, 2002, the Special Committee met. The Committee reviewed the terms of the tentative settlement of the purported class action litigation. The Special Committee then reviewed the outstanding offers from the Acquisition Group, Company X and Mr. Van Arnem. The Special Committee noted that none of the proposals, with the exception of the Acquisition Group's proposal, could result in a completed transaction, given Mr. Hammond's written communication to the Special Committee that Mr. Hammond, in his as capacity as majority stockholder of PRTS, would vote against any competing transaction currently being considered by the Special Committee. The Special Committee also discussed the report prepared by vFinance. vFinance summarized the report and delivered its oral opinion that the Acquisition Group's proposed purchase price of $1.41 per share for all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group was fair, from a financial point of view, to the stockholders of PRTS other than Mr. Hammond. The Special Committee, after considering the matters, then voted to recommend to the Board of Directors that the Board of Directors approve the proposed merger agreement with the Acquisition Group and recommend that the PRTS stockholders approve the merger agreement.

     On August 26, 2002, the Board of Directors of the Company met and received a report and recommendation from the Special Committee regarding the Acquisition Group's offer to purchase all of the outstanding shares of PRTS common stock not owned or controlled by the Acquisition Group for $1.41 per share. vFinance reviewed its financial analysis and its opinion that the Acquisition Group's offer was fair, from a financial point of view, to the PRTS stockholders other than Mr. Hammond. EBG reviewed the activities of the Special Committee since its formation. EBG also reviewed for the Board of Directors the terms and condition of the proposed merger agreement with the Acquisition Group, which had previously been distributed to the Board of Directors. BRVM advised the Board of Directors with respect to the fiduciary duties of the Directors. The Board of Directors discussed the terms of the merger agreement, and BRVM, EBG and vFinance responded to questions from the Directors. After considering the matters presented to the Board of Directors, the Board of Directors, other than Mr. Hammond, who was not present at the meeting, unanimously resolved that the terms of the merger were advisable, and fair to and in the best interest of, the stockholders of PRTS other than Mr. Hammond; approved the merger agreement; and determined to recommend to the stockholders of PRTS that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted.

     On August 26, 2002, vFinance delivered its written opinion to the Board of Directors that the merger agreement was fair, from a financial point of view, to the stockholders of PRTS other than Mr. Hammond.

     On August 26, 2002, PRTS, the Acquisition Group entered into the merger agreement. On August 26, 2002, PRTS issued a press release announcing the execution of the merger agreement.

     Certain Events Following the Signing of the Merger Agreement
     ------------------------------------------------------------

     The  following   describes  certain  events  that  occurred  following  the execution of the merger agreement on August 26, 2002.

     On August 30, 2002, Mr. Narath received a telephone call from Paul Fulchino, the President of Aviall, requesting that Mr. Narath contact the Special Committee's counsel so that Mr. Fulchino, counsel to Aviall, Mr. Narath and counsel to the Special Committee could have a conference call. Later that day, Mr. Narath and EBG had a conference call with Mr. Fulchino and Jeffrey Murphy, in-house counsel to Aviall. During that conversation, Mr. Fulchino stated that Aviall wished to submit an offer to purchase PRTS and that he would fax the written proposal to Mr. Narath and EBG.

     On August 30, 2002, the Special Committee received an unsolicited letter from Aviall, in which Aviall offered to acquire all of the outstanding shares of PRTS common stock at a price between $1.55 and $1.65 per share. Aviall stated that it was prepared to begin due diligence. Aviall's offer was subject to the negotiation of a definitive acquisition agreement and the settlement or dismissal of the purported class action litigation. Aviall sent copies of this letter to Atlas, Marathon and counsel for the plaintiffs in the purported class action litigation. Later that day, PRTS sent a letter to Mr. Hammond and AY notifying them that PRTS had received an unsolicited written proposal from Aviall with respect to a competing transaction (as defined in the merger agreement) which could reasonably be expected to result in a superior proposal (as defined in the merger agreement), and advising them that PRTS may enter into discussions or negotiations with Aviall regarding its proposal.

     On August 30, 2002, the Special Committee and Board of Directors received a letter from Mr. Hammond stating that in his capacity as a stockholder of PRTS, he would oppose and vote against the proposal made by Aviall.

     On September 6, 2002, the Special Committee met to discuss the offer from Aviall to acquire all of the outstanding shares of PRTS common stock at a price between $1.55 and $1.65 per share. The Special Committee noted the significant range in Aviall's offer and the fact that Aviall's offer could not result in a completed transaction without Mr. Hammond voting in favor of it, and discussed the possible impact of Aviall's offer on the outstanding purported class action litigation. The Special Committee discussed Aviall's request to begin a due diligence review of PRTS.

     On September 6, 2002, the Board of Directors, other than Mr. Hammond, who did not attend the meeting, met to receive a report from the Special Committee and to discuss the Aviall proposal. The Board of Directors discussed Aviall's request to begin a due diligence review of PRTS.

     On September 6, 2002, EBG sent a letter to Aviall on behalf of the Special Committee acknowledging receipt of Aviall's August 30, 2002 proposal and stating that the Special Committee was considering the proposal.

     On September 6, 2002, Haynes and Boone, LLP, counsel to Aviall (sometimes referred to as "HB"), sent to EBG a copy of a complaint filed by Inventory Locator Service, LLC ("ILS"), a subsidiary of Aviall, against PRTS in the United States District Court for the District of Tennessee. The complaint alleged that PRTS had improperly gained access to ILS's database and used such information to solicit ILS customers. The complaint alleged violations of the Computer Fraud and Abuse Act, tortuous interference with ILS's business relations, and misappropriation of ILS's trade secrets, and sought injunctive relief and unspecified damages. Later that day, PRTS received a letter from Aviall demanding the right to inspect and copy the Company's stockholder list and information related to the beneficial ownership of the Company's common stock, as well as the Company's certificate of incorporation and bylaws.

     On September 9, 2002, the Special Committee met to discuss the Aviall proposal to acquire all of the outstanding shares of PRTS common stock at a price between $1.55 and $1.65 per share. The Special Committee determined to provide due diligence materials to Aviall upon the execution and delivery of a nondisclosure agreement, and to require Aviall to submit a definitive proposal in writing, at a fixed price, and containing no further due diligence or other conditions, no later than September 20, 2002.

     On September 10, 2002, EBG sent a letter to Aviall stating that the Special Committee was prepared to provide due diligence materials to Aviall upon Aviall's execution of a nondisclosure agreement provided by EBG. The letter from EBG also set forth the Special Committee's requirement that Aviall submit a definitive written proposal at a fixed price with no further due diligence or other conditions no later than September 20, 2002. The letter also enclosed a copy of the merger agreement between PRTS and the Acquisition Group and asked that any proposal made by Aviall include specific references to any changes Aviall would require to the form of merger agreement in the event Aviall entered into a definitive merger agreement with PRTS.

     On September 11 and 12, 2002, EBG and HB negotiated the terms of a nondisclosure agreement between PRTS and Aviall.

     On September 11, 2002, HB told EBG that Aviall was prepared to begin due diligence but was reluctant to do so unless Mr. Hammond was aware of Aviall's proposal and had indicated that he was open to discussions with Aviall.

     On September 11, 2002, EBG sent a letter to HB noting that the Special Committee had advised Mr. Hammond of Aviall's offer and the Special Committee had determined to provide due diligence materials to Aviall. The letter also noted that while the Special Committee did not speak for Mr. Hammond, Mr. Hammond had advised the Special Committee that in his capacity as a stockholder of PRTS, he was opposed to the current Aviall proposal. The letter further noted that the Special Committee was prepared to continue the due diligence process with Aviall and consider any offer Aviall might make. The letter further noted that under the terms of the merger agreement between PRTS and Mr. Hammond, the ability of a competitive offeror to complete a proposed transaction was one of the factors that the Special Committee and Board of Directors were required to consider, and that Aviall might wish to contact Mr. Hammond directly to discuss its offer with Mr. Hammond in his capacity as a PRTS stockholder.

     On September 12, 2002, HB sent a letter to EBG stating that Aviall was moving forward with its due diligence based on the following assumption: that if Aviall's proposal (i) reflected a cash price per share for each outstanding share of PRTS Common stock in excess of the $1.41 provided for in the merger agreement with Mr. Hammond, (ii) was not subject to any financing or due diligence contingency, and (iii) was likely of being completed given legal, financial and regulatory aspects of the proposal, the Special Committee and the Board of Directors would terminate the merger agreement with Mr. Hammond and enter into a written acquisition agreement with Aviall regardless of Mr. Hammond's position. HB asked for an immediate notification if its assumption was not correct. HB also returned a confidentiality agreement executed by Aviall to EBG, and stated that HB would provide a due diligence checklist under separate cover; that Aviall would commence its due diligence on September 13, 2002; and that HB would contact PRTS and vFinance to coordinate the due diligence process.

     On September 12, 2002, EBG sent an e-mail to HB stating that HB should not make any assumptions about future decisions that either the Special Committee or the Board of Directors may make. EBG pointed out that the merger agreement defined "superior proposal" as one "likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the person making the proposal and the expected timing to complete the proposal...)" EBG noted that the ability of PRTS to terminate the merger agreement with the Acquisition Group to enter into an alternative agreement also depended on determining that the alternative agreement was for a "superior proposal", and asked for HB's opinion on how the Special Committee or Board of Directors could conclude that a proposal opposed by Mr. Hammond in his capacity as a stockholder could be determined to be "likely of being completed".

     On September 13, 2002, HB sent a letter to EBG stating that Aviall had no basis for knowing what the language cited by EBG in the definition of "superior proposal" in the merger agreement between PRTS and Mr. Hammond was intended to mean. HB stated that Aviall saw little reason to commence the due diligence process and submit a definitive proposal unless the Special Committee obtained Mr. Hammond's concurrence that he would proceed and be supportive of an offer by Aviall in excess of $1.41 per share.

     On September 15, 2002, Messrs. Rosenblum and Narath met with Mr. Jacinto to discuss Atlas and Marathon's possible support of a transaction with the Acquisition Group.

     On September 18, 2002, PRTS sent a letter to HB stating that PRTS would make available to Aviall, on September 25, 2002, stockholder information previously requested by Aviall.

     On September 19, 2002, PRTS received a letter from HB regarding the stockholder information demanded by Aviall.

     On September 21, 2002, Messrs. Rosenblum and Narath again met with Mr. Jacinto to discuss Atlas and Marathon's possible support of a transaction with the Acquisition Group.

     On September 23, 2002, EBG received an e-mail from Cauley, Geller, Bowman & Coates, counsel to the plaintiffs in the purported class action litigation. The e-mail asked what steps, if any, the Special Committee was taking with regard to the proposal by Aviall.

     On September 23, 2002, EBG received an e-mail from Drew Levitt asking EBG to explain why the Special Committee recommended Mr. Hammond's offer rather than Mr. Van Arnem's offer.

     Between September 23 and September 26, 2002, Messrs. Narath and Rosenblum discussed with Mr. Hammond a possible increase in the proposed purchase price. During this period, they also discussed with Mr. Jacinto, Atlas and Marathon's support of a transaction with the Acquisition Group if it was to increase its offer.

     On September 26, 2002, the Board of Directors met twice to discuss the status of the Aviall proposal as well as receive a report from Mr. Narath and vFinance regarding ongoing negotiations among Mr. Hammond, Atlas and Marathon. At the September 26, 2002 Board of Directors meeting, Mr. Narath summarized for the Board discussions he had with representatives of Atlas and Marathon regarding the Merger Agreement and informed the Board of Directors that Atlas and Marathon were considering entering into an agreement with Mr. Hammond which, in consideration for the Acquisition Group agreeing to increase the per share consideration in the merger from $1.41 to $1.50, Atlas and Marathon would agree to support the merger agreement and vote their shares for the merger. Mr. Narath emphasized that he believed these discussions were preliminary. vFinance informed the Board that the increase in the merger price to $1.50 had not caused vFinance to change its opinion dated August 26, 2002 regarding the fairness of the transaction covered by the merger agreement.

     On September 30, 2002, the Board of Directors met to discuss what information, if any, its members had learned regarding Atlas' and Marathon's intent regarding the merger agreement. Mr. Narath informed the Board of Directors that Mr. Hammond indicated to him that the Acquisition Group was prepared to increase its offer to acquire all of the outstanding shares of PRTS not owned or controlled by Acquisition Group from $1.41 to $1.50 if Atlas and Marathon would each agree to vote their PRTS shares in favor of the Merger Agreement. At the September 30, 2002 meeting, the Board of Directors resolved to accept the $1.50 per share if offered by the Acquisition Group.

     Between October 1 and October 10, 2002, the Board was generally informed that negotiations were taking place regarding Atlas and Marathon's support of the merger agreement. At a Board of Directors meeting held on October 11, 2002, Mr. Narath informed the Board of Directors that discussions regarding Atlas' and Marathon's support of the merger agreement had terminated without an agreement with Mr. Hammond and, accordingly, the Acquisition Group was not prepared to increase its offer. The Board of Directors voted to ratify the merger agreement with the Acquisition Group, which, included, among other terms, per share merger consideration of $1.41 to be paid for all shares of PRTS other than shares owned or controlled by the Acquisition Group.

     On ________, 2002, vFinance reaffirmed as of the date of this proxy statement its fairness opinion previously delivered to the Special Committee and Board of Directors.

THE SPECIAL COMMITTEE

     The Special Committee consists of three non-employee, non-officer directors of PRTS, Messrs. Pierre Narath, Edward McCartin and Thomas Van Hare, none of whom is affiliated with Mr. Hammond.

     Pierre A. Narath. Mr. Narath has been a member of the Board of Directors since March 2000. Since January 1999, Mr. Narath has served as Chairman, Chief Executive Officer and President of Touchstone Software Corp., an OTC Bulletin Board listed developer and publisher of utility software used to set up, maintain and manage personal computers and networks. From May 1997 to November 1998, Mr. Narath served as Vice President of Award Software International, Inc., a developer and marketer of system enabling and management software for the global computing market that was acquired by Phoenix Technologies, Inc. in 1998. From February 1990 to May 1997, Mr. Narath served as President of Unicore Software, Inc., a software company acquired by Touchstone Software Corp. in 1999.

     Thomas C. Van Hare. Mr. Van Hare has been a member of the Board of Directors since November 1999 and has extensive experience in commercial design and Internet marketing. Mr. Van Hare served as General Manager (USA) for Clear Winter, Inc., an internet systems integration company during 2001 and he was the President and Chief Executive Officer of Capstone Internet Services, Inc., a graphic design and marketing company, from 1994 to 2000. Prior to such time, Mr. Van Hare served in both the Reagan and Bush Administrations in the Departments of State and Defense, respectively, in various capacities. Mr. Van Hare is a commercial pilot with multi-engine and instrument ratings and has extensive search and rescue experience.

     Edward McCartin. Since 1999, Mr. McCartin has been a Senior Business Development Manager for the Electroptic Transmission Division at JDS Uniphase Corporation. From 1997 through 1999, Mr. McCartin was Director of Sales and Operations of Ramar Corp., a fiber optic manufacturer of transmission components supporting the telecommunications industry. From 1985 through 1997, he served as General Manager of Aviation Laboratories.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     On August 26, 2002, the Special Committee of the Board of Directors unanimously determined that the proposed merger and the merger agreement are fair from a financial point of view to, and in the best interests of, PRTS stockholders other than the Acquisition Group. The Special Committee unanimously recommended to the Board of Directors that the merger agreement and the merger be approved and adopted. The Special Committee considered a number of factors, as more fully described above under "--Background of the Merger" and as described below under "--Reasons for the Special Committee's Determination," in determining to make its recommendation. The Board of Directors, based in part upon the unanimous recommendation of the Special Committee, determined that the terms of the merger agreement and the proposed merger are fair from a financial point of view to, and in the best interests of, the Unaffiliated Stockholders and approved the merger agreement and the merger. The Board of Directors, based in part upon the unanimous recommendation of the Special Committee, recommends that PRTS stockholders vote FOR the approval and adoption of the merger agreement and the merger.

     Reasons for the Special Committee's Determination
     -------------------------------------------------

     In recommending approval and adoption of the merger agreement and the merger to the Board of Directors, the Special Committee consulted with the Company's management, as well as Special Committee's financial advisor and legal counsel, and considered the short and long-term prospects of the Company. In view of the wide variety of factors considered in connection with the evaluation of Mr. Hammond's offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their recommendations. In reaching its determination, the Special Committee considered a number of factors both for and against recommending the merger, including the following factors which weighed in favor of the merger:

        o   the  merger  will  provide  the  Unaffiliated  Stockholders  with an opportunity to realize a substantial premium for their shares compared to current and historical prices; specifically, the Unaffiliated Stockholders can realize a premium of approximately (a) 96% over the $0.72 per share closing sale price of our common stock on April 9, 2002, the last trading day prior to the announcement of Mr. Hammond's offer; (b) 86% over the average reported closing price of $0.76 for the twenty (20) trading days prior to Mr. Hammond's offer; (c) 23% over the $1.15 closing sale price on August 23, 2002, the last trading day prior to the Special Committee making its determination; (d) 19% over the average reported closing price for the twenty (20) trading days prior to the Special Committee making its determination to recommend the transaction; and (e) 60% over the average reported closing price of $0.88 for the one-year period prior to August 26, 2002.

        o PRTS stock is highly illiquid and PRTS has experienced declining sales growth and continuing operating losses for the past two fiscal years;

        o the consideration to be received by PRTS stockholders in the merger will consist entirely of cash and eliminates any uncertainties in valuing the merger consideration to be received by the Company's stockholders;

        o the likelihood of the consummation of the merger, the proposed structure of the transaction, the anticipated closing date of the merger, and the availability of funds to complete the merger;

        o as a result of negotiations between the Special Committee and Mr. Hammond, the price offered for the shares in the merger was increased;

        o the costs and factors previously identified as being associated with remaining a public company would likely not be offset by the benefits of providing stockholders with a liquid investment;

        o   the opinion of vFinance as to the fairness,  from a financial  point
            of  view,   of  the  merger   consideration   to  the   Unaffiliated
            Stockholders;

        o the Special Committee's knowledge of our business, operations, assets, financial condition, operating results and prospects, as well as the Special Committee's knowledge of the industries in which the Company operates;

        o the limitations PRTS suffered and would likely continue to suffer financially as a public company, including its limited trading volume, lack of institutional sponsorship and lack of research attention from analysts, all of which adversely affect the trading market and the value of the PRTS stock;

        o the Special Committee's belief that the merger agreement, including the reimbursement of out-of-pocket expenses payable to Hammond I (with no additional termination fee) if the merger agreement is terminated for any of the reasons discussed in page __ (The Merger Agreement - Fees, Expenses and Other Payments), should not unduly discourage superior third party offers and that PRTS, subject to certain conditions, may enter into a superior proposal with another party simultaneously with the termination of the merger agreement upon reasonable notice to Hammond I of its intent to enter into such negotiations and superior proposal;

        o the Special Committee's belief that, after extensive negotiations by and on behalf of the Special Committee with Hammond I and its representatives, PRTS has obtained the highest price per share that Hammond I is willing to pay and that further negotiation would not result in an increase to the proposed purchase price per share (the preliminary discussions concerning Hammond I's increasing the per share consideration to $1.50 were conditional on Atlas and Marathon entering into an agreement with Hammond I to support the merger agreement, and these discussions terminated without any such agreement);

        o Mr. Hammond's controlling equity interest in the Company, his corresponding ability to veto any proposed transactions requiring majority stockholder approval and the fact that Mr. Hammond had advised the Special Committee that he and his affiliates had no interest in selling their shares to a third party in the foreseeable future which would likely deter potential strategic and financial third party buyers and would otherwise limit the possibility that our stockholders would be presented with an alternative method to obtain liquidity;

        o the Special Committee's concern that the debt and equity markets could deteriorate further in the future, with the effect that the per share price offered to our stockholders in the merger may not be available in the foreseeable future; and

        o Delaware law entitles the Company's stockholders who do not vote in favor of the merger to file a written objection with the Company to obtain the "fair value" of their shares and otherwise follow the procedures prescribed by Delaware law, as determined by a court, if the merger is completed.

     The Special Committee also determined that the merger is procedurally fair because, among other things:

        o the Board of Directors established a Special Committee to consider Mr. Hammond's proposal and negotiate the terms of the merger agreement;

        o the Special Committee is composed of three independent directors who have no financial interest in the merger different from the Unaffiliated Stockholders;

        o the Special Committee was given exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction;

        o the Special Committee retained and received advice from its own independent legal counsel and financial advisor in evaluating, negotiating and recommending the merger;

        o the Special Committee reviewed the pleadings and information in various class action law suits; and

        o the merger is conditioned on a majority of the Unaffiliated Stockholders not voting against the merger.

     The  Special  Committee  also  considered  a  variety  of risks  and  other
potentially   negative  factors  concerning  the  merger.   These  included  the
following:

        o Mr. Hammond has potential conflicts of interests, including equity interests and continued employment by the Company as the surviving corporation;

        o the fact that, while the merger consideration represents a premium to our historical trading price, the stock market has not performed well over the past year, particularly the ".com" companies, which may contribute to the trading price of our common stock; and

        o   our  current  public   stockholders  will  not  have  the  right  to
            participate in our future growth, if any.

     While the Special Committee reviewed with vFinance its various financial analyses and reviewed with the executive officers of PRTS its historical results and discussed the Company's business prospects, the Special Committee did not independently generate its own separate financial analysis of the merger. In adopting the opinion of vFinance, the Special Committee noted that the per share merger consideration offered to the public stockholders is within the average per share price range implied by three valuations in the analyses done by vFinance. See "Special Factors - Opinion of Special Committee's Financial Advisor" on page 43.

     After considering these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors together.

     Reasons for the Board of Directors' Determination
     -------------------------------------------------

     The PRTS Board of Directors consists of six (6) directors, three (3) of whom serve on the Special Committee. Of the remaining directors, one is Mr. Hammond, a member of the Acquisition Group. In reporting to the Board of Directors regarding its determination and recommendation, the Special Committee, with its independent legal and financial advisors participating, advised the other members of the Board of Directors of the course of negotiations with the Acquisition Group and its legal counsel, its review of the merger agreement and the factors it took into account in reaching its determination that the terms of the merger agreement, including the offer price of $1.41 per share, and the merger are fair from a financial point of view to, and in the best interests of, the Unaffiliated Stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the Board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the Board based its position on the totality of the information presented and considered. In connection with its consideration of the determination by the Special Committee, as part of its determination with respect to the merger, the Board of Directors adopted the conclusion, and the analysis underlying such conclusion, of the Special Committee based upon its view as to the reasonableness of that analysis.

     At a special meeting of the Board on August 26, 2002, at which all members were present other than Mr. Hammond, who did not attend the meeting, the Board unanimously approved the merger agreement, concluded that the merger is fair to the Unaffiliated Stockholders and recommended that it be submitted to the Company's stockholders for approval.

POSITION OF BOARD OF DIRECTORS AS TO FAIRNESS OF THE MERGER

     The Board of Directors believes that the merger agreement and the proposed merger are substantively and procedurally fair from a financial point of view to, and in the best interests of, Unaffiliated Stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, the Board established the Special Committee, consisting of three directors of PRTS, none of whom is an officer or employee of PRTS or has an interest in the proposed merger different from that of Unaffiliated Stockholders generally.

     In reaching these conclusions, the Board of Directors considered it significant that:

        o the historical trading activity of our common stock, including the fact that the average daily trading volume of our common stock for the 12 months prior to April 9, 2002 was 17,731 shares per day, which makes it unlikely that we can issue new equity and therefore we cannot recognize one of the benefits of being a public company;

        o we have a small public float, our market capitalization was approximately $9.8 million as of April 8, 2002, and we have limited prospects for creating institutional interest in our stock or coverage by analysts which makes it difficult to attract new investor interest in us;

        o our stock price has not performed well since it started trading on the Nasdaq National Market in March 2000 until April 10, 2002, the date of our press release regarding the Acquisition Group's initial offer. During that period our common stock closed at a high of $14.00 per share on March 24, 2000 and at a low of $0.40 per share on September 25, 2001. During the 12 month trading period ended April 9, 2002, the shares closed at a high of $1.77 per share on May 29, 2001, and at a low of $.40 per share on September 25, 2001, which makes it unlikely that stockholders could receive a higher price in the market for their shares;

        o the $1.41 cash consideration for a single share of our common stock represents a 70% premium over the average price for our common stock on the Nasdaq National Market for the 12 month period ended April 9, 2002, the date before we announced we had received an offer from Mr. Hammond and R. Hammond, L.P., and a 96% premium over the closing price April 9, 2002, the date prior to the announcement of the proposed merger;

        o the written opinion of vFinance delivered to the Special Committee on August 26, 2002, stating that, as of August 26, 2002, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each Unaffiliated Stockholder will have the right to receive in the proposed merger is fair, from a financial point of view, to that stockholder and the Special Committee expressly adopts the discussion contained therein;

        o the limited alternative transactions available in view of the fact that Mr. Hammond, individually and in his capacity as a stockholder of PRTS, advised the Special Committee that he had no interest in selling his shares to a third party, which limits the possibility that our public stockholders would be presented with an alternative method to obtain liquidity;

        o the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Exchange Act (which were approximately $300,000 in fiscal year 2001), which will be reduced if we are a private company;

        o the judgment of the Special Committee that the merger consideration is fair from a financial point of view to our Unaffiliated Stockholders;

        o the Special Committee's conclusions based upon the opinion of its financial advisor as to the fairness, from a financial point of view, of the merger consideration to the Unaffiliated Stockholders;

        o the Special Committee's belief that, after extensive negotiations by and on behalf of the Special Committee with the Acquisition Group and its representatives, the merger consideration payable in cash of $1.41 per share was the highest price that the Acquisition Group would offer and that further negotiation would not result in an increase to the proposed purchase price per share (the preliminary discussions concerning Hammond I's increasing the per share consideration to $1.50 were conditional on Atlas and Marathon entering into an agreement with Hammond I to support the merger agreement, and these discussions terminated without any such agreement);

        o the merger will allow our Unaffiliated Stockholders an opportunity to receive a cash payment at a fair price and provide a prompt and orderly transfer of ownership of PRTS to the Acquisition Group; and

        o the right of any of our Unaffiliated Stockholders to exercise appraisal rights under Delaware law if he or she does not believe the merger consideration to be fair.


THE BOARD OF DIRECTORS, ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

POSITION OF THE ACQUISITION GROUP AS TO THE FAIRNESS OF THE MERGER

     Each of the parties comprising the Acquisition Group has concluded that the merger is fair from a financial point of view to the Unaffiliated Stockholders based upon the following factors: (i) their familiarity with the Company and its prospects; (ii) the conclusions and recommendations of the Special Committee and the Board; and (iii) the fact that vFinance issued a fairness opinion to the Special Committee to the effect that the merger is fair to the Unaffiliated Stockholders from a financial point of view. In reaching the conclusion that the merger is fair to the Unaffiliated Stockholders, the Acquisition Group placed significant reliance upon the fact that $1.41 represents a premium of approximately 96% over the $0.72 closing sale price for the Company's common stock on the last trading day before the Company announced the initial offer by Mr. Hammond.

     The Acquisition Group believes that the manner in which the merger was considered by the Company was procedurally fair to the Unaffiliated Stockholders because (i) the Special Committee was formed to promote and protect the interests of the Unaffiliated Stockholders; (ii) the Special Committee was
comprised solely of directors who were neither employees of the Company nor affiliated with any entities affiliated with Mr. Hammond; (iii) the Special Committee concluded that the merger was substantially and procedurally fair to the Unaffiliated Stockholders and voted in favor of the merger; (iv) the Special Committee retained an independent financial advisor and independent legal counsel; (v) the merger requires that a majority of the Unaffiliated Stockholders not vote against the merger; and (vi) the merger agreement provides the Special Committee with the right to respond to other unsolicited offers for the purchase of PRTS prior to the common stockholders' meeting to which this proxy statement relates, and, subject to the payment of Hammond I's reasonable expenses, the right to accept such offer if, in the exercise of its fiduciary duties, the Special Committee determines that the acceptance of the alternative offer would be in the best interest of the PRTS stockholders.

     The Acquisition Group believes that these analyses and factors considered together provide a reasonable basis for them to believe that the merger is substantively and procedurally fair to the Unaffiliated Stockholders, even though no disinterested representative, other than the Special Committee and its advisors, was retained to act solely on behalf of the Unaffiliated Stockholders. In view of the variety of factors considered in reaching its decision, the Acquisition Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered reaching its conclusions and recommendations. The Acquisition Group recognized that their interests in the merger are not the same as the interest of the Unaffiliated Stockholders and that the foregoing should not be construed as a recommendation by the Acquisition Group to vote to approve the merger.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     Introduction
     ------------

     In connection with the proposed merger, the Special Committee of the Board of Directors engaged vFinance to render an opinion as to the fairness, from a financial point of view, to our stockholders (other than the Acquisition Group), of the proposal by the Acquisition Group. On August 26, 2002, at a meeting of the Special Committee, vFinance delivered its opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received in the merger is fair to the stockholders of PRTS other than the Acquisition Group, from a financial point of view. Subsequently, vFinance delivered its written fairness opinion. vFinance reaffirmed its fairness opinion as of _________, 2002, the date of this proxy statement.

     THE FULL TEXT OF THE WRITTEN OPINION OF vFINANCE, DATED AS OF AUGUST 26, 2002 AND REAFFIRMED AS OF THE DATE HEREOF (THE "vFINANCE OPINION"), IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE. YOU ARE URGED TO READ THE vFINANCE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY vFINANCE IN RENDERING ITS OPINION. THE SUMMARY OF THE vFINANCE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by PRTS on the scope of vFinance's investigation or the procedures to be followed by vFinance in rendering its opinion. vFinance was not requested to and did not make any recommendation to the Special Committee as to the form or amount of consideration received in the merger, which, vFinance assumed, was determined through arm's-length negotiations between parties. The vFinance opinion was for the use and benefit of the Special Committee in connection with its consideration of the merger and was not intended to be and does not constitute a recommendation to any stockholder of PRTS as to how such stockholder should vote with respect to the merger. vFinance was not requested to opine as to, and its opinion does not address, our underlying business decision to proceed with or effect the merger. Further, vFinance was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for PRTS.

     In arriving at its opinion, vFinance took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally, and, among other things: (i) reviewed drafts of the merger agreement; (ii) reviewed publicly available financial information and other data with respect to PRTS, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, the Schedule 13D, as amended, filed April 10, 2002 by Mr. Hammond, and certain other relevant financial and operating data relating to PRTS made available to vFinance; (iii) reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to PRTS; (iv) reviewed and analyzed the premium to be paid in the merger and premiums paid in certain other transactions; (v) reviewed and discussed with representatives of the management of PRTS certain financial and operating information furnished by them, including financial analyses and related assumptions with respect to the business, operations and prospects of PRTS; (vi) considered the historical financial results and present financial condition of PRTS; (vii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of PRTS; (viii) inquired about and discussed the merger and other matters related thereto with PRTS management, the Special Committee and its legal counsel; and (ix) performed such other analyses and examinations as were deemed appropriate.

     In arriving at its opinion, vFinance relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of PRTS management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. . In arriving at its opinion, vFinance did make a physical inspection of the corporate headquarters of PRTS, but did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of PRTS. vFinance assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable federal and state statues, rules and regulations. In addition, it is assumed that the merger will be a taxable event to the PRTS stockholders. The vFinance Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 26, 2002. Accordingly, although subsequent developments may affect its opinion, vFinance has not assumed any obligation to update, review or reaffirm its opinion.

     Each of the analyses conducted by vFinance was carried out in order to provide a different perspective on the merger, and to enhance the total mix of information available. vFinance did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger to PRTS stockholders other than the Acquisition Group. vFinance did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, vFinance believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by vFinance in connection with the preparation of its opinion.

     The summary of vFinance's analysis described below is not a complete description of the analysis underlying vFinance's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, vFinance made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, vFinance believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.

     Selected Comparable Company Analysis
     ------------------------------------

     Market Cap Analysis. vFinance decided that a comparable analysis should look at companies that attempt to facilitate e-commerce within specific industry segments, or are online databases that can be searched and data mined. The companies utilized in this analysis cut across many different industry segments and vary in size in terms of market capitalization and revenues.

     vFinance selected a universe of companies that fit their defined parameters, and were included in the comparable sample. The companies ranged in market capitalization size from $2.2 million to $619.3 million, with a mean market capitalization of $100 million. The majority of the companies in the sample fell within the venue of e-commerce enabling, with the remainder comprised of Database/Print/ Media companies. The range of year-end 2001 revenues generated by this group varied from $1.43 million to $148 million, with a mean of $41.6 million, as compared to the $6.0 million generated by PRTS in 2001.

     vFinance reviewed the operating demographics of the sample set and determined that PartsBase fell within the parameters of the group and began to set forth the basis of their analysis. In the end, they settled on three analytical techniques; Comparable Company Analysis, Buy-Out/Acquisition Analysis, and Liquidation Analysis, to arrive at what they felt was a proper valuation range for PRTS.

     Comparable Analysis. vFinance saw that given certain valuation constraints, (i.e. sample universe of companies not generating cashflow or earnings) it would have to derive multiples based upon Market Price and Enterprise Value. These two items were compared to each company's Revenue, EBITDA (Earnings before Interest, Taxes, Depreciation & Amortization), EBIT (Earnings before Interest and Taxes) and Net Assets. Based on this analysis, the range of per share prices for PRTS stock was determined to be $1.44 to $2.05 per share.

     vFinance, Investments, Inc. went back to its sample set and determined that some of the companies, by virtue of their much larger market capitalization, were skewing the analysis. They then evaluated the comparables and price ranges excluding these companies from the analysis and the effect was drastic. The range fell to $1.02 to $1.65 per share, when the analysis reflected those companies closer in market capitalization to PRTS. vFinance, Inc, decided to utilize both sets of comparable analyses, as each is a valid manner by which to examine the value of PRTS.

     Buyout Analysis. Consistent with the form of analyses normally prepared in support of an opinion, vFinance analyzed buyouts of similar sized companies in related sectors.. The analysis showed the transaction prices, market capitalizations, premiums paid above the market price from the date of offer, and the amount of cash listed on the target company's books as a percentage of it's market capitalization. The target companies that were examined were similar to slightly larger in size in market capitalization to PRTS. The buyouts ranged in size from $10.8 million to $93.5 million. Given the small size of the sample (many e-commerce enabling companies went bankrupt, with the assets being acquired at substantially discounted prices.), it was difficult to infer any statistical trends from the data, as each transaction differed significantly. However, the data did reveal that transactions did occur at a value less than the actual cash listed on the balance sheet. In those scenarios where the enterprise value, defined as the market value of the company's equity plus debt less the cash on the balance sheet is negative, the implication was that the operating business should not be valued on a going concern basis. vFinance could not ascertain if the implication was due to a flawed operating model, ineffective management, slower than expected development of industry fundamentals, or lack of demand for product reflective of decreased spending for technology investments. Irrespective of the reason, the analysis indicated that the mean premium to market price paid for the acquisitions in this sample set was 54%, which applied to the initial market price, yielded a price of $1.11. vFinance applied the mean percentage of balance sheet cash to offering price (75%) and arrived at a price of $1.28, effectively making the range $1.11 to $1.28 for their sample buyout set.

     Liquidation Analysis. vFinance took into consideration the concept of negative enterprise value, where the market value of the debt and equity less cash on the balance sheet was negative, implying little or no operating value should be assigned to the operating business. While they did not attempt to evaluate the merits of the PRTS operating model, their analysis assumed that the assets of the PRTS were to be liquidated, and vFinance attempted to assign values to arrive at a per share liquidation price. For the basis of their analysis, they decided to take a conservative approach and look at the value of the assets on a "worst case" scenario, typified when one is a motivated seller, in a low demand market. They examined the assets on the balance sheet as of March 31, 2002 and made certain assumptions as to the recoverability of value of the assets.

     Based on their analysis of the recovery value of the assets, plus the paydown of liabilities, vFinance calculated the total amount of recovery to be $21,401,000, which equated to approximately $1.53 per share.

     Summary of Analyses and Other Evaluations
     -----------------------------------------

     vFinance examined three valuation methodologies, with two iterations on Comparable Analysis, and arrived at ranges of $1.44 to $2.05 for Comparables which included large market cap competitors, $1.02 to $1.65 for Comparables of like market cap, $1.11 to $1.28 for buyout valuations, and $1.53 under a possible liquidation scenario. The average of these methodologies was a range of $1.28 per share to $1.63 per share, which they represented to the Special Committee as the acceptable range of offers to be considered for a possible acquisition or going private transaction for PRTS.

     Pursuant to a request by the Special Committee, and in answer to a 13-D filing by two of the largest institutional holders of PRTS, vFinance was asked to arrive at a value for the portal assets and collectively work with the Special Committee to solicit bids for those assets to determine if the combination of an asset sale with a distribution of cash from the Company could result in a larger overall value with a greater degree of certainty to stockholders rather than an outright sale to any one bidder.

     vFinance valued the portal assets using two methodologies; Specific identification of portal assets, and valuation of the portal assets based on subscription revenues. The subscription valuations were base on a review of trailing twelve months and a forecast of a forward-looking twelve months. The figure arrived at for the portal based on balance sheet assets, was $3.4 million, while the range of values based on subscription revenue was $3.6 to $4.0 million.

     At the request of the Special Committee, vFinance contacted a number of interested parties who had expressed interest in the portal assets. One bid was submitted by Harold Van Arnem and another by Company X. The offer by Mr. Van Arnem was stated as $4 million, but when netted against accounts receivable and working capital givebacks, the value of the offer equaled approximately $1.5 million, and would have required that the Company hold an 18-month promissory note. The second offer, by Company X, was valued at a range of $3 million dollars to $4 million dollars, with no financing contingencies, but was subject to adjustments upon completed due diligence. As such, vFinance advised the Special Committee that in its opinion, if there could not be assurance of getting additional value on an asset sale, the Special Committee should conclude that it was not in the best interest of stockholders to pursue this path.

     vFinance performed a variety of financial and comparative analyses for the purpose of rendering the vFinance Opinion. While the foregoing summary describes all material analyses and factors reviewed by vFinance with the Special Committee of the Board, it does not purport to be a complete description of the presentations by vFinance to the Special Committee of the Board or the analyses performed by vFinance in arriving at the vFinance Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. vFinance believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the vFinance Opinion. In addition, vFinance may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be vFinance's view of the actual value of PRTS. In performing its analyses, vFinance made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PRTS. The analyses performed by vFinance are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of vFinance's analysis of the fairness of the consideration to be received in the merger, from a financial point of view, to the stockholders of PRTS other than the Acquisition Group, and were provided to the Special Committee of the Board solely in connection with the delivery of the vFinance Opinion.

     In connection with advisory services related to the merger and the issuance of the vFinance Opinion, vFinance has received a fee of $130,000. PRTS has agreed to reimburse vFinance for its reasonable expenses incurred in connection with its engagement and to indemnify vFinance and its affiliates against certain liabilities that may arise out of the rendering of the vFinance Opinion.

     vFinance is an investment banking firm that is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

PURPOSE AND STRUCTURE OF THE MERGER

     The Company
     -----------

     The purpose of the Merger is to allow our stockholders to realize the value of their investment in PRTS in cash at a price that represents a premium over the market price of the Common Stock before the public announcement of the offer by the Acquisition Group to take PRTS private. The Board believes that because of the limited liquidity of the shares of the common stock and the valuation of the common stock in the public markets, we have not been able to realize fully the benefits of our status as a public company. At the same time, our status as a public company has imposed a number of limitations on PRTS and our management in conducting our operations. Accordingly, one of the purposes of the merger is to afford greater operating flexibility by allowing our management to concentrate on the Company's long-term viability instead of quarter-to-quarter performance often emphasized by the public markets. Further, the merger is intended to enable us to use in our operations those funds that would otherwise be expended in complying with those requirements of the federal securities laws applicable to public companies.

     Our purpose in submitting the merger to a vote of its stockholders with a favorable recommendation at this time is to allow our stockholders an opportunity to receive a cash payment at a fair price and provide a prompt and orderly transfer of ownership of PRTS to the Acquisition Group.

     Acquisition Group
     -----------------

     The Acquisition Group is engaging in the merger for the following reasons:

        o PRTS over the last three years has explored other strategic alternatives (including the possible sale of, assets) to improve its financial viability given the financial pressure on the Company and the valuations of similar companies in the public markets. However, after due study and deliberation of each option, the Board determined that none of such options could be recommended for the Company. Some time after the Board ruled out these other options, Mr. Hammond approached the Board with his proposal to take the Company private. Taking the Company private is viewed by the Acquisition Group as the Company's best option to improve its financing alternatives and lower its compliance costs.

        o The Acquisition Group believes that PRTS, as a private company, will have greater operating flexibility to incur expenses, hire personnel, incur debt and expand its business without the constraint of the public markets' emphasis on short-term quarterly results.

        o The Acquisition Group also believes that the costs incurred by PRTS to maintain itself as a public company, including filing reports under the Exchange Act, providing annual reports and proxy statements to PRTS stockholders, listing its common stock on the Nasdaq National Market, directors and officers insurance premiums, investor relations expenses and outside board member fees (estimated to be an aggregate of $300,000 per year), are not justified given the size of PRTS, the thin trading market for its Common Stock and the lack of a significant following of PRTS by research analysts. The Acquisition Group believes these resources could be used more effectively in the business operations of PRTS as a private company.

     Mr. Hammond and the Acquisition Group were interested in a transaction that enabled them to obtain control of PRTS as a private company. However, the Acquisition Group was also aware that the proposed merger and the merger consideration offered by the Acquisition Group would be publicly announced, giving any interested third party an opportunity to discuss with the Acquisition Group or PRTS a business combination transaction that might yield more than $1.41 per share for Unaffiliated Stockholders. The Acquisition Group was willing to consider any third-party proposals made to PRTS that would enable the Unaffiliated Stockholders to realize more than $1.41 for its shares of Common Stock.

     The Acquisition Group structured the transaction as a merger to enable it to acquire all of the common stock in a single transaction. This structure also allows any Unaffiliated Stockholder who does not believe that the cash price of $1.41 per share is fair to exercise appraisal rights under Delaware law. The primary reasons for the timing of the transaction were with the competitive disadvantages that PRTS confronted as a public company, the costs incurred by PRTS as a public company, the lack of liquidity in PRTS common stock, the depressed price of PRTS common stock and our inability to access the capital markets.

CERTAIN EFFECTS OF THE MERGER

     Upon the effective time of the merger, the Unaffiliated Stockholders will cease to have ownership interests in PRTS or rights as PRTS stockholders. Therefore, the current Unaffiliated Stockholders will not participate in any future earnings or growth of PRTS and will not benefit from any appreciation in value of PRTS. Upon completion of the merger, the Acquisition Group is expected to own 100% of the capital stock of the surviving corporation outstanding immediately after the merger. The Acquisition Group and any other future holders of the surviving corporation's equity interests will be the sole beneficiaries of the future earnings and growth of PRTS, if any.

     Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market under the symbol "PRTS". As a result of the merger, PRTS will be a privately held corporation, and there will be no public market for our common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to PRTS. After the effective time of the merger, PRTS will also no longer be required to file periodic reports with the SEC.

     At the effective time of the merger, the officers and directors of HAC immediately prior to the effective time of the merger will become the officers and directors of the surviving corporation. At the effective time of the merger, the certificate of incorporation of PRTS as in effect immediately prior to the effective time of the merger will be amended to be identical to the certificate of incorporation of HAC (except that the name of HAC will be changed to PartsBase, Inc.) and will become the certificate of incorporation of the surviving corporation. The by-laws of HAC in effect immediately prior to the effective time of the merger will become the by-laws of the surviving corporation.

     It is expected that, following completion of the merger, the operations of PRTS will be conducted substantially as they are currently being conducted. Neither PRTS, Hammond I nor Mr. Hammond has any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, PRTS, the Acquisition Group and Mr. Hammond will continue to evaluate our business and operations after the merger and may develop new plans and proposals that PRTS, Hammond I, the Acquisition Group or Mr. Hammond consider to be in the best interests of PRTS and its stockholders.

     All outstanding options and warrants (including those held by our directors and executive officers) will be canceled to the extent not exercised prior to the effective time of the merger in exchange for an amount of cash, if any, determined by multiplying (i) the excess, if any, of $1.41 over the per share exercise price of the option, multiplied by (ii) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes, except for currently outstanding warrants which do not expire by their terms.

     The following table sets forth for Mr. Hammond, Hammond I and affiliates their interest in the net book value and net loss of PRTS, based upon the approximate percentage of their beneficial ownership of PRTS common stock as of June 30, 2002:


    Name                                    Ownership Percent        Net Book Value (1)          Net Loss (2)
    ----------------------------------      -----------------        ------------------          ------------
    Robert A. Hammond, Jr., Hammond I,
    Inc. and affiliates                           64.23%                   $1.11                  $1,454,197
    ---------------------------
    (1)  Based on PRTS stockholders' equity as of June 30, 2002.
    (2)  Based on PRTS net loss for the six months ended June 30, 2002.


     The following table sets forth for Mr. Hammond, Hammond I and affiliates their interest in the net book value and net loss of PRTS after the merger, based upon the approximate percentage of his expected ownership of the capital stock of the surviving corporation outstanding immediately after the merger:


    Name                                    Ownership Percent        Net Book Value (1)          Net Loss (2)
    ----------------------------------      -----------------        ------------------          ------------
    Robert A. Hammond, Jr., Hammond I,
    Inc. and affiliates                          100.00%                   $1.73                  $2,264,047
    -----------------------------
    (1)  Based on the surviving  corporation's  net book value of  approximately
         $24,175,352 as of June 30, 2002, which gives effect to the merger as if it occurred on June 30, 2002.
    (2)  Based  on the  surviving   corporation's  net   loss  of  approximately
         $2,264,047 for the six months ending June 30, 2002,  which gives effect to the merger as if it occurred on June 30, 2002.


RISKS THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various risks, including, but not limited to, the following:

        o that more than a majority of the Unaffiliated Stockholders will vote against the merger;

        o that PRTS will experience a circumstance, event, occurrence, change or effect that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on PRTS;

        o that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

        o that PRTS will not secure required governmental and third-party consents to and authorizations for the merger;

        o that there is material litigation or similar proceedings pending or threatened against PRTS at the time of the closing;

        o that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent provided in the merger agreement immediately before the effective time of the merger; and

        o that there may be brought or pending any action or proceeding that has, or would reasonably be expected to have, a material adverse effect on PRTS.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if PRTS stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of PRTS, under the direction of the Board of Directors, will continue to manage PRTS as an ongoing business.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors, PRTS stockholders should be aware that some of our executive officers and members of our Board of Directors have interests in the transaction that are different from, or in addition to, the interests of PRTS stockholders generally. The Board of Directors appointed the Special Committee, consisting solely of directors who are not officers or employees of PRTS and who have no financial interest in the proposed merger different from the Unaffiliated Stockholders, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of the Unaffiliated Stockholders other than the Acquisition Group. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Board of Directors that the merger agreement and the merger be approved and adopted.

     Robert A. Hammond, Jr. - As of August 26, 2002, Mr. Hammond beneficially owned 9,000,000 shares of our common stock, or 64.23% of our shares. Mr. Hammond is the sole stockholder of Hammond I, and, as a result of the completion of the merger, Mr. Hammond will beneficially own 100% of our outstanding common stock, and his aggregate interest in our net book value will increase from approximately 64% to 100% (from $1.11 to $1.73 of our net book value per share as of June 30, 2002). In addition, Mr. Hammond will have the ability to benefit solely from our future earnings and profits, if any, and any divestitures, strategic acquisition or other corporate opportunities that may be pursued by us in the future.

     PRTS - We will avoid a significant portion of the costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Exchange Act (which were approximately $300,000 in fiscal year 2001).

     The Special Committee; Board of Directors - Each member of the Special Committee has received fees aggregating $25,000 from PRTS for services rendered through ________, 2002 in connection with the merger plus reimbursable expenses. All fees incurred by the Special Committe, Board of Directors and PRTS in connection with the merger, including but not limited to the fees and expenses of its special counsel and financial advisors which are projected to be approximately $932,654, will be paid by PRTS. Mr. Narath, a board member and member of the Special Committee, will receive $56,400 in merger consideration as result of his beneficial ownership of 40,000 shares of our common stock and 20,000 shares underlying currently exercisable stock options.

     Option Holders - In connection with the merger, all outstanding options (including those held by our directors and executive officers) will be canceled to the extent not exercised prior to the effective time of the merger in exchange for an amount of cash, if any, determined by multiplying (i) the excess, if any, of $1.41 over the per share exercise price of the option, multiplied by (ii) the number of shares of common stock subject to the option, net of any applicable withholding taxes.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     From and after the effective time, the surviving corporation shall provide exculpation, indemnification and advancement of expenses for all persons who had served or are serving as officers or directors of PRTS prior to or as of the effective time, including Mr. Hammond, on terms no less favorable than the provisions with respect to indemnification and advancement of expenses that were provided to such persons as of the effective time. Hammond and PRTS agree that the directors and officers of PRTS covered by these provisions are intended to be third party beneficiaries of these provisions and shall have the right to enforce the obligations of the surviving corporation and under these provisions. The surviving corporation shall maintain in effect from the effective time until five (5) years thereafter directors' and officers' liability insurance with a term, coverage amount and other terms and conditions as least as favorable as those of the directors' and officers' liability insurance maintained by PRTS immediately prior to the effective time.

FINANCING OF THE MERGER

     The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $8 million. The Acquisition Group, through the cash reserves of PRTS which will become available immediately upon the effectiveness of the merger, has sufficient funds available to pay the merger consideration and pay its portion of the fees and expenses incurred in connection with the merger. The merger is not conditioned on any financing arrangements.

FEES AND EXPENSES OF THE MERGER

     Regardless of whether the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "Summary - The Merger Agreement - Fees, Expenses and Other Payments," PRTS will reimburse Hammond I for its reasonable out-of-pocket expenses incurred in connection with the merger. Fees and expenses of the merger are estimated at this time to be as follows:

    Description                                                          Amount
    -----------------                                                   --------
    SEC filing fees.......................................................$1,417
    Financial advisor fees including reimbursable expenses..............$135,000
    Legal, accounting and other professional fees.......................$575,000
    Printing, proxy solicitation and mailing costs.......................$23,000
    Special Committee fees including reimbursable expenses..............$100,000
    Other fees...........................................................$98,237
                                                                        --------
         Total..........................................................$932,654
    -------------------------
    These expenses will not reduce the merger consideration to be received by the PRTS stockholders.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting whereby the majority interest will be recorded at historical cost and the minority interest as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Leveraged Buyout Transactions, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective time of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to stockholders of PRTS. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the PRTS stockholders.

     The following discussion does not address tax issues relevant to certain classes of taxpayers, such as banks, insurance companies, tax-exempt investors, S corporations, entities classified as partnerships for federal income tax purposes or taxpayers who hold PRTS shares as dealers. It does not address issues raised for taxpayers who hold PRTS shares as part of a "straddle," a "hedge" or a "conversion transaction" as those terms are defined under the Code. It does not address tax consequences to warrant holders, stockholders who acquired their shares through the exercise of employee or director stock options or other compensation arrangements, stockholders whose stock is "qualified small business stock" within the meaning of Section 1202 of the Code, or stockholders subject to the alternative minimum tax. Nor does it deal with tax issues relevant to stockholders who are neither citizens nor residents of the United States. ALL SUCH STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS.

     Stockholders of PRTS who receive cash for their shares will recognize gain or loss for federal income tax purposes equal to the difference between their basis for their shares and the amount of cash received. If a stockholder holds PRTS shares as a capital asset, the gain or loss will be capital gain or loss. If the stockholder has held the shares for one year or less, the gain or loss will be short-term gain or loss. If the stockholder has held the shares for more than one year, the gain or loss will be long-term gain or loss.

     It is intended that the exchange of PRTS common stock in the merger for a continuing equity interest in PRTS by the Acquisition Group will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. Subject to the limitations and exceptions discussed above with respect to certain classes of stockholders, and assuming that the exchange qualifies as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the Acquisition Group, who will not receive cash for their shares pursuant to the merger, will generally not recognize gain (or loss) as a result of the merger.

     The merger may result in state and/or local income (or other) tax consequences to stockholders of PRTS. ALL STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THEIR PERSONAL TAX CONSEQUENCES OF THE MERGER TRANSACTION.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE MERGER

     Officers of the Acquisition Group are continuing to evaluate the Company's business, outlook, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and to consider what changes, if any, will be desirable or necessary. Subject to the foregoing, the Company and the Acquisition Group expect that the day-to-day business operations of the Company following the merger will be conducted substantially as they are currently being conducted by the Company. The Acquisition Group does not currently intend to dispose of any assets of the Company, other than in the ordinary course of business. Current members of the PRTS Board of Directors will resign effective upon the closing of the merger, and the directors of HAC will become the directors of the surviving corporation. Other than this change in the composition of the Board, the Acquisition Group expects that, in general, all members of the Company's current management will continue as management of the Company after the merger.

REGULATORY APPROVALS

     We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger or of any approval or other action by any federal or state governmental, administrative or regulatory authority or agency that would be required prior to the merger. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the merger pending the outcome of any such action or the receipt of any such approval (subject to our right and the right of Hammond I to decline to proceed with the merger if any of the conditions described in "The Merger Agreement - Conditions to the Merger" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

LITIGATION CHALLENGING THE MERGER

     In April, May and June 2002, several PRTS stockholders, individually and as purported representatives of all of the stockholders of PRTS except the Acquisition Group, filed a total of four purported class action lawsuits against PRTS, the members of the Board of Directors and specified officers of PRTS. Two of the lawsuits were filed in the Court of Chancery in the State of Delaware, and the other two were filed in the Circuit Court of the 15th Judicial Circuit in Palm Beach County, Florida (the "Florida Court"). These lawsuits allege, among other things, that the defendants breached their fiduciary duties to the stockholders of PRTS in connection with the merger on the terms then proposed, that the proposed merger is unfair and that the PRTS directors breached their fiduciary duties by failing to fully disclose material non-public information related to the value of PRTS and by engaging in self-dealing. Generally, each of the complaints seeks an injunction, damages, costs and other relief. The two lawsuits filed in Delaware have been informally stayed pending the resolution of the lawsuits filed in Florida. In October 2002, the Florida Court approved consolidation of the two lawsuits filed in Florida as a single action. In October 2002, the parties to the Florida lawsuits entered into a Memorandum of Understanding, which provides for an agreement-in-principle to settle the class action lawsuits. The Memorandum of Understanding provides for the parties to enter a joint stipulation and such other documentation as may be required to obtain final approval of the Florida Court. The Memorandum of Understanding specifies the terms of the settlement to be:

        o   the per share consideration for the merger shall be $1.41;

        o the merger shall require the approval by the majority of all of the outstanding shares of PRTS common stock entitled to vote at the special meeting including shares owned or controlled by the Acquisition Group and it also shall require that a majority of the Unaffiliated Stockholders do not vote against the merger; and

        o defendants may, at their sole discretion, terminate the proposed settlement in the event PRTS stockholders who own five percent (5%) of the shares of PRTS common stock elect to opt-out of the settlement.

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

     The settlement of the class action lawsuits is subject to the final approval of the Florida Court. If approved by the Florida Court, the two lawsuits filed in Delaware, as well as the two lawsuits filed in Florida, will be dismissed with prejudice, and the settlement of the class action lawsuits will release the defendants in such actions from further liability relating to the merger.

OTHER SECURITIES LITIGATION

     In April and May 2001, the Company was served with four purported class action lawsuits, which cases were consolidated into one action entitled, In re:
PartsBase.com,       Inc.       Securities       Litigation,       Case      No.
01-8319-CIV-UNGARO-BENAGES/BROWN. The consolidated lawsuit named as defendants the Company, certain of its current and former officers and directors, and the underwriters of its initial public offering of securities. The consolidated lawsuit alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleged the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The complaint alleged damages of nearly $42 million. The Court certified a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000.

     In September 2002, final judgment was entered by the U.S. District Court for the Southern District of Florida dismissing the case with prejudice. The settlement releases the defendants from further liability relating to the IPO, however, stockholders of 119,000 shares of PRTS purchased during the period from March 22, 2000 through April 25, 2000 opted out of the settlement, and one such stockholder has filed a lawsuit in California State Court.

EFFECTIVE TIME OF THE MERGER

     The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. We refer to this time as the "effective time". If the merger agreement is adopted by our stockholders and the other conditions to the merger agreement are satisfied (or waived to the extent permitted by law), we expect to complete the merger on or about ________, 2003, and in any event, no later than five business days after the satisfaction or waiver (to the extent permitted by law) of the other conditions. The Acquisition Group possesses sufficient voting power to adopt and approve the merger and the merger agreement, and has told us that it intends to do so.

     The merger agreement may be terminated prior to the effective time of the merger by PRTS or Hammond I in certain circumstances, whether before or after the adoption and approval of the merger agreement by our common stockholders. See page 62 ("The Merger Agreement - Termination of the Merger Agreement").

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

     Hammond I has designated ________________________ to act as payment agent for purposes of making the cash payments contemplated by the merger agreement. Immediately prior to the effective time of the merger, there will be deposited in trust with the payment agent cash in U.S. dollars in an aggregate amount equal to the merger consideration for all PRTS stockholders other than the Acquisition Group. The payment agent will, pursuant to irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

     As soon as reasonably practicable after the effective time of the merger, the payment agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the payment agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the payment agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes. In the event that you have lost or misplaced a certificate, you will have to send an affidavit of loss in lieu of the applicable certificate along with your transmittal letter.

     If the merger consideration (or any portion of it) is to be delivered to a person other than you, it will be a condition to the payment of the merger consideration that your certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that the transfer otherwise be proper and not violate any applicable federal or state securities laws, and that you pay to the payment agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the payment agent that the taxes have been paid or are not required to be paid.

     You should not forward your stock certificates to the payment agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

     At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of PRTS common will be made on the stock transfer books of PRTS. Certificates presented to PRTS after the effective time will be canceled and exchanged for cash as described above.

APPRAISAL RIGHTS

     Pursuant to Delaware law, if (1) you properly file a demand for appraisal of your PRTS common stock in writing prior to the vote taken at the special meeting and (2) your shares of PRTS common stock are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

     Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

     If you make the demand described below with respect to your shares, and (i) are continuously the record holder of your shares through the effective time of the merger; (ii) otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware; (ii) do not vote your shares of common stock in favor of the merger agreement; and (iv) do not consent, with respect to your shares of common stock, to the merger in writing; you shall be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

     Under Section 262, where a merger is to be submitted for adoption and approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

     As a holder of PRTS common stock, if you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote on the merger agreement and the merger at the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "AGAINST" or the "ABSTAIN" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

     Only a holder of record is entitled to assert appraisal rights for the shares of our common registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder of record's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

     If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

        PartsBase, Inc.
        905 Clint Moore Road
        Boca Raton, FL  33487
        Attention: Mark Weicher, Chief Financial Officer

     The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date, PRTS, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

     Within 120 days after the effective date, either PRTS or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and if you file a petition you must serve a copy on PRTS, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. PRTS does not have any present intention to file any such petition in the event that a stockholder makes a proper written demand for appraisal of PRTS common stock. Accordingly, if you desire to have your shares appraised you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective date of the merger, you will be entitled, upon written request, to receive from PRTS a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within ten days after the written request for the statement has been received by PRTS or within ten days after the expiration of the period for delivery of demands for appraisal rights whichever is later.

     If a petition for an appraisal is timely filed by a holder of our shares and a copy thereof is served upon PRTS, PRTS will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of PRTS common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery's appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that financial advisors' opinions as to fairness from a financial point of view are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

     The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties, as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     If you have demanded appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger. At any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of PRTS. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to PRTS a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of PRTS, and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     If you fail to  comply  fully  with the  statutory  procedure  set forth in
Section 262 you will forfeit your rights of appraisal and will be entitled to receive the merger consideration for your shares.

                              THE MERGER AGREEMENT
                              --------------------

     The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.


GENERALLY

     The Company, Hammond I, HAC and Mr. Hammond have entered into the merger agreement. The merger agreement provides for HAC to merge with and into the Company, which will be the surviving corporation in the merger. As a result of the merger, the Acquisition Group will own 100% of the Company's stock, and the separate existence of HAC will cease. Each outstanding share of common stock of the Company issued and outstanding immediately prior to the effective time of the merger, other than those shares held by the Acquisition Group, shall be converted into the right to receive an amount in cash, without interest, equal to $1.41.

EFFECTIVE TIME OF THE MERGER

     The merger will be effective as soon as practicable following the satisfaction or waiver of all conditions set forth in Article VI of the merger agreement, including stockholder approval, and at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time thereafter as is provided in the certificate of merger in accordance with the Delaware General Corporation Law (the "DGCL").

     In the merger, HAC's certificate of incorporation as in effect immediately prior to the effective time shall be the certificate of incorporation of the surviving corporation, provided that HAC's certificate of incorporation will be amended by the Certificate of Merger to change its name to "PartsBase, Inc." As of the completion of the merger, the bylaws of HAC will be the bylaws of the Company.

CONVERSION OF SECURITIES

     At the effective time, subject to the terms, conditions and procedures set forth in the merger agreement, each share of common stock issued and outstanding will be converted into the right to receive $1.41 in cash, without interest, other than any outstanding share of common stock that is held by stockholders who perfect their appraisal rights under the DGCL, any outstanding share of common stock that is held by the Acquisition Group and any outstanding share of common stock held in the Company's treasury or by any subsidiary of the Company immediately prior to the effective time.

     Each share of common stock issued and held in the Company's treasury or held by any subsidiary of the Company immediately prior to the effective time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefore. Each share of common stock held by any member of the Acquisition Group immediately prior to the effective time shall remain outstanding. Except for the right to receive the merger consideration, and as set forth above, or, with respect to those shares held by stockholders who become entitled to appraisal rights, the right to receive payment as set forth in the DGCL, from and after the effective time, all shares, by virtue of the merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist.

     Each share of common stock of HAC then issued and outstanding will, by virtue of the merger and without any action on the part of HAC, become one fully paid and nonassessable share of common stock of the surviving corporation.


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


STOCK OPTIONS AND WARRANTS

     All outstanding stock options and warrants of the Company, whether or not then exercisable, will be canceled at the effective time of the merger, except for currently outstanding warrants which do not expire by their terms. The Company may permit holders of such options or warrants to exercise them prior to the effective time by accepting as payment therefor a portion of the number of shares issuable upon such exercise with a value equal to the aggregate exercise price of such options or warrants valued at the merger consideration.

REPRESENTATIONS AND WARRANTIES

     The Company has made various representations and warranties in the merger agreement to Hammond I and HAC relating to, among other matters, the Company's and its subsidiary's organization, standing, power, and capital structure; the Company's authority to enter into and consummate its obligations under the merger agreement and the enforceability of the merger agreement; the required consents and approvals of governmental entities and the absence of conflict with the Company's governing documents and certain agreements and permits; the making and accuracy of SEC filings (including financial statements); the accuracy of this Proxy Statement and the Schedule 13E-3; the absence of certain material changes since December 31, 2001 that may reasonably be expected to have a material adverse effect on the Company and its subsidiary; the absence of material litigation; the inapplicability of any state takeover statute or any anti-takeover provision in the Company's certificate of incorporation or bylaws; and the receipt by the Special Committee of the opinion of its financial advisor, vFinance.

     The merger agreement also contains various representations and warranties by Mr. Hammond, Hammond I, and HAC to the Company, relating to, among other matters, Hammond I's and HAC's organization, standing and power; Hammond I's and HAC's corporate authority to enter and consummate their obligations under the merger agreement and the enforceability of the merger agreement; the veracity and completeness of information provided by them in connection with the preparation of this Proxy Statement; and the interim operations of HAC.

     Please see Article III of the merger  agreement for a full statement of the
representations   and  warranties  of  the  parties.   The  representations  and
warranties terminate upon the effective time of the merger.

COVENANTS

     Pursuant to the merger agreement, the Company has agreed that prior to the effective time, the Company shall: conduct its businesses and operations only according to its ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact its business organization; keep available the services of its present officers, employees and consultants; and maintain existing relationships with suppliers, creditors, business associates and others having business dealings with the Company.

     The Company also agrees that, except as expressly contemplated by the merger agreement or consented to in writing by Hammond I, until the effective time of the merger, it will not and will not permit its subsidiary to:

        o declare or pay any dividends on or make other distributions in respect of any of its own or its subsidiaries' capital stock, other than cash dividends payable by a subsidiary to the Company or one of its subsidiaries;

        o split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Company's shares of capital stock; or

        o repurchase, redeem or otherwise acquire any shares of its capital stock or permit any subsidiary to acquire any shares of capital stock or any securities convertible into or exercisable for any of the Company's capital stock;

        o issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company's capital stock of any class, any debt securities having the right to vote or any securities convertible into or exercisable for or any rights, warrants or options to acquire any such shares or debt securities having the right to vote, or enter into any agreement with respect to the foregoing, other than issuances of common stock pursuant to exercises of stock options or common stock awards listed in the Company's disclosure letter;

        o   amend  or   propose   to  amend   the   Company's   certificate   of
            incorporation, bylaws or other governing documents;

        o acquire or agree to acquire (by merger, consolidation, purchase of a substantial equity interest in or purchase of a substantial portion of the assets of, or by any other manner) any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

        o other than in the ordinary course of business, otherwise acquire any assets which are material, individually or in the aggregate, to the Company;

        o sell, lease, encumber or otherwise dispose of any of or agree to sell, lease, encumber or otherwise dispose of the Company's assets, except as disclosed in its disclosure letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past;

        o incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of the Company's or its subsidiaries' long term debt securities, or guarantee any long term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than in replacement for existing or maturing debt, indebtedness of any of the Company's subsidiaries or other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice;

        o make any loans, advances or capital contributions to any person other than a subsidiary, except for advances to Company employees for travel or other business expenses in accordance with past practice;

        o enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its subsidiaries, on the one hand, and one or more of its directors or officers, on the other hand;

        o except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        o enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any of the Company's or its subsidiaries' directors, officers or employees of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any transaction contemplated by the merger agreement;

        o change the Company's methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles as concurred by its independent auditors;

        o except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect; or

        o take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied.

SPECIAL MEETING

     The merger agreement provides that as promptly as practicable after the date of the merger agreement, the Company shall call a special meeting to be held, for the purpose of voting upon the adoption and approval of the merger and the merger agreement.

INDEMNIFICATION

     From and after the effective time, the surviving corporation shall provide exculpation, indemnification and advancement of expenses for all persons who had served or are serving as officers or directors of PRTS prior to or as of the effective time, including Mr. Hammond, on terms no less favorable than the provisions with respect to indemnification and advancement of expenses that were provided to such persons as of the effective time.

CONDITIONS

     Each party's respective obligation to effect the merger is subject to the satisfaction prior to the closing date of a number of conditions, including the following: (a) the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon, and a majority of the shares held by the Unaffiliated Stockholders shall not have been voted against the merger; (b) the absence of any actual or pending temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger agreement; (c) the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes consummation of the merger illegal; and (d) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or any terminations of waiting periods imposed by any governmental entity, which are necessary for consummation of the merger shall have been filed, occurred or been obtained and in full force and effect.

     The obligation of the Company to effect the merger is subject to a number of conditions, unless waived by the Company, including, without limitation, the following: (a) the representations and warranties of Mr. Hammond, Hammond I and HAC shall be true and correct in all respects as of the effective time as though made on or as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period of time which need only be true and correct in all respects as of such date or with respect to such period; (b) Mr. Hammond, Hammond I and HAC shall have performed and complied in all material respects with all obligations under the merger agreement, and the Company shall have received a certificate signed on behalf of Hammond I by its President and Chief Executive Officer or by its Corporate Vice President, and by its Senior Vice President or Chief Financial Officer or by its Corporate Vice President and Treasurer to such effect; and (c) as of the effective time, no action suit or proceeding shall be pending (i) seeking to restrain or prohibit the consummation of the merger, (ii) seeking to obtain from the Company, Hammond I or HAC any damages which would reasonably be expected to result in a Material Adverse
Effect (as defined in the merger agreement) or (iii) seeking to impose conditions that would materially adversely impact the economic or business benefits of the transactions contemplated in the merger agreement .

     The obligations of Mr. Hammond, Hammond I and HAC to effect the merger are subject to a number of conditions, unless waived by Mr. Hammond, Hammond I and HAC, including the following: (a) the representations and warranties of the Company shall be true and correct in all respects as of the effective time as though made on or as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period of time which need only be true and correct in all respects as of such date or with respect to such period; (b) the Company shall have performed and complied in all material respects with all of its obligations under the merger agreement, and Hammond I shall have received a certificate signed on the Company's behalf to such effect;
(c) the Company's stockholders asserting their appraisal rights shall constitute less than 5% of all shares of the Company's common stock outstanding immediately prior to the effective time; (d) there has been no action taken, or any regulation enacted or deemed applicable to the merger by any governmental entity which would impose requirements upon Hammond I, the surviving corporation or their subsidiaries that would materially adversely impact the economic or business benefits of the merger agreement or that would require Hammond I or any of its subsidiaries to dispose of any asset that is material to Hammond I prior to the effective time; (e) a material adverse effect with respect to the Company's operations has not occurred, and no facts or circumstances arising after August 26, 2002 have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company;
(f) all proceedings to be taken on our part in connection with the merger agreement and all documents incident to the merger agreement shall be reasonably satisfactory to Hammond I, and Hammond I shall have received copies of all such documents and other evidences as Hammond I may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith; (g) there has been no action, suit or proceeding instituted, pending or threatened seeking to materially restrain the merger or seeking to obtain from the Company, Hammond I or HAC damages which would have a materially adverse effect with respect to the Company; and (h) except for those consents or approvals for which failure to obtain could not, in the aggregate or individually, reasonably be expected to have a material adverse effect on the Company, each person whose consent or approval is required in order to permit the succession pursuant to the merger to any of the Company's or its subsidiaries' obligations, rights or interests under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be in full force and effect.

TERMINATION OF THE MERGER AGREEMENT

     At any time prior to the effective time, the merger agreement may be terminated if:

        o   consented to by the Company and Hammond I in writing;

        o the merger does not occur on or before January 31, 2003 and the terminating party has not caused the failure of the merger by failing to perform an obligation under the merger agreement to occur by such date;

        o a governmental entity issues a final and non-appealable permanent injunction or action that prevents the consummation of the merger; or

        o any approval of the Company's common stockholders required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at special meeting.

     Hammond I may terminate the merger agreement at any time prior to the effective time if:

        o there is a material breach of any representation, warranty, covenant or agreement set forth in the merger agreement by the Company, which is not cured within ten (10) days after written notice, or, any of the representations or warranties set forth in the merger agreement shall have become untrue, such that the Company would be incapable of satisfying the conditions precedent to the merger agreement by January 31, 2003, in each case only if Mr. Hammond did not have actual knowledge of, and did not cause, such breach or untruth;

        o the Company's Special Committee or Board of Directors shall have (a) withdrawn, modified or changed its approval or recommendation of the merger or merger agreement in any manner which is adverse to Hammond I or HAC; or (b) approved or recommended to its stockholders a competing transaction or a superior proposal or entered into an agreement with respect thereto or have resolved to do so; or

        o a tender offer or exchange offer or a proposal by a third party to acquire the Company or its shares pursuant to a merger consideration, share exchange, business combination, tender or exchange offer or similar transaction is commenced or publicly proposed which contains a proposal as to price, and the Company shall have not made a recommendation to its stockholders to reject such proposal within ten business days of its commencement or the date such proposal becomes publicly disclosed, if sooner.

     The Company may terminate the merger agreement, at any time prior to the effective time if:

        o there is a material breach by Hammond I or HAC of any of their representations, warranties, covenants or agreements set forth in the merger agreement, which is not cured within ten (10) days after written notice, or, any of their representations or warranties set forth in the merger agreement shall have become untrue, such that Hammond I and HAC would be incapable of satisfying the conditions precedent to the merger agreement by January 31, 2003; or

        o if the Special Committee and the Board of Directors authorize the Company to enter into a written agreement with respect to a competing transaction that the Special Committee and the Board of Directors have determined to be a superior proposal; provided, that the Company may not terminate the agreement and enter into an agreement for a competing transaction until the expiration of five
            (5) business days following Hammond I's receipt of a written notice advising it that the Company has received a superior proposal (as such term is defined in the merger agreement) specifying the material terms and conditions of such proposal and identifying the person making such superior proposal. After providing Hammond I with notice, the Company will provide a reasonable opportunity to Hammond I during the five (5) business day period to make adjustments in the terms and conditions of the merger agreement, which would enable Hammond I to proceed with the merger on such adjusted terms.

     Upon termination, the merger agreement will become void and there shall be no liability or obligation on, as set forth above, the part of any party or their respective officers or directors except as set forth therein.

AMENDMENT TO THE MERGER AGREEMENT

     The merger agreement may be amended by the parties to the merger agreement in writing, by action taken by their respective Boards of Directors and by the Special Committee, at any time before or after the adoption and approval by the

Company's common stockholders of the merger. However, once the common stockholders have adopted and approved the merger, no amendment shall be made to the merger agreement which, by law, requires the further approval of stockholders, without obtaining that further approval.


         MARKETS AND MARKET PRICES OF AND DIVIDENDS OF THE COMMON STOCK
         --------------------------------------------------------------
                         AND RELATED SHAREHOLDER MATTERS
                         -------------------------------


Common Stock
------------

     The table below sets forth the high and low closing prices for our common stock (ticker symbol "PRTS"), as reported on the Nasdaq National Market through October ___, 2002 for the fiscal quarters indicated:

                                                 HIGH                      LOW
                                               ------                     ------
     Year Ended December 31, 2002
     ----------------------------
     Fourth Quarter through ______, 2002       $ ____                     $_____
     Third Quarter                               1.40                       1.08
     Second Quarter                              1.27                       0.70
     First Quarter                               1.03                       0.68

     Year Ended December 31, 2001
     Fourth Quarter                            $ 0.95                     $ 0.41
     Third Quarter                               1.00                       0.40
     Second Quarter                              1.77                       0.79
     First Quarter                               2.56                       1.00

     Year Ended December 31, 2000
     Fourth Quarter                            $ 3.88                       1.69
     Third Quarter                               8.75                       2.75
     Second Quarter                             10.88                       4.25
     First Quarter                              14.88                       9.00

     On August 23, 2002, the last day on which shares of our common stock were traded prior to our announcement of the execution of the merger agreement, the closing price of the PRTS common stock was $1.15. On _________, 2002, the most recent trading day prior to the date of this proxy statement, the closing price of the PRTS common stock was $________.


Stockholders
------------

     The approximate number of holders of record of our common stock as of __________, 2002 is ______, inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

Dividend Policy
---------------

     We have never declared any cash dividends on our common stock and have no present intention to declare or pay cash dividends on our common stock in the foreseeable future. While there are no restrictions on our ability to declare dividends, we anticipate that in the future, earnings will be retained to finance our operations. Any decision as to the future declaration of dividends on our common stock will depend on the results of operations and our financial condition and such other factors as our Board of Directors, in its discretion, deems relevant.


                             COMMON STOCK PURCHASES
                             ----------------------

REPURCHASES BY PRTS

     During the period January l1, 2000 to March 31, 2002, we purchased 700,505 shares of our common stock on the open market for an aggregate purchase price of $1,148,584. The prices at which the shares were purchased ranged from $0.60 per share to $3.33 per share. The average price per share paid during each quarter during that period was as set forth in the following table:

    Calendar Year 2000
      Quarter ended March 31, 2000........................................ *
      Quarter ended June 30, 2000......................................... *
      Quarter ended September 30, 2000.................................... *
      Quarter ended December 31, 2000..................................$2.40

    Calendar Year 2001
      Quarter ended March 31, 2001.....................................$1.78
      Quarter ended June 30, 2001......................................$1.12
      Quarter ended September 30, 2001.................................... *
      Quarter ended December 31, 2001..................................... *

    Calendar Year 2002
      Quarter ended March 31, 2002.....................................$0.89
      Quarter ended June 30, 2002......................................... *
      Quarter ended September 30, 2002.................................... *
    -----------------------
    *No purchases during the quarter. We have not purchased any shares of our common stock since March 15, 2002.

PURCHASES BY PRTS EXECUTIVE OFFICERS AN DIRECTORS

     Based on our records and on information provided to us by our directors and executive officers, none of our directors or executive officers, including Mr. Hammond, nor any associates or affiliates of any of the foregoing, have effected any transactions involving our shares of common stock during the 60 days prior to the date of this proxy statement.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth information regarding shares of PRTS common stock beneficially owned as of the date hereof, by: (i) each person or group known to us that beneficially owns more than five percent of our outstanding common stock; (ii) our directors and the named executive officers listed in the Summary Compensation Table included in the Annual Report on Form 10-K for the year ended December 31, 2001 attached as Appendix B to this proxy statement; and
(iii) all of our executive officers and directors as a group.

     Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Exchange Act. Shares of common stock subject to options and warrants that were exercisable on or before the date 60 days after the date hereof are deemed outstanding for purposes of the following table with respect to the person holding those options but were not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as noted below, we believe each person named in the table has sole voting and investment power with respect to the shares identified as beneficially owned by them.

    Name and Address (1)                   Number              Percent
    ---------------------------       --------------        -------------
    Robert A. Hammond, Jr.             9,150,000 (2)            64.8%
    Brian Tolley                          61,039 (3)              *
    Pierre A. Narath                      60,000 (4)              *
    Mark Weicher                          18,000 (3)              *
    Thomas Van Hare                       10,000 (3)              *
    Charles Menefee                            0                  *
    Edward McCartin                            0                  *
    Kenneth Corriea                            0                  *
    Atlas II, LP (5)(6)                1,471,200                10.5%
    Marathon Partners, LP (5)(7)       1,471,200                10.5%
    All directors and executive
     officers as group (8 persons)     9,450,039                65.87
    ------------------------------
     *  Represents less than 1% of the outstanding common stock.
    (1) Except as otherwise indicated, the business address of each person listed is c/o PartsBase.com, Inc., 905 Clint Moore Road, Boca Raton, Florida 33487.
    (2) Includes 4,500,000 shares owned by Mr. Hammond individually; 4,500,000 shares owned by R. Hammond, L.P., a limited partnership of which Mr. Hammond is the sole general partner and of which a trust established for the benefit of Mr. Hammond's children is a 99% limited partner; and 150,000 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of the date hereof.
    (3) Consists of shares underlying stock options that are currently exercisable or will become exercisable within 60 days of the date hereof.
    (4) Mr. Narath's address is 1538 Turnpike Street, North Andover, Massachusetts 01845. Consists of 40,000 shares of our common stock owned by Metro Investments, a company controlled by Mr. Narath, and 20,000 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of the date hereof. Excludes 260,000 shares of common stock owned by Touchstone Software Corp., a company of which Mr. Narath is an officer, director and significant stockholder. Mr. Narath has no voting or dispositive powers regarding these shares.
    (5) Based solely on information reported by Atlas II, LP and Marathon Partners, LP in their jointly filed Schedule 13D on July 15, 2002.
    (6) 1,471,200 shares of which have shared voting power and 866,000 shares of which have sole dispositive power.
    (7) 1,471,200 shares of which have shared voting power and 605,200 of which have sole dispositive power.

                             BUSINESS OF THE COMPANY
                             -----------------------

     We currently operate two businesses: (i) we provide Internet business-to-business e-commerce services for the aviation and aerospace industry (the "Aviation e-commerce Business"); and (ii) since October 2001, we have provided, for a fee, critical care registered nurses for temporary assignment to hospitals located in Palm Beach County and Broward County, Florida (the "Nurse Staffing Business"). Our Web site addresses are www.partsbase.com. and www.rnpartners.com. The information contained on these Web sites is not a part of this Proxy Statement.

INDUSTRY OVERVIEW

     The Aviation E-commerce Business
     --------------------------------

     We are an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce marketplace, sometimes referred to as our "e-marketplace" or our "solution," provides our subscribers in more than 115 countries with the ability to buy and sell new, used and overhauled aviation partsand products in an efficient, competitive and cost-effective manner. We estimate that our e-marketplace utilizes a database of approximately 2,500 suppliers, containing over 23.5 million line items of inventory. We believe our e-marketplace constitutes one of the largest independent databases of inventory and information in the aviation industry. Current members of our e-commerce marketplace include Boeing, Honeywell, Federal Express, BE Aerospace, Fokker, Raytheon, Rolls Royce, United Airlines, Frontier Airlines, BF Goodrich Aerospace, Saab, Lufthansa and Northrup Grumman.

     The worldwide market for aviation parts and products is highly fragmented and includes many types of suppliers, such as airlines, original equipment manufacturers ("OEMs"), numerous independent distributors, on-site airport maintenance providers, also known as fixed base operators, Federal Aviation Administration certified repair and overhaul facilities, traders and brokers. There are four types of parts, components, or supplies purchased by aviation companies: rotables (i.e. pumps, landing gear), repairables (i.e. valves, pistons), expendables (i.e. fasteners, bearings), and consumables (i.e. grease, oil). Rotables constitute 80% of the value of all parts purchased, but only 20% of the number of transactions. A typical air carrier can process 3,000 purchase orders per day, while a typical major OEM can process 20,000 purchase orders per day. A large commercial aircraft, such as a 747, can contain over 3 million parts.

     According to Boeing's 20-year current market outlook, the world fleet of aircraft is projected to increase from 4,548 aircraft in 2000 to 32,955 aircraft in 2020. Boeing estimates the total market potential during this period for commercial aviation support services, in 2000 dollars, is $3.1 trillion, of which $1.5 trillion will be spent on airframe and engine repair parts. The airframe and engine repair parts market constitutes the primary focus of our database and service offerings. In addition, management believes that as the age of the world fleet of aircraft increases the demand for new, used and overhauled parts and products may increase.

     We provide the aviation industry with an Internet-based e-marketplace in which this fragmented market can easily locate and procure parts from a variety of sellers, in a cost-effective manner. The advent of the Internet has created new opportunities for conducting business-to-business commerce, offering the potential for organizations to streamline complex processes, lower costs and improve productivity. Even if a company is currently using other electronic data interchange (EDI) networks, the Internet and e-marketplace exchanges can provide significant opportunities to save companies on transaction costs, in addition to providing better pricing opportunities.

     In February 2001, we introduced "PartsDirect", which allows aviation buyers to solicit quotes online to purchase aircraft parts. As sellers reply to these quotations, buyers are given an easy-to-read display of all prices offered by potential sellers. Seller quotations are updated on a real-time basis as bids are posted. The buyer can then generate a purchase order electronically to the seller of his or her choice. Through PartsDirect, we seek to provide a worldwide search capability to buyers that creates a forum in which buyers can save money by enabling them to more quickly and efficiently locate surplus new, repaired, or overhauled inventory. Sellers utilizing the e-marketplace will gain access to an expanded customer base and have a greater opportunity to sell their


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inventory. If our new technology gains acceptance in the marketplace,  we intend to begin the integration of our sites offerings, utilizing standard XML protocols, into customers' Enterprise Resource Planning (ERP) systems. Because of the aviation industry's enormous size and global nature, the integration challenge of tying together these companies is one of great magnitude. Many industry experts estimate that this is a process that will take at least two or three years to gain traction.

     In October 2001, we introduced our premium parts search functionality which allows our subscribers to search for a part by a National Stock Number, a number used by governmental agencies to classify aviation and aerospace parts, and return a list of all the companies that carry the standard manufacturers' part number. We seek to facilitate the process for buyers of aviation and aerospace parts to locate these parts and provide them with the applicable OEM's of such parts so as to decrease lead times for procurement and maintain optimum inventory levels of such parts.

     In January 2002, we launched "Parts2Find" which enables subscriber sellers who specialize in hard to find aviation and aerospace parts to retrieve all requests for parts (numbers) for a given day that were not found in our database by member "would-be" buyers and contact them, should they have access to such parts. We believe this functionality enhances the value of our website by simultaneously facilitating the procurement process for both subscriber buyers and sellers by providing an additional resource for parts and incremental revenue opportunities.

     The Nurse Staffing Business
     ---------------------------

     Services Provided. Since October 2001, we have provided, for a fee, registered nurses to our hospital clients to supplement their staff. Hospitals generally obtain supplemental staffing from local temporary (per diem) agencies. Per diem staffing, which has historically comprised the majority of the temporary healthcare staffing industry, involves the placement of locally-based healthcare professionals on short-term assignments, such as daily shift work, on an as-needed (per diem) basis. Hospitals often give minimal advance notice of their per diem assignments, and require a quick turnaround from their staffing agencies, generally less than 24 hours. Per diem agencies select from a local highly skilled labor pool and provide pre-screened candidates to their hospital clients.

     Nurses / Hospital Client Base / Industry. We provide medical nurses, surgical nurses and specialty nurses, all of whom are registered nurses, in a wide range of specialties for assignments in Broward County and Palm Beach County, Florida. We place our qualified nurse professionals with hospitals and hospital networks. The majority of our assignments are in acute-care hospitals, including teaching institutions, trauma centers and community hospitals.

     We offer our registered nurse professionals local placement opportunities and provide supplemental staffing solutions to our hospital clients, all of whom are currently located in South Florida. In January 2002, we had approximately 800 open orders with our hospital clients in our service area. Our number of hospital clients has grown from approximately 5 in November 2001 to 22 active hospital clients as of March 2002. As of December 2001, two clients comprised approximately 41% of our nurse staffing business revenues; no other single client, including affiliated groups, comprised more than 10% of our registered nurse employees on assignment or 10% of our nurse staffing business revenues.

     In 2000, total healthcare expenditures in the United States were estimated at $1.3 trillion, representing approximately 13% of the U.S. gross domestic product, and had grown approximately 8% over 1999 according to the Centers for Medicare & Medicaid Services. Over the next decade, an aging U.S. population and advances in medical technology are expected to drive increases in hospital patient populations and the consumption of healthcare services. As a result, total healthcare expenditures are projected to increase by approximately $1.3 trillion during the next decade.

     Within the healthcare staffing sector, temporary staffing has emerged as an increasingly utilized method to efficiently deliver healthcare services. In the mid-1990s, several factors prompted the increased usage of temporary staffing at hospitals. A principal factor was cost containment. Managed care, Medicare,


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Medicaid and competitive pressures created renewed emphasis on cost containment.
Among other responses, this led acute-care hospitals to redesign their staffing models to reduce their levels of fixed staffing and to include a variable staffing component.

     The temporary healthcare staffing industry accounted for $7.2 billion in revenues in 2000 and this amount is projected to increase by 21%, to $8.7 billion, in 2001 according to estimates by The Staffing Industry Report, an independent staffing industry publication. Approximately 70% of the temporary healthcare staffing industry is comprised of nurse staffing and approximately 30% is comprised of allied health, physicians and other healthcare professionals. Temporary healthcare staffing has experienced strong historical growth since 1996, growing at a compound annual growth rate of 13%, but this growth has accelerated to approximately 15% over the past two years. Within the temporary healthcare staffing industry, we believe that critical care nurse staffing is one of the fastest growing segments.

     Demand and Supply Drivers
     -------------------------

     Since  the  mid-1990s,  changes  in  the  healthcare  industry  prompted  a permanent shift in staffing models that led to an increased usage of supplemental staffing at hospitals. The supply of professionals choosing supplemental healthcare as a short-term or long-term career option has also grown alongside increased demand for supplemental healthcare professionals. We believe that this expanded demand and supply pattern will continue, particularly in the critical care temporary nurse staffing sector, because of the following drivers:

     Demand Drivers:

        o Demographics and Advances in Medicine and Technology. As the U.S. population ages and as advances in medicine result in longer life expectancy, it is likely that chronic illnesses and hospital populations will continue to increase. We believe that these factors will increase the demand for both temporary and permanent nurses. In addition, advances in healthcare technology have increased the demand for specialty nurses who are qualified to operate advanced medical equipment or perform complex medical procedures associated with critical care.

        o Shift to Flexible Staffing Models. Nurse wages comprise the largest percentage of hospitals' labor expenses. Cost containment initiatives and a renewed focus on cost-effective healthcare service delivery continue to lead many hospitals and other healthcare facilities to adopt flexible staffing models that include reduced permanent staffing levels and increased utilization of flexible staffing sources, such as temporary staff nurses.

        o Nursing Shortage. Most regions of the United States are experiencing a shortage of nurses. The American Hospital Association estimates that up to 126,000 position vacancies currently exist for registered nurses. This represents approximately 10% of the hospital-based nursing workforce. The Journal of the American Medical Association has reported that the registered nurse workforce is expected to be 20% below projected requirements by 2020. Faced with increasing demand for and a shrinking supply of nurses, hospitals are utilizing more temporary nurses to meet staffing requirements. Factors contributing to the current and projected declining supply of nurses include:

        o   Decreasing  Number of  Entrants  To Nursing  School And New  Nursing
            Graduates. According to the American Association of Colleges of Nursing, enrollment in all basic nursing education programs (baccalaureate, associate or diploma) has fallen each year since 1995 by approximately 5%.

        o Nurses Leaving Patient Care Environments for Less Stressful and Demanding Careers. Career opportunities for nurses have expanded beyond the traditional bedside role. Pharmaceutical companies,


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            insurance companies,  HMOs and hospital service and supply companies increasingly offer nurses attractive positions which involve less demanding work schedules and physical requirements.

        o Aging Nurse Population. The average age of a registered nurse is estimated to be 45.2 years old, an increase of 8.4% since 1988. By 2010, 40% of the nurse population is expected to be older than 50, as compared to 29% of nurses that were older than 50 as of March 2000. As a growing number of nurses retire, the nursing shortage is likely to worsen.

        o Seasonality. Hospitals in areas that experience significant seasonal fluctuations in population, such as Florida during the winter months, must be able to efficiently adjust their staffing levels to accommodate the change in demand. Many of these hospitals utilize temporary healthcare professionals to satisfy these seasonal staffing needs.

        o Family and Medical Leave Act. The adoption of the Family and Medical Leave Act in 1993, which mandates 12-week job-protected maternity and dependent care leave, continues to create temporary nursing vacancies at healthcare facilities. Approximately 94% of the registered nurses working at healthcare facilities in the United States are women.

        o State Legislation Requiring Healthcare Facilities to Utilize More Nurses. In response to concerns by consumer groups over the quality of care provided in healthcare facilities and concerns by nursing organizations about the increased workloads and pressures placed upon nurses, several states have passed or introduced legislation that is expected to increase the demand for nurses.

        o Minimum Nurse-To-Patient Ratios. California passed legislation in 1999 (effective January 2002) that requires the establishment of minimum nurse-to-patient ratios throughout all hospitals. Other states have already adopted, and several are now considering, similar legislation.

        o Elimination of Mandatory Overtime. Many healthcare facilities require their permanent staff to work overtime to cover staffing shortages. Maine and Oregon recently passed legislation that limits mandatory overtime for nurses, and similar legislation has already been introduced in several other states.

     Supply Drivers:

        o Traditional Reasons for a Healthcare Professional to Work on a Supplemental Assignment. Supplemental assignments allow healthcare professionals to explore new areas of the United States, work at prestigious hospitals, learn new skills, build their resumes and avoid unwanted workplace politics that may accompany a permanent position. Other benefits to supplemental healthcare professionals include professional development opportunities, competitive wages and flexible work schedules. All of these opportunities have been constant supply drivers, bringing a growing number of new healthcare professionals into accepting temporary assignments.

        o Word-Of-Mouth Referrals. New applicants are most often referred to supplemental nurse staffing companies by current or former employees. Growth in the number of healthcare professionals that have accepted temporary assignments, as well as the increased number of hospitals that utilize temporary healthcare professionals, creates more opportunities for referrals.

        o More Nurses Choosing Supplemental Assignments Due to the Nursing Shortage. In times of nursing shortages, nurses with permanent jobs


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            feel more  secure  about  their  employment  prospects.  They have a higher degree of confidence that they can leave their permanent position to join the supplemental healthcare professional workforce and have the ability to return to a permanent position in the future. Additionally, during a nursing shortage, permanent staff nurses are often required to assume greater responsibility and patient loads, work mandatory overtime and deal with increased pressures within the hospital. Many experienced and critical care nurses consequently choose to leave their permanent employer, and look for a more flexible and rewarding position as a supplemental healthcare professional.

BUSINESS STRATEGY

     The Aviation E-commerce Business
     --------------------------------

     Our goal is to become one of the leading aviation industry e-commerce marketplaces. In order to capitalize on the continued expansion of the market for aviation parts and products, our technology takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad, highly fragmented aviation industry. It is our belief that the value of an e-marketplace grows substantially as each new member brings additional parts, products, information and buying power to the community.

     Our technology has been designed to streamline the procurement cycle for our subscribers. We enable subscribers to source, bid parts and products, and eventually manage their order payment online. Our target members are primarily businesses that buy and sell aviation parts, supplies and components in a global marketplace. Our current members vary from small businesses to Fortune 500 companies such as Boeing, BF Goodrich Aerospace, Honeywell, and Federal Express. We have designed our e-marketplace to meet the needs of these customers and their industry. With a standard Internet connection, a Web browser and a PartsBase subscription, each of our e-marketplace subscribers can immediately participate as both a buyer and a seller.

     Our e-marketplace is designed to provide advantages over traditional procurement processes, including:

        o   Reduced procurement costs;
        o   More efficient pricing and improved access to sellers for buyers;
        o   Ability to locate the most geographically desirable parts;
        o   Expanded distribution opportunities for sellers; and
        o   Ease of use and better access to information.

     Our current Web site features include:

        o Online buying and selling options utilizing advanced parts search features, inventory listings, requests for quotations ("RFQs"), and Purchase Order generation;
        o   Member   access   to   detailed   information    regarding   current
            transactions;
        o   Online auctions for aviation parts and products;
        o Procurement controls providing members with the ability to monitor corporate purchasing; and
        o Community-building information such as industry job and aircraft sales listings, as well as links to members and other industry Web sites.

     Our objective is to establish our e-marketplace as the preferred aviation industry business-to-business e-commerce solution. The key elements of our strategy include:

        o Achieving growth through adding additional functionalities so as to generate additional sources of revenues;
        o   Strengthening the PartsBase brand;


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o   Increasing the number of subscribers and market penetration;
        o   Establishing   and   expanding   strategic   sales   and   marketing
            relationships;
        o   Expanding international presence; and
        o Attracting and retaining members with new content, features and services.

     The successful implementation of our strategy will be subject to many risks and will depend on many factors, including but not limited to the continued growth and acceptance of e-commerce in the aviation industry as a whole, and the acceptance of our business model in particular. We may be adversely affected by a variety of risks and difficulties.

     The Nurse Staffing Business
     ---------------------------

     Our goal is to expand our temporary nurse staffing operations first throughout Florida and ultimately throughout the United States. The key components of our business strategy include:

        o Expanding Our Network of Registered Nurse Professionals. Through our recruiting efforts in South Florida, we continue to expand our network of registered nurse professionals. As of March 2002, we currently have a network of approximately 300 registered nurses, approximately 75 of whom are placed by us with our hospital clients continuously. We have exhibited growth in our registered nurse employee base over the past three months primarily through referrals from our current and former employees, as well as through advertising and direct mailings. While we expect these methods to continue to gain momentum, we are implementing creative ways to attract additional registered nurse professionals. An example of this strategy would be our internet recruitment tools such as the RNpartners.com website, which is a known nurse community site on the Internet.

        o Strengthening and Expanding Our Relationships with Hospitals and Healthcare Facilities. We seek to continue to strengthen and expand our relationships with our hospital clients, and to develop new relationships. Because we possess a network of registered nurses, we are well positioned to offer our hospital clients effective solutions to meet their supplemental staffing needs particularly in the critical care area.

        o Leveraging Our Business Model and Large Hospital and Healthcare Facility Client Base to Increase Productivity. We seek to increase our productivity through our recruiting strategy, network of registered nurses, established hospital client's relationships, proprietary information systems, innovative marketing and recruitment programs, training programs and centralized administrative support systems. Our recruiting strategy allows a recruiter in any of our offices to take advantage of all of our placement opportunities. In addition, our information systems and support personnel permit our recruiters to spend more time focused on our supplemental healthcare professionals' needs and placing them on appropriate assignments in hospitals in their specialized disciplines.

SALES AND MARKETING

     The Aviation E-commerce Business
     --------------------------------

     We market through a direct inside and outside sales force. Since our potential members fall within a defined market segment, we are able to identify and target the purchasing decision-makers and potential users who will influence the decision to adopt our e-commerce solution.

     Our sales and marketing approach is designed to help buyers and sellers understand both the business and technical benefits of our e-marketplace, and to promote adoption through one-on-one education and training.

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     Our sales and marketing programs are designed to educate our target market, create awareness and attract members to our e-marketplace. To achieve these goals, we intend to take advantage of the community offered by our existing membership base and engage in marketing activities such as trade shows, speaking engagements and Web site marketing.

     We provide  member  service  support  from 6:00 a.m. to 8:00 p.m.,  Eastern
Standard Time, Monday through Friday. Our customer support department is responsible for day-to-day contact with members and responds to questions from members through e-mail and a toll-free number. This department is responsible for retaining and increasing use by existing members and is an important aspect of member satisfaction. Our customer support and service personnel handle general member inquiries and technical questions. We have automated some of the tools used by our customer support and service staff, such as tracking screens that let our support staff tracks a transaction through a variety of information sources.

     Our sales and marketing group consisted of approximately 43 individuals as of September 30, 2002, all of whom are located at our Boca Raton, Florida headquarters.

     The Nurse Staffing Business
     ---------------------------

     We believe that nursing professionals are attracted to us because of our sizeable and diverse offering of work assignments and our service and relationship-oriented approach. We also market ourselves through a combination of a web site, print advertising, direct mail, printed marketing material and, most importantly, through personal word-of-mouth referrals from current and former employees. We also operate RNpartners.com, a nurse community website that caters to the professional and personal lives of nurses and offers nursing news and updates, links to other Internet sites, discounted products and services, and career opportunities including an online application process. Currently, our four recruiters are actively working with a pre-screened pool of approximately 300 registered nurses in an effort to place them with one of our hospital clients.

SCREENING/QUALITY MANAGEMENT

     Through our quality management department, we screen each candidate prior to their employment and we continue to evaluate each registered nurse after they are placed to ensure adequate performance as well as to determine feasibility for future placements. Our internal processes are designed to ensure that each registered nurse has the appropriate experience, credentials and skills for the assignments that they accept. Our screening and quality management process includes three principal stages:

        o Initial Screening. Each new registered nurse candidate who submits an application with us must meet certain criteria, including appropriate prior work experience and proper educational and licensing credentials. We independently verify each applicant's work history and references. Our clinical skills checklists, developed for each specialty area, are used by our hospital clients' hiring managers as a basis for evaluating candidates and conducting interviews, and for facilitating the selection of a registered nurse who can meet the hospital client's specific needs.

        o Assignment Specific Screening. Once an assignment is accepted by a supplemental healthcare professional, our quality management department tracks the necessary documentation and license verification required for the registered nurse to meet the requirements set forth by us, the hospital and, when required, the applicable state board of health or nursing. These requirements may include obtaining copies of specific health records, drug screening, criminal background checks and certain certifications or continuing education courses.

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        o   Ongoing  Evaluation.  We continually  evaluate our registered  nurse professionals' performance through a verbal and written evaluation process. We receive these evaluations directly from our hospital clients, and use the feedback to determine appropriate future assignments for each registered nurse.

SALES AND MARKETING TO HOSPITALS AND HEALTHCARE FACILITIES

     Our client service directors market our services to prospective hospital clients, and supervise ongoing contract management of existing clients in their territory. The number of our hospital and healthcare facility clients that we serve has grown from approximately 5 in November 2001 to 39 active clients as of September 30, 2002 . All of our registered nurse assignments are at acute-care hospitals located in Hillsborough, Miami-Dade, Orange, Broward and Palm Beach counties of Florida.

ACCOUNT MANAGEMENT

     Once hospital contracts are obtained by our registered nurse area sales managers, our four hospital account coordinators are responsible for soliciting and receiving orders from these clients and working with our recruiters to fill those orders with qualified registered nurse professionals. An "order" is a request from a client hospital for a registered nurse to fill an assignment. Hospital account coordinators regularly call and solicit orders from our clients, who also submit orders via the Internet and by fax. Our average number of orders for upcoming assignments has increased significantly during the past three months. The combination of an increasing number of open orders and a greater number of nurses choosing supplemental staffing assignments benefits us by providing us with numerous assignments to offer and an increasing supply of new registered nurse professionals to hire. In March 2002, we have over 1,885 open customer orders in South Florida (the area encompassing Broward and Palm Beach counties). Our growth in open orders can be attributed to factors including:

        o   Continuing increased demand for registered nurses;
        o   Our extensive network of registered nurse employees; and
        o   Our increased number of hospital client relationships.

     Because hospitals often list their orders with multiple service providers, open orders may also be listed with our competitors. An order will generally be filled by the company that provides a suitable candidate first, highlighting the need for a network of registered nurses and integrated operating and information systems to quickly and effectively match hospital client needs with appropriate registered nurses.

PLACEMENT

     Orders are entered into our information network and are made available to the recruiters at all of our offices. Our recruiters provide our hospital coordinators with the personnel profiles of the registered nurse who have expressed an interest in a particular assignment. The hospital coordinator approves the profiles to be sent to the hospital client and confirms the assignments with the hospital. Our recruiters seek to develop and maintain strong and long-lasting relationships with our registered nurses. Each recruiter manages a group of approved registered nurse employees and works to understand the unique needs and desires of each individual registered nurse. The recruiter will present open order assignments to a registered nurse, request that the personnel profile be submitted for assignment, arrange a telephone interview with assistance from the coordinators and generally facilitate each assignment. We share orders among our various offices to increase placement opportunities for our registered nurse employees.

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REGISTERED NURSE PAYROLL

     We pay our registered nurse employees only to the extent they accept placement and actually work at one of our hospital clients. We perform all payroll services for our registered nurse employees. Providing payroll services is a value-added and convenient service that hospitals increasingly expect from their supplemental staffing sources. To provide convenience and flexibility to our hospital clients, we accommodate several different payroll frequencies. This enables our hospital clients to integrate management of supplemental registered nurse staff scheduling and overtime with their permanent staff. Consistent accuracy and timeliness of making payroll payments is essential to the retention of our registered nurses. Our internal payroll service group currently receives and processes timesheets for approximately 75 registered nurse employees, weekly. Payroll is typically processed daily after the completion of each pay period, heightening the importance of having adequately trained and skilled payroll personnel and appropriate operating and information systems. We process our payroll internally so as to minimize costs and provide a higher degree of flexibility in accommodating our registered nurse professional workforce as opposed to processing externally through a payroll processing service. Our payroll service group offers our registered nurse professionals the ability to be paid daily upon receipt of an approved time sheet from our hospital clients.

REGISTERED NURSE BENEFITS

     In our effort to attract and retain highly qualified professionals, we offer a variety of benefits to our registered nurse employees. These benefits include:

        o 24-Hour Management and Clinical Support. It is our goal to always be available to our registered nurses. Registered nurse employees with emergencies can be connected 24 hours per day with a clinical liaison or recruitment manager to help resolve their problem.

        o Hospital Billing. To accommodate the needs of our hospital clients, we bill all of our registered nurse professionals on a payroll contract basis. Under a payroll contract, the registered nurse is our employee for payroll and benefits purposes. Under this arrangement, we bill our hospital clients at an hourly rate that effectively includes reimbursement for recruitment fees, wages and benefits for the registered nurse professional, and employer taxes. Overtime and holiday hours worked are typically billed at a premium rate. We in turn pay the registered nurse's wages and benefits which are calculated on an hourly basis. Providing payroll services is a value-added and convenient service that hospitals increasingly expect from their supplemental nurse staffing sources.

        o Daily Pay. Our local branch offices have the capability to produce payroll checks for our registered nurse employees the very same day their time sheets are verified and approved. This is an attractive benefit to registered nurses who, if working for another staffing firm, may be forced to wait for the payroll cycle to be completed before they can receive their paychecks.

        o Information Systems. Our primary management information and communications systems are centralized and controlled in our corporate headquarters and are utilized in each of our staffing offices. Our financial systems are primarily centralized at our corporate headquarters and our operational reporting is standardized at all of our offices. We use an internal system to facilitate payroll for our corporate employees and our temporary healthcare professionals. We are in the process of developing a proprietary
            Windows-based, interactive information system that will be an important tool in maximizing our productivity and accommodating our recruiting strategy. The system will be custom-designed for our business model, including integrated processes for registered nurse professional and hospital contract management, matching of supplemental healthcare professionals to available assignments, registered nurse professional file submissions for placements, quality management tracking, controlling compensation packages and managing hospital contract and billing terms. Our system will provide our staff with fast, detailed information regarding individual registered nurses and hospital clients. The system will also provide a platform for interacting and transacting with registered nurse employees and hospital facility clients via the Internet. We anticipate that the initial features of this system will be functional during the latter part of the second quarter of 2002.

COMPETITION

     The Aviation E-commerce Business
     --------------------------------

     The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and expected to increase significantly in the future. We believe that companies in our Internet business-to-business e-marketplace compete based on:

        o   Ease of use of technology;
        o   Breadth and depth of product and service offerings;
        o   Pricing of products and services;
        o   Quality and reliability of the Internet purchasing solution; and
        o   Quality and scope of customer service and support.

     We currently compete almost solely in the market for aviation parts and products and face competition from three main areas within this market: other start-up businesses that have formed exchanges with e-commerce offerings, existing aerospace companies, or groups of companies that have formed exchanges, and traditional manufacturers, suppliers and distributors of aviation parts that have developed e-commerce initiatives that are designed to facilitate commerce between one buyer and multiple sellers.

     Because of the rapidly evolving nature of e-commerce, it is difficult to objectively estimate the number of companies that compete directly against us. We believe that currently, our primary competitor is the Inventory Locator Service Inc., a subsidiary of Aviall, Inc. Additional competition is expected during 2002 from buy side exchanges formed by major domestic and foreign carriers, and sell side exchanges formed by large aerospace OEM's.

     Current and potential competitors may be able to devote significantly greater resources to marketing and promotional campaigns, and may adopt more aggressive pricing policies or may try to attract users by offering services for free and devote substantially more resources to product development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand, any of which could materially and adversely affect our business, financial condition and results of operations.

     New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling competitors to offer a similar but lower-cost service. We cannot assure you that we will be able to compete successfully against current and potential competitors. Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations.

     The Nurse Staffing Business
     ---------------------------

     The nurse staffing industry is highly competitive. We compete with national firms and local and regional firms. We compete with these firms to attract registered nurses with critical care skills as temporary healthcare professionals and to attract hospital clients. We compete for temporary healthcare professionals on the basis of the quantity, diversity and quality of assignments available, compensation packages, and the benefits that we provide to a temporary healthcare professional while they are on an assignment. We compete for hospital clients on the basis of the quality of our temporary healthcare professionals, the timely availability of our professionals with requisite skills, the quality, scope and price of our services, and the geographic reach of our services. Continuing nursing shortages and factors driving the demand for nurses over the past several years have made it increasingly difficult for hospitals to meet their critical care staffing needs. We are focused on attaining a critical mass of available nursing candidates via substantial word-of-mouth referral networks and seek to establish RNpartners as a recognizable brand name, thereby enabling us to attract a consistent flow of new applicants. We believe we can also more easily provide payroll services billing, which is cash flow intensive, to healthcare providers. Some of our competitors in the temporary healthcare staffing sector include American Mobile Nurse, Interim Healthcare Services, Nursefinders and Starmed.

INTELLECTUAL PROPERTY

     We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in products, services, know-how and information. We have a federal trademark registration for "PartsBase" and "PartsBase.com." We may seek additional trademarks, copyrights and patents in the future. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. Like other technology and Internet-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others.

GOVERNMENT REGULATION

     The Aviation E-commerce Business
     --------------------------------

     Both domestic and foreign entities regulate the parts and products sold on our Web site. The Federal Aviation Administration (the "FAA") is charged with regulating the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. The FAA monitors safety by promulgating regulations regarding proper maintenance of aircraft and aircraft equipment. Similar regulations exist in foreign countries. Regulatory agencies specify maintenance, repair and inspection procedures for aircraft and aircraft equipment. Certified technicians in approved repair facilities on set schedules must perform these procedures. All parts must conform to prescribed regulations and be certified prior to installation on any aircraft. Although we are not currently subject to any governmental regulation regarding the parts and products sold on our Web site, we may in the future become subject to FAA or other regulatory requirements.

     The Nurse Staffing Business
     ---------------------------

     The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Our business, however, is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry. The laws and regulations which are applicable to our hospital and healthcare facility clients could indirectly impact our business to a certain extent, but because we provide services on a contract basis and are paid directly by our hospital and healthcare facility clients, we do not have any direct Medicare or managed care reimbursement risk. Florida requires state registration for businesses that employ and/or assign healthcare personnel to provide healthcare services on-site at hospitals and other healthcare facilities. We are currently registered in Florida. All of the supplemental registered nurses that we employ are required to be individually licensed under state law. We take reasonable steps to ensure that our employees possess all necessary licenses in all material respects.

EMPLOYEES

     The following details information regarding our employees as of September 30, 2002 for our aviation e-commerce business and our nurse staffing business:

                                                              Employees
                                                              ---------
Aviation E-commerce Business:
  Sales and marketing                                             43
  Corporate finance, IT and administration                        17
                                                                 ---
     Total                                                        60
                                                                 ---

Nurse Staffing Business:
  Registered Nurses                                              103
  Sales and Marketing                                             25
  Administration                                                   5
                                                                 ---
     Total                                                       133
                                                                 ---

     Registered   nurses  are  considered  our  employees  upon  completing  one twelve-hour shift at one of our hospital clients. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.

PROPERTIES

     We are currently obligated under three separate lease agreements with separate unaffiliated third parties for approximately 6,600 square feet of office space in Boca Raton, Florida (the "Boca Raton Lease"), approximately 1,000 square feet of office space in Fort Lauderdale, Florida (the "Fort Lauderdale Lease") and approximately 1,260 square feet of office space in West Palm Beach, Florida (the "West Palm Beach Lease"). We are obligated to pay approximately (i) $8,700 monthly through February 2003 under the Boca Raton Lease; (ii) $900 monthly through November 2004 under the Fort Lauderdale Lease; and (iii) $1,700 monthly under the West Palm Beach Lease. We may terminate the West Palm Beach Lease prior to November 2004 in either December 2002 or December 2003 upon payment of 50% of the remaining rent due through November 2004. Our corporate headquarters are located in our Boca Raton, Florida office. We use our Fort Lauderdale and West Palm Beach offices as satellite service offices for our Nurse Staffing Business.

                              INDEPENDENT AUDITORS
                              --------------------

     Deloitte & Touche, LLP has served as our independent auditors since 1997. The consolidated balance shaeets as of December 31, 2001 and 2000 and the consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years ended December 31, 2001, 2000 and 1999, respectively, included in the Annual Report on Form 10-K for the year ended December 31, 2001 attached as Appendix B to this proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which is included and incorporated by reference in this proxy statement. It is not expected that representatives of Deloitte & Touche, LLP will be present at the special meeting.

                 OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING
                 -----------------------------------------------

     Our Board of Directors is not aware of any matters to be presented for action at the special meeting other than described herein and does not intend to bring any other matters before the special meeting; however, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

                              STOCKHOLDER PROPOSALS
                              ---------------------

     If the merger is completed, there will be no public participation in any future meetings of stockholders of PRTS. However, if the merger is not completed, PRTS stockholders will continue to be entitled to attend and participate in PRTS stockholders' meetings. If the merger is not completed, PRTS will inform its stockholders, by press release or other means determined reasonable by PRTS, of the date by which stockholder proposals must be received by PRTS for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in periodic reports filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C.
20549. These materials filed by us with the SEC are also available to the website of the SEC at www.sec.gov.

     Because the merger is a "going private" transaction, the Company, HAC, Hammond I and Mr. Hammond have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the
Schedule 13e-3 and the exhibits thereto. Copies of the Schedule 13e-3 and the exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Mark Weicher, PartsBase, Inc., 905 Clint Moore Road, Boca Raton, Florida 33487; telephone
(551) 953- 0700, extension 2702, or from the SEC as described above.

     Upon completion of the merger, we will seek to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms with the SEC under the Exchange Act, such as an Annual Report on Form 10-K.

                      INFORMATION INCORPORATED BY REFERENCE
                      -------------------------------------

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by us with the SEC are incorporated by reference in this proxy statement and are deemed to be a part hereof.

        o Our Annual Report on Form 10-K for the year ended December 31, 2001 (included at Appendix D); and
        o Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (included at Appendix E).

     However,  any  references  in these  documents  to the  Private  Securities
Litigation  Reform  Act  and  "safe  harbor"   protection  for   forward-looking
statements are specifically not included in this proxy statement.

     Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

     We undertake to provide by first class mail, without charge upon receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting. Requests for copies should be directed to Mark Weicher, PartsBase, Inc., 905 Clint Moore Road, Boca Raton, Florida 33487; telephone
(561) 953-0700 extension 2702.

     No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement, and if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated __________, 2002.

     You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

                                 OTHER BUSINESS
                                 --------------

     We know of no other business to be acted upon at the Special Meeting. However, if any other business properly comes before the Special Meeting, it is the intention of the persons named on the enclosed proxy card and to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary note. Therefore, whether or not you expect to attend the Special Meeting, please sign the proxy and return it in the enclosed envelope.

                       By Order of the Board of Directors,


                           /s/ Robert H. Hammond, Jr.
                           --------------------------
                             Robert H. Hammond, Jr.

                                   APPENDIX A
                          Agreement and Plan of Merger

 AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 26, 2002

                                      AMONG

                   HAMMOND I, INC., HAMMOND ACQUISITION CORP.,
                             ROBERT A. HAMMOND, JR.

                               AND PARTSBASE, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER....................................................      2
  1.1   The Merger......................................................      2
  1.2   Closing.........................................................      2
  1.3   Effective Time of the Merger....................................      2
  1.4   Effects of the Merger...........................................      2
  1.5   Certificate of Incorporation; Bylaws............................      3
  1.6   Directors; Officers.............................................      3

ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY
            AND PAYMENT WITH RESPECT THERETO............................      3
  2.1   Effect on Capital Stock.........................................      3
  2.2   Delivery of Merger Consideration................................      4
  2.3   Stock Options and Warrants with
          Respect to Company Common Stock...............................      6

ARTICLE III REPRESENTATIONS AND WARRANTIES..............................      6
  3.1   Representations and Warranties of the Company...................      6
  3.2   Representations and Warranties of Hammond,
          Hammond I, Inc. and Merger Sub................................     11

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS....................     13
  4.1   Covenants of Company............................................     13
  4.2   Covenants of Hammond, Hammond I, Inc. and Merger Sub............     16
  4.3   Competing Transactions..........................................     16

ARTICLE V ADDITIONAL AGREEMENTS.........................................     17
  5.1   Preparation of the Proxy Statement and Schedule 13E-3...........     17
  5.2   Stockholders' Meeting...........................................     17
  5.3   Legal Conditions to Merger......................................     18
  5.4   Brokers or Finders..............................................     18
  5.5   Shareholder Lists...............................................     19
  5.6   Shareholder Litigation..........................................     19
  5.7   Communication to Employees......................................     19

ARTICLE VI CONDITIONS PRECEDENT.........................................     19
  6.1   Conditions to Each Party's Obligation To Effect the Merger......     19
  6.2   Conditions to Obligations of Hammond, Hammond I, Inc. and
          Merger Sub....................................................     20
  6.3   Conditions to Obligations of Company............................     21

ARTICLE VII TERMINATION AND AMENDMENT...................................     22
  7.1   Termination.....................................................     22
  7.2   Effect of Termination...........................................     23
  7.3   Fees, Expenses and Other Payments...............................     23
  7.4   Amendment.......................................................     24
  7.5   Extension; Waiver...............................................     25

ARTICLE VIII GENERAL PROVISIONS.........................................     25
  8.1   Survival of Representations, Warranties and Agreements...........    25
  8.2   Notices..........................................................    25
  8.3   Certain Definitions..............................................    26
  8.4   Interpretation...................................................    27
  8.5   Counterparts.....................................................    28
  8.6   Entire Agreement; No Third Party Beneficiaries;
          Rights of Ownership............................................    28
  8.7   Governing Law; Consent to Jurisdiction...........................    28
  8.8   Severability; No Remedy in Certain Circumstances.................    28
  8.9   Publicity........................................................    29
  8.10  Assignment.......................................................    29
  8.11  Adjustment.......................................................    29

EXHIBIT A Certificate of Incorporation of Merger Sub.....................    31

EXHIBIT B Bylaws of Merger Sub...........................................    34

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 26, 2002, among Hammond I, Inc., a Florida corporation ("Hammond I, Inc."), Hammond Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Hammond I, Inc. ("Merger Sub"), Robert A. Hammond, Jr. ("Hammond") and PartsBase, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, Hammond I, Inc. together with its affiliates, including Hammond, are the beneficial owners of 9,150,000 shares of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), which represents approximately 64.7% of the outstanding shares of Company Common Stock (not including outstanding shares held by the Company in its treasury or by its Subsidiaries).

     WHEREAS, Hammond I, Inc. has proposed that Hammond I, Inc. acquire (the "Acquisition") all of the issued and outstanding shares of the Company's Common Stock not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) (the "Shares") by Hammond I, Inc., Merger Sub, Hammond or any other Affiliate (as hereinafter defined), other than the Company, of Hammond I, Inc. (collectively, the "Acquisition Group").

     WHEREAS, in furtherance of the Acquisition, it is proposed that Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein.

     WHEREAS, a special committee of the Board of Directors of the Company (the "Board"), consisting entirely of non-management directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the "Independent Committee"), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition.

     WHEREAS, the Independent Committee has received the opinion of vFinance Investments, Inc. (the "Independent Advisor"), an independent financial advisor to the Independent Committee, which was selected by it, that, as of August 26, 2002, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view.

     WHEREAS, the Independent Committee, has, after consultation with the Independent Advisor and Epstein Becker & Green, P.C., independent legal counsel selected by the Independent Committee, and in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and
(iii) determined to recommend that the Board and the stockholders of the Company vote to adopt this Agreement.

     WHEREAS, the Board, based on the unanimous recommendation and approval of the Independent Committee, has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares;
(ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement. The Board also has consulted with Epstein Becker & Green, P.C., as counsel for the Independent Committee.

     WHEREAS, the respective boards of directors of Hammond I, Inc. and Merger Sub have approved this Agreement; and Hammond I, Inc. as the sole stockholder of Merger Sub, has adopted this Agreement.

     WHEREAS, the Company, Hammond I, Inc. and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "PartsBase, Inc."

     1.2 Closing.  Unless this Agreement shall have been terminated  pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, unless another date, time or place is agreed to in writing by the parties hereto.



     1.3 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Corporation shall file a certificate of merger conforming to the requirements of Subchapter IX of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

     1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.5 Certificate of Incorporation; Bylaws.

         (a) The certificate of incorporation of Merger Sub which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that
Article I of the certificate of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows: "The name of the corporation is: PartsBase, Inc."

         (b) The bylaws of Merger Sub which are attached as Exhibit B hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.6 Directors; Officers.

         (a) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (b) The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY
                        AND PAYMENT WITH RESPECT THERETO

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder thereof:

         (a) subject to Section 2.1(e), each Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash, without interest, equal to $1.41 (the "Merger Consideration") in the manner provided in Section 2.2 hereof;

         (b) each share of Company Common Stock issued and held in the Company's treasury or held by any Subsidiary of the Company immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

         (c) each  share of  Company  Common  Stock  held by any  member  of the
Acquisition   Group  immediately  prior  to  the  Effective  Time  shall  remain outstanding;

         (d) each share of common stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

         (e) notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, Hammond I, Inc. will not make any payment of Merger Consideration with respect to Shares held by any person (a "Dissenting Stockholder") who elects to demand appraisal of such Dissenting Stockholder's Shares and duly and timely complies with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their shares ("Dissenting Shares"), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the laws of the State of Delaware. If, after the Effective Time, a Dissenting Stockholder withdraws such Dissenting Stockholder's demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder's right of appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to
Section 2.1(a). The Company will give Hammond I, Inc. (i) prompt notice of any demands for appraisal of Dissenting Shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Hammond I, Inc., make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

     2.2 Delivery of Merger Consideration.

         (a) Payment Agent. As of the Effective Time, Hammond I, Inc. shall deposit, or shall cause to be deposited, with a bank or trust company designated by Hammond I, Inc. (the "Payment Agent"), and reasonably acceptable to the Company, for the benefit of the holders of Shares, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all Shares (such funds deposited with the Payment Agent, the "Payment Fund"). If requested in writing by Hammond I, Inc., the Payment Fund shall be made available by the Company to the Payment Agent from Company available cash.

         (b) Payment Procedures. Within five (5) business days after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Hammond I, Inc. may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Hammond I, Inc. so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company's transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

         (c) No Further Ownership Rights in the Shares. The Merger Consideration paid with respect to the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

         (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Upon termination of the Payment Fund pursuant to this subsection and upon delivery to the Surviving Corporation of the balance thereof, the Surviving Corporation shall have the right to invest any such amount delivered to it in its sole discretion.

         (e) None of the Surviving Corporation, Hammond I, Inc. or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

         (f) Investment of Payment Fund. The Payment Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $500 million or in money market funds which are invested substantially in such investments, none of which shall have maturities of greater than one year. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation.

         (g) Withholding Rights. Hammond I, Inc. or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Shares represented thereby such amounts (if any) as Hammond I, Inc. or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Hammond I, Inc. or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Hammond I, Inc. or the Payment Agent.

     2.3 Stock Options and Warrants with Respect to Company Common Stock. The Company shall take all actions necessary pursuant to the terms and provisions of any outstanding options and warrants to acquire shares of Company Common Stock, to cause the following: except as specifically disclosed in the Company Disclosure Letter (as hereinafter defined), all outstanding options and warrants to acquire shares of Company Common Stock granted under the Company Stock Option Plans (the "Company Stock Plan") or otherwise (the "Company Stock Options") will terminate and expire as of the Effective Time. The Company shall give written notice to the holders of all Company Stock Options of the foregoing and each such Company Stock Option shall thereafter be canceled. All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company. The Company may permit holders of Company Stock Options to exercise such Company Stock Options prior to the Effective Time by accepting as payment therefor a portion of the number of shares issuable upon such exercise with a value equal to the aggregate exercise price of such Company Stock Options valued at the merger consideration.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Hammond I, Inc. and Merger Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Hammond I, Inc. simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"):

         (a)  Organization,  Standing  and Power.  Each of the  Company  and its
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good corporate standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company has made available to Hammond I, Inc. true and complete copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended to date. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary of the Company is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         (b) Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its Subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. Other than the capital stock or other interests held by the Company in such Subsidiaries, neither the Company nor any such Subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its corporate Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. There are no irrevocable proxies or similar obligations with respect to such capital stock of such Subsidiaries and no equity securities or other interests of any of its Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such Subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

         (c) Capital Structure.

             (i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 2,000,000 shares of Preferred Stock, none of which are outstanding. As of the date hereof, (A) 13,977,920 shares of Company Common Stock were outstanding, (B) 1,007,938 Company Stock Options were outstanding, each such option entitling the holder thereof to purchase one share of Company Common Stock, (C) 1,839,887 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, and (D) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries.

             (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

             (iii) All outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

             (iv) Except for this Agreement, the Company Stock Plans, as set forth in the Company's annual report on Form10-K for the fiscal year ended December 31, 2001 and as disclosed in the Company Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement for consideration per share of less than the Merger Consideration. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         (d) Authority.

             (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company.
This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders (the "Stockholders' Meeting") is the only vote of the Company's stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, provided that a majority of the Shares do not vote against approval of this Agreement, the Merger and the transactions contemplated thereby. The Independent Committee has been duly authorized and constituted and the Board, based on the approval and recommendation of the Independent Committee at a meeting duly called and held, has (A) determined that
(x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, and (B) approved and declared the advisability of this Agreement in accordance with the provisions of the DGCL. The Independent Committee has received the written opinion (the "Fairness Opinion") of the Independent Advisor to the effect that, as of the date of this Agreement the Merger Consideration to be paid to holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn.

             (ii) Subject to compliance with the applicable  requirements of the
Exchange  Act and the filing of the  Certificate  of Merger as  contemplated  by
Section 1.3, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the certificate of incorporation or bylaws of the Company or the governing instruments of any Subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not be reasonably expected to have a Material Adverse Effect on the Company.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would be reasonably expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger, (2) a Transaction Statement on Schedule 13E-3 (as hereinafter defined) and (3) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (c) filings pursuant to the rules of the NASDAQ Stock Market.

         (e) SEC Documents. All the documents (other than preliminary material) that the Company was required to file with the SEC for the past three years including, without limitation, each report, schedule, registration statement and definitive proxy statement filed by the Company (as such documents have since the time of their filing been amended, the "Company SEC Documents"), have been timely filed. As of their respective dates, (i) the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed on a non-confidential basis as of the date of this Agreement. The consolidated financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2001, as audited by Deloitte & Touche, LLP (such balance sheet is referred to hereinafter as the "Balance Sheet" and the Balance Sheet and related statements are referred to hereinafter as the "Year-End Financial Statements")), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP. As of December 31, 2001, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet. Since December 31, 2001, except as and to the extent set forth in the Company's SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its

Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a Material Adverse Effect on the Company. All agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

         (f)  Information   Supplied.   None  of  the  information  included  or
incorporated by reference in the Proxy Statement or the Schedule 13E-3 (other than information concerning Hammond, Hammond I, Inc. or Merger Sub provided in writing by Hammond I, Inc. or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Schedule 13E-3 (except for information concerning Hammond, Hammond I, Inc. or Merger Sub provided in writing by Hammond, Hammond I, Inc. or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         (g) Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (h) Litigation. Except as set forth on the Company Disclosure Letter, there are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against the Company or any of its Subsidiaries, or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its Subsidiaries or any of their respective properties or assets.

         (i) Section 203 of the DGCL and the Certificate of Incorporation. The Board and the Independent Committee has approved the Merger and this Agreement, and such approval is sufficient to comply with or render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this

Agreement or the transactions contemplated by this Agreement. No provision of the certificate of incorporation, bylaws and/or other governing instruments of the Company or any of its Subsidiaries would restrict or impair the ability of Hammond I, Inc. to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its Subsidiaries that may be acquired or controlled by Hammond I, Inc.

         (j) Opinion of Financial Advisor. The Independent Committee has received the opinion of the Independent Advisor dated as of August 26, 2002, to the effect that, as of such date, the consideration to be received by the holders of the Shares pursuant to this Agreement is fair to holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Hammond I, Inc.

         (k) Merger Consideration. If requested to do so in writing by Hammond I, Inc., the Company will provide to the Payment Agent, for deposit into the Payment Fund, funds in an amount equal to the Merger Consideration to be paid in respect of all Shares.

     3.2 Representations and Warranties of Hammond, Hammond I, Inc. and Merger Sub. Hammond, Hammond I, Inc. and Merger Sub jointly and severally represent and warrant to the Company as follows:

         (a) Organization, Standing and Power. Each of Hammond I, Inc. and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hammond I, Inc. or Merger Sub.

         (b) Authority.

             (i) Hammond I, Inc. and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Hammond I, Inc. or Merger Sub, as the case may be. This Agreement has been duly executed and delivered by Hammond, Hammond I, Inc. and Merger Sub and constitutes a valid and binding obligation of Hammond, Hammond I, Inc. or Merger Sub, as the case may be, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

             (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the certificate of incorporation or bylaws of Hammond I, Inc., any provision of the certificate of incorporation or bylaws of Merger Sub, or the governing instruments of any other Subsidiary of Hammond I, Inc. or (y) except as disclosed in the letter dated the date hereof and delivered by Hammond I, Inc. to the Company simultaneously with the execution and delivery of this Agreement (the "Hammond I, Inc. Disclosure Letter") and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Hammond I, Inc. Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hammond, Hammond I, Inc., Merger Sub or any other Subsidiary of Hammond I, Inc. or their respective properties or assets except Violations under clause (y) above which do not or would not reasonably be expected to have a Material Adverse Effect on Hammond I, Inc.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Hammond, Hammond I, Inc., Merger Sub or any other Subsidiary of Hammond I, Inc. in connection with the execution and delivery of this Agreement by Hammond, Hammond I, Inc. and Merger Sub, the consummation by Hammond, Hammond I, Inc. or Merger Sub, as the case may be, of the transactions contemplated hereby, and compliance by Hammond, Hammond I, Inc. and Merger Sub with any of the provisions hereof, the failure to obtain which would reasonably be expected to have a Material Adverse Effect on Hammond I, Inc. except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing of the
Schedule 13E-3, and (B) the filing of the Certificate of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Hammond I, Inc. and Merger Sub are qualified to do business.

         (c) Information Supplied. None of the information concerning Hammond, Hammond I, Inc. or Merger Sub provided by or on behalf of Hammond I, Inc. or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) Interim Operations of Merger Sub. Merger Sub was incorporated on May 15, 2002, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Hammond I, Inc. shall otherwise consent in writing):

         (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. The Company and its Subsidiaries shall maintain in force all insurance policies and Consents (as defined in Section 6.1) with respect to the Company and its Subsidiaries and shall maintain all assets and properties of the Company and its Subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business or
(ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter. The
Company and its Subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not be reasonably expected to have a Material Adverse Effect on the Company.

         (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a Subsidiary of the Company to the Company or one of its Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except as set forth on the Company Disclosure Schedule, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

         (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its Subsidiaries to amend, their respective certificates of incorporation, bylaws or other governing instruments.

         (e) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company.

         (f) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except as disclosed in the Company Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

         (g) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person other than a Subsidiary, except for advances to Company employees for travel or other business expenses in accordance with past practice.

         (h) Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Hammond I, Inc., and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

         (i) Advice of Changes; Government Filings. The Company shall confer on a regular basis with Hammond I, Inc., report on operational matters and promptly advise Hammond I, Inc., orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the Effective Time and shall deliver to Hammond I, Inc. copies of all such reports promptly after the same are filed. The Company shall cooperate with Hammond I, Inc. in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Hammond I, Inc.'s approval, paying any such fees or expenses. The Company shall promptly provide Hammond I, Inc. with copies of all other filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

         (j) Accounting Methods. The Company shall not change its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP as concurred in by the Company's independent auditors.

         (k) Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Hammond I, Inc. except as set forth in the Company Disclosure Letter or contemplated by this Agreement, (i) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or
(iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

         (l) Tax Elections. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

     4.2 Covenants of Hammond, Hammond I, Inc. and Merger Sub. Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company:

         (a) Other Actions. Neither Hammond, Hammond I, Inc. nor Merger Sub shall, nor shall Hammond I, Inc. or Merger Sub permit any of their respective Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of their or the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them or of the Company to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e). Without limiting the generality of the foregoing, Hammond I, Inc. and Hammond agree to vote all shares of Company Common Stock held by them in favor of the Merger.

         (b) Government Filings. Hammond I, Inc. shall cooperate with the Company in determining whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents. Hammond I, Inc. shall promptly provide the Company with copies of all other filings made by the Hammond I, Inc. with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

     4.3 Competing Transactions. Nothing contained in this Agreement shall prohibit the Company from, prior to the date of the Stockholder's Meeting (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to the Company with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, if, (A) the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides at least two (2) business days prior notice to Hammond I, Inc. to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person a fully executed confidentiality agreement, (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Preparation of the Proxy Statement and Schedule 13E-3.

         (a) The Company shall as promptly as practicable prepare and file a proxy or information statement relating to the Stockholders' Meeting (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company will notify Hammond I, Inc. promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Hammond I, Inc. with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Hammond I, Inc. reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board described in Section 5.2, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

         (b) The Company, Hammond I, Inc., and Merger Sub shall together prepare and file a Transaction Statement on Schedule 13E-3 (together with all amendments and exhibits thereto, the "Schedule 13E-3") under the Exchange Act. Each of Hammond, Hammond I, Inc. and Merger Sub shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

     5.2 Stockholders' Meeting. Subject to the Committee's receipt of the written opinion of the Independent Advisor dated as of the date of the mailing of the Proxy Statement to the stockholders of the Company, that the consideration to be received by such stockholders pursuant to this Agreement is fair, from a financial point of view, to such stockholders (the "Updated Fairness Opinion"), the Company shall call the Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board and the Independent Committee, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to stockholders under applicable laws. The Company shall solicit from Company stockholders entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Hammond I, Inc., helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. The Company shall coordinate and cooperate with Hammond I, Inc. with respect to the timing of such meeting.

     5.3 Legal Conditions to Merger. Each of the Company, Hammond and Hammond I, Inc. shall, and shall cause its Subsidiaries to, use all reasonable best efforts
(i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the approval of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each of the Company and Hammond I, Inc. will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     5.4 Brokers or Finders. Except as disclosed to the other party in writing prior to the date hereof, each of Hammond I, Inc. and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Hammond I, Inc. prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

     5.5 Shareholder Litigation. The Company shall give Hammond I, Inc. the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the Company's and Hammond I, Inc.'s consent, which shall not be unreasonably withheld.

     5.6 Communication to Employees. The Company and Hammond I, Inc. will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement. Upon reasonable notice, the Company shall provide Hammond I, Inc. access to the Company's and its Subsidiaries' employees and facilities.

     5.7 Indemnification; Directors' and Officers' Insurance.

         (a) From and after the Effective Time, the Surviving Corporation shall provide exculpation, indemnification and advancement of expenses for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") which is the same as the exculpation, indemnification and advancement of expenses provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Certificate of Incorporation, Bylaws and existing contractual agreements as in effect at the close of business on the date hereof; provided, that such exculpation, indemnification and advancement of expenses covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

         (b) The Surviving Corporation shall maintain in effect for a period of five (5) years from the Effective Time "tail" directors' and officers' liability insurance with a term, coverage amount and other terms and conditions as are at least as favorable as those of the directors' and officers' liability insurance presently maintained by the Company (the "Tail Policy"). The Surviving Corporation shall provide the Company with a true and complete copy of a binder with respect to the Tail Policy prior to the Effective Time, and shall use its best efforts to provide to the Company a true and complete copy of the Tail Policy as proposed to be issued prior to the Effective Time. The premium for the Tail Policy shall be paid in full prior to the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and a majority of the Shares entitled to vote thereon shall not have voted against adoption of this Agreement.

         (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

         (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     6.2 Conditions to Obligations of Hammond, Hammond I, Inc. and Merger Sub. The obligations of Hammond, Hammond I, Inc. and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Hammond, Hammond I, Inc. and Merger Sub:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time, except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period.

         (b) Performance of Obligations of Company. The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Hammond I, Inc. shall have received a certificate signed on behalf of the Company by an officer of the Company and by the Chief Financial Officer of the Company to such effect.

         (c) Appraisal Rights. Dissenting Shares shall constitute less than 5% of all shares of Company Common Stock outstanding immediately prior to the Effective Time.

         (d) Consents Under Agreements. The Company shall have obtained the consent or approval of, except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

         (e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Hammond I, Inc., the Surviving Corporation or their respective Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Hammond I, Inc. or any of its Subsidiaries to dispose of any asset which is material to Hammond I, Inc. prior to the Effective Time.

         (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

         (g) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Hammond I, Inc., and Hammond I, Inc. shall have received copies of all such documents and other evidences as Hammond I, Inc. may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (h) No Action. As of the Effective Time, no action, suit or proceeding shall be pending (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Hammond I, Inc. or Merger Sub any damages which would reasonably be expected to result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (e) above, except such actions, suits or proceedings, the settlement of which shall be effective as of the Effective Time.

     6.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

         (a) Representations and Warranties. The representations and warranties of Hammond, Hammond I, Inc. and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time, except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period.

         (b) Performance of Obligations of Hammond, Hammond I, Inc. and Merger Sub. Hammond, Hammond I, Inc. and Merger Sub shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Hammond I, Inc. by the President and Chief Executive Officer of Hammond I, Inc. or a Corporate Vice President of

Hammond I, Inc., and by the Senior Vice President and Chief Financial Officer of Hammond I, Inc. or the Corporate Vice President and Treasurer of Hammond I, Inc. to such effect.

         (c) No Action. As of the Effective Time, no action, suit or proceeding shall be pending (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Hammond I, Inc. or Merger Sub any damages which would reasonably be expected to result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in Section 6.2(e) above, except such actions, suits or proceedings, the settlement of which shall be effective as of the Effective Time; provided, however, that the parties hereto acknowledge that certain other actions, suits or proceedings not of the type described in this section may be pending as of the Effective Time.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

         (a) by mutual consent of Hammond I, Inc. and the Company in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

         (b) by Hammond I, Inc. on behalf of itself, Hammond and Merger Sub, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach is not cured within ten (10) days after written notice of such breach from Hammond I, Inc. to the Company, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2, would be incapable of being satisfied by January 31, 2003 (or such later date as Hammond I, Inc. may agree to in writing), in each case only if Hammond did not have actual knowledge of, and did not cause, such breach or untruth;

         (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Hammond I, Inc. or Merger Sub set forth in this Agreement, which breach is not cured within ten (10) days after written notice of such breach from the Company to Hammond I, Inc., or if any representation or warranty of Hammond I, Inc. or Merger Sub shall have become untrue such that the conditions set forth in Section 6.3, would be incapable of being satisfied by January 31, 2003;

         (d) by either Hammond I, Inc. or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either Hammond I, Inc. or the Company if the Merger shall not have been consummated on or prior to January 31, 2003 (or such later date as may be agreed to in writing by the Company and Hammond I, Inc.) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

         (f) by either Hammond I, Inc. or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a Stockholders' Meeting or at any adjournment thereof;

         (g) by Hammond I, Inc., if the Independent Committee or the Board shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Hammond I, Inc. or Merger Sub or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or a Superior Proposal, entered into an agreement with respect to a Competing Transaction or Superior Proposal or shall have resolved to do the foregoing;

         (h) by Hammond I, Inc., if (i) a tender offer or exchange offer or a proposal by a third party to acquire the Company or the Shares pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (ii) the Company shall not have made a recommendation to the stockholders of the Company to reject such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner;

         (i) by the Company, if the Independent Committee and the Board authorize the Company to enter into a written agreement with respect to a Competing Transaction that the Independent Committee and the Board have determined is a Superior Proposal; provided however, that, the Company shall not terminate this Agreement pursuant to this Section 7.1(i) and enter into an agreement for such a Competing Transaction until the expiration of five business days following Hammond I, Inc.'s receipt of a written notice advising Hammond I, Inc. that the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying written documentation) and identifying the Person making such Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to Hammond I, Inc. during such five business day period to agree to such adjustments in the terms and conditions of this Agreement as would enable Hammond I, Inc. and the Company to proceed with the Merger on such adjusted terms.

     7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by either the Company or Hammond I, Inc. as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Hammond I, Inc., Merger Sub, Hammond or the Company or their respective officers or directors except with respect to the Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof, except that in the event of a termination of this Agreement, no party shall have any right to the recovery of expenses except as provided in Section 7.3.

     7.3 Fees, Expenses and Other Payments.

         (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

         (b) The Company agrees that if this Agreement shall be terminated pursuant to:

             (i) Section 7.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Competing Transaction which either (x) the Board or the Independent Committee has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

             (ii) Section 7.1(g), Section 7.1(h) or Section 7.1(i);

then in each such event the Company shall pay to Hammond I, Inc. an amount equal to Hammond Inc.'s actual out-of-pocket expenses incurred in connection with this Agreement or the transactions contemplated hereby.

         (c) Any payment required to be made pursuant to this Section 7.3 shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Hammond I, Inc., except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section 7.3(b)(i) shall be made as promptly as practicable but not later than five business days after the date on which a Competing Transaction shall have been consummated.

     7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of

Hammond I, Inc., but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.



                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Survival of Representations, Warranties and Agreements. The representations and warranties made by the parties contained in this Agreement and any other agreement delivered pursuant hereto or made in writing by or on behalf of the parties shall not survive beyond the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Hammond, Hammond I, Inc. or Merger Sub, to:

                Hammond I, Inc.
                905 Clint Moore Road
                Boca Raton, Florida 33487
                Attention: Robert A. Hammond, Jr.
                Facsimile: (561) 953-0787

              With a copy to:

                Adorno & Yoss, P.A.
                350 East Las Olas Boulevard, Suite 1700
                Fort Lauderdale, Florida 33301
                Attention: Joel D. Mayersohn, Esq.
                Facsimile: (954) 766-7800

         (b) if to the Company, to:

                PartsBase, Inc.
                905 Clint Moore Road
                Boca Raton, Florida 33487
                Attention: Chief Financial Officer
                Facsimile: (561) 953-0787


              With copies to:

                Epstein Becker & Green, P.C.
                111 Huntington Avenue
                Boston, Massachusetts 02199
                Attention:  Paul D. Broude, Esq.
                Facsimile: (617) 342-4001



     8.3 Certain Definitions. For purposes of this Agreement:

         (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

         (c) "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company resulting in the Company's current shareholders owning less than a majority of the capital stock of the surviving corporation in such transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of the Company and its Subsidiaries, in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group acquiring Beneficial Ownership of 15% or more, or such person or group having increased its Beneficial Ownership beyond 15%, of the outstanding Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

         (d) "Group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

         (e) "Material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole;

         (f) "Material Adverse Effect" means, with respect to the Company or Hammond I, Inc., any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred would or would reasonably be expected to (i) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, or (ii) prevent or materially delay the consummation, or increase the cost to Hammond I, Inc. or Merger Sub, of the Merger;

         (g)  "Person"  means  an  individual,  corporation,  limited  liability
company,  partnership,   joint  venture,   association,   trust,  unincorporated
organization or other legal entity;

         (h) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

         (i) "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and the assumption of the liabilities and obligations of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) is not subject to any condition that the party making the proposal obtain financing for the proposed transaction, (ii) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger, (iii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal),
(iv) does not, in the definitive agreement, contain any "due diligence" conditions, and (v) has not been obtained by or on behalf of the Company in violation of Section 4.3 hereof; and

         (j) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

     8.4 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 26, 2002.

     8.5   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Sections 2.2, 2.3 and 5.5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.7 Governing Law; Consent to Jurisdiction.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

         (b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Delaware state court or any federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.8 Severability; No Remedy in Certain Circumstances. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Publicity. Except as otherwise required by any applicable law or rules or regulations promulgated thereunder, or by the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither the Company, Hammond nor Hammond I, Inc. shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Adjustment. All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

     IN WITNESS WHEREOF, Hammond I, Inc., Merger Sub, Hammond and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of August 26, 2002.

                                 HAMMOND I, INC.


                                 By:/s/ Robert A. Hammond, Jr.
                                    --------------------------
                                 Name: Robert A. Hammond, Jr.
                                 Title:President

                                 HAMMOND ACQUISITION CORP.


                                 By:/s/Robert. A. Hammond, Jr.
                                    --------------------------
                                 Name: Robert A. Hammond, Jr.
                                 Title: President

                                 PARTSBASE, INC.


                                 By:/s/ Mark Weicher
                                    ----------------
                                 Name:  Mark Weicher
                                 Title: Chief Financial Officer


                                 /s/ Robert A. Hammond, Jr.
                                 --------------------------
                                     Robert A. Hammond, Jr.

                                   APPENDIX B
                Opinion and Consent of vFinance Investments, Inc.


vFinance, Investments, Inc.

August 26, 2002

Board of Directors
PartsBase, Inc.
905 Clint Moore Road
Boca Raton, Florida 33431

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders (other than Robert Hammond) of the common stock of PartsBase, Inc., a Delaware corporation ( "PartsBase"), of the consideration set forth in the proposed Agreement and Plan of Merger, dated as of August 26, 2002 (the "Merger Agreement"), by and among Hammond I, Inc., a Florida corporation (the "Acquiror"), Hammond Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Acquiror ("Merger Sub"), and PartsBase. Pursuant to the Agreement, Merger Sub will merge (the "Merger") into PartsBase.

     vFinance Investments, Inc. (the "Firm"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with PartsBase, having conducted a due diligence review of PartsBase in connection with the rendering of this opinion.

     In connection with the review and analysis performed to render our opinion, among other things, we have:

     i. Reviewed the periodic reports under Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain interim reports of PartsBase, as well as the financial statements prepared by the management of PartsBase;

     ii. Reviewed certain internal financial analyses for PartsBase prepared by its management;

     iii.Held discussions with representatives of PartsBase, the Acquiror and their financial and legal advisors, regarding the strategic rationale for, and potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of the company;

     iv. Reviewed certain publicly available documents relating to PartsBase;

     v. Reviewed internal detailed financial statements provided to us by PartsBase;

     vi. Reviewed publicly available data and information for companies which we have determined to be comparable to PartsBase;

     vii.Reviewed available data for companies which we have determined to be comparable to PartsBase;

     viii. Reviewed the financial  terms of other recent  similar  transactions;
         and

     ix. Conducted such other financial analyses and examinations and considered
         such  other  financial,   economic  and  market  criteria  as  we  have
         determined to be appropriate for purposes of this opinion.

     x.  Reviewed the draft Merger Agreement and certain related documents.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with PartsBase's consent that the financial forecasts provided by the managements of PartsBase has been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of PartsBase. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of PartsBase in connection with its consideration of the transaction.

     Based upon and subject to the consideration of the privitization transaction offer of $1.41 per share to be received by the holders of shares of PartsBase common stock (other than Robert Hammond) pursuant to the Merger Agreement is fair, from a financial point of view, to holders of the PartsBase common stock other than Robert Hammond.

     This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent and this opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the proposed Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of the Firm hereunder are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of the Firm shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

     We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

     We have been engaged to render an opinion as to whether the consideration in the proposed transaction is fair, from a financial point of view, to the shareholders of the Company, and will receive a fee in connection with the delivery of this opinion, which is not contingent upon the consummation of the Transaction. In the ordinary course of business, we may hold or actively trade the equity securities of PartsBase for our own account or for the account of customers and, accordingly may at any time hold a long or short position in such securities.

     We hereby consent to the use of this opinion in any public disclosure of PartsBase in which it is required by law, rule, or regulation to be disclosed.

Very Truly Yours,

VFINANCE INVESTMENTS, INC.


By:/s/VFINANCE INVESTMENTS, INC.
   -----------------------------
      Vincent G. Calicchia, CFA
      Principal - Structured Equity Finance Group

                                   APPENDIX C
               Section 262 of the Delaware General Corporation Law





                                  DELAWARE CODE
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                          SECTION 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to sub-Section (d) of this Section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with sub-Section (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

          1. Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at: the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          2. Notwithstanding paragraph (1) of this sub-Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          3. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in sub-Sections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          1. If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder  of  each  constituent   corporation  who  has  complied  with  this
subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          2. If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this sub-Section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with sub-Sections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of sub-Sections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under sub-Section (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to sub-Section (f) of this Section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in sub-Section (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that:

if no petition for an appraisal shall be filed within the time provided in sub-Section (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in sub-Section (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX D
         Annual Report on Form 10-K for the Year Ended December 31, 2001




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 _______________________________________________
                                    FORM 10-K


ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934


                   For the fiscal year ended December 31, 2001

                        Commission File Number: 000-29727
                 ______________________________________________

                                 PARTSBASE, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                            76-0604158
      State or other jurisdiction of      (I.R.S. Employer Identification No.)
      incorporation or organization)

                              905 Clint Moore Road
                         Boca Raton, Florida 33487-8233
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (561) 953-0700
                _________________________________________________


        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE
           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                         COMMON STOCK, $0.001 PAR VALUE

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X] No [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X]

The aggregate market value of the Common Stock held by non-affiliates of the registrant as of March 26, 2002 was approximately $3,330,165 based on the $0.68 closing sales price for the Common Stock quoted on NASDAQ on such date. For purposes of this computation, all executive officers and directors of the registrant have been deemed to be affiliates. Such determination should not be deemed to be an admission that such directors and officers are, in fact, affiliates of the registrant.

The number of shares of Common Stock of the registrant outstanding as of March 26, 2002 was 13,977,920.

               __________________________________________________


                                PARTSBASE, INC.
                               TABLE OF CONTENTS


                                                                          Page

                                     PART I

   ITEM 1.   Business......................................................  1

   ITEM 2.   Properties.....................................................13

   ITEM 3.   Legal Proceedings. ............................................14

   ITEM 4.   Submission of Matters to a Vote of Security Holders ...........14

                                     PART II

   ITEM 5.   Market for Registrant's Common Equity and Related
              Stockholder Matters...........................................15

   ITEM 6.   Selected Financial Data........................................16

   ITEM 7.   Management's Discussion and Analysis of Financial
              Condition and Results of Operations...........................17

   ITEM 7A.  Quantitative and Qualitative Disclosures About Market Risk.....21

   ITEM 8.   Financial Statements and Supplementary Data ...................21

   ITEM 9.   Change in and Disagreements with Accountants on Accounting and Financial Disclosures.....................................22

                                    PART III

   ITEM 10.   Directors and Executive Officers of the Registrant............23

   ITEM 11.   Executive Compensation........................................26

   ITEM 12.   Security Ownership of Certain Beneficial Owners
               and Management...............................................29

   ITEM 13.   Certain Relationships and Related Transactions................30

                                     PART IV

   ITEM 14.   Exhibits, Financial Statement Schedules and Reports
               on Form 8-K..................................................31

   SIGNATURES ..............................................................32

   ANNEX I    .............................................................F-1




                                     PART I
Item 1.  Business

     THE FOLLOWING DESCRIPTION OF OUR BUSINESS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS DO THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTIONS OF THIS FORM 10-K, ALL OF WHICH RELATE TO SUCH MATTERS AS ANTICIPATED FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, TECHNOLOGICAL DEVELOPMENTS, AND SIMILAR MATTERS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED ELSEWHERE IN THIS REPORT IN THE SECTION ENTITLED "RISK FACTORS" AND THE RISKS DISCUSSED IN OUR OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

Company

     All references to "we", "us", "our", "our company", the "Company" or "PartsBase" in this report refer to PartsBase, Inc., a Delaware corporation and its wholly owned subsidiary, Florida corporation, RNpartners, Inc. ("RNpartners"). We currently operate two businesses: (i) we provide Internet business-to-business e-commerce services for the aviation industry (the "Aviation e-commerce Business"); and (ii) since October 2001, we have provided, for a fee, critical care registered nurses for temporary assignment to hospitals located in Palm Beach County and Broward County, Florida (the "Nurse Staffing Business") Our Web site addresses are WWW.PARTSBASE.COM. and WWW.RNpartners.COM. The information contained on these Web sites is not a part of this Annual Report on Form 10-K.


Industry Overview

   The Aviation E-commerce Business

     We are an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce marketplace, sometimes referred to as our "e-marketplace" or our "solution," provides our subscribers in more than 115 countries with the ability to buy and sell new, used and overhauled aviation parts and products in an efficient, competitive and cost-effective manner. We estimate that our e-marketplace utilizes a database of approximately 2,500 suppliers, containing over 23.5 million line items of inventory. We believe our e-marketplace constitutes one of the largest independent databases of inventory and information in the aviation industry. Current members of our e-commerce marketplace include Boeing, Honeywell, Federal Express, BE Aerospace, Fokker, Raytheon, Rolls Royce, United Airlines, Frontier Airlines, BF Goodrich Aerospace, Saab, Lufthansa and Northrup Grumman.

     The worldwide market for aviation parts and products is highly fragmented and includes many types of suppliers, such as airlines, original equipment manufacturers ("OEMs"), numerous independent distributors, on-site airport maintenance providers, also known as fixed base operators, Federal Aviation Administration certified repair and overhaul facilities, traders and brokers. There are four types of parts, components, or supplies purchased by aviation companies: rotables (i.e. pumps, landing gear), repairables (i.e. valves, pistons), expendables (i.e. fasteners, bearings), and consumables (i.e. grease, oil). Rotables constitute 80% of the value of all parts purchased, but only 20% of the number of transactions. A typical air carrier can process 3,000 purchase orders per day, while a typical major OEM can process 20,000 purchase orders per day. A large commercial aircraft, such as a 747, can contain over 3 million parts.

     According to Boeing's 20-year current market outlook, the world fleet of aircraft is projected to increase from 4,548 aircraft in 2000 to 32,955 aircraft in 2020. Boeing estimates the total market potential during this period for commercial aviation support services, in 2000 dollars, is $3.1 trillion, of which $1.5 trillion will be spent on airframe and engine repair parts. The airframe and engine repair parts market constitutes the primary focus of our database and service offerings. In addition, management believes that as the age of the world fleet of aircraft increases the demand for new, used and overhauled parts and products may increase.

     We provide the aerospace industry with an Internet based e-marketplace in which this fragmented market can easily locate and procure parts from a variety of sellers, in a cost effective manner. The advent of the Internet has created new opportunities for conducting business-to-business commerce, offering the potential for organizations to streamline complex processes, lower costs and improve productivity. Even if a company is currently using other electronic data interchange (EDI) networks, the Internet and e-marketplace exchanges can provide significant opportunities to save companies on transaction costs, in addition to providing better pricing opportunities.

     In February 2001, we introduced "PartsDirect", which allows aviation buyers to solicit quotes online to purchase aircraft parts. As sellers reply to these quotations, buyers are given an easy-to-read display of all prices offered by potential sellers. Seller quotations are updated on a real-time basis as bids are posted. The buyer can then generate a purchase order electronically to the seller of his or her choice. Through PartsDirect, we seek to provide a worldwide search capability to buyers that creates a forum in which buyers can save money by enabling them to more quickly and efficiently locate surplus new, repaired, or overhauled inventory. Sellers utilizing the e-marketplace will gain access to an expanded customer base and have a greater opportunity to sell their inventory. If our new technology gains acceptance in the marketplace, we intend to begin the integration of our sites offerings, utilizing standard XML protocols, into customer's Enterprise Resource Planning (ERP) systems. Because of the aerospace industry's enormous size and global nature, the integration challenge of tying together these companies is one of great magnitude. Many industry experts estimate that this is a process that will take at least two or three years to gain traction.

     In October 2001, we introduced our premium parts search functionality which allows our subscribers to search for a part by a National Stock Number, a number used by governmental agencies to classify aviation and aerospace parts, and return a list of all the companies that carry the standard manufacturers' part number. We seek to facilitate the process for buyers of aviation and aerospace parts to locate these parts and provide them with the applicable OEM's of such parts so as to decrease lead times for procurement and maintain optimum inventory levels of such parts.

     In January 2002, we launched "Parts2Find" which enables subscriber sellers who specialize in hard to find aviation and aerospace parts to retrieve all requests for parts (numbers) for a given day that were not found in our database by member "would-be" buyers and contact them, should they have access to such parts. We believe this functionality enhances the value of our website by simultaneously facilitating the procurement process for both subscriber buyers and sellers by providing an additional resource for parts and incremental revenue opportunities.


   The Nurse Staffing Business

     Services Provided

     Since October 2001, we have provided, for a fee, registered nurses to our hospital clients to supplement their staff. Hospitals generally obtain supplemental staffing from local temporary (per diem) agencies. Per diem staffing, which has historically comprised the majority of the temporary healthcare staffing industry, involves the placement of locally-based healthcare professionals on short-term assignments, such as daily shift work, on an as needed (per diem) basis. Hospitals often give minimal advance notice of their per diem assignments, and require a quick turnaround from their staffing agencies, generally less than 24 hours. Per diem agencies select from a local highly skilled labor pool and provide pre-screened candidates to their hospital clients.

     Nurses / Hospital Client Base / Industry

     We provide medical nurses, surgical nurses and specialty nurses, all of whom are registered nurses, in a wide range of specialties for assignments in Broward County and Palm Beach County, Florida. We place our qualified nurse professionals with hospitals and hospital networks. The majority of our assignments are in acute-care hospitals, including teaching institutions, trauma centers and community hospitals.

     We offer our registered nurse professionals local placement opportunities and provide supplemental staffing solutions to our hospital clients all of whom are currently located in South Florida. In January 2002, we had approximately 800 open orders with our hospital clients in our service area. Our number of hospital clients has grown from approximately 5 in November 2001 to 22 active hospital clients as of March 2002. As of December 2001, two clients comprised approximately 41% of our revenues; no other single client, including affiliated groups, comprised more than 10% of our registered nurse employees on assignment or 10% of our revenues.

     In 2000, total healthcare expenditures in the United States were estimated at $1.3 trillion, representing approximately 13% of the U.S. gross domestic product, and had grown approximately 8% over 1999 according to the Centers for Medicare & Medicaid Services. Over the next decade, an aging U.S. population and advances in medical technology are expected to drive increases in hospital patient populations and the consumption of healthcare services. As a result, total healthcare expenditures are projected to increase by approximately $1.3 trillion during the next decade.

     Within the healthcare staffing sector, temporary staffing has emerged as an increasingly utilized method to efficiently deliver healthcare services. In the mid-1990s, several factors prompted the increased usage of temporary staffing at hospitals. A principal factor was cost containment. Managed care, Medicare, Medicaid and competitive pressures created renewed emphasis on cost containment. Among other responses, this led acute-care hospitals to redesign their staffing models to reduce their levels of fixed staffing and to include a variable staffing component.

     The temporary healthcare staffing industry accounted for $7.2 billion in revenues in 2000 and this amount is projected to increase by 21%, to $8.7 billion, in 2001 according to estimates by The Staffing Industry Report, an independent staffing industry publication. Approximately 70% of the temporary healthcare staffing industry is comprised of nurse staffing and approximately 30% is comprised of allied health, physicians and other healthcare professionals. Temporary healthcare staffing has experienced strong historical growth since 1996, growing at a compound annual growth rate of 13%, but this growth has accelerated to approximately 15% over the past two years. Within the temporary healthcare staffing industry, we believe that critical care nurse staffing is one of the fastest growing segments.


     Demand and Supply Drivers

     Since  the  mid-1990s,  changes  in  the  healthcare  industry  prompted  a permanent shift in staffing models that led to an increased usage of supplemental staffing at hospitals. The supply of professionals choosing supplemental healthcare as a short-term or long-term career option has also grown alongside increased demand for supplemental healthcare professionals. We believe that this expanded demand and supply pattern will continue, particularly in the critical care temporary nurse staffing sector, because of the following drivers:

     Demand Drivers

     DEMOGRAPHICS AND ADVANCES IN MEDICINE AND TECHNOLOGY. As the U.S. population ages and as advances in medicine result in longer life expectancy, it is likely that chronic illnesses and hospital populations will continue to increase. We believe that these factors will increase the demand for both temporary and permanent nurses. In addition, advances in healthcare technology have increased the demand for specialty nurses who are qualified to operate advanced medical equipment or perform complex medical procedures associated with critical care.

     SHIFT TO FLEXIBLE STAFFING MODELS. Nurse wages comprise the largest percentage of hospitals' labor expenses. Cost containment initiatives and a renewed focus on cost-effective healthcare service delivery continue to lead many hospitals and other healthcare facilities to adopt flexible staffing models that include reduced permanent staffing levels and increased utilization of flexible staffing sources, such as temporary staff nurses.

     NURSING SHORTAGE. Most regions of the United States are experiencing a shortage of nurses. The American Hospital Association estimates that up to 126,000 position vacancies currently exist for registered nurses. This represents approximately 10% of the hospital-based nursing workforce. The Journal of the American Medical Association has reported that the
     registered   nurse   workforce  is  expected  to  be  20%  below  projected
     requirements by 2020. Faced with increasing demand for and a shrinking supply of nurses, hospitals are utilizing more temporary nurses to meet staffing requirements. Factors contributing to the current and projected declining supply of nurses include:

       DECREASING NUMBER OF ENTRANTS TO NURSING SCHOOL AND NEW NURSING GRADUATES. According to the American Association of Colleges of Nursing, enrollment in all basic nursing education programs (baccalaureate, associate or diploma) has fallen each year since 1995 by approximately 5%.

       NURSES LEAVING PATIENT CARE ENVIRONMENTS FOR LESS STRESSFUL AND DEMANDING CAREERS. Career opportunities for nurses have expanded beyond the traditional bedside role. Pharmaceutical companies, insurance companies, HMOs and hospital service and supply companies increasingly offer nurses attractive positions which involve less demanding work schedules and physical requirements.

       AGING NURSE POPULATION. The average age of a registered nurse is estimated to be 45.2 years old, an increase of 8.4% since 1988. By 2010, 40% of the nurse population is expected to be older than 50, as compared to 29% of nurses that were older than 50 as of March 2000. As a growing number of nurses retire, the nursing shortage is likely to worsen.

     SEASONALITY. Hospitals in areas that experience significant seasonal fluctuations in population, such as Florida during the winter months, must be able to efficiently adjust their staffing levels to accommodate the change in demand. Many of these hospitals utilize temporary healthcare professionals to satisfy these seasonal staffing needs.

     FAMILY AND MEDICAL LEAVE ACT. The adoption of the Family and Medical Leave Act in 1993, which mandates 12-week job-protected maternity and dependent care leave, continues to create temporary nursing vacancies at healthcare facilities. Approximately 94% of the registered nurses working at healthcare facilities in the United States are women.

     STATE LEGISLATION REQUIRING HEALTHCARE FACILITIES TO UTILIZE MORE NURSES. In response to concerns by consumer groups over the quality of care provided in healthcare facilities and concerns by nursing organizations about the increased workloads and pressures placed upon nurses, several states have passed or introduced legislation that is expected to increase the demand for nurses.

     MINIMUM NURSE-TO-PATIENT RATIOS. California passed legislation in 1999 (effective January 2002) that requires the establishment of minimum nurse-to-patient ratios throughout all hospitals. Other states have already adopted, and several are now considering, similar legislation.

     ELIMINATION OF MANDATORY OVERTIME. Many healthcare facilities require their permanent staff to work overtime to cover staffing shortages. Maine and

     Oregon recently passed legislation that limits mandatory overtime for nurses, and similar legislation has already been introduced in several other states.

     Supply Drivers

     TRADITIONAL REASONS FOR A HEALTHCARE PROFESSIONAL TO WORK ON A SUPPLEMENTAL ASSIGNMENT. Supplemental assignments allow healthcare professionals to explore new areas of the United States, work at prestigious hospitals, learn new skills, build their resumes and avoid unwanted workplace politics that may accompany a permanent position. Other benefits to supplemental healthcare professionals include professional development opportunities, competitive wages and flexible work schedules. All of these opportunities have been constant supply drivers, bringing a growing number of new healthcare professionals into accepting temporary assignments.

     WORD-OF-MOUTH REFERRALS. New applicants are most often referred to supplemental nurse staffing companies by current or former employees. Growth in the number of healthcare professionals that have accepted temporary assignments, as well as the increased number of hospitals that utilize temporary healthcare professionals, creates more opportunities for referrals.

     MORE NURSES CHOOSING SUPPLEMENTAL ASSIGNMENTS DUE TO THE NURSING SHORTAGE. In times of nursing shortages, nurses with permanent jobs feel more secure about their employment prospects. They have a higher degree of confidence that they can leave their permanent position to join the supplemental healthcare professional workforce and have the ability to return to a permanent position in the future. Additionally, during a nursing shortage, permanent staff nurses are often required to assume greater responsibility and patient loads, work mandatory overtime and deal with increased pressures within the hospital. Many experienced and critical care nurses consequently choose to leave their permanent employer, and look for a more flexible and rewarding position as a supplemental healthcare professional.


Business Strategy

   The Aviation E-commerce Business

     Our goal is to become one of the leading aviation industry e-commerce marketplaces. In order to capitalize on the continued expansion of the market for aviation parts and products, our technology takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad, highly fragmented aviation industry. It is our belief that the value of an e-marketplace grows substantially as each new member brings additional parts, products, information and buying power to the community.

     Our technology has been designed to streamline the procurement cycle for our subscribers. We enable subscribers to source, bid parts and products, and eventually manage their order payment online. Our target members are primarily businesses that buy and sell aviation parts, supplies and components in a global marketplace. Our current members vary from small businesses to Fortune 500 companies such as Boeing, BF Goodrich Aerospace, Honeywell, and Federal Express. We have designed our e-marketplace to meet the needs of these customers and their industry. With a standard Internet connection, a Web browser and a PartsBase subscription, each of our e-marketplace subscribers can immediately participate as both a buyer and a seller.

     Our e-marketplace is designed to provide advantages over traditional procurement processes, including:

    o Reduced procurement costs;
    o More efficient pricing and improved access to sellers for buyers;
    o Ability to locate the most geographically desirable parts;
    o Expanded distribution opportunities for sellers; and
    o Ease of use and better access to information.

     Our current Web site features include:
    o Online buying and selling options utilizing advanced parts search features, inventory listings, requests for quotations ("RFQs"), and Purchase Order generation;
    o Member access to detailed information regarding current transactions;
    o Online auctions for aviation parts and products;
    o Procurement controls providing members with the ability to monitor corporate purchasing; and
    o Community-building information such as industry job and aircraft sales listings, as well as links to members and other industry Web sites.

     Our objective is to establish our e-marketplace as the preferred aviation industry business-to-business e-commerce solution. The key elements of our strategy include:

    o Achieving growth through adding additional functionalities so as to generate additional sources of revenues;
    o Strengthening the PartsBase brand;
    o Increasing the number of subscribers and market penetration;
    o Establishing and expanding strategic sales and marketing relationships;
    o Expanding international presence; and
    o Attracting and retaining members with new content, features and services.

     The successful implementation of our strategy will be subject to many risks and will depend on many factors, including but not limited to the continued growth and acceptance of e-commerce in the aviation industry as a whole, and the acceptance of our business model in particular. We may be adversely affected by a variety of risks and difficulties. For a detailed description of certain of these risks, please refer to the "Risk Factors" section.



   The Nurse Staffing Business

     Our goal is to expand our temporary nurse staffing operations first throughout Florida and ultimately throughout the United States. The key components of our business strategy include:

     EXPANDING OUR NETWORK OF REGISTERED NURSE PROFESSIONALS. Through our recruiting efforts in South Florida we continue to expand our network of registered nurse professionals. As of March 2002, we currently have a network of approximately 300 registered nurses, approximately 75 of whom are placed by us with our hospital clients continuously. We have exhibited growth in our registered nurse employee base over the past three months primarily through referrals from our current and former employees, as well as through advertising and direct mailings. While we expect these methods to continue to gain momentum, we are implementing creative ways to attract additional registered nurse professionals. An example of this strategy would be our internet recruitment tools such as the RNpartners.com website, which is a known nurse community site on the Internet.

     STRENGTHENING AND EXPANDING OUR RELATIONSHIPS WITH HOSPITALS AND HEALTHCARE FACILITIES. We seek to continue to strengthen and expand our relationships with our hospital clients, and to develop new relationships. Because we possess a network of registered nurses, we are well positioned to offer our hospital clients effective solutions to meet their supplemental staffing needs particularly in the critical care area.

     LEVERAGING OUR BUSINESS MODEL AND LARGE HOSPITAL AND HEALTHCARE FACILITY CLIENT BASE TO INCREASE PRODUCTIVITY. We seek to increase our productivity through our recruiting strategy, network of registered nurses, established hospital clients relationships, proprietary information systems, innovative marketing and recruitment programs, training programs and centralized administrative support systems. Our recruiting strategy allows a recruiter in any of our offices to take advantage of all of our placement opportunities. In addition, our information systems and support personnel permit our recruiters to spend more time focused on our supplemental healthcare professionals' needs and placing them on appropriate assignments in hospitals in their specialized disciplines.

Sales and Marketing

    The Aviation E-commerce Business

     We market through a direct inside and outside sales force. Since our potential members fall within a defined market segment, we are able to identify and target the purchasing decision-makers and potential users who will influence the decision to adopt our e-commerce solution.

     Our sales and marketing approach is designed to help buyers and sellers understand both the business and technical benefits of our e-marketplace, and to promote adoption through one-on-one education and training.

     Our sales and marketing programs are designed to educate our target market, create awareness and attract members to our e-marketplace. To achieve these goals, we intend to take advantage of the community offered by our existing membership base and engage in marketing activities such as trade shows, speaking engagements and Web site marketing.

     We provide  member  service  support  from 6:00 a.m. to 8:00 p.m.,  Eastern
Standard Time, Monday through Friday. Our customer support department is responsible for day-to-day contact with members and responds to questions from members through e-mail and a toll-free number. This department is responsible for retaining and increasing use by existing members and is an important aspect of member satisfaction. Our customer support and service personnel handle general member inquiries and technical questions. We have automated some of the tools used by our customer support and service staff, such as tracking screens that let our support staff track a transaction through a variety of information sources.

     Our sales and marketing group consisted of approximately 72 individuals as of December 31, 2001, all of whom are located at our Boca Raton, Florida headquarters.


   The Nurse Staffing Business

     We believe that nursing professionals are attracted to us because of our sizeable and diverse offering of work assignments and our service and relationship-oriented approach. We also market ourselves through a combination of a web site, print advertising, direct mail, printed marketing material and, most importantly, through personal word-of-mouth referrals from current and former employees. We also operate RNpartners.com, a nurse community website that caters to the professional and personal lives of nurses and offers nursing news and updates, links to other Internet sites, discounted products and services, and career opportunities including an online application process. Currently, our four recruiters are actively working with a pre-screened pool of approximately 300 registered nurses in an effort to place them with one of our hospital clients.

     Screening/Quality Management

     Through our quality management department, we screen each candidate prior to their employment and we continue to evaluate each registered nurse after they are placed to ensure adequate performance as well as to determine feasibility for future placements. Our internal processes are designed to ensure that each registered nurse has the appropriate experience, credentials and skills for the assignments that they accept. Our screening and quality management process includes three principal stages:

       INITIAL SCREENING. Each new registered nurse candidate who submits an application with us must meet certain criteria, including appropriate prior work experience and proper educational and licensing credentials. We independently verify each applicant's work history and references. Our clinical skills checklists, developed for each specialty area, are used by our hospital clients' hiring managers as a basis for evaluating candidates and conducting interviews, and for facilitating the selection of a registered nurse who can meet the hospital client's specific needs.

       ASSIGNMENT SPECIFIC SCREENING. Once an assignment is accepted by a supplemental healthcare professional, our quality management department tracks the necessary documentation and license verification required for the registered nurse to meet the requirements set forth by us, the hospital and, when required, the applicable state board of health or nursing. These requirements may include obtaining copies of specific health records, drug screening, criminal background checks and certain certifications or continuing education courses.

       ONGOING EVALUATION. We continually evaluate our registered nurse professionals' performance through a verbal and written evaluation process. We receive these evaluations directly from our hospital clients, and use the feedback to determine appropriate future assignments for each registered nurse.

     Sales and Marketing to Hospitals and Healthcare Facilities

       Our client service directors market our services to prospective hospital clients, and supervise ongoing contract management of existing clients in their territory. The number of our hospital and healthcare facility clients that we serve has grown from approximately 5 in November 2001 to 22 active clients in March 2002. All of our registered nurse assignments are at acute-care hospitals located in Broward County and Palm Beach County, Florida.

         Account Management

       Once hospital contracts are obtained by our registered nurse area sales managers, our four hospital account coordinators are responsible for soliciting and receiving orders from these clients and working with our recruiters to fill those orders with qualified registered nurse professionals. An "order" is a request from a client hospital for a registered nurse to fill an assignment. Hospital account coordinators regularly call and solicit orders from our clients, who also submit orders via the Internet and by fax. Our average number of orders for upcoming assignments has increased significantly during the past three months. The combination of an increasing number of open orders and a greater number of nurses choosing supplemental staffing assignments benefits us by providing us with numerous assignments to offer and an increasing supply of new registered nurse professionals to hire. In March 2002, we have over 1,885 open customer orders in South Florida (the area encompassing Broward and Palm Beach counties). Our growth in open orders can be attributed to factors including:

     o  Continuing increased demand for registered nurses;
     o  Our extensive network of registered nurse employees; and
     o  Our increased number of hospital client relationships.

       Because hospitals often list their orders with multiple service providers, open orders may also be listed with our competitors. An order will generally be filled by the company that provides a suitable candidate first, highlighting the need for a network of registered nurses and integrated operating and information systems to quickly and effectively match hospital client needs with appropriate registered nurses.

         Placement

       Orders are entered into our information network and are made available to the recruiters at all of our offices. Our recruiters provide our hospital coordinators with the personnel profiles of the registered nurse who have expressed an interest in a particular assignment. The hospital coordinator approves the profiles to be sent to the hospital client and confirms the assignments with the hospital. Our recruiters seek to develop and maintain strong and long-lasting relationships with our registered nurses. Each recruiter manages a group of approved registered nurse employees and works to understand the unique needs and desires of each individual registered nurse. The recruiter will present open order assignments to a registered nurse, request that the personnel profile be submitted for assignment, arrange a telephone interview with assistance from the coordinators and generally facilitate each assignment. We share orders among our various offices to increase placement opportunities for our registered nurse employees.

         Registered Nurse Payroll

       We pay our registered nurse employees only to the extent they accept placement and actually work at one of our hospital clients. We perform all payroll services for our registered nurse employees. Providing payroll services is a value-added and convenient service that hospitals increasingly expect from their supplemental staffing sources. To provide convenience and flexibility to our hospital clients, we accommodate several different payroll frequencies. This enables our hospital clients to integrate management of supplemental registered nurse staff scheduling and overtime with their permanent staff. Consistent accuracy and timeliness of making payroll payments is essential to the retention of our registered nurses. Our internal payroll service group currently receives and processes timesheets for approximately 75 registered nurse employees, weekly. Payroll is typically processed daily after the completion of each pay period, heightening the importance of having adequately trained and skilled payroll personnel and appropriate operating and information systems. We process our payroll internally so as to minimize costs and provide a higher degree of flexibility in accommodating our registered nurse professional workforce as opposed to processing externally through a payroll processing service. Our payroll service group offers our registered nurse professionals the ability to be paid daily upon receipt of an approved time sheet from our hospital clients.

         Registered Nurse Benefits

       In our effort to attract and retain highly qualified professionals, we offer a variety of benefits to our registered nurse employees. These benefits include:


    o 24-HOUR MANAGEMENT AND CLINICAL SUPPORT. It is our goal to always be available to our registered nurses. Registered nurse employees with emergencies can be connected 24 hours per day with a clinical liaison or recruitment manager to help resolve their problem.

    o HOSPITAL BILLING. To accommodate the needs of our hospital clients, we bill all of our registered nurse professionals on a payroll contract basis. Under a payroll contract, the registered nurse is our employee for payroll and benefits purposes. Under this arrangement, we bill our hospital clients at an hourly rate that effectively includes reimbursement for recruitment fees, wages and benefits for the registered nurse professional, and employer taxes. Overtime and holiday hours worked are typically billed at a premium rate. We in turn pay the registered nurse's wages and benefits which are calculated on an hourly basis. Providing payroll services is a value-added and convenient service that hospitals increasingly expect from their supplemental nurse staffing sources.

    o DAILY PAY. Our local branch offices have the capability to produce payroll checks for our registered nurse employees the very same day their time sheets are verified and approved. This is an attractive benefit to registered nurses who, if working for another staffing firm, may be forced to wait for the payroll cycle to be completed before they can receive their paychecks.

    o  INFORMATION   SYSTEMS  Our   primary   management   information   and
       communications systems are centralized and controlled in our corporate headquarters and are utilized in each of our staffing offices. Our financial systems are primarily centralized at our corporate headquarters and our operational reporting is standardized at all of our offices. We use an internal system to facilitate payroll for our corporate employees and our temporary healthcare professionals. We are in the process of developing a proprietary Windows-based, interactive information system that will be an important tool in maximizing our productivity and accommodating our recruiting strategy. The system will be custom-designed for our business model, including integrated processes for registered nurse professional and hospital contract management, matching of supplemental healthcare professionals to available assignments, registered nurse professional file submissions for placements, quality management tracking, controlling compensation packages and managing hospital contract and billing terms. Our system will provide our staff with fast, detailed information regarding individual registered nurses and hospital clients. The system will also provide a platform for interacting and transacting with registered nurse employees and hospital facility clients via the Internet. We anticipate that the initial features of this system will be functional during the latter part of the second quarter of 2002.

Competition

   The Aviation E-commerce Business

       The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and expected to increase significantly in the future. We believe that companies in our Internet business-to-business e-marketplace compete on the basis of:

    o  Ease of use of technology;
    o  Breadth and depth of product and service offerings;
    o  Pricing of products and services;
    o  Quality and reliability of the Internet purchasing solution; and
    o  Quality and scope of customer service and support.

       We currently compete almost solely in the market for aviation parts and products and face competition from three main areas within this market: other start-up businesses that have formed exchanges with e-commerce offerings, existing aerospace companies, or groups of companies that have formed exchanges, and traditional manufacturers, suppliers and distributors of aviation parts that have developed e-commerce initiatives that are designed to facilitate commerce between one buyer and multiple sellers.

       Because of the rapidly evolving nature of e-commerce, it is difficult to objectively estimate the number of companies that compete directly against us. We believe that currently, our primary competitor is the Inventory Locator Service Inc., a subsidiary of Aviall, Inc. Additional competition is expected during 2002 from buy side exchanges formed by major domestic and foreign carriers, and sell side exchanges formed by large aerospace OEM's.

       Current and potential competitors may be able to devote significantly greater resources to marketing and promotional campaigns, and may adopt more aggressive pricing policies or may try to attract users by offering services for free and devote substantially more resources to product development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand, any of which could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling competitors to offer a similar but lower-cost service. We cannot assure you that we will be able to compete successfully against current and potential competitors. Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations.

   The Nurse Staffing Business

       The nurse staffing industry is highly competitive. We compete with national firms and local and regional firms. We compete with these firms to attract registered nurses with critical care skills as temporary healthcare professionals and to attract hospital clients. We compete for temporary healthcare professionals on the basis of the quantity, diversity and quality of assignments available, compensation packages, and the benefits that we provide to a temporary healthcare professional while they are on an assignment. We compete for hospital clients on the basis of the quality of our temporary healthcare professionals, the timely availability of our professionals with requisite skills, the quality, scope and price of our services, and the geographic reach of our services. Continuing nursing shortages and factors driving the demand for nurses over the past several years have made it increasingly difficult for hospitals to meet their critical care staffing needs. We are focused on attaining a critical mass of available nursing candidates via substantial word-of-mouth referral networks and seek to establish RNpartners as a recognizable brand name, thereby enabling us to attract a consistent flow of new applicants. We believe we can also more easily provide payroll services billing, which is cash flow intensive, to healthcare providers. Some of our competitors in the temporary healthcare staffing sector include American Mobile Nurse, Interim Healthcare Services, Nursefinders and Starmed.


Intellectual Property

   The Aviation E-commerce Business

       We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in products, services, know-how and information. We have a federal trademark registration for "PartsBase" and "PartsBase.com." We may seek additional trademarks, copyrights and patents in the future. Our means of protecting our proprietary rights in the

United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. Like other technology and Internet-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others.

   The Nurse Staffing Business

       We rely on confidentiality agreements with our employees and customers to protect our proprietary rights in products, services, know-how and information. We have no current federal trademark registrations, however, at sometime in the future, we may seek trademarks, copyrights and patents.

Government Regulation

   The Aviation E-commerce Business

       Both domestic and foreign entities regulate the parts and products sold on our Web site. The Federal Aviation Administration (the "FAA") is charged with regulating the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. The FAA monitors safety by promulgating regulations regarding proper maintenance of aircraft and aircraft equipment. Similar regulations exist in foreign countries. Regulatory agencies specify maintenance, repair and inspection procedures for aircraft and aircraft equipment. Certified technicians in approved repair facilities on set schedules must perform these procedures. All parts must conform to prescribed regulations and be certified prior to installation on any aircraft. Although we are not currently subject to any governmental regulation regarding the parts and products sold on our Web site, we may in the future become subject to FAA or other regulatory requirements.

   The Nurse Staffing Business

       The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Our business, however, is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry. The laws and regulations which are applicable to our hospital and healthcare facility clients could indirectly impact our business to a certain extent, but because we provide services on a contract basis and are paid directly by our hospital and healthcare facility clients, we do not have any direct Medicare or managed care reimbursement risk. Florida requires state registration for businesses that employ and/or assign healthcare personnel to provide healthcare services on-site at hospitals and other healthcare facilities. We are currently registered in Florida. All of the supplemental registered nurses that we employ are required to be individually licensed under state law. We take reasonable steps to ensure that our employees possess all necessary licenses in all material respects.

Employees

     The following table details our employee compliment for our two businesses as of December 31, 2001 and 2000 respectively:

                                               2001       2000                                            2001
Aviation E-commerce Business:                                       Nurse Staffing Business:
Sales and marketing                             72         127      Registered Nurses                       36
Programming, technical and customer support     11          33      Sales and Marketing                      8
                                               ---         ---      Administration                           7
   Total                                        83         160                                              --
Supplemental Nurse Staffing                     51          --      Total                                   51
Corporate finance and administration            14         29
                                               ---         ---
   Grand Total                                 148         189

       Registered nurses are considered our employees upon completing one twelve-hour shift at one of our hospital clients. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.


Risk Factors

   The Aviation E-commerce Business

       We have never been profitable, anticipate continued losses and cannot guarantee profitability in the future. We have never been profitable and expect to continue to incur operating losses until at least the end of fiscal 2002. We may be unable to ever achieve profitability in the future. We have incurred net consolidated losses in each accounting period since we began operations in April 1996, including net losses attributable to common shareholders of $5,612,233, $13,453,981, $7,815,409 ($5,913,034 before consideration of the value of a preferred stock beneficial conversion feature) during 2001, 2000 and 1999, respectively. Although revenues have grown in recent periods, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

       We cannot predict our success because our business model is unproven and we have operated our business for only a short period of time. Our business model is new to the aviation industry and our ability to generate revenues or profits is unproven. We have a limited operating history, which will make it difficult to evaluate our performance. Our prospects will be dependent upon our ability to effectively implement our business model and adapt to changes in the business-to-business e-commerce market. If our business model is not viable or if we are unable to identify and address changes in our markets, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

       We primarily rely on revenue from subscriptions and we may not be able to successfully expand our membership base or establish additional revenue sources. We currently generate revenues from e-commerce customers in the aviation industry who subscribe to our service. Our success will be dependent on our ability to expand our membership base within the aviation industry. We have experienced decreases in our subscriber base. In addition, our success will depend on our ability to generate additional revenues through the introduction of a new functionality and/or the expansion into new markets and industries. We cannot assure you that we will be successful in any efforts to generate additional revenues.

       We receive substantially all of our revenue from participants in the aviation industry, so a downturn in the aviation industry could damage our business. We receive substantially all of our revenue from members associated with the aviation industry, and we expect these revenues will account for substantially all of our revenues for the foreseeable future. Our dependence on members associated with the aviation industry makes us vulnerable to downturns in that industry. A downturn could lead our members to reduce their level of activity on our e-marketplace and cause some to cancel their subscription.

       Intense competitive pressures in the business-to-business e-commerce market may impede our ability to establish a substantial market share that would allow us to be profitable. The business-to-business e-commerce market is new, rapidly evolving, and intensely competitive, and we expect competition to further intensify in the future. Barriers to entry are minimal, and competitors may develop and offer services similar to ours in the future. Recent entrants into the business-to-business aviation parts market include an alliance of prominent aircraft parts manufacturers and aviation industry participants that have superior capital resources and established reputations in the industry. In addition, we expect that additional companies will offer competing e-commerce solutions in the future, and our business could be severely harmed if we are not able to compete successfully against current or future competitors. In addition, our members and partners may become competitors in the future. Increased competition is likely to result in price reductions, reduced gross margins and/or loss of market share, any of which could harm our business. Our actual and potential competitors vary in size and in the scope and breadth of the services they offer.

       Quarterly Operating Results are Subject to Significant Fluctuations. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

    o  Subscriber and advertiser demand for our solutions;
    o  User traffic levels and activity on our e-marketplace;
    o  Seasonal fluctuations in Internet usage;
    o  Changes in the growth rate of Internet usage;
    o The commitment of e-commerce customers in the aviation industry who subscribe to our service;
    o The timing and amount of costs relating to the expansion of our operations;
    o  Changes in our pricing policies or those of our competitors;
    o  The introduction of new solutions by us or our competitors;
    o  Costs related to acquisitions of technology or businesses;
    o  General economic and market conditions; and
    o  Effects of terrorist activities upon the aviation industry.

       Our revenues for the foreseeable future will remain dependent on user traffic levels and the commitment of e-commerce customers in the aviation industry who subscribe to our service. Such future revenues are difficult to forecast. In addition, we may significantly increase our operating expenses to increase our sales and marketing operations, to continue our expansion, to upgrade and enhance our technology, and to market and support our solutions. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, then our business, results of operations and financial condition would be materially and adversely affected. Such a result would likely affect the market price of our common stock in a manner that may be unrelated to our long-term operating performance.

       Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that, in some future periods, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

       If we fail to effectively manage our operations and the use of our services, we may lose members or incur significant expenses. Our success depends on effective planning and growth management. We will need to continue to improve our financial and managerial controls, reporting systems, and procedures, and we will need to continue to expand, train and manage our workforce. We continue to increase the scope of our operations and our growth has placed, and will continue to place, a significant strain on our management and operational systems and resources. If we do not successfully implement and integrate these new systems or if we fail to scale these systems to our growth, the performance of our Web site may suffer which would cause us to lose members. In addition, any failure could make us unable to operate with adequate, accurate and timely financial and operational information, which could result in us incurring unnecessary and possibly damaging expenses.

       Because our revenue is derived from providing e-marketplace access to subscribers for an annual subscription fee, the cancellation or non-renewal of these subscriptions would hurt our business. We have generated substantially all of our revenues to date through member subscription fees for access to our e-marketplace. Generally, our subscription fees are paid on an annual basis, and these subscriptions may be terminated on short-term notice. We have expended significant financial and personnel resources and have expanded our operations on the assumption that our subscribers will renew these annual subscriptions. We do not have a sufficiently long history of operations to be able to predict renewal rates of our members. If our members fail to continuously renew, or if they terminate their subscriptions, our revenues would be significantly reduced and our business could suffer dramatically.

       There are a finite number of potential subscribers and we may be unable to develop other means of generating revenue, so our growth may be limited. A major element of our growth strategy is the expansion of our subscriber base. The number of participants in the aviation market limits our potential subscriber base. Additionally, the barriers to entry, which exist in the aviation market, may limit the entry of additional subscribers into our e-marketplace. Accordingly, the number of potential subscribers to our e-marketplace is likely finite, in which case our revenues may be similarly limited if we cannot generate revenue through other means.

       If our sellers do not provide timely, professional and lawful delivery of products to our buyers, our membership may decrease and we may have liability. We rely on our sellers to deliver purchased parts and products to our buyers in a professional, safe and timely manner. If our sellers do not deliver the parts and products to our buyers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable laws or regulations, could expose us to liability or result in decreased adoption and use of our solution, which could have a negative effect on our business, results of operations and financial condition.

       We cannot guard against harm to our business from the activities of third parties on our web site. Our future success will depend largely upon the reliably of our sellers in delivering and accurately representing their listed products and buyers paying the agreed purchase price. We do not take responsibility for the delivery of payment or goods to any member. We have received in the past, and anticipate that we will receive in the future, communications from members who did not receive the purchase price or the products that were to be exchanged. While we can suspend the privileges of members who fail to fulfill their delivery or payment obligations, we do not currently have the ability to require sellers to deliver products or buyers to make payments. We do not compensate members who believe they have been defrauded by other members. Any negative publicity generated as a result of fraudulent or deceptive conduct by members of our e-marketplace could damage our reputation and diminish the value of our brand name. We may in the future receive requests from members for reimbursement or threats of legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments, or otherwise harm our business.

       If we are unable to implement adequate measures to maintain the value of our intellectual property and internet domain name, our ability to compete may be severely harmed. As an Internet company, our current and future copyrights, service marks, trademarks, patents, trade secrets, domain name and similar intellectual property, if any, are especially vital to our success. Despite our precautions, unauthorized third parties may infringe or misappropriate our intellectual property; copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary. Any infringement or misappropriation of our intellectual property or proprietary information could make it difficult for us to compete. In addition, we currently hold various Internet Web addresses relating to our network, including the domain name "PARTSBASE.COM." If we are not able to prevent third parties from acquiring Web addresses that are similar to our addresses, third parties could acquire similar domain names that could create confusion that diverts traffic away from our e-marketplace to other competing Web sites.

       Other parties may assert claims against us that we are infringing upon their intellectual property rights, which could harm our financial condition and ability to compete. We cannot be certain that our services do not infringe upon the intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to services similar to those offered by us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and for injunctions preventing us from distributing these services. Such claims could severely harm our financial condition and ability to compete.

       If we are unable to license third-party technologies or effectively integrate them, we may experience delays in development or expansion of our business. The e-commerce market is rapidly evolving and we have and will depend on third-party software and other technology for the effective operation of our Web site and business. We may not be able to license or renew the license for these technologies on terms favorable to us or at all. Our inability to obtain necessary third-party licenses could delay the continued development of our business and services, which could result in a loss of members, slow our growth and severely harm our business. In addition, even if we are able to license needed technology, we may not be able to successfully integrate such technology into our operations, which could also result in a loss of members, slow our growth and severely harm our business.


Risks Related to the Internet and e-Commerce Industries

       Our growth may be impaired if the Internet is unable to accommodate growth in e-commerce. Our success depends on the widespread use of and growth in the use of the Internet for retrieving, sharing and transferring information among buyers and sellers in the aviation parts market. If the Internet cannot accommodate growth in e-commerce or experiences periods of poor performance, the growth of our business may suffer. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion. Additionally, the possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. Even if the Internet is widely adopted as a means of commerce, the adoption of our network for procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of e-commerce and online purchasing. In addition, companies that have already invested substantial resources in traditional methods of procurement, or in-house e-commerce solutions, may be reluctant to adopt our e-commerce solution, thus impairing the growth of our member base and revenue potential.

       The security risks related to e-commerce may cause members to reduce the use of our service, and attempting to guard against these risks may cause us to incur significant costs and expenses. A fundamental requirement to conduct business-to-business e-commerce is the secure transmission of information over public networks. If our members are not confident in the security of e-commerce, they may not effect transactions on our e-marketplace or renew their subscriptions, which would severely harm our business. There can be no guarantee that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms that we use to protect content and transactions on our e-marketplace or proprietary information in our databases. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could adversely affect the willingness of our members to use our services.

       If our sellers fail to provide timely and accurate information, our membership base and potential revenue may decline. Our members use our service in large part because of the comprehensive breadth and accuracy of our databases. It is our responsibility to load seller product information into our database and categorize the information for search purposes. However, we are dependent on our sellers to provide us in a timely manner with accurate, complete, and current information regarding their product inventory. If our timely loading of this information is impaired, this could result in member dissatisfaction and a loss of members.

       We may not be able to keep up with technological advancements, which could result in a loss of members and harm our ability to compete. The market for Internet commerce is characterized by rapid change, evolving industry standards and the frequent introduction of new technological products and services. The introduction of new technology, products, services or standards may prove to be too difficult, costly or simply impossible to integrate into our existing systems. Moreover, innovations could render obsolete our existing or any future products and services. Our ability to remain competitive will also depend heavily upon our ability to maintain and upgrade our technology products and services. We must continue to add hardware and enhance software to accommodate any increased content and use of our Web site. If we are unable to increase the data storage and processing capacity of our systems at least in pace with the growth in demand, our Web site may fail to operate at an optimal level for unknown periods of time. As a relatively small company in the market for Internet commerce, we will be in a position of responding to technological changes rather than establishing them. Any difficulty keeping pace with technological advancements could hurt our ability to retain members and effectively compete.

       Because we do not maintain a redundant system, any system failure could delay or interrupt our service, which could severely harm our business and result in a loss of members. Our ability to successfully maintain an e-commerce marketplace and provide acceptable levels of customer service depends largely on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Any interruptions could severely harm our business and result in a loss of members. Our computer and communications systems are located in Boca Raton, Florida. Although we periodically back up our databases to tapes and store the backup tapes offsite, we have not maintained a redundant site. As a result, our systems and operations are particularly vulnerable to damage or interruption from human error, sabotage, fire, flood, hurricane, power loss, telecommunications or equipment failure, and similar events. We cannot assure you that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access that have prevented members from accessing our e-marketplace and customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure, and therefore the occurrence of any system failure or similar event could harm our business dramatically.


       Defects in the complex software on which our services depend could cause service interruptions that could damage our reputation and harm our business. Unlike many traditional suppliers and distributors of aviation parts, we are wholly dependent on the error-free functioning of our Web site and its associated software. Our e-marketplace depends on complex software developed internally and by third parties. Moreover, we are relying on third-party software to implement our transaction-based model, which software has not yet been integrated into our system. Software often contains defects, particularly when first introduced or when new versions are released. Our testing procedures may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance, or divert our development resources, any of which could severely harm our business, financial condition, and results of operations.

       We could face liability for information retrieved from or transmitted over the internet and liability for aircraft products sold over the Internet. We could be exposed to liability with respect to third-party information that may be accessible through our Web site. If any third-party content information provided on our Web site contains errors, consumers potentially could make claims against us for losses incurred in reliance on that information. In addition, because defective aviation products can result in substantial losses of property or life, we have a relatively greater risk of being exposed to product liability claims arising out of or relating to aviation parts and products sold through our Web site, which could result in us incurring substantial defense costs and, if successful, liability, either of which could severely harm our business. We currently carry no policies, which would insure us against product liability claims.


Risks Related to the Nurse Staffing Business

       We can not predict our success as we have operated our business for a short period of time. We have a limited operating history, which will make it difficult for you to evaluate our performance. Our prospects will be dependent upon our ability to effectively implement our business model and adapt to changes in the nurse staffing business. If our business model is not viable or if we are unable to identify and address changes in our markets, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

       If we are unable to attract qualified registered nurses for our supplemental nurse staffing business at reasonable costs, it could increase our operating costs and negatively impact our business. We rely significantly on our ability to attract and retain registered nurses who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients. We compete for registered nurses with other temporary healthcare staffing companies and with hospitals and healthcare facilities. We must continually evaluate and expand our registered nurse network to keep pace with our hospital and healthcare facility clients' needs. Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen. We may be unable to continue to increase the number of registered nurses that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain registered nurses depends on several factors, including our ability to provide registered nurses with assignments that they view as attractive and to provide them with competitive benefits and wages. We cannot assure you that we will be successful in any of these areas. The cost of attracting registered nurses and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital clients, our profitability could decline. Moreover, if we are unable to attract and retain registered nurses the quality of our services to our hospital clients may decline and, as a result, we could lose clients.

       We operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining hospital clients and registered nurses. The supplemental nurse staffing business is highly competitive. We compete in regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Some of our competitors in the supplemental nurse staffing sector include American Mobile Nurse, Interim Healthcare Services and Nursefinders. Some of these companies may have greater marketing and financial resources than we do. We believe that the primary competitive factors in obtaining and retaining hospital clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring employees' job performance. We compete for registered nurses based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide. Competition for hospital clients and registered nurses may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our hospital clients to bypass our services, which would also cause our revenues and margins to decline.

       Our business depends upon our ability to secure and fill new orders from our hospital clients because we do not have long-term agreements or exclusive contracts with them. We do not have long-term agreements or exclusive guaranteed order contracts with our hospital clients. The success of our business is dependent upon our ability to continually secure new orders from hospitals and to fill those orders with our registered nurse employees. Our hospital clients are free to place orders with our competitors and choose to use temporary healthcare professionals that our competitors offer them. Therefore, we must maintain positive relationships with our hospital clients. If we fail to maintain positive relationships with our hospital clients, we may be unable to generate new supplemental healthcare professional orders and our business may be adversely affected.

       Fluctuations in patient occupancy at the hospital of our clients may adversely affect the demand for our services and therefore the profitability of our business. Demand for our supplemental healthcare staffing services is significantly affected by the general level of patient occupancy at our hospital clients' facilities. When occupancy increases, supplemental employees are often added before full-time employees are hired. As occupancy decreases, hospital clients typically will reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn. Occupancy at our hospital clients' facilities also fluctuates due to the seasonality of some elective procedures. We are unable to predict the level of patient occupancy at any particular time and its effect on our revenues and earnings.

       Healthcare  reform could  negatively  impact our business  opportunities, revenues and margins. The U.S. government has undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. While the U.S. Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could have a material adverse effect on our business. State governments have also attempted to control the growth of healthcare costs. For example, the state of Massachusetts has recently implemented a regulation that limits the hourly rate paid to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses aides. While the current regulation does not apply to us, if similar regulations were to be applied in Florida, our revenues and margins could decrease. Furthermore, third party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals to obtain full reimbursement from those third party payors could reduce the demand or the price paid for our services.

       We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability. The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. Our business is generally not subject to the extensive and complex laws that apply to our hospital clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs. However, these laws and regulations could indirectly affect the demand or the prices paid for our services. For example, our hospital clients could suffer civil and/or criminal penalties and/or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses. In addition, our hospital clients could receive reduced reimbursements or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that adversely affect our hospital clients could also adversely affect the prices that these clients are willing or able to pay for our services.

       Significant legal actions could subject us to substantial liabilities. In recent years, our hospital clients have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Because our registered nurses provide medical care, claims may be brought against our registered nurses and us relating to the quality of medical care provided by our registered nurse employees while on assignment at our hospital clients. We and our registered nurse employees may at times be named in these lawsuits regardless of our contractual obligations or the standard of care provided by our registered nurses. In some instances, we may be required to indemnify hospital clients contractually against some or all of these potential legal actions. Also, because our registered nurses are our employees, we may be subject to various employment claims and contractual disputes regarding the terms of a registered nurse's employment. We have two layers of professional and general liability coverage. The professional and general liability coverage consists of primary coverage with limits of $1 million per occurrence and $3 million in the aggregate and an umbrella policy with limits of $5 million. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. Also, we may not be able to pass on all or any portion of increased insurance costs to our hospital clients. If we are unable to maintain adequate insurance coverage or if any claims are not covered by insurance, we may be exposed to substantial liabilities.

       We may be legally liable for damages resulting from our hospital clients' mistreatment of our healthcare personnel. Because we are in the business of placing our registered nurses in the workplaces of other companies, we are subject to possible claims by our registered nurses alleging discrimination, sexual harassment, negligence and other similar activities by our hospital clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified individuals in the future.

       Difficulties in developing and maintaining our management information and communications systems may result in increased costs that reduce our profitability. Our ability to deliver our staffing services to our hospital clients and manage our internal systems depends to a large extent upon the performance of our management information and communications systems, currently under development. If these systems do not adequately support our operations, or if we are required to incur significant additional costs to maintain or expand these systems, our business and financial results could be materially adversely affected.

       Our operations may deteriorate if we are unable to continue to attract, develop and retain our sales personnel. Our success is dependent upon the performance of our sales personnel, especially client registered nurse sales managers, hospital account coordinators and recruiters. The number of individuals who meet our qualifications for these positions is limited and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of these individuals. Competition for qualified sales personnel in the line of business in which we operate is strong and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.


Risks Associated with Potential Acquisitions or Investments

       We may acquire or make investments in businesses, products, services or technologies some of which may not be complementary or related to our current businesses. From time to time we may have discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable
acquisition  or  investment   candidates.   Even  if  we  do  identify  suitable
candidates, we cannot assure you that we will be able to consummate such acquisitions or investments on commercially acceptable terms. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to accounting requirements such as goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders. We do not have established criteria for evaluating acquisition or investment opportunities.

       Future growth of our operations may make additional capital or financing necessary. We anticipate that we have sufficient working capital to meet our working capital needs for at least the next 12 months. However, we may need to raise additional funds in the future in order to:

    o  Finance unanticipated working capital requirements;
    o  Develop or enhance existing services or products;
    o  Respond to competitive pressures; and
    o  Acquire complementary businesses, technologies, content or products.

       We cannot be certain that we will be able to obtain needed funds on favorable terms, if at all. If we decide to raise funds by issuing additional equity securities, investors in our common stock may experience additional dilution.

       We may be unable to obtain sufficient funds to effectively operate our business, which could damage our competitive position. In the rapidly evolving and highly competitive e-commerce industry, our future prospects will depend heavily on our ability to take advantage of new business opportunities and respond to technological developments. There can be no assurances that we will have sufficient capital resources to respond to business opportunities, technological advancements and competitive pressures. A lack of capital resources could seriously damage our competitive position and prospects.

       You may experience significant volatility in the market value of our shares and may be unable to sell our stock on terms favorable to you. Because we have no history of profitability, it will be difficult for investors in the public market to determine the intrinsic value of our shares. In addition, our market capitalization and public float is small relative to other public companies in the business-to-business e-commerce or other sectors. As a result, the price at which our common stock trades may be more volatile than those of other public companies and, as a result, it may be more difficult for you to sell our stock on terms favorable to you. In addition, any significant volatility in the market price of our common stock could result in the initiation of securities class action litigation, which could divert our management and financial resources from more productive uses.


ITEM 2.  PROPERTIES

       We are currently obligated under three separate lease agreements with separate unaffiliated third parties for approximately 6,600 square feet of office space in Boca Raton, Florida (the "Boca Raton Lease"), approximately 1,000 square feet of office space in Fort Lauderdale, Florida (the "Fort Lauderdale Lease") and approximately 1,260 square feet of office space in West Palm Beach, Florida (the "West Palm Beach Lease"). We are obligated to pay approximately (i) $8,700 monthly through February 2003 under the Boca Raton Lease; (ii) $900 monthly through November 2004 under the Fort Lauderdale Lease; and (iii) $1,700 monthly under the West Palm Beach Lease. We may terminate the West Palm Beach Lease prior to November 2004 in either December 2002 or December 2003 upon payment of 50% of the remaining rent due through November 2004. Our corporate headquarters are located in our Boca Raton, Florida office. We use our Fort Lauderdale and West Palm Beach offices as satellite service offices for our Nurse Staffing Business.

ITEM 3.  LEGAL PROCEEDINGS

       In September 2000 the Company sued a third party financial institution because such financial institution paid a check in the amount of $161,000 despite a stop payment order duly issued by the Company. The payee cashed the check, along with a replacement check. Before the Company learned that the payee had cashed both checks, the Company entered into a binding settlement with the payee ending the Company's business relationship with the payee. The payee refused to return the amounts and the financial institution failed to credit the Company's account. The Company filed suit, and discovery has commenced. The financial institution recently sued the payee, who then sued the Company for indemnification, claiming the settlement agreement creates this claim. The Company disputes this contention. This matter is scheduled for mediation in April 2002.

       In December 2000, a third party (the "Third Party"), unaffiliated with the Company, instituted arbitration against the Company in Dallas, Texas based upon allegations that the Company breached a February 18, 2000 professional services agreement. The Third Party claimed damages of $308,083 plus un-liquidated damage amounts for copyright infringement, interest, attorneys' fees and costs. The Company filed a counterclaim denying the breach and claiming entitlement to a refund of $73,496 previously paid to the Third Party plus damages of $250,000 because of the Third Party's breach of its obligations to the Company. This matter was settled on June 30, 2001, resulting with the Company making a $175,000 payment to the Third Party. This settlement is classified as a litigation expense in the statement of operations for the year ended December 31, 2001.

       In April and May 2001, the Company received notice of, or had been served with, four purported class action lawsuits (Foderaro vs. PartsBase.com, Inc. et al, Case No.: 01-8319 CIV- FERGUSON; IKCYBERINVESTMENTS vs. PartsBase.com, Inc. et al, Case No.: 01-8368 CIV-SEITZ; and Webb vs. PartsBase, et.al. Case No. 01-8376 CIV- GRAHAM and Jesus Martin vs. PartsBase.com, Inc. et al, Case No. 01-8526-CIV-UNGARO-BENAGES). These cases were consolidated into one action entitled, In re: PartsBase.com, Inc. Securities Litigation, Case No. 01-8319-CIV-UNGARO-BENAGES/BROWN currently before the Honorable Ursula Ungaro-Benages. The consolidated lawsuit names as defendants the Company, certain of its current and former officers and directors, and the underwriters of its initial public offering of securities. The consolidated lawsuit alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleges the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The complaint alleges damages of nearly $42 million. The Court has recently certified a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000. The Company continues to believe that the allegations contained in the consolidated lawsuit are without merit and intends to vigorously defend this action. Nevertheless, an unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods. The Company maintains a director and officer's liability insurance policy that provides $3 million of coverage, with retention of $200,000. The Company's legal expenses currently exceed the retention amount. At June 30, 2001, the Company recorded a litigation reserve for $200,000 to cover the expected retention. This reserve has been included in litigation and other related costs in the statement of operations for the year ended December 31, 2001. The parties are currently engaged in settlement discussions. The results of the settlement discussions th ultimate resolution of this matter are uncertain.

       The Company does not intend to file further Current Reports on Form 8-K or other disclosures describing additional lawsuits, if any, purporting class action status, in either federal or state court, which are based on allegations substantially similar to those contained in the consolidated lawsuit described above.

       In July 2001, the Company was served with a lawsuit filed by an information technology vendor claiming damages resulting from the Company's alleged breach of a software sales and service contract in the amount of $126,631 plus interest, costs and fees. This amount is included in litigation and other related costs in the statement of operations for the year ended
December 31, 2001. The Company intends to vigorously defend the allegations contained in this lawsuit. In July 2001, the Company sued the manufacturer of such software for damages totaling $220,000 as a result of software malfunction. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows

       In March 2001 we received notice from counsel to the Business Software Alliance (the "BSA"), an industry watchdog group representing software manufacturers, in connection with the BSA's investigation of our possible illegal duplication of certain software companies' proprietary software products. Through subsequent correspondence from the BSA, the BSA has alleged that we have installed unauthorized copies of BSA member software products on our computers. The correspondence from the BSA provides that our potential exposure in this matter could be over $1,950,000 if willful copyright infringement is shown. We are currently in negotiations with the BSA in an attempt to resolve the matter. To date, we are not aware of any legal proceedings initiated by BSA in this matter.

       From time to time, we could be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights.

       We are not currently aware of any other legal proceedings or claims that we believe are likely to have a material adverse effect on our financial position, results of operations, or cash flows.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       No matters were submitted to a vote of stockholders during the fourth quarter of the fiscal year covered by this report.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



       Since March 22, 2000, our Common Stock has been traded on the NASDAQ National Market System under the symbol "PRTS". The following table sets forth the high and low closing sales prices for our Common Stock for the periods indicated.


           2001                                          High           Low
           First Quarter                                $2.56          $1.00
           Second Quarter                               $1.77          $0.79
           Third Quarter                                $1.00          $0.40
           Fourth Quarter                               $0.95          $0.41


           2000                                          High           Low
           First Quarter (Commencing March 22)         $14.88          $9.00
           Second Quarter                              $10.88          $4.25
           Third Quarter                               $ 8.75          $2.75
           Fourth Quarter                              $ 3.88          $1.69



       On February 15, 2002, the Company received notice from the NASDAQ National Market warning that the Company's stock may be delisted because its common stock has failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of public float of $5,000,000. In accordance with MarketPlace Rules, the Company is provided 90 calendar days, or until May 15, 2002 to regain compliance. If the Company is unable to demonstrate compliance on or before May 15, 2002, NASDAQ staff will provide the Company with written notification that its securities will be delisted. At any time, the Company may appeal NASDAQ Staff's decision to a NASDAQ Listing Qualifications Panel.

       As of March 26, 2002, there were approximately 1,490 holders of record of our Common Stock.

       We have never paid cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

ITEM 6.  SELECTED FINANCIAL DATA

       The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this Form 10-K. In September 2001, we incorporated RNpartners, a wholly owned subsidiary, Florida corporation, to launch our nurse staffing business. RNpartners commenced operations on October 1, 2001. The Consolidated Statements of Operations Data for 2001 contain the operations of RNpartners for the period of October 1, 2001 through December 31, 2001. The Consolidated Balance Sheet Data includes the balances of RNpartners as of December 31, 2001. The selected consolidated financial data of PartsBase.Inc. as of and for each of the five years in the period ended December 31, 2001 have been derived from PartsBase's audited consolidated financial statements.

Consolidated Statements of
   Operations Data:                                            For the Years Ended December 31,
                                            ----------------------------------------------------------------------------
                                                    1997          1998          1999           2000            2001
                                            --------------- -------------- -------------- --------------- --------------
Net revenues                                     $   2,861      $   3,504   $   362,224   $   4,097,585   $  5,619,121
                                                  ---------      ---------   -----------    ------------    -----------

Cost of revenues                                   104,041         43,452     1,412,532       6,140,741      4,451,631
Stock-based compensation expense                        --             --     1,799,139       2,308,440        247,506
                                                  ---------      ---------   -----------    ------------    -----------
  Total cost of revenues                           104,041         43,452     3,211,671       8,449,181      4,699,137
                                                  ---------      ---------   -----------    ------------    -----------
    Gross profit (loss)                           (101,180)       (39,958    (2,849,447)     (4,351,596)       919,984
                                                  ---------      ---------   -----------    ------------    -----------

Operating expenses:
   General and administrative expenses              90,452        108,163     1,293,091       8,920,354      7,224,266
   Stock-based compensation expense                     --             --       899,821       1,944,398         72,931
   Litigation and other related costs                   --             --            --              --        457,500
                                                  ---------      ---------   -----------    ------------    -----------
  Total operating expenses                          90,452        108,163     2,192,912      10,864,752      7,754,697
                                                  ---------      ---------   -----------    ------------    -----------
Operating loss                                    (191,632)      (148,121)   (5,042,359)    (15,216,348)    (6,834,713)
Other income (expense), net                             --             --      (870,675)      1,762,367      1,222,480
                                                  ---------      ---------   -----------    ------------    -----------
Net loss before value of preferred
 stock beneficial conversion feature              (191,632)      (148,121)   (5,913,034)    (13,453,981)    (5,612,233)

Value of preferred stock beneficial
    conversion feature                                  --             --    (1,902,375)             --             --
                                                  ---------      ---------   -----------    ------------    -----------
 Net loss attributable to common stockholders    $(191,632)     $(148,121)  $(7,815,409)   $(13,453,981)   $(5,612,233)
                                                  =========      =========   ===========    ============    ===========

Basic and diluted net loss per share             $      --      $      --   $      (.84)   $      (1.03)   $      (.40)
                                                  =========      =========   ===========    ============    ===========
Weighted average of common shares
outstanding                                             --             --     9,251,250      13,053,755     14,108,895
                                                  =========      =========   ===========    ============    ===========



Consolidated Balance Sheet Data:
                                                                      As of December 31,
                                            -------------------------------------------------------------------------
                                                    1997          1998          1999           2000            2001
                                            --------------- -------------- -------------- --------------- --------------
Cash and cash equivalents                        $      --      $      --   $   735,276    $ 23,045,491    $23,851,593
Investments, at amortized cost current portion)         --             --            --       7,139,052        900,073
Working capital (deficiency)                        (1,709)       (19,044)     (687,172)     27,652,259     22,762,318
Total assets                                         7,848          6,084     4,729,295      37,281,553     29,163,770
Accumulated deficit                               (263,538)      (411,659)   (7,762,678)    (21,216,659)   (26,828,892)
Total stockholders' equity (deficiency)              6,139        (19,044)    1,541,916      32,347,901     26,439,487

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

       We currently operate in two business segments: (i) we provide business-to-business e-commerce services for the aviation industry and (ii) since October 2001 we have provided, for a fee, registered nurses for temporary assignment to hospitals located in Broward County and Palm Beach County, Florida.

       We were incorporated in Texas on April 27, 1999 and prior to such date operated as a division of Aviation Laboratories, Inc. At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders approved an amendment to affect a change in the state of incorporation of the Company from Texas to Delaware and changed the name of the Company from PartsBase.com, Inc. to PartsBase, Inc. As a Texas corporation, the Company's shares of common stock had no par value. As a result of the reincorporation in Delaware, the Company's shares of preferred and common stock, each have a $0.001 par value and $14,004 was reclassified from Additional Paid-In Capital to Common Stock to reflect the par value of the shares of common stock outstanding. No shares of preferred stock were issued or outstanding at December 31, 2001 and 2000, respectively.

       The following discussion of our consolidated financial condition and results of operations should be read together with the consolidated financial statements and the related notes included elsewhere in this report which are deemed to be incorporated into this section. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" and included elsewhere in this report.

       Since we began operations in April 1996, we have incurred significant net losses. For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, our consolidated net losses attributable to holders of common stock were $191,632, $148,121, $7,815,409, $13,453,981 and $5,612,233, respectively.

   The Aviation E-commerce Business and Corporate


Results of Operations

Comparison of Years Ended December 31, 2001 and 2000

Net Revenues

       Net revenues consist of subscription fees charged to subscribers and, to a lesser extent, banner advertising and other revenues. For fiscal years 2001 and 2000, our net revenues were $5,520,825 and $4,097,585, respectively, an increase of $1,423,240 or 35%. During fiscal year 2001 we signed up 1,423 new subscribers and renewed 1,603 subscriptions from existing customers. Of the 2001 renewed subscriptions, 501 subscribers renewed their subscriptions for a third year. This compares to 3,175 new subscribers and 1,285 renewals sold in fiscal year 2000. Given the finite size of the aerospace community the number of new subscribers signed up in 2001 decreased compared to 2000. The average new subscription fee in fiscal year 2001 was $1,863 compared to $1,411 in fiscal year 2000. The average new subscriber fee increased in fiscal year 2001 due to higher prices due to additional value added services being provided to our subscribers such as government procurement data, the new "PartsDirect" feature, premium parts search functionality improvements and other enhancements to our service offerings. At December 31, 2001, we had 2,926 paying subscribers compared to 4,756 paying subscribers at December 31, 2000. A paid subscriber is defined as a customer whose subscription is currently active, and therefore, does not include subscribers whose subscriptions have expired. The subscriber count decreased during 2001 compared to 2000, as PartsBase was unable to acquire new subscribers at a sufficient rate to replace current customers whose subscriptions expired or were deactivated during their subscription period for non payment of their invoice.

       For the fiscal years 2001 and 2000, gross revenues were $5,234,073 and $6,293,834, respectively, a decrease of $1,059,761, or 17%. The decrease in gross revenue in fiscal year 2001 is attributable to a smaller sales force, a deeper penetration of the finite number of members in the aerospace community, fewer renewals of initial subscribers in 2000 and a general downturn in the overall aviation industry as a result of the events of September 11, 2001. Our subscription activity has since rebounded to pre September 11, 2001 levels.

       PartsBase records subscription, banner advertising and other revenues over the life of the respective subscription, which is typically 12 months. Gross revenue represents total subscription and advertising sales made during the period, of which a portion is deferred and recognized as earned. Net revenues represent that portion of current and prior year's gross revenues that was earned during the period. Sales costs, including commissions, are expensed as incurred, and are included in the cost of revenue. Deferred revenue decreased to $2,231,076 at December 31, 2001, compared to $3,349,869 as of December 31, 2000.

       The following table sets forth gross revenue by product line for each of the four quarters in fiscal year 2001, as well as sequential quarter-to-quarter revenue growth percentage for the second, third, and fourth quarters of fiscal year 2001.


                                               Revenue Detail by Quarter (000's)
                                                  Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------------
                                             Three Months Ended                        Sequential Growth
                                  ------------------------------------------    -------------------------------
                                   03/31       06/30      09/30      12/31      2nd Qtr    3rd Qtr     4th Qtr
                                   -----       -----      -----      -----      -------    -------     -------
New Subscriptions                  $1,048     $  729     $  492     $  381       (30%)       (33%)      (23%)
Renewal Subscriptions                 509        387        591        833       (24%)        53%        41%
Advertising                            60         89         27         26        48%        (70%)       (0%)
Other                                  43          2         15          2       (95%)       650%       (87%)
                                    -----      -----      -----      -----       -----       -----       ----
Total Gross Revenue                $1,660     $1,207     $1,125     $1,242       (25%)       (82%)       10%
                                    =====      =====      =====      =====       =====       =====      =====
Total Net Revenue                  $1,599     $1,354     $1,344     $1,224       (15%)        (1%)       (9%)
                                    =====      =====      =====      =====       =====       =====      =====
Salesperson Compenssation          $  730     $  484     $  398     $  422       (34%)       (18%)        6%
                                    =====      =====      =====      =====       =====       =====      =====
Sales Comp/Gross Rev.                  44%        40%        35%        34%
                                     =====      =====      =====      =====
Deferred Revenue Bal.               $3,175     $2,731     $2,413     $2,231
                                     =====      =====      =====      =====

Cost of Revenues

       Cost of revenues consists of compensation for our sales and marketing personnel, telephone expenses, amortization and maintenance of web site development costs, contract payments to a third party for procurement data functionality and a proportion of rent and office expenses. Compensation costs for sales and marketing personnel are incurred in the month paid while the revenue is pro-rated over the related subscription period, generally a 12-month period. Therefore, during quarters with negative gross revenue growth, gross margins will be positively impacted due to the effect of a smaller pool of sales commissions being expensed in their entirety during the quarter, whereas sales from prior quarters with larger gross revenues are being amortized over the subscription term. For fiscal year 2001, our total cost of revenues, including stock based compensation of $247,506 was $4,587,664 compared to $8,449,181, including stock-based compensation of $2,308,440, for fiscal year 2000, a decrease of $3,861,517, or 46%. As a percent of net revenues, costs of revenues excluding stock-based compensation, were 79% and 150% for fiscal years 2001 and 2000, respectively. Salesperson compensation as a percentage of gross revenues was 39% and 45% for fiscal years 2001 and 2000, respectively. Salesperson compensation as a percentage of gross revenues is starting to trend back downwards, as renewals, for which the commission rate is substantially lower than new subscriptions, comprise a greater portion of gross revenues.

       The primary reason for the decrease of $1,800,583 in cost of revenues, excluding stock-based compensation for fiscal year 2001 is a decrease of $822,297 in commissions to our salespeople. At December 31, 2001 PartsBase employed 72 persons in sales and customer service as compared to 127 persons at December 31, 2000. Additionally included in cost of revenues are information technology costs related to our website which had decreased in 2001 by 308,117 primarily as a result of a decrease in the level of website development activities.

General and Administrative Expenses

       For fiscal years 2001 and 2000, aviation e-commerce general and administrative expenses, excluding stock-based compensation expense of $72,931 and $1,944,398 respectively, and unallocated corporate general and administrative expenses of $1,048,075 and $0 respectively, were $5,916,591 and $8,920,354, respectively; a decrease of 34% and $3,003,763 from the prior year. General and administrative expenses consisted primarily of personnel costs of $3,342,017 and $5,577,268, rent expense of $685,664 and $536,769, advertising costs of $100,364 and $745,685,  bad debt expense of $705,413 and $142,254,  and other costs totaling $1,083,133 and $1,918,378 respectively, consisting of rent, utilities, supplies and other related administrative costs, for the fiscal years ended 2001 and 2000, respectively.

       The decrease in other costs for the fiscal year 2001, compared to the prior year is primarily attributable to a decrease of $248,073 in amortization of deferred financing costs. The Company made significant personnel reductions during 2001. In addition, depending on salary level, all remaining salaried personnel took a pay reduction, ranging from 5%-30%. The Company expects that its personnel costs will continue to decrease into 2002. The increase in bad debt expense compared to the same periods of the prior year relates to the Company's policy of paying sales commissions upon signing a Company sales order, rather than upon cash receipt, thereby increasing the probability that sales orders of lesser quality could be submitted. Although the Company can recover commissions paid to sales representatives if the customer does not pay, the

Company's high turnover has made it difficult to collect on a portion of subscriptions sold. During the third quarter, the Company significantly tightened its deal verification processes, and expects that its bad debt expense will decrease in 2002.

       For the fiscal years 2001 and 2000, unallocated corporate general and administrative expenses, excluding stock-based compensation of $72,931 and $1,944,398, respectively, were $1,048,075 and $0. Corporate general and administrative expenses consisted primarily of executive compensation of $663,599, professional and directors' fees of $ 279,219 and directors' and officers' liability insurance premiums of $105,257.

       At December 31, 2001, we employed 25 persons in administrative, information technology and executive management positions (inclusive of corporate positions), compared with 62 persons in such positions at December 31, 2000.

Corporate Litigation and Other Related Costs

       Corporate litigation and other related costs of $457,500 and $0 for 2001 and 2000, respectively, consist of a provision for $200,000 to cover incurred retention costs associated with a class action lawsuit the Company is party to as well as $257,500, during 2001, to settle or accrue for litigation and other related costs. As of December 31, 2001, $427,500 had been paid of which $227,500 represented settlement payments and related costs and the remaining $200,000 had been paid to cover incurred retention costs associated with a class action lawsuit to which the Company is a defendant.

Stock-Based Compensation

       In connection with the issuance of employee stock options issued prior to our IPO, stock-based compensation expense of $320,437 and $4,252,838 was recognized in fiscal years 2001 and 2000, respectively, and is classified as a component of cost of revenue and operating expense (See Note 7 to the consolidated financial statements). These remaining charges of $1,090 will be fully recognized by January 2002.

Corporate Other Income, Net

       Corporate other income, net consisting primarily of interest and dividend income was $1,222,480 and $1,762,367 for fiscal years 2001 and 2000, respectively, a decrease of $539,887 in 2001. The decrease in other income, net in fiscal year 2001 is attributable to lower cash, cash equivalents and investments balances and an overall market decline in interest rates on the Company's investments and cash equivalents.

Net Loss

       As a result of the foregoing, the net loss attributable to common stockholders, inclusive of corporate expenses, decreased to $5,339,456 for fiscal year 2001 from $13,453,981 for fiscal year 2000. Excluding stock-based compensation expense in 2001 and 2000 (See Note 7 to the consolidated financial statements), the net loss attributable to common stockholders for fiscal year 2001 decreased to $5,019,019, compared to $9,201,143 for fiscal year 2000.

Comparison of Years Ended December 31, 2000 and 1999

Net Revenues

       For fiscal years 2000 and 1999, our net revenues were $4,097,585 and $362,224, respectively, an increase of $3,735,361 or 1,031%. During fiscal year 2000, we signed up 3,175 new subscribers and renewed 1,285 subscriptions from existing customers. This compares to 1,952 new subscribers and 26 renewals sold in fiscal year 1999. The average subscription fee in fiscal year 2000 was $1,411 compared to $899 in fiscal year 1999. The average new subscriber fee increased in fiscal year 2000 due to additional value added services being provided to our subscribers, such as government procurement data. At December 31, 2000, we had 4,756 paying subscribers, compared to 1,952 paying subscribers at December 31, 1999. A paid subscriber is defined as a customer whose subscription is currently active, and therefore, does not include subscribers whose subscriptions have expired.

       For the fiscal years 2000 and 1999, gross revenues were $6,293,834 and $1,631,855, respectively, an increase of $4,661,979, or 286%. The increase in gross revenue in fiscal year 2000 is attributable to a larger sales force, subscription price increases, additional value-added services, and the impact of renewals on subscriptions sold in 1999.

       We recognize subscription, banner advertising and other revenues over the life of the respective subscription, which is typically 12 months. Gross revenue represents total subscription and advertising sales made during the period, of which a portion is deferred and recognized as earned. Net revenues represent that portion of current and prior year's gross revenues that was earned during the period. Sales costs, including commissions, are expensed as incurred, and are included in the cost of revenue. Deferred revenue, net increased to $3,349,869 at December 31, 2000, compared to $1,263,978 as of December 31, 1999.

       The following table sets forth gross revenue by product line for each of the four quarters in fiscal year 2000, as well as sequential quarter-to-quarter revenue growth percentage for the second, third, and fourth quarters of fiscal year 2000.


                                       Gross Revenue by Product Line (000's)
                                           Year Ended December 31, 2000

   ------------------------------------------------------------------------------------------------------
                                     Three Months Ended                           Sequential Growth
                       -------------------------------------------       --------------------------------
                         03/31       06/30       09/30       12/31       2nd Qtr     3rd Qtr      4th Qtr
                         ------      ------       -----      -----       -------     -------      -------
   Subscription          $1,182      $1,191      $1,607      $2,000         0.1%      34.9%        24.5%
   Advertising              128          95          48          20        25.8%)    (49.5%)      (58.3%)
   Other                      1          17           5           -     1,600.0%     (70.6%)          -
                          -----       -----       -----       -----     ---------    -------      -------
   Total                 $1,311      $1,303      $1,660      $2,020         0.0%      27.4%        21.7%
                          =====       =====       =====       =====     =========    =======      =======


Cost of Revenues

       For fiscal year 2000, our total cost of revenues, including stock-based compensation of $2,308,440, were $8,449,181 compared to $3,211,671, including stock-based compensation of $1,799,139, for fiscal year 1999, an increase of $5,237,510, or 163%. As a percent of sales, costs of revenues, excluding stock-based compensation, were 150% and 390% for fiscal years 2000 and 1999, respectively. The primary reason for the increase of $4,728,209 in cost of revenues, excluding stock-based compensation for fiscal year 2000, is an increase of $2,651,974 in commissions to our salespeople, and information technology costs totaling $1,023,669 incurred in 2000, which include contract payments totaling $700,000 to a third party for government procurement data functionality, that were not incurred in 1999. At December 31, 2000, we employed 127 persons in sales and marketing, compared with 51 in total at December 31, 1999.

General and Administrative Expenses

       For fiscal years 2000 and 1999, our operating expenses, including stock-based compensation expense, were $10,864,752 and $2,192,912, respectively, an increase of $8,671,840, or 395% from the prior year. General and administrative expenses consisted primarily of personnel costs of $5,577,268 and $478,361, advertising costs of $745,685 and $151,195, and other costs totaling $2,597,401 and $663,535, consisting of professional fees, rent, utilities, supplies and other related administrative costs, for the fiscal years ended 2000 and 1999, respectively. At December 31, 2000, we employed 62 persons in administrative, information technology and executive management positions, compared with 16 persons in such positions at December 31, 1999.

Stock-Based Compensation

       In connection with the issuance of employee stock options issued prior to our IPO, stock-based compensation expense of $4,252,838 and $2,698,960 was recognized in fiscal years 2000 and 1999, respectively, and is classified as a component of cost of revenue and operating expense (See Note 7 to the financial statements).

Other Income (Expense), Net

       For fiscal years 2000 and 1999, other income (expense), net was $1,762,367 and ($870,675), respectively, an increase of $2,633,042 in other income, net in 2000. The significant increase in other income net, in fiscal year 2000 is attributable to interest income earned primarily on the proceeds from our IPO compared to non-cash interest expense related to the issuance of convertible notes as part of our private placement during the prior year.

Net Loss

       As a result of the foregoing, the net loss attributable to common stockholders increased to $13,453,981 for fiscal year 2000 from $7,815,409 for fiscal year 1999. Excluding stock-based compensation expense in 2000 and 1999 and the value of the preferred stock beneficial conversion feature in 1999 (See
Note 7 to the consolidated financial statements), the net loss attributable to common stockholders for fiscal year 2000 decreased to $9,201,143, compared to $3,214,074 for fiscal year 1999.

   The Nurse Staffing Business

Results of Operations

Comparison of Years Ended December 31, 2001 and 2000

Net Revenues

       We commenced our nurse staffing operations on October 1, 2001 and through December 31, 2001 earned $98,296 in net revenues from the placement of our registered nurse employees working as supplemental nursing staff in hospitals in Palm Beach County and Broward County, Florida. Approximately 40% of these revenues were derived from two hospitals.

Cost of Revenues

       Cost of revenues consists of compensation for our registered nurse employees, uniforms and costs incurred in the recruitment of qualified professional healthcare professionals. For the three months ended December 31, 2001 our total cost of revenues totaled $111,473 or 113% of net revenues. Registered nurse compensation as a percentage of cost of revenues totaled 86% for the three months ended December 31, 2001.

General and Administrative Expenses

       For the three months ended December 31, 2001, general and administrative expenses totaled $259,600. General and administrative expenses consisted primarily of personnel costs of $176,180, advertising costs for the recruitment of qualified registered nurses of $27,639 and other costs totaling $55,781, consisting of rent, marketing expenses, phone and utilities, supplies and other related administrative costs. At December 31, 2001, we employed seven persons in administrative, and executive management positions in our nurse staffing operations.

Net Loss
       As a result of the foregoing, the net loss incurred during the three months ended December 31, 2001 totaled $272,777.

Financial Condition

       For fiscal years 2001 and 2000, the Company had $23,851,593 and $23,045,491 of cash and cash equivalents, $900,073 and $7,139,052 of current investments at amortized cost, and $1,070,000 and $500,000 of restricted cash invested in certificates of deposit respectively. At December 31, 2001, we had working capital of $22,762,318. The decrease in current investments at amortized costs is attributable to our use of cash to fund operations of both of our business segments and the repurchase of our common stock. During the fiscal year ended December 31, 2001, we repurchased 538,120 shares of our common stock on the open market at an aggregate purchase price of $795,544, inclusive of brokerage fees. All of these shares were retired as of December 31, 2001.

       We believe that our existing cash and cash equivalents and marketable securities will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Our future long-term capital needs will depend significantly on the rate of growth of our businesses, the timing of extended service offerings, the success of these services once they are launched as well as the extent to which we engage in acquisitions or investments. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. We may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. In addition, such a failure to raise needed capital could impair our future plans to expand our e-marketplace, attract new members, provide new and upgrade current services to our members and expand the operations of our supplemental nurse staffing agency either through internal growth or acquisition. If additional funds are raised through the issuance of equity securities, additional dilution to existing shareholders could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

Cash Flows

       Net cash flows used in operating activities were $4,616,561, $7,844,219, and $596,498 for fiscal years 2001, 2000, and 1999, respectively. The decrease in net cash used in operating activities for fiscal year 2001 was primarily the result of decreased expenditures for sales and marketing, information technology, and general and administrative expenses to coincide with the Company's streamlining of operations. The increase in net cash used in operating activities for fiscal year 2000 was primarily the result of increased expenditures for sales, marketing, information technology and general and administrative expenses to coincide with the Company's building critical mass of its operations.

       Net cash flows provided by (used in) investing activities were $6,039,281, ($10,592,615), and ($1,238,124) for fiscal years 2001, 2000, and
1999, respectively. The decrease in net cash used in investing activities for fiscal year 2001 includes the maturity of investment securities totaling $6,918,743, as compared to the purchase of $7,643,140 of investment securities in 2000 and a decrease in expenditures resulting from purchases of personal property and equipment for the new facility, including computer hardware and software commensurate with the streamlining of operations in 2001 as compared to an increase in expenditures for personal property and equipment for the former corporate headquarters, including computer hardware and software.

       Net cash flows (used in) provided by financing activities were ($616,618), $40,747,049, and $2,569,898 for fiscal years 2001, 2000, and 1999, respectively. The increase in net cash used in financing activities for fiscal year 2001 is primarily the result of the repurchase of 538,120 shares of the Company's common stock for $795,544 as opposed to net proceeds of $40,881,000 received by PartsBase in connection with the issuance of common stock related to the Company's IPO, offset by the purchase for treasury of 136,685 shares of our common stock, totaling $330,202.

New Accounting Guidance

       In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows for a derivative's gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. The Company adopted the provisions of SFAS No. 133, as amended by SFAS No. 138, in the first quarter of 2001 and its adoption had no impact to its consolidated financial statements.

       In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually on a basis set forth in SFAS No. 142, and that intangible assets with estimatable useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment. The Company adopted the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002. Adoption of these two standards is not expected to have a material effect on the Company's results of operations or financial position.

       In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from acquisition, construction, development, and/or normal use of the asset, and the associated asset retirement cost. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the related asset and depreciated over the life of the asset. The liability is accreted each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required and plans to adopt the provisions of SFAS No. 143 for the quarter ending March 31, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial position or results of operations.

       In  August  2001,  the FASB  issued  SFAS No.  144,  "Accounting  for the
Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for the fiscal year ending December 31, 2002, and the interim periods within fiscal 2002, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The Company is currently evaluating whether adoption of SFAS No. 144 will have a material effect on its financial position or results of operations.

Critical Accounting Policies

       The Company's critical accounting policies, including the assumptions and judgements underlying them, are disclosed in the Notes to the Consolidated
Financial Statements. These policies have been consistently applied in all material respects and addresses such matters as principles of consolidation, revenue recognition, concentration of credit risk, accounting for stock based compensation and investments. While the estimates and judgements associated with the application of these policies may be affected by different assumptions and conditions, the Company believes the judgements associated with the reported amounts are appropriate under the circumstances.

ITEM 7A. QUANTITATIVE  AND  QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       We are exposed to the impact of interest rate changes.

Interest Rate Risk

       The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. At December 31, 2001, our portfolio consisted of investments in institutional money market funds and "A" rated or higher corporate bonds (See
Note 3 to the consolidated financial statements). Our investment policy is focused on ensuring that we have liquid cash balances available to meet our day-to-day operating cash needs. The policy establishes guidelines for the investment of surplus cash balances that will maximize return with minimum credit and liquidity risk. All investments are held in U.S. dollars. Specific instruments approved for inclusion in the portfolio are limited to: obligations issued by the U.S. Treasury and U.S. Federal Agencies, obligations of U.S. commercial banks such as bankers' acceptances and certificates of deposits and obligations of major corporations and bank holding companies such as direct issue commercial paper, investment grade bond funds and medium term notes.

       We intend to hold our investments until maturity; however, we are exposed to the impact of interest rate changes and change in the market values of our investments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities that have an other than temporary decline in market value due to changes in interest rates or other factors.

Foreign Exchange Risk

       We have minimal exposure to foreign exchange risk as all of our sales to customers outside of the United States are collected in U.S. dollars.



ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

       For   information   required  by  Item  8,  refer  to  "PartsBase,   Inc.
Consolidated Financial Information" filed as part of this Report in Annex I.


ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                  ACCOUNTING AND FINANCIAL DISCLOSURES

         None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

       At December 31, 2001 our executive officers were as follows:


      NAME                       AGE                    POSITION
---------------------            ---         -----------------------------------
Robert A. Hammond, Jr.           47          Chairman of the Board of Directors,
                                             President, Chief Executive Officer,
                                               Secretary and Treasurer
Mark J. Weicher                  50          Chief Financial Officer
Brian Tolley                     26          Chief Information Officer


       Robert A. Hammond, Jr. Mr. Hammond has served as our President, Chief Executive Officer, Chairman, Secretary and Treasurer since our incorporation in April 1999. In April 1996, Mr. Hammond founded our predecessor as a division of Aviation Laboratories, Inc., a company for which he also served as Chief Executive Officer from its inception in August 1985. From August 1985 until June 1999, Mr. Hammond was the Chief Executive Officer and Chairman of Great Pines Water Company, a publicly traded bottled water company that was sold to Suntory Bottled Water Group in June 1999.

       Mark J. Weicher. Mr. Weicher has served as our Chief Financial Officer since August 2001 and joined us in March 2001. From September 2000 through February 2001, Mr. Weicher served as an independent business consultant. From February 1999 through August 2000, Mr. Weicher served as Chief Financial Officer of Site2shop.com, Inc. a multi media company engaged in marketing various consumer products through its self produced television programs print media and internet and television programs designed to educate the general public regarding various trends and general information. Mr. Weicher served as Chief Financial Officer of Computer Access International, Inc., a refurbisher of trailing technology and peripherals from January 1997 through January 1999. Mr. Weicher is a Certified Public Accountant and received his Bachelor of Science in accounting from Brooklyn College.

       Brian Tolley. Mr. Tolley joined us as Chief Information Officer in September 2000. Prior to joining us, Mr. Tolley served as the Vice President of Advanced Technology for Precision Response Corporation, Prcnet.com, a company engaged in providing telephone and internet based customer service and marketing services on an outsourced basis to large corporations. Prior to his tenure with Prcnet.com, Mr. Tolley served as the Director of Software Development for Mortgage Banking System, Inc.

Board Committees

       We have established an audit committee and a compensation committee. The audit committee, the current members of which are Pierre Narath, Thomas Van Hare and Charles Menefee, recommends to the board of directors the independent certified public accountants to be selected to audit our annual financial statements and approves any special assignments given to those accountants. The audit committee also reviews the planned scope of the annual audit, the independent accountants' letter of comments and management's response thereto regarding any major accounting changes made or contemplated and the effectiveness and efficiency of our internal accounting staff. The compensation committee, the current members of which are Robert A. Hammond, Jr., Pierre Narath, Thomas Van Hare and Edward McCartin makes recommendations to the board of directors regarding the compensation payable to our executive officers, reviews general policies relating to the compensation and benefits of our employees and administers the PartsBase, Inc. 1999 stock option plan and 2001 stock plan.

Compensation Committee Interlocks and Insider Participation

       The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors and other employees and administering other various compensation and benefit plans. The compensation committee met once in 2001 but did not meet in 2000. Our board of directors was responsible for these matters in 2000. As of March 21, 2002, our board of directors consists of Messrs. Robert A. Hammond, Jr., Thomas Van Hare, Pierre Narath, Charles Menefee, Edward McCartin and Kenneth Corriea. Mr. Hammond participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of PartsBase, Inc., except that he is excluded from discussions regarding his own salary and incentive compensation. Other than Mr. Hammond, no current board member has at any time been an officer or employee of PartsBase, Inc. No interlocking relationships exist between any member of our board of directors and any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our board of directors and any member of any other company's board of directors or compensation committee in 2000.

Director Compensation

       Since inception until June 19, 2001, no board member had received any cash compensation for his services as a director. At the March 16, 2001 board of directors meeting, we granted to Mr. Narath the option to acquire 20,000 shares of our common stock at an exercise price of $3.00 per share at any time through March 2011. At the June 20, 2001 board of directors meeting, we granted each non employee director an annual stipend of $10,000 payable quarterly; in the event the board of directors shall meet in excess of four times annually, each non employee director shall be paid $2,500 for each meeting attended in person and $1,250 for each meeting attended by phone for each incremental meeting. The board of directors subsequently amended the stipend policy retroactive to June 20, 2001 so that each non employee director shall be paid $2,500 per quarter if at least one meeting per quarter is attended in person and $1,250 per quarter if at least one meeting is attended by phone provided that at least one meeting is held per quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, requires the Company's directors, certain officers and beneficial owners of more than 10% of our common stock (collectively, "Reporting Persons") to file reports of securities ownership and changes in such ownership with the SEC. Reporting Persons are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

       Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2001, all Reporting Persons complied with all applicable reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

ITEM 11. EXECUTIVE COMPENSATION


       The following table sets forth certain information regarding compensation from PartsBase which was paid to PartsBase's Chief Executive Officer and the four other most highly compensated executive officers during the years ended December 31, 2001, 2000, and 1999.



                                                   Summary Compensation Table
                               ---------------------------------------------------------------------------------------------------
                                                                             Long Term Compensation Awards
                                                                           ----------------------------------
                                               Annual Compensation                                   Payouts
                                         -------------------------------                             --------
                                                                                       Securities
                                                              Other                      Under
                                                              Annual       Restricted   lying                     All Other
Name and                                                      Compen-       Stock       Options/     LTIP          Compen-
Principal Position             Year      Salary      Bonus    sation (1)     Awards      SARS        Payouts       sation
---------------------------    ----     ---------  --------   ----------   ----------  ----------    -------      ---------
Robert Hammond, President,     2001     $ 226,126  $     --    $ 42,187    $     --      150,000      $  --       $   --
Chief Executive Officer and    2000     $ 227,778  $     --    $ 18,829    $     --           --      $  --       $   --
Chairman of the Board (2)      1999     $  81,250  $     --    $     52    $     --           --      $  --       $   --


Brian Tolley, Chief            2001     $ 135,341  $     --    $  6,160    $     --       45,000      $  --       $   --
Information Officer (3)        2000     $  53,750  $     --    $     26    $     -        35,000      $  --       $   --
                               1999     $      --  $     --    $     --    $     --           --      $  --       $   --


Mark Weicher, Chief            2001     $  41,250  $     --    $     --    $     --       18,000      $  --       $   --
Financial Officer (4)          2000     $      --  $     --    $     --    $     --           --      $  --       $   --
                               1999     $      --  $     --    $     --    $     --           --      $  --       $   --

Michael Siegel, Chief          2001     $ 127,210  $     --    $  5,841    $     --       76,000      $  --       $   --
Financial Officer (5)          2000     $ 160,189  $ 30,000    $  8,666    $     --       75,000      $  --       $   --
                               1999     $      --  $     --    $     --    $     --           --      $  --       $   --

_______________________________________
(1)  Unless otherwise noted, other annual compensation represents the annual premium for term life insurance for the above executives with coverage ranging from $25,000 to $100,000.
(2)  Other annual compensation in 2001 includes lease and insurance payments of $26,908 on two vehicles paid by the Company; one of which was sold in October 2001 to an unaffiliated third party net of aggregate unpaid lease payments due of  $9,631. Additionally, Mr. Hammond has the use of  two automobiles purchased by the Company in 2001 at an aggregate cost of $131,583  Also included in 2001 other annual compensation is an unaccountable expense allowance of $13,047.  The Company was the owner and beneficiary of a $2,000,000 key man life insurance policy on Mr. Hammond. The premium for fiscal year
     2000 was $3,935; the policy was cancelled in 2001.
(3)  Other annual compensation in 2001 includes a car allowance of $6,000 in 2001.  Mr. Tolley joined the
     Company on August 16, 2000.
(4)  Mr. Weicher joined the Company in March 2001 and was named Chief Financial Officer in August 2001.
(5)  Mr. Siegel joined the Company on January 20, 2000 and received a $30,000 signing bonus paid upon acceptance of employment.  Other annual compensation includes a car allowance of $5,625 in 2001 and
     $8,523 in 2000.  Mr. Siegel resigned from the Company on August 16, 2001.

Stock Options

       The following table sets forth information concerning the grant of stock options to each of the named officers in fiscal year 2001.


                                           Option /SAR Grants in Last Fiscal Year
                          -------------------------------------------------------------------------------------------------------

                                         Individual Grants
                          ---------------------------------------------------------------

                                                                                             Potential Realizable
                           Number of     Percentage of Total                                 Value at Assumed Annual
                          Securities         Options/SARs                                     Rates of Stock Price
                          Underlying          Granted to        Exercise or                     Appreciation for
                         Options/SARs        Employees in       Base Price     Expiration        Optional Term (3)
Name                      Granted (1)      Fiscal Year 2001       ($/Sh)          Date             5% ($)      10%  ($)
----------------          -----------    -------------------    -----------    ----------        ----------   ----------
Robert Hammond             150,000              19.67            $  2.00        06/20/11              --          --
Brian Tolley                45,000               5.90            $  2.00        06/20/11              --          --
Mark Weicher                18,000               2.36            $  2.00        06/20/11              --          --
Michael Siegel (2)          76,000               7.83            $  2.00        06/20/11              --          --
-------------------------------------
(1)  All options granted under our 1999 Stock Option Plan were in consideration of salary reductions by the respective officers, with the exception of Mr. Hammond.  The shares underlying the options become exercisable ratably over 12 months from June 20, 2001, the date of grant.
(2)  Mr. Siegel resigned from the Company on August 16, 2001, however his options continue to vest in consideration for him waiving any entitlements he may have had to severance payments and as compensation for consulting services rendered since his departure from the Company regarding financial matters pertaining to the Company and services to be rendered relative to the Company's outstanding litigation which commenced during his tenure.
(3)  On June 20, 2001, the date of grant, the closing market price of the Company's shares of common stock was $1.05.


       The following table sets forth certain summary information concerning exercised and unexercised options to purchase shares of our common stock as of December 31, 2001 held by the named executive officers.


                                   Aggregated Option Exercises in Last Fiscal Year And Year-endn Option Values
                                   ---------------------------------------------------------------------------------------
                                                                      Number of Securities          Value of Unexercised
                                     Shares                          Underlying Unexercised        In-the-Money Options at
                                  Acquired on           Value      Options at Fiscal Year End          Fiscal Year-End
Name                               Exercise (#)        Realized      Exercisable/Unexercisable   Excersiable/Unexercisable (1)
------------------                ------------         --------    ---------------------------   -----------------------------
Robert Hammond                             0             N/A              87,497/62,503                   $ 0 / $ 0
Brian Tolley                               0             N/A              38,643/41,357                   $ 0 / $ 0
Mark Weicher                               0             N/A             10,500/7,500                     $ 0 / $ 0
Michael Siegel                        40,618           $45,492           75,628/34,804                $ 3,125 / $ 314
-----------------------------------
(1)  The difference between the average of the high and low bid prices per share of the common stock as reported by the NASDAQ National Market on December 31, 2001, and the exercise or base price.
N/A  Not applicable.

Employment Agreements and Arrangements

       In November 1999 and September 2000, we entered into employment agreements with Messrs. Hammond, Jr., and Tolley, respectively. The employment contracts have initial terms of two years but shall be renewed for successive two-year periods unless earlier terminated. The agreements may be terminated by us or the employee, with or without cause, upon 30 days prior written notice. The base salaries of each executive officer may be increased at the discretion of the board of directors or the compensation committee of the board of directors. In addition to base salaries, each of the executives is entitled to three weeks vacation, reimbursement of business expenses and may, at our expense, participate along with his spouse and dependents in any medical or other insurance plan maintained by us for salaried employees. The Company leases one automobile for Mr. Hammond, Jr. and he has the use of two Company owned automobiles. Mr. Tolley receives monthly car allowances of $500: Mr. Siegel formerly received a monthly car allowance of $750. Each of the employment agreements contain non-compete covenants that prohibit the employee from directly or indirectly participating in business in competition with us following termination of his employment for a period of two years. Pursuant to the terms of his employment agreement, Mr. Siegel was entitled to receive a severance payment equal to six month's salary in the event of a termination of his employment for any reason other than cause, as defined in his employment agreement. At the time of his resignation, Mr. Siegel waived his severance payment entitlement in consideration of continued vesting rights in all option grants received as of the date of his resignation and the Company waiving the forfeiture provisions of such grants. Additionally, Mr. Siegel agreed to make himself available as needed in conjunction with any financial matters or outstanding litigation matters which may have arisen during his tenure as Chief Financial Officer.

Employee Benefit Plans

       In November 1999, we adopted the PartsBase.com, Inc. 1999 Stock Option Plan for the purpose of promoting our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success.

       The Stock Option Plan provides for the award to eligible participants, including employees, officers, directors and consultants, of stock options including non-qualified options and incentive stock options under Section 422 of the Internal Revenue Service Code. Under the stock option plan, 2,000,000 shares of common stock are reserved for issuance. The 1999 Stock Option Plan will terminate on September 30, 2008 unless extended by our board of directors and, to the extent required under applicable law, our stockholders. The 1999 Stock Option Plan may be amended or terminated by our board of directors at any time provided that our shareholders must approve any significant amendments.

       As of the date of this annual report, non-qualified options to purchase a total of 682,292 shares of common stock were outstanding under our 1999 Stock Option Plan at exercise prices ranging from $0.63 to $6.38.

       At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders adopted the PartsBase, Inc. 2001 Stock Plan for the purpose of promoting our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success.

       The 2001 Stock Plan provides for the award to eligible participants, including employees, officers, directors and consultants, of stock options including non-qualified options and incentive stock options under Section 422 of the Internal Revenue Service Code as well as stock grants. Under the Stock Plan, 1,000,000 shares of common stock are reserved for issuance. The 2001 Stock Plan may be amended or terminated by our board of directors at any time provided that our shareholders must approve any significant amendments.

       As of the date of this annual report, no options to purchase shares of common stock and no shares of common stock have been granted or shares issued under the 2001 Stock Plan.

       Both the 1999 Stock Option Plan and the 2001 Stock Plan are administered by our by the compensation committee of our board of directors (the "Committee"). The Committee selects participants and establishes the terms and conditions of each option, stock or other rights granted under the plans, including the exercise price, the number of shares subject to options, or other equity rights and the time at which the options become exercisable and the number of shares. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Service Code, granted under the stock option plan must be equal to 100% to the fair market value of the option shares on the date of the grant. The term of any incentive stock option granted under the stock option plan may not exceed ten years; however, where the eligible stock option plan participant owns over 10% of the total combined voting power of all classes of our stock, the exercise price must be at least equal to 110% of the fair market value of the option shares on the date of the grant and the term can not exceed five years.

       To the extent required to comply with Rule 16b-3 under the Exchange Act, if applicable, and in any event in the case of an incentive stock option, no award granted under the stock option plan is transferable by a grantee otherwise than by will or by laws of descent and distribution. Other terms and conditions of each award are set forth in the grant agreement governing the award and determined by the Committee as administrators of the stock option plan.

Limitations on Liability of Directors and Indemnification of Directors and Officers

       As permitted by the Delaware General Corporation Law, we have included in our articles of incorporation, a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, both of our articles of incorporation and our bylaws provide that we are required to indemnify our officers and directors, and we are required to pay for, and may advance, expenses for our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to pay for their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have also obtained directors' and officers' liability insurance.

       Except as noted in Item 3- Legal Proceedings of this annual report, we are not aware of any other pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We are not aware of any other threatened litigation or proceedings that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 12.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information regarding shares of our common stock beneficially owned as of March 26, 2002:

   o Each person or group known to us that beneficially owns more than five percent of our outstanding common stock;

   o Our directors and the named executive officers listed in the Summary Compensation Table; and - all of our executive officers and directors as a group.

       Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares of common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of March 26, 2002 are deemed outstanding with respect to the person holding those options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. We believe each person named in the table has sole voting and investment power with respect to the shares identified as beneficially owned by them.

Name and Address (1)                 Number            Percent
---------------------             -----------          -------
Robert A. Hammond, Jr.            9,150,000 (2)          64.77
Thomas Van Hare                      10,000 (3)              *
Pierre A. Narath (4)                 60,000 (5)              *
Michael W. Siegel                   151,000 (6)           1.07
Brian Tolley                         61,039 (3)              *
Mark Weicher                         18,000 (3)              *
Charles Menefee                           0               0.00
Edward McCartin                           0               0.00
Kenneth Corriea                           0               0.00
All directors and executive
 officers as group  (9 persons)   9,450,039              65.87
------------------------------
*   Represents less than 1% of the outstanding common stock.
(1) Except as otherwise indicated, the business address of each person listed is c/o PartsBase.com, Inc., 905 Clint Moore Road, Boca Raton, Florida 33487.
(2) Includes 4,500,000 shares owned by Mr. Hammond individually and 4,500,000 shares owned by R. Hammond, L.P., a limited partnership of which Mr. Hammond is the sole general partner and of which a trust established for the benefit of Mr. Hammond's children is a 99% limited partner.
(3) Consists of shares underlying stock options that are currently exercisable or will become exercisable within 60 days following March 22, 2002.
(4) Mr. Narath's address is 1538 Turnpike Street, North Andover, Massachusetts 01845.
(5) Consists of 40,000 shares of our common stock owned by Metro Investments, a company controlled by Mr.Narath, and 20,000 shares underlying stock options that are currently exercisable or will become exercisable within 60 days following March 22, 2002. Excludes 260,000 shares of common stock owned by Touchstone Software Corp., a company of which Mr. Narath is an officer,
    director  and  significant   stockholder.   Mr.  Narath  has  no  voting  or
    dispositive powers regarding these shares.

(6) Consists of 40,618 shares of common stock owned and 110,382 shares underlying stock options that are currently exercisable or will become exercisable within 60 days following March 22, 2002. Mr. Siegel resigned from the Company on August 16, 2001.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  None

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a) Documents filed as part of this Report:

              1. Financial Statements

                 Index to Financial Statements in Annex I

              2. Financial Statement Schedules:

                 All schedules have been omitted because they are inapplicable, not required, or the information is included elsewhere in the Financial Statements or Notes thereto.

              Exhibits:

                 See Exhibit Index.  The Exhibits listed in the accompanying
                 Exhibit Index are filed or incorporated by reference as part of this report.

         (b)  Reports on Form 8-K:

                  None.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         By: /S/  Robert A. Hammond, Jr.
                                             ---------------------------
                                             Robert A. Hammond, Jr.
                                             President, Chief Executive Officer,
                                              and Chairman
Date:    March 27, 2002

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:    March 27, 2002                 /S/  Robert A. Hammond, Jr.
                                        ---------------------------
                                        Robert A. Hammond, Jr.
                                        President, Chief Executive Officer,
                                        Secretary, Treasurer and Chairman
                                        (Principal Executive Officer)

Date:    March 27, 2002                 /S/  Mark J. Weicher
                                        --------------------
                                        Mark J. Weicher
                                        Chief Financial Officer
                                       (Principal Financial Accounting Officer)

Date:    March 27, 2002                 /S/   Pierre Narath
                                        -------------------
                                        Pierre Narath
                                         Director

Date:    March 27, 2002                 /S/   Thomas Van Hare
                                        ---------------------
                                        Thomas Van Hare
                                         Director

Date:    March 27, 2002                 /S/   Charles Menefee
                                        ---------------------
                                        Charles Menefee
                                         Director

Date:    March 27, 2002                 /S/   Edward McCartin
                                        ---------------------
                                        Edward McCartin
                                         Director

Date:    March 27, 2002                 /S/   Kenneth Corriea
                                        ---------------------
                                        Kenneth Corriea
                                         Director

                                     ANNEX I

          PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page

Independent Auditors' Report ..............................................F-2

Consolidated Balance Sheets as of December 31, 2001 and 2000...............F-3

Consolidated Statements of Operations for the Years Ended
 December 31, 2001, 2000 and 1999..........................................F-4

Consolidated Statements of Stockholders' Equity for the Years Ended
     December 31, 2001, 2000 and 1999......................................F-5

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2001, 2000 and 1999 .........................................F-6

Notes to Consolidated Financial Statements.................................F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
   PartsBase, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of PartsBase, Inc. (formerly PartsBase.com, Inc.) and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte and Touche LLP

Certified Public Accountants

Fort Lauderdale, Florida
March 15, 2002



                       PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                                            Consolidated Balance Sheets


                                                                                    December 31,
                                                                    -----------------------------------------
                              ASSETS                                          2001                 2000
                                                                    -------------------- --------------------
Current assets:
Cash and cash equivalents                                                $  23,851,593        $  23,045,491
Accounts receivable, net                                                       403,969            1,641,092
Investments, at amortized cost                                                 900,073            7,139,052
Prepaid expenses and other current assets                                      330,966              671,221
                                                                          -------------        -------------
    Total current assets                                                    25,486,601           32,496,856
Property and equipment, net                                                  2,570,330            3,655,310
Certificates of deposit - restricted cash                                    1,070,000              500,000
Other assets                                                                    36,839              629,387
                                                                          -------------        -------------
     Total assets                                                        $  29,163,770        $  37,281,553
                                                                          =============        =============


               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                         $      87,060        $   1,075,032
Accrued expenses and other current liabilities                                 406,147              419,696
Deferred revenue, net                                                        2,231,076            3,349,869
                                                                          -------------        -------------
   Total current liabilities                                                 2,724,283            4,844,597
Other liabilities                                                                   --               89,055
                                                                          -------------        -------------
   Total liabilities                                                         2,724,283            4,933,652

Commitments and contingencies (Note 6)                                              --                   --

Stockholders' equity:
Preferred stock, $0.001 par value in 2001 and no par value in
  2000; 2,000,000 shares authorized, 0 shares issued and outstanding
   in 2001 and 2000                                                                 --                   --
Common stock, $0.001 par value in 2001 and no par value in 2000
  (Note 7); 30,000,000 shares authorized, issued and outstanding
   14,003,620 in 2001 and 14,255,480 in 2000                                    14,004                   --
Additional paid-in capital                                                  53,255,465           55,478,819
Treasury stock, 0 shares in 2001 and 136,685 shares in 2000
  at cost                                                                           --             (330,202)
Accumulated deficit                                                        (26,828,892)         (21,216,659)
Unearned compensation                                                           (1,090)          (1,584,057)
                                                                          -------------        -------------
   Total stockholders' equity                                               26,439,487           32,347,901
                                                                          -------------        -------------
     Total liabilities and stockholders' equity                          $  29,163,770        $  37,281,553
                                                                          =============        =============


The  accompanying  notes are an integral  part of these  consolidated  financial statements.



                             PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                                       Consolidated Statements of Operations

                                                                          Year Ended December 31,
                                                            -----------------------------------------------------
                                                                    2001               2000              1999
                                                             ---------------- ------------------- ----------------
Net revenues                                                  $  5,619,121       $   4,097,585      $    362,224

Cost of revenues                                                 4,451,631           6,140,741         1,412,532
Stock-based compensation expense                                   247,506           2,308,440         1,799,139
                                                               ------------        ------------       -----------
       Total cost of revenues                                    4,699,137           8,449,181         3,211,671
                                                               ------------        ------------       -----------

Gross profit (loss)                                                919,984          (4,351,596)       (2,849,447)

Operating expenses:
General and administrative expenses                              7,224,266           8,920,354         1,293,091
Stock-based compensation expense                                    72,931           1,944,398           899,821
Litigation and other related costs                                 457,500                  --                --
                                                               ------------        ------------       -----------
        Total operating expenses                                 7,754,697          10,864,752         2,192,912
                                                               ------------        ------------       -----------

Operating loss                                                  (6,834,713)        (15,216,348)       (5,042,359)
Other income (expense), net                                      1,222,480           1,762,367         (870,675)
                                                               ------------        ------------       -----------
Net loss before value of preferred stock beneficial
 conversion feature                                             (5,612,233)        (13,453,981)       (5,913,034)
Value of preferred stock beneficial conversion feature                  --                  --        (1,902,375)
                                                               ------------        ------------       -----------
Net loss attributable to common shareholders                  $ (5,612,233)      $ (13,453,981)     $ (7,815,409)
                                                               ============       =============      ============

Basic and diluted net loss per common share                   $      (0.40)      $       (1.03)     $      (0.84)
                                                               ============       =============      ============

Weighted average common shares outstanding                      14,108,895          13,053,755         9,251,250
                                                               ============        ============      ============



The accompanying notes are an integral part of these consolidated financial statements.



                                                   PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                                                                   Consolidated Statements of Stockholders' Equity
                                                          For the Years Ended December 31, 2001, 2000, and 1999




                                      PREFERRED STOCK             COMMON STOCK           TREASURY STOCK          ADDITIONAL
                                -------------------------    --------------------   ---------------------         PAID-IN
                                  SHARES        AMOUNT         SHARES      AMOUNT     SHARES      AMOUNT          CAPITAL
                                ---------   -------------   -----------  --------   ---------  ------------   ---------------
Balance, December 31, 1998                                                                                    $      392,615

Net loss (January 1-April 26,
 1999)
Contribution from parent                                                                                              22,659
Reorganization                                                                                                      (464,390)
Common stock issued                                          9,000,000
Restricted stock issued                                      1,075,250                                             5,859,383
Preferred stock issued           855,000    $  1,902,375                                                           1,902,375
Exchange of restricted stock
 for stock options                                            (824,000)                                            3,531,441
Unearned compensation related
 to stock options                                                                                                  1,084,414
Recognition of unearned
 compensation
Beneficial conversion feature
 of convertible notes                                                                                                850,000
Warrants issued                                                                                                    2,000,000
Net loss (April 27-
 December 31,   1999)
                                ---------    ------------   -----------  --------   ---------  ------------    -------------
Balance, December 31, 1999.      855,000       1,902,375     9,251,250         --         --            --       15,178,497

Common stock issued                                          3,500,000                                           40,710,595
Conversion of convertible
 preferred stock                (855,000)     (1,902,375)      855,000                                            1,902,375
Conversion of convertible
  notes                                                        481,250                                             (569,516)
Unearned compensation related
 to stock options                                                                                                 1,206,153
Recognition of unearned
 compensation
Reverse unearned compensation
 due to forfeited non-vested
 options                                                                                                         (3,145,536)
Employee non-qualified stock
 options exercised                                             304,665                                              196,251
Purchases of treasury stock                                   (136,685)             (136,685)  $  (330,202)
Net loss
                                ---------    ------------   -----------  --------   ---------  ------------    -------------
Balance, December 31, 2000            --              --    14,255,480         --   (136,685)     (330,202)      55,478,819

Recognition of unearned
 compensation
Reverse unearned compensation
 due to forfeited non-vested
 options                                                                                                         (1,124,795)
Employee non-qualified stock
 options exercised                                             286,260                                              178,926
Purchases of treasury stock                                   (538,120)             (538,120)     (795,544)
Retirement of treasury stock                                                         674,805     1,125,746       (1,125,746)
Reincorporation at $0.001
 par value                                                               $ 14,004                                   (14,004)
Revaluation of non-vested
 options                                                                                                           (137,735)
Net loss
                                ---------    ------------   -----------  --------   ---------  ------------    -------------
Balance, December 31, 2001            --     $        --    14,003,620   $ 14,004         --   $        --     $ 53,255,465
                                =========     ===========   ===========   =======   =========   ===========     ============

The accompanying notes are an integral part of these consolidated financial statements.



                       PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                          Consolidated Statements of Stockholders' Equity- Continued
                           For the Years Ended December 31, 2001, 2000, and 1999



                                                                    TOTAL
                                                                  DIVISIONAL      STOCKHOLDERS'
                                 UNEARNED         ACCUMULATED       EQUITY           EQUITY
                               COMPENSATION         DEFICIT      (DEFICIENCY)      (DEFICIENCY)
                               -------------   --------------    ------------   ---------------
Balance, December 31, 1998                                        $ (411,659)   $      (19,044)

Net loss (January 1-April 26,
 1999)                                                               (52,731)          (52,731)
Contribution from parent                                                                22,659
Reorganization                                                       464,390                --
Common stock issued                                                                         --
Restricted stock issued        $ (5,859,383)                                                --
Preferred stock issued                         $  (1,902,375)                        1,902,375
Exchange of restricted stock
 for stock options               (3,531,441)                                                --
Unearned compensation related
 to stock options                (1,084,414)                                                --
Recognition of unearned
 compensation                     2,698,960                                          2,698,960
Beneficial conversion feature
 of convertible notes                                                                  850,000
Warrants issued                                                                      2,000,000
Net loss (April 27-
 December 31,   1999)                             (5,860,303)                       (5,860,303)
                                -------------  --------------      ----------    --------------
Balance, December 31, 1999.       (7,776,278)     (7,762,678)             --         1,541,916

Common stock issued                                                                 40,710,595
Conversion of convertible
 preferred stock                                                                            --
Conversion of convertible
  notes                                                                               (569,516)
Unearned compensation related
 to stock options                 (1,206,153)                                               --
Recognition of unearned
 compensation                      4,252,838                                         4,252,838
Reverse unearned compensation
 due to forfeited non-vested
 options                           3,145,536                                                --
Employee non-qualified stock
 options exercised                                                                     196,251
Purchases of treasury stock                                                           (330,202)
Net loss                                         (13,453,981)                      (13,453,981)
                                -------------  --------------      ----------    --------------
Balance, December 31, 2000        (1,584,057)    (21,216,659)             --        32,347,901

Recognition of unearned
 compensation                        320,437                                           320,437
Reverse unearned compensation
 due to forfeited non-vested
 options                           1,124,795                                                --
Employee non-qualified stock
 options exercised                                                                     178,926
Purchases of treasury stock                                                           (795,544)
Retirement of treasury stock                                                                --
Reincorporation at $0.001
 par value                                                                                  --
Revaluation of non-vested
 options                                                                                    --
Net loss                                          (5,612,233)                       (5,612,233)
                                -------------  --------------      ----------    --------------
Balance, December 31, 2001      $     (1,090)  $ (26,828,892)      $      --     $  26,439,487
                               ==============  ==============      ==========    ==============

The accompanying notes are an integral part of these consolidated financial statements.


                                      F-5a




                                      PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended December 31,
                                                                            -----------------------------------------------------
                                                                                  2001               2000                 1999
                                                                            -------------      --------------        -------------
   Cash flows from operating activities:
      Net loss                                                              $  (5,612,233)     $ (13,453,981)        $ (5,913,034)
      Adjustments to reconcile net loss to cash used in
        operating activities
      Depreciation and amortization                                               868,807            752,314              410,918
      Loss on property disposals                                                       --                 --                  583
      Provision for doubtful accounts                                             705,904            142,254                   --
      Provision for litigation and other related costs                            457,500                 --                   --
      Recognition of stock based compensation                                     320,437          4,252,838            2,698,960
      Noncash interest on convertible notes                                            --                 --              850,000
      Noncash costs allocated from former parent                                       --                 --               15,037
      Changes in assets and liabilities
        Accounts receivable, net                                                 (195,531)        (1,355,015)            (297,884)
        Prepaid and other current assets                                          373,035           (666,674)            (504,547)
        Deferred financing costs and other assets                                      --             (5,226)             (56,282)
        Accounts payable                                                         (704,888)           347,401              716,054
        Other accrued liabilities                                                (437,549)           186,426              233,270
        Deferred revenue, net                                                    (392,043)         1,955,444            1,241,319
        Accounts payable-related party                                                 --                 --                9,108
                                                                             -------------      -------------         -----------
            Net cash used in operating activities                              (4,616,561)        (7,844,219)           (596,498)
                                                                             -------------      -------------         -----------

   Cash flows from investing activities:
      Capital expenditures                                                       (155,576)        (2,925,475)         (1,022,049)
      Purchase of investment securities                                       (19,689,018)        (7,643,140)                 --
      Website development costs                                                        --            (24,000)           (216,075)
      Maturities of marketable debt securities                                  6,918,743                 --                  --
      Proceeds from sale of investment securities                              19,355,348                 --                  --
      Loss on sale of marketable securities                                       155,776                 --                  --
      Redemption of certificate of deposit-restricted cash                      1,119,008                 --                  --
      Purchase of certificate of deposit-restricted cash                       (1,665,000)                --                  --
                                                                             -------------      -------------         -----------
             Net cash provided by (used in) investing activities                6,039,281        (10,592,615)         (1,238,124)
                                                                             -------------      -------------         -----------

   Cash flows from financing activities:
      Issuance of convertible notes                                                    --                 --             962,500
      Issuance of common stock                                                         --         40,881,000                  --
      Debt issue costs                                                                 --                 --            (138,700)
      Issuance of preferred stock                                                      --                 --           1,902,375
      Deferred offering costs                                                          --                 --            (163,899)
      Exercise of employee non-qualified stock options                            178,926            196,251                  --
      Purchase of treasury stock                                                 (795,544)          (330,202)                 --
      Paid-in capital                                                                  --                 --               7,622
                                                                             -------------      -------------         -----------
             Net cash provided by (used in) financing activities                 (616,618)        40,747,049           2,569,898
                                                                             -------------      -------------         -----------

   Net increase in cash and cash equivalents                                      806,102         22,310,215             735,276
   Cash and cash equivalents at the beginning of the period                    23,045,491            735,276                  --
                                                                             -------------      -------------         -----------
   Cash and cash equivalents at the end of the period                       $  23,851,593      $  23,045,491         $   735,276
                                                                             =============      =============         ===========

   Noncash financing activities:
      Warrants issued in connection with the issuance of the
         convertible notes                                                  $          --      $          --         $ 2,000,000
                                                                             =============      =============         ===========
      Retirement of treasury stock                                          $   1,125,746      $          --         $        --
                                                                             =============      =============         ===========
      Stock option forfeitures                                              $   1,124,795      $   3,145,536         $        --
                                                                             =============      =============         ===========
      Revaluation of non vested stock options                               $     137,735      $          --         $        --
                                                                             =============      =============         ===========
      Reincorporation affecting par value of stock                          $      14,004      $          --         $        --
                                                                             =============      =============         ===========

The accompanying notes are an integral part of these consolidated financial statements.


          PARTSBASE, INC. (formerly PARTSBASE.COM, INC.) AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


Note 1 - BACKGROUND AND ORGANIZATION

     PartsBase, Inc. ("PartsBase" or the "Company") operates in two business segments; an online provider of aviation e-commerce business and a supplemental nurse staffing agency.

     Prior to April 1999, the Company operated as a division (the "Division") of Aviation Laboratories, Inc. ("Aviation Labs"). In April 1999, the assets of the Division were conveyed to Mr. Robert A. Hammond, Jr. in consideration for, among other things, Mr. Hammond's equity interest in Aviation Labs. On April 27, 1999, Mr. Hammond transferred the assets of the Division into and incorporated PartsBase as a Texas corporation. The accounting for the contribution of the Division into PartsBase has been reported in the accompanying financial statements as a reorganization of entities under common control in a manner similar to a pooling of interests. At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders approved an amendment to affect a change in the state of incorporation of the Company from Texas to Delaware and changed the name of the Company from PartsBase.com, Inc. to PartsBase, Inc.

     Partsbase's global e-marketplace provides a means for aviation parts buyers and sellers to buy and sell new, repaired or overhauled aviation parts and list products and services.

     In September 2001, the Company formed RNpartners, Inc., a Florida corporation, as a wholly owned subsidiary of PartsBase, which operates as a supplemental nurse staffing agency. RNpartners commenced operations on October 1, 2001 as a provider of critical care registered nurses for temporary assignment to hospitals in Palm Beach and Broward counties of the State of Florida.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of PartsBase, Inc. and its wholly owned subsidiary, RNpartners, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

     PartsBase recognizes subscription, banner advertising, and other revenues over the life of the respective subscription, which is typically 12 months. Sales costs, including commissions, are expensed as incurred, and are included in the cost of revenues. Gross revenue represents total subscription, advertising and other sales made during the period presented, of which a portion is deferred. Deferred revenue as of December 31, 2001 and 2000 was $2,231,076 and $3,349,869, respectively. Net revenue represents that portion of gross revenue that was earned during the period presented. Nurse staffing revenues and the related labor costs and payroll taxes are recorded in the period in which staffing services are performed.

Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk consist primarily of uninsured cash and cash equivalents. Cash and cash equivalents are deposited with federally insured commercial banks in the United States and in institutional money market funds. At December 31, 2001 the Company had all of its cash and cash equivalents in three financial institutions of which the excess over $100,000 is not covered by FDIC insurance and which, therefore, did not limit the Company's amount of credit exposure. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

     The Company's global e-marketplace segment sells primarily to aviation related companies and does not require collateral. The Company's supplemental nurse staffing agency sells the services of its registered nurse employees to hospitals in South Florida. The Company analyzes the need for reserves for potential credit losses and records a provision for bad debts when necessary. As of December 31, 2001 and 2000, the Company maintained an allowance for doubtful accounts related to its receivables of $149,922 and, $221,559, respectively.

     The Company e-marketplace segment has subscribers in more than 115 countries. The e-marketplace segment did not derive more than 10% of its revenue from any single foreign country during 2001, 2000 or 1999. Prior to 1999, all of the Company's revenue was derived from domestic customers. The Company's supplemental nurse staffing agency has 15 hospital clients. Two hospitals comprised approximately 41% of the segment's revenues for the three months ended December 31, 2001, its initial period of operation.

Fair Value Of Financial Instruments

     The Company's financial instruments, including cash and cash equivalents, investments, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Property and Equipment

     Property and equipment is stated at cost. Costs incurred for additions, improvements and betterments are capitalized as incurred. Costs for maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the statements of operations. Leasehold improvements are amortized over the shorter of their estimated useful life or the lease term using the straight-line method. Depreciation and amortization are computed using the straight-line method over the following estimated service lives of the related assets:

       Computer software......................................  3 years
       Automobiles............................................  5 years
       Computer equipment.....................................  5 years
       Communication equipment................................  7 years
       Furniture and fixtures.................................  7 years

Impairment of Long-Lived Assets

     The Company evaluates the recoverability of long-lived assets, as well as depreciation and amortization periods, to determine whether an adjustment to carrying values or a revision to estimated useful lives is appropriate. Recoverability is determined through evaluation of anticipated cash flows on an undiscounted basis. If the estimated future cash flows are projected to be less than the carrying value, an impairment write-down would be recorded, measured by the amount of the asset's carrying value in excess of fair value.



Web Site Development Costs

     The Company follows the provisions of Statements of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met.

     Web site development costs, which are enhancements intended to extend and/or improve significantly the marketability of the original product, are capitalized; all other costs are expensed as incurred and classified as cost of revenues. Web site development costs of $0 and $24,000 were capitalized during the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000 capitalized web site development costs, net of amortization, were $0 and $90,020, respectively, and are included in other assets in the accompanying consolidated balance sheets. For the years ended December 31, 2001, 2000 and 1999, amortization of web site development costs totaled $90,020, $122,132 and $27,923, respectively.

     Amortization is computed on an enhancement-by-enhancement basis utilizing the straight-line method over the estimated economic life of the enhancement, which at December 31, 2001 and 2000, is estimated to be 24 months.

Accounting for Stock-based Compensation

     The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense for employees, is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. For non-employees, compensation expense is based on the fair value of the option granted as defined in SFAS No. 123.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the tax provision in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be recovered.

Net Loss Per Share

     Basic net income/(loss) per share is calculated on the basis of the weighted average number of shares outstanding during the period, excluding dilution. Diluted net income/(loss) per share is computed on the basis of the weighted average number of shares outstanding during the period plus potential common shares arising from the assumed exercise of stock options and warrants, if dilutive. The dilutive impact of potential common shares is determined by applying the treasury stock method.

Reclassifications

     Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Guidance

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows for a derivative's gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. The Company adopted the provisions of SFAS No. 133, as amended by SFAS No. 138, in the first quarter of 2001 and its adoption had no impact to its consolidated financial statements.

     In June 2001, the FASB issued SFAS No. 141," Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually on a basis set forth in SFAS No. 142, and that intangible assets with estimatable useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment. The Company adopted the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002. Adoption of these two standards is not expected to have a material effect on the Company's results of operations or financial position.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from acquisition, construction, development, and/or normal use of the asset, and the associated asset retirement cost. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the related asset and depreciated over the life of the asset. The liability is accreted each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required and plans to adopt the provisions of SFAS No. 143 for the quarter ending March 31, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial position or results of operations.

     In  August  2001,  the  FASB  issued  SFAS  No.  144,  "Accounting  for the
Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for the fiscal year ending December 31, 2002, and the interim periods within fiscal 2002, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The Company is currently evaluating whether adoption of SFAS No. 144 will have a material effect on its financial position or results of operations.


Note 3 - INVESTMENTS

     The Company's investments in U.S. government and corporate debt securities, whose maturities are typically one year or less, are classified as held-to-maturity and valued at amortized cost, which approximates fair value. Investments in securities are summarized as follows at December 31, 2001 and 2000:




                                     Market       Gross Unrealized    Gross Unrealized       Amortized
                                     Value         Holding Gain         Holding Loss            Cost
                                   ---------      ----------------    ----------------     --------------
December 31, 2001:
Current:
Corporate debt securities        $   896,735       $         --        $       3,338         $   900,073
                                  ==========        ============        =============         ==========

December 31, 2000:
Current:
U.S. government agencies         $   774,162       $        939        $          --         $   773,223
Corporate debt securities          6,440,416             74,587                   --           6,365,829
                                  ----------        -----------         -------------         ----------
Totals                           $ 7,214,578       $     75,526        $          --         $ 7,139,052
                                  ==========        ===========         =============         ==========

Non-Current:
Corporate debt securities        $   500,110       $         --        $      (1,741)        $   501,851
                                  ==========        ===========         =============         ==========



     The non-current portion of investments is included in other assets in the accompanying consolidated balance sheet at December 31, 2000. The Company did not own any investments whose maturity exceeded one year as of December 31, 2001. Investments totaling $12,488 and $2,237, represented the balance in a brokerage cash account at December 31, 2001 and 2000, respectively, are not included in the summary above.

     On January 15, 2001, corporate debt securities owned by the Company, issued by a State of California electrical utility (the "Utility"), with a face value of $400,000 and maturing on January 15, 2001, were defaulted on. In February 2002, the Company has collected all accrued interest due, according to the contractual terms of the debt security and the bond was redeemed by the Utility on March 1, 2002.

     During 2001, the Company realized a net capital loss of $155,776 as a result of the sale of investment grade bond funds in conjunction with a strategy to minimize state taxes. No such losses were realized during fiscal 2000 and 1999.

Note 4 - PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:


                                           2001             2000
                                     ---------------- -----------------
        Computer Equipment            $ 1,844,150        $ 1,829,161
        Computer Software                 991,962          1,493,035
        Telephone Equipment               289,230            289,230
        Furniture and Fixtures            343,688            336,363
        L/H Improvements                   14,606             11,808
        Automobiles                       131,583                 --
                                       -----------        -----------
                                        3,615,219          3,959,597
        Accumulated Depreciation       (1,044,889)          (304,287)
                                       -----------        -----------
                                      $ 2,570,330        $ 3,655,310
                                       ===========        ===========

     Depreciation and amortization expense for the years ended December 31, 2001, 2000, and 1999 was $794,950, $279,641, and $22,193, respectively.

     As a result of the Company's sublease being vacated by a bankruptcy court, as more fully described in Note 6, the Company provided for the loss of the net book value of its leasehold improvements associated with the sublease as of December 31, 2001 totaling $11,357.


Note 5 - SEGMENT INFORMATION

     Based on the criteria established by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," management assesses Company performance and allocates resources principally on the basis of two segments:
(i) aviation e-commerce segment which develops and markets an online marketplace for the purchasing and distribution of aviation products, globally and (ii) the supplemental nurse staffing agency currently in South Florida. This segment was formed in September 2001 as a wholly-owned subsidiary of the Company and commenced operations in October 2001. Accordingly, the Company operated in one business line in the years ended December 31, 2000 and 1999, respectively.

     The online marketplace for the purchasing and distribution of aviation products provides a means for aviation parts buyers and sellers to buy and sell new, repaired or overhauled aviation parts, list products, services and catalogs. The primary source of revenues is from the sales of subscriptions, generally one year in term and recognized over the life of the subscription. Additionally, the Company recognizes revenue from advertising sales, principally banner ads which run from three months to one year in duration of which revenue is recognized ratably over the run period. Cost of revenues include the commissions paid to salespersons who sell subscriptions and banner advertising and direct costs of operating the web site, the related depreciation and the overhead associated with managing the website.

     The supplemental nurse staffing agency provides registered nurses to hospitals in Broward and Palm Beach counties of Florida to supplement their existing nursing staffs based on need. The sole source of revenue is derived from the hourly fees charged to the hospitals for the services rendered by the Company's registered nurse employees. Cost of revenues include the wages paid to these nurses as well as the cost of recruitment, the related depreciation and the overhead of managing the segment.

     Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 1. Revenues and non-overhead expenses for each business line are those that directly relate to those operations. Overhead expenses, such as administrative expenses are allocated to each business line based on management's best estimate of the resources utilized in the management and operations of each business line. Total assets are those assets directly used in the Company's operations in each line of business. Other than the online marketplace funding the operations of the supplemental nurse staffing agency, there are no significant transfers between segments.




                                                                For the year ended December 31, 2001
                                                 ------------------------------------------------------------------
                                                 Aviation
                                                e-commerce        Supplemental    Corporate and
(In thousands)                                   business        Nurse Staffing        Other                 Total
                                              -------------      --------------   --------------           ----------
Subscription revenues                          $   5,151                                                   $   5,151
Advertising                                          344                                                         344
Nurse staffing services                               --             $  98                                        98
Other                                                 26                --                                        26
                                                 --------             -----                                 ---------
   Total revenues                                  5,521                98                                     5,619
                                                 --------             -----                                 ---------
Cost of revenues                                   4,397               111                                     4,509
General and
  administrative                                   5,313               260            $  1,048                 6,621
Depreciation and amortization                        795                --                  --                   795
Stock based
  compensation                                        72                --                  --                    72
Litigation and other
  related costs                                       --                --                 458                   458
                                                 --------             -----            --------             ---------
Total costs and
  operating expenses                              10,577               371               1,506                12,454
                                                 --------             -----            --------             ---------
Operating loss                                 $  (5,056)            $(273)           $ (1,506)            $  (6,835)
                                                =========             =====            ========             =========
Interest income                                $      --             $  --            $    995             $     995
                                                =========             =====            ========             =========
Other income, net                              $      --             $  --            $    228             $     228
                                                =========             =====            ========             =========
Capital expenditures                           $     151             $   5            $     --             $     156
                                                =========             =====            ========             =========
Total assets                                   $  29,018             $ 146            $     --             $  29,164
                                                =========             =====            ========             =========

     All of the Company's long-lived assets are geographically located in the United States. Management does not review revenues by geographical locations.


Note 6 - COMMITMENTS AND CONTIGENCIES

     In September 2000 the Company sued a third party financial institution because such financial institution paid a check in the amount of $161,000 despite a stop payment order duly issued by the Company. The payee cashed the check, along with a replacement check. Before the Company learned that the payee had cashed both checks, the Company entered into a binding settlement with the payee ending the Company's business relationship with the payee. The payee refused to return the amounts and the financial institution failed to credit the Company's account. The Company filed suit, and discovery has commenced. The only claim against the Company in this matter is the financial institution's demand for legal fees if the financial institution prevails. In a separately filed lawsuit, the payee of the checks has filed an action for declaratory relief against the financial institution and the Company requesting that the court declare its settlement agreement with the Company to be valid and binding. In this declaratory relief action, the payee has requested that the Company and the financial institution reimburse it for costs and fees associated with the action. In July 2001, the separately filed lawsuit against the Company filed by the payee of the checks was dismissed, without prejudice, for lack of jurisdiction. This matter is scheduled for mediation in April 2002.

       In December 2000, a third party (the "Third Party"), unaffiliated with the Company, instituted arbitration against the Company in Dallas, Texas based upon allegations that the Company breached a February 18, 2000 professional services agreement. The Third Party claimed damages of $308,083 plus un-liquidated damage amounts for copyright infringement, interest, attorneys' fees and costs. The Company filed a counterclaim denying the breach and claiming entitlement to a refund of $73,496 previously paid to the Third Party plus damages of $250,000 because of the Third Party's breach of its obligations to the Company. This matter was settled on June 30, 2001, resulting with the Company making a $175,000 payment to the Third Party. This settlement is classified as a litigation expense in the statement of operations for the year ended December 31, 2001.

       In April and May 2001, the Company received notice of, or had been served with, four purported class action lawsuits (Foderaro vs. PartsBase.com, Inc. et al, Case No.: 01-8319 CIV- FERGUSON; IKCYBERINVESTMENTS vs. PartsBase.com, Inc. et al, Case No.: 01-8368 CIV-SEITZ; and Webb vs. PartsBase, et.al. Case No. 01-8376 CIV- GRAHAM and Jesus Martin vs. PartsBase.com, Inc. et al, Case No. 01-8526-CIV-UNGARO-BENAGES). These cases were consolidated into one action entitled, In re: PartsBase.com, Inc. Securities Litigation, Case No. 01-8319-CIV-UNGARO-BENAGES/BROWN currently before the Honorable Ursula Ungaro-Benages. The consolidated lawsuit names as defendants the Company, certain of its current and former officers and directors, and the underwriters of its initial public offering of securities. The consolidated lawsuit alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleges the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The complaint alleges damages of nearly $42 million. The Court has recently certified a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000. The Company continues to believe that the allegations contained in the consolidated lawsuit are without merit and intends to vigorously defend this action. Nevertheless, an unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods. The Company maintains a director and officer's liability insurance policy that provides $3 million of coverage, with retention of $200,000. As of December 31, 2001, the Company has incurred legal expenses equal to the $200,000 retention which are included in litigation and other related costs in the consolidated statement of operations for the year ended December 31, 2001. The parties are currently engaged in settlement discussions. The results of the settlement discussions and ultimate resolution of this matter are uncertain.

     In July 2001, the Company was served with a lawsuit filed by an information technology vendor claiming damages resulting from the Company's alleged breach of a software sales and service contract in the amount of $126,631 plus interest, cost and fees. The Company intends to vigorously defend the allegations contained in this lawsuit. In July 2001, the Company sued the manufacturer of such software for damages totaling $220,000 as a result of software malfunction. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     In March 2001 the Company received notice from counsel to the Business Software Alliance (the "BSA"), an industry watchdog group representing software manufacturers, in connection with the BSA's investigation of possible illegal duplication of certain software companies' proprietary software products by the Company. Through subsequent correspondence from the BSA, the BSA has alleged that the Company has installed unauthorized copies of BSA member software products on Company computers. The correspondence from the BSA provides that the Company's potential exposure in this matter could be over $1,950,000 if willful copyright infringement is shown. The Company is currently in negotiations with the BSA in attempt to resolve the matter. To date the Company is not aware of any legal proceedings initiated by BSA in this matter.

     The Company is not currently aware of any other legal proceedings or claims that the Company believes are likely to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

     On February 15, 2002, the Company received notice from the NASDAQ National Market warning that the Company's stock may be delisted because its common stock has failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of public float of $5,000,000. In accordance with MarketPlace Rules, the Company is provided 90 calendar days, or until May 15, 2002 to regain compliance. If the Company is unable to demonstrate compliance on or before May 15, 2002, NASDAQ staff will provide the Company with written notification that its securities will be delisted. At any time, the Company may appeal NASDAQ Staff's decision to a NASDAQ Listing Qualifications Panel.

     The Company is party to a Content License and Reseller Agreement (the "Agreement") with USA Information Systems Inc. ("USAIS"), an exclusive owner of an Internet-based government parts, logistic and digital document database, whereby USAIS provides access to that database to paid subscribers through a Web site owned, operated and maintained by USAIS (the "Subscription Services"). Per the Agreement, as amended on March 15, 2001, USAIS licenses to the Company the non-exclusive rights to resell the Subscription Services and to offer access to certain segments of the USAIS content to the Company's existing customers. The Agreement commenced on June 1, 2000 and has an initial term of three years. The Agreement will be automatically renewed for two one-year terms, unless either party notifies the other in writing of its intention not to renew the Agreement within ninety (90) days prior to the expiration of the then-current term. The Company is obligated to pay USAIS the sum of $100,000 in monthly installments during the first year of the Agreement. Beginning with the second year and continuing until the expiration of the Agreement, the Company is obligated to pay USAIS $60,000 in monthly installments. In conjunction with the amended Agreement, the Company obtained and delivered to USAIS, on March 21, 2001, an irrevocable, transferable standby Letter of Credit in the amount of $1,665,000, collateralized by a certificate of deposit of the same amount that is to diminish on a dollar for dollar basis as payments are made in accordance with the amended Agreement. As of December 31, 2001, the Company owed USAIS $1,020,000. The excess of the certificate amount plus accrued interest as of December 31, 2001, $704,249, has been classified as cash and cash equivalents on the consolidated balance sheet at December 31, 2001.

     During May 2000 the Company entered into a sublease agreement with an unaffiliated third party for 35,668 square feet of general office space. The sublease agreement expired on October 31, 2006. In lieu of a security deposit, the Company entered into an irrevocable standby letter of credit in favor of the sublessor in the amount of $500,000. In December 2001, the sublessor filed for bankruptcy protection and as a result, the sublease was vacated by the bankruptcy court and the standby letter of credit was returned to the Company by the sublessor. In January 2002, the Company entered into a new sublease agreement ("New Sublease Agreement") with another unaffiliated third party for 6,600 square feet of general office space in Boca Raton. The New Sublease Agreement expires on February 28, 2003.

     In September 2001, the Company entered into a lease agreement with an unaffiliated third party for 1,000 square feet of general office space in Fort Lauderdale, Florida for the operations of a supplemental nurse staffing agency office. The lease commenced in November 2001 and expires in November 2004.

     In November 2001, the Company entered into a lease agreement with an unaffiliated third party for 1,260 square feet of general office space in West Palm Beach, Florida for the operations of a supplemental nurse staffing agency office. The lease commenced in December 2001 and expires on November 2004. The Company may terminate this lease at the end of the first year or the second year and be liable for 50% of rent due for the balance of the term of the lease.

     The following represents the minimum annual contractual rent during the term of these latter three leases:

                                                  Minimum
            Year Ending December 31,            Annual Rent
            ------------------------           ------------
                    2002                         $  854,978
                    2003                            344,766
                    2004                             32,106
                                                  ---------
                                                 $1,231,850
                                                  =========


     The minimum annual rent above includes the amounts due under the New Sublease Agreement which was entered into in January 2002. Rent expense for the years ended December 31, 2001, 2000, and 1999 was $888,946, $573,527, and
$44,859, respectively.


Note 7 - STOCKHOLDERS' EQUITY

Common Stock and Preferred Stock

     In March 2000, the Company completed, through an initial public offering ("IPO"), the issuance of an aggregate of 3,500,000 shares of no par common stock, including over-allotment options granted to the underwriters. The net proceeds of the offering to the Company were $40.9 million and were used primarily for working capital, information technology, expansion of sales and marketing activities, and other general corporate purposes. Between November 1, 1999 and November 17, 1999, the Company sold 855,000 shares of its Series A Convertible Preferred Stock at $2.50 per share for aggregate net proceeds of $1,902,375 after commissions of $235,125. The Convertible Preferred Stock had a beneficial conversion feature totaling $1,902,375, measured as the difference between the conversion price of $2.50 per share and the fair value of the underlying common stock at the time of issuance. In connection with the IPO, all preferred shares were redeemed into 855,000 shares of the Company's no par common stock.

     At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders approved an amendment to affect a change in the state of incorporation of the Company from Texas to Delaware. As a Texas corporation, the Company's shares of preferred and common stock had no par value. As a result of the reincorporation in Delaware, the Company's shares of preferred and common stock, each have a $0.001 par value and $14,004 was reclassified from Additional Paid-In Capital to Common Stock to reflect the par value of the shares of common stock outstanding. No shares of preferred stock were issued or outstanding at December 31, 2001 and 2000, respectively.

     In accordance with the Company's share repurchase program implemented in the fourth quarter of 2000, and second quarter of 2001, 538,120 and 136,685 shares of the Company's common stock were repurchased at a cost of $795,544 and $330,202 in fiscal 2001 and 2000, respectively. These shares were retired by the Company in fiscal 2001.

Unearned Compensation

     Unearned compensation of $0, $1,206,153 and $10,475,238 was charged to additional paid-in capital in 2001, 2000 and 1999, respectively, in connection with the issuance of stock options and restricted stock grants based on the market value of the Company's common stock at the date of grant. This charge is amortized to the statements of operations as the underlying options vest. As unamortized options are forfeited, the unamortized unearned compensation is reversed against additional paid-in capital. During fiscal years 2001, 2000 and 1999, respectively, $1,124,795, $3,145,536 and $0 was reversed due to forfeited options. Compensation expense of $320,437, $4,252,838 and $2,698,960 related to these options was recognized in the consolidated statements of operations during 2001, 2000 and 1999, respectively.

     In October 2001, the Company entered into an agreement with a former officer, whereby in consideration of the officer making himself available and rendering consultation services relative to financial and legal matters during his tenure, the Company would allow his outstanding options to vest in accordance with their grant and to waive any forfeiture provisions as a result of his departure. As a result of the former officer's change in status, the Company revalued 12,510 outstanding options as of the date of the agreement to their fair value resulting in a reduction of unearned compensation and additional paid-in capital of $137,735.

Warrants

     In 1999, the Company, through a Private Placement (the "Private Placement"), sold and issued 8% Convertible Secured Subordinated Notes to several investors. In connection with the closing of the private placement, the placement agent was granted warrants to purchase 200,000 shares of no par common stock of the Company at an exercise price equal to $2.00 per share until the expiration date of September 1, 2002. Subsequent to December 31, 1999, an agreement was reached with the placement agent that reduced the number of warrants from 200,000 to 175,000. As of December 31, 2001 and 2000, no warrants had been exercised. In the event of certain consolidations or sales affecting the Company, the Company is required to call the warrants for cash at a price based on the greater of the trading price of the Company's common stock or the value paid by a purchaser for it's no par common stock.

     In connection with the IPO in March 2000, stock purchase warrants, at an exercise price of $21.45 per share, for 262,500 shares of the Company's no par common stock were issued to representatives of the underwriters. As of December 31, 2001, none of these warrants have been exercised.

1999 Stock Option Plan

     On November 2, 1999 the Board of Directors (the "Board") adopted the PartsBase.com, Inc. 1999 Stock Option Plan (the "Plan"). The Plan is a qualified stock option plan in accordance with Section 422 of the Internal Revenue Code and provides for the issuance of both incentive and non-qualified stock options. The maximum number of shares of common stock that may be issued upon the exercise of all options shall not exceed 2,000,000 shares of common stock. The per share option price of the common stock shall be determined by the Board. The per share price with respect to any incentive stock options shall not be less than the fair market value of the common stock on the date of grant. Each option granted vests in accordance with a vesting schedule established by the Board or a Committee of the Board. Absent a specific determination of vesting, options granted shall vest over a forty-eight month period and the period of exercise of each option shall not exceed ten (10) years from date of grant.

     At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders adopted the PartsBase, Inc. 2001 Stock Plan (the "2001 Plan") The 2001 Plan is a qualified stock option plan in accordance with Section 422 of the Internal Revenue Code and provides for the issuance of both incentive and non-qualified stock options and stock grants. The maximum number of shares of common stock that may be issued or issued upon the exercise of all options under the 2001 Plan shall not exceed 1,000,000 shares of Common Stock. The per share option price of the common stock shall be determined by the Board. The per share price with respect to any incentive stock options shall not be less than the fair market value of the common stock on the date of grant. Each option granted vests in accordance with a vesting schedule established by the Board or a Committee of the Board. As of December 31, 2001, no options to purchase shares of common stock and no shares of common stock had been granted under the 2001 Plan.

     A summary of the status of the Company's stock option activity, and related information for the years ended December 31, 2001, and 2000 is presented below:

                                                                Weighted-Average
                                                                    Exercise
                                                  Shares              Price
                                               -----------      ----------------
     Outstanding December 31, 1999                919,375          $  0.63
     Granted                                      983,625             5.13
     Exercised                                   (303,415)            0.63
     Forfeited                                   (536,720)            3.16
                                               -----------          ------
     Outstanding December 31, 2000              1,062,865             3.52
     Granted                                      762,660             3.33
     Exercised                                   (286,260)            0.63
     Forfeited                                   (856,973)            5.18
                                               -----------          ------
     Outstanding December 31, 2001                682,292          $  3.10
                                               ===========          ======

     Options exercisable at December 31, 2001     448,563          $  3.14
                                               ===========          ======
     Options exercisable at December 31, 2000     464,166          $  2.22
                                               ==========           ======

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:


                                      Options Outstanding                          Options Exercisable
   -----------------------------------------------------------------------    ----------------------------------

                                        Weighted-Average
                                            Remaining
       Range of           Number          Contractual     Weighted-Average       Number         Weighted-Average
    Exercise Prices     Outstanding        Life (Years)     Exercise Price    Exercisable        Exercise Price
    ---------------     -----------     ----------------  ----------------   ------------       ----------------
    $0.63 to $0.65         54,382             7.98              $0.63            51,246            $0.63
    $2.00 to $3.00        401,160             9.51               2.08           228,149             2.11
    $5.00 to $6.38        226,750             8.82               5.54           169,168             5.37
                        ---------            -----               ----           -------             ----
                          682,292             9.15              $3.10           448,563            $3.14
                        =========            =====               ====           =======             ====



     The  Company  applies  the  provisions  of  APB  No.  25  and  its  related interpretations in accounting for its stock option plans. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123. Had the Company accounted for these plans under SFAS No. 123, the Company's net loss and net loss per share would have been impacted as follows for the years ended December 31, 2001, 2000 and 1999:



                                                       ------------------- --------------------- -------------------
                                                               2001                  2000                 1999
                                                       ------------------- --------------------- -------------------
Net loss attributable to common stockholders:
  As reported                                              $(5,612,233)          $(13,453,981)       $(7,815,409)
                                                            ===========           ============        ===========
  Proforma                                                 $(8,344,679)          $(18,546,041)       $(6,004,972)
                                                            ===========           ============        ===========

Basic and diluted loss per share:
   As reported                                                 $(0.40)               $(1.03)             $(0.84)
                                                                ======                ======              ======
   Proforma                                                    $(0.59)               $(1.42)             $(0.65)
                                                                ======                ======              ======


     Pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method provided for in SFAS 123. The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted during the years ended December 31, 2001, 2000 and 1999:



                                          --------------------- --------------------- -----------------------
                                                  2001                  2000                   1999
                                          --------------------- --------------------- -----------------------
  Risk-free interest rate                          4.22%                5.06%                  5.88%
  Expected life (in years)                            4                    3                      3
  Volatility                                         88%                 125%                     0%
  Dividend yield                                      0%                   0%                     0%


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options using a graded vesting method. The effects of applying SFAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.

Note 8 - INCOME TAXES

     The Company did not record any benefits for income taxes for the year ended December 31, 2001 because it incurred a current net operating loss of approximately $6,985,000. In years prior to December 31, 2001, the Company incurred a net operating loss of approximately $9,041,000. The Company's net operating losses will fully expire in the year 2021. The Company also has a net capital loss carryforward of approximately $172,000 which will expire in 2006.

     The Company's effective tax rate for the years ended December 31, 2001, 2000 and 1999 is comprised of the following items:



                                       Year Ended              Year Ended              Year Ended
                                   December 31, 2001       December 31, 2000       December 31, 1999
                                 ---------------------   -----------------------  ----------------------
Statutory U.S. income
 tax rate                         34.00 %  $(1,908,159)   34.00 %   $(4,574,353)    34.00 %  $(2,010,432)
Stock compensation                 0.00 %           --     0.00 %            --      4.50 %     (266,137)
Operations prior to
 inception                         0.00 %           --     0.00 %            --     (0.33)%       19,774
Nondeductible
 permanent
 differences                       1.40 %      (78,331)    (0.09)%       12,286     (0.00)%           --
Change in valuation
 allowance                       (35.40)%    1,986,490    (33.95)%    4,567,071    (41.66)%    2,463,662
Other                              0.00 %           --      0.04 %       (5,004)     3.49 %     (206,867)
                                 --------   -----------   --------   -----------   --------   -----------
                                   0.00 %  $        --      0.00 %  $        --      0.00 %  $        --
                                 ========   ===========   ========   ===========   ========   ============

     Temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows:

                                           December 31,          December 31,
                                               2001                  2000
                                           -------------         -------------
     Deferred tax assets:
      Net operating loss                   $  6,559,028          $  3,401,807
      Deferred revenue                          835,130             1,211,468
      Stock compensation                         11,686             2,349,149
      Allowance for bad debts                        --                83,373
      Capital loss                               64,705                    --
      Provision for losses                       21,772                    --
      Deferred rent                              36,732                33,512
                                            ------------          ------------
       Total deferred tax assets              7,529,053             7,079,309
                                            ------------          ------------

     Deferred tax liabilities:
      Property and equipment                    154,038                 7,068
        Web development costs                        --                33,878
                                            ------------          ------------
       Total deferred tax liabilities           154,038                40,946
                                            ------------          ------------

       Less: Valuation allowance             (7,375,015)           (7,038,363)
                                            ------------          ------------

     Net deferred tax asset                $         --          $         --
                                            ============          ============

     Management believes there is no assurance that the Company will generate sufficient taxable income to utilize all of its deferred tax assets. Therefore, a valuation allowance has been established to offset the net deferred tax assets.


Note 9 - RELATED PARTY TRANSACTIONS

Contract Services

     A company owned and operated by one of the Company's former directors and minority stockholders provided significant services designing and maintaining the Company's web site during 1999. Services performed totaled $260,000, of which approximately $216,075 was capitalized as web site development costs and approximately $40,000 was expensed as cost of sales for the year ended December 31, 1999. Such company did not provide any services during 2001 and 2000 and there were no amounts owed this company as of December 31, 2001 and 2000, respectively.

     In addition, a company owned and operated by another of the Company's directors provided services in connection with the design of the Company's advertising brochures and other marketing materials. The total amount of payments made by the Company for such services performed for the years ended December 31, 2001, 2000 and 1999 was $0, $34,200 and $53,263 respectively, and there were no amounts owed this company as of December 31, 2001 and 2000, respectively.

NOTE 10 -                 Quarterly Financial Information (Unaudited)
                                (000's, except per share data)



                       First        Second         Third          Fourth
                      Quarter       Quarter       Quarter         Quarter
                     ---------     ---------     ---------       ---------
Net revenues:
  2001               $  1,599      $  1,354      $  1,344        $  1,322
  2000                    550           935         1,200           1,413
  1999                     14            23            85             240
Gross profit (loss):
  2001                    110           278           459              73 *
  2000                   (845)          (13)         (434)         (3,060)**
  1999                      4           (41)         (427)         (2,385)***
Operating loss:
  2001                 (2,197)       (2,365)       (1,081)         (1,192)*
  2000                 (3,593)       (3,131)       (3,993)         (4,499)**
  1999                    (43)         (137)       (1,380)         (3,483)***
Net loss:
  2001                 (1,699)       (2,066)         (778)         (1,069)
  2000                 (3,577)       (2,531)       (3,341)         (4,005)
  1999                    (43)         (137)       (2,178)         (3,555)
Net loss per share:
Basic
  2001                  (0.12)        (0.15)        (0.06)          (0.07)
  2000                  (0.36)        (0.18)        (0.24)          (0.25)
  1999                  (0.00)        (0.01)        (0.24)          (0.59)
Diluted
  2001                  (0.12)        (0.15)        (0.06)          (0.07)
  2000                  (0.36)        (0.18)        (0.24)          (0.25)
  1999                  (0.00)        (0.01)        (0.24)          (0.59)


*   Includes   reclassification   of  approximately   $248,000  of   stock-based
    compensation expense from operating expenses to cost of revenues.

**  Includes   reclassification  of  approximately   $2,308,000  of  stock-based
    compensation expense from operating expenses to cost of revenues.

*** Includes reclassification of approximately $1,799,000 of stock-based compensation expense from operating expenses to cost of revenues.

NOTE 11 - Convertible Notes Payable

     For the period from June 9, 1999 to August 31, 1999, the Company, through a Private Placement, sold and issued 8% Convertible Secured Subordinated Notes due and payable December 31, 2001 totaling $900,000 (the "Convertible Notes") to several investors. Terms of the Convertible Notes provided for interest at 8% payable quarterly. Each note was convertible at any time into common stock at a conversion price of $2.00 per share at the holder's option. The Convertible Notes automatically convert upon the filing and closing of an initial public offering of the Company's common stock with gross proceeds of $5 million or more or upon certain mergers and consolidations of the Company. The Convertible Notes had a beneficial conversion feature totaling $787,500, measured as the difference between the conversion price of $2.00 per share and the fair value of the underlying common stock at the time of issuance limited to the amount of proceeds received. The beneficial conversion feature has been recorded as a charge to interest expense with a corresponding credit to additional paid-in capital. The value of the beneficial conversion feature was recognized immediately because the Convertible Notes were immediately convertible at the option of the holder. The Convertible Notes were secured by substantially all of the Company's assets.

     In November 1999, the Company issued an additional $62,500 of notes having substantially identical terms to the Convertible Notes to an aggregate of two investors, including $50,000 sold to the father of one of the Company's executive officers. These Notes had a beneficial conversion feature of $62,500 measured as the difference between the conversion price of $2.00 per share and the fair value of the underlying stock at time of issuance, limited to the amount of proceeds. At the time of issuance, the beneficial conversion feature was recorded as a charge to interest expense and with a corresponding credit to additional paid-in capital. The value of the beneficial conversion feature was recognized immediately because the Convertible Notes are immediately convertible at the option of the holder.

     As a result of the IPO discussed in Note 7 herein, all of the Convertible Notes were converted into shares of common stock of the Company during fiscal 2000.


Note 12 - Restricted Stock Bonus Plan

     In May 1999, the Company adopted the PartsBase.com, Inc. Restricted Stock Bonus Plan ("Stock Bonus Plan"). Under the Stock Bonus Plan, the Company was authorized to award or grant to employees, consultants, officers and directors (except persons serving as directors only) shares of common stock subject to a substantial risk of forfeiture. The Board of Directors had the sole authority to select participants, to establish the terms and conditions of the stock, including vesting provisions, and to grant the stock. The maximum number of shares of common stock which could have been granted under the Stock Bonus Plan was 1,200,000 shares. In the event a stock grant recipient was terminated, any unvested portion of the shares that were subject to the stock grant was canceled. Each stock grant recipient has all the rights of a shareholder with respect to stock received pursuant to the Stock Bonus Plan, including the right to vote such shares and receive all dividends and other distributions.

     On November 17, 1999 the Company entered into an agreement with all of the employees who received restricted stock awards. The agreement calls for the employee to return all shares received and the termination of the Restricted Stock Agreement between the employee and the Company as it relates to the restricted stock award. As part of the terminated restricted stock award each employee participating in the restricted stock grant plan received one (1) nonqualified option to purchase one (1) share of common stock for each restricted stock terminated. The options granted are part of the PartsBase.Com, Inc. 1999 Stock Option Plan and vested over a twenty-four month period and the period of exercise shall not exceed ten (10) years from date of the grant. The options were granted at $0.63 per share. The number of shares of restricted stock and options granted as part of this agreement totaled 824,000. As a result of the termination of the restricted stock and issuance of the nonqualified stock options, additional unearned compensation of approximately $3,500,000 was charged to stockholders' equity in November 1999. The additional unearned compensation was determined as the amount by which the intrinsic value of the options issued exceeded the amount of unearned compensation recorded prior to the termination of the restricted stock based on the market value of the Company's common stock at the date of grant. Prior to termination, stock grants totaling 1,075,250 were outstanding. An aggregate of 251,250 shares of restricted stock remain outstanding under the Stock Bonus Plan. Such stock is held by a total of four persons, including 250,000 shares held by Steven Spencer, a former director and former executive officer. Mr. Spencer's stock grant vested with respect to 50,000 shares upon commencement of employment. Of the remaining 200,000 shares, 100,000 shares vested upon the IPO and the other 100,000 shares vest in 24 equal monthly installments.

     The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its employee stock grant plan. As the stock grants were recorded at their fair value at the date of grant, compensation expense recognized was no different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123.

EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
------     --------------------------------------------------------------------

1.1(3)     Form of Underwriting Agreement

3.1(3)     Form of Amended and Restated Articles of Incorporation

3.2(3)     Form of Amended and Restated Bylaws

3.3(7)     Form of Certificate of Incorporation

3.4(7)     Form of Bylaws

3.5(8)     Form of Articles of Incorporation- Olympus Staffing, Inc.

3.6(8)     Form of Amendment to Articles of Incorporation-Olympus Staffing, Inc.

3.7(8)     Form of Bylaws- Olympus Staffing, Inc.

4.1(3)     Form of Common Stock Certificate

4.2(3)     Form of Representative's Warrant

4.3(2)     Form of Warrant Agreement, dated as of August 31, 1998, in favor of Gunn Allen

4.4(2)     Form of Subscription Document for August 1999 Private Placement

4.5(2)     Form of Subscription Document for November 1999 Private Placement

4.6(2)     Form of convertible Promissory Note

10.1(2)    PartsBase.com, Inc. Amended Restricted Stock Bonus Plan

10.2(1)    PartsBase.com, Inc. Stock Option Plan

10.3(2)    Lease Agreement with respect to office space in Boca Raton,
              Florida

10.4(3)    Form of Indemnification Agreement

10.5(2)    Employment Agreement of Robert Hammond, Jr.

10.6(2)    Employment Agreement of Steven Spencer

EXHIBIT
NUMBER     DESCRIPTION
------     --------------------------------------------------------------------

10.7(2)    Employment Agreement of Kevin Steil

10.8(2)    Employment Agreement of Michael Siegel

10.9(2)    Employment Agreement of Yves Duplan

10.10(2)   Consulting Agreement with Plan Three Solutions, L.L.C.

10.11(2)   Software License Agreement with Tradex Technologies, Inc.

10.12(2)   Software License Agreement with Trading Dynamics, Inc.

10.13(4)   Sublease Agreement dated April 2000 between Alamo Rent-A-Car LLC and the Company

10.14(4)   Content License and Reseller Agreement between USA Information
              Systems, Inc. and the Company

10.15(6)   Amendment to the Content License and Reseller Agreement between
              USA Information Systems, Inc. and the Company

17.1(5)    Resignation letter of Louis W. Storms IV as a member of the company's Board of Directors

21.1(8)    List of Subsidiaries

23.1(8)    Independent Auditors' Consent

99.1(7)    Audit Committee Charter

--------------------------------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-94337), filed on January 10, 2000.

(2) Incorporated by reference to the Registrant's Amendment No.1 to the Registration Statement on Form S-1 (File No. 333-94337), filed on
     February 2, 2000.

(3) Incorporated by reference to the Registrant's Amendment No.2 to the Registration Statement on Form S-1 (File No. 333-94337), filed on
     March 16, 2000.

(4) Incorporated by reference to the Registrant's Form 10-Q for the period ended June 30, 2000 filed on August 14, 2000.

(5)  Incorporated by reference to the Registrant's Form 8-K dated
     October 26, 2000.

(6) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2000.

(7) Incorporated by reference to the Registrant's Definitive Proxy Statement dated May 22, 2001.

(8)  Filed herewith.





                                   APPENDIX E
      Quarterly Report on Form 10-Q for the Six Months Ended June 30, 2002



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     ------------------------------------

                                    FORM 10-Q



[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
       ACT OF 1934


                  For the quarterly period ended June 30, 2002

                                       OR


TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE
     ACT OF 1934


             For the transition period from         to

                             Commission File Number 000-29727
--------------------------------------------------------------------------------

                                 PARTSBASE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                 76-0604158
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)



                              905 Clint Moore Road
                         Boca Raton, Florida 33487-8242
                    (Address of principal executive offices)

        Registrant's telephone number, including area code: 561.953.0700
--------------------------------------------------------------------------------


     Indicate by check mark whether the Registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days: Yes [X] No [ ]



APPLICABLE ONLY TO CORPORATE ISSUERS:

     The registrant had an aggregate of 14,012,302 shares of its common stock, $0.001 par value, outstanding as of the close of business on August 1, 2002.


                                 PARTSBASE, INC.
                                TABLE OF CONTENTS
                               ------------------
                                                                            Page

PART I-   FINANCIAL INFORMATION (UNAUDITED)

   ITEM 1.   Financial Statements ...............................              3

   ITEM 2.   Management's Discussion and Analysis of Financial
              Condition and Results of Operations ...............             12

   ITEM 3.   Quantitative and Qualitative Disclosure about Market
              Risk  .............................................             17


PART II-   OTHER INFORMATION

   ITEM 1.   Legal Proceedings ..................................             17

   ITEM 2.   Changes in Securities ..............................             19

   ITEM 3.   Default Upon Senior Securities  ....................             19

   ITEM 4.   Submission of Matters to a Vote of Security Holders              19

   ITEM 5.   Other Information ..................................             20

   ITEM 6.   Exhibits and Reports on Form 8-K ...................             20

   SIGNATURES ....................................................            21

PART I  FINANCIAL INFORMATION

Item 1.  Financial Statements



                                       PARTSBASE, INC. AND SUBSIDIARY

                                   Consolidated Condensed Balance Sheets

                                                 (Unaudited)

                                                    June 30,          December 31,
                                                      2002                2001
                                              -----------------    ------------------

                            ASSETS

Current assets:
Cash and cash equivalents                       $  23,135,315         $  23,851,593
Accounts receivable, net                            1,076,823               403,969
Investments, at amortized cost                            -                 900,073
Prepaid expenses and other current assets             337,840               330,966
                                                 -------------         -------------
 Total current assets                              24,549,978            25,486,601
Property and equipment, net                         2,104,500             2,570,330
Certificate of deposit - restricted cash              660,000             1,070,000
Other assets                                           52,723                36,839
                                                 -------------         -------------
 Total assets                                   $  27,367,201         $  29,163,770
                                                 =============         =============


     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                $     109,558         $       87,060
Accrued expenses and other current liabilities        874,806                406,147
Deferred revenue, net                               2,207,485              2,231,076
                                                 -------------         --------------
 Total current liabilities                          3,191,849              2,724,283
                                                 -------------         --------------

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 2,000,000
 shares authorized, shares issued and
 outstanding in 2002 and 2001                             -                      -
Common stock, $0.001 par value; 30,000,000
 shares authorized, issued and outstanding
 14,012,302 in 2002 and 14,003,620 in 2001             14,012                 14,004
Additional paid-in capital                         53,254,279             53,255,465
Accumulated deficit                               (29,092,939)           (26,828,892)
Unearned compensation                                     -                   (1,090)
                                                 -------------         --------------
  Total stockholders' equity                       24,175,352             26,439,487
                                                 -------------         --------------
 Total liabilities and stockholders' equity     $  27,367,201         $   29,163,770
                                                 =============         ==============


The accompanying notes are an integral part of these consolidated condensed financial statements.



                                            PARTSBASE, INC. AND SUBSIDIARY

                                    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                      (Unaudited)


                                                      Three Months Ended                Six Months Ended
                                                          June 30,                          June 30,
                                                 ----------------------------   ------------------------------
                                                        2002           2001            2002           2001
                                                 -------------   ------------   -------------    -------------
Net revenues                                     $  2,175,102    $ 1,353,833    $  4,149,094     $  2,953,066
Cost of revenues                                    1,808,734      1,076,041       3,504,507        2,564,801
                                                  ------------   ------------   -------------    -------------
Gross profit                                          366,368        277,792         644,587          388,265
                                                  ------------   ------------   -------------    -------------

Operating expenses:
General and administrative expenses                 1,343,239      2,050,310       2,448,544        4,314,567
Stock-based compensation expense                          -          134,993           1,090          178,004
Litigation and other related costs                    150,000        457,500         150,000          457,500
Relocation expenses and abandonment costs                 -              -           281,906              -
                                                  ------------   ------------   -------------    -------------
Total operating expenses                            1,493,239      2,642,803       2,881,540        4,950,071
                                                  ------------   ------------   -------------    -------------

Operating loss                                     (1,126,871)    (2,365,011)     (2,236,953)      (4,561,806)
Privatization expenses                               (270,000)           -          (270,000)             -
Other income, net                                     105,490        299,014         242,906          797,100
                                                  ------------   ------------   -------------    -------------
Net loss                                         $ (1,291,381)   $(2,065,997)   $ (2,264,047)    $ (3,764,706)
                                                  ============   ============   =============    =============

Basic and diluted net loss per share             $      (0.09)   $     (0.15)   $      (0.16)    $      (0.26)
                                                  ============   ============   =============    =============

Weighted average common shares outstanding         13,978,667     14,155,140      13,988,718       14,219,174
                                                  ============   ============   =============    =============



The accompanying notes are an integral part of these consolidated condensed financial statements.




                             PARTSBASE, INC. AND SUBSIDIARY

                     CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                       (Unaudited)

                                                                       SIX MONTHS ENDED
                                                            ------------------------------------
                                                                  JUNE 30,             JUNE 30,
                                                                    2002                 2001
                                                            ---------------     ----------------

Cash flows from operating activities:
   Net loss                                                 $  (2,264,047)      $    (3,764,706)
   Adjustments to reconcile net loss to cash used in
        operating activities:
   Depreciation                                                   385,749               397,216
   Loss on property abandonments                                  251,498                   -
   Provision for doubtful accounts                                 57,318               551,244
   Provision for litigation and other related costs               150,000               158,565
   Recognition of stock based compensation                          1,090               178,004
   Change in assets and liabilities:
      Accounts receivable, net                                   (704,481)              361,063
      Prepaid and other current assets                             (6,873)              227,025
      Other assets                                                (16,259)               62,216
      Accounts payable                                             22,499              (445,123)
      Accrued expenses and other accrued liabilities              318,659               (31,780)
      Deferred revenue, net                                       (49,283)             (488,638)
      Other liabilities                                               -                  19,850
                                                             -------------       ---------------
        Net cash used in operating activities                  (1,854,130)           (2,775,064)
                                                             -------------       ---------------


Cash flows from investing activities:
   Capital expenditures                                          (171,043)              (77,516)
   Maturities of marketable debt securities                       900,073             3,615,147
   Purchase of certificate of deposit-restricted cash                 -              (1,677,864)
   Redemption of certificate of deposit-restricted cash           410,000                   -
                                                             -------------       ---------------
        Net cash provided by investing activities               1,139,030             1,859,767
                                                             --------------      ---------------


Cash flows from financing activities
   Purchase of treasury stock                                     (22,838)             (795,544)
   Exercise of employee non-qualified stock options                21,660               178,926
                                                             -------------       ---------------
        Net cash used in financing activities                      (1,178)             (616,618)
                                                             -------------       ---------------

Net decrease in cash and cash equivalents                        (716,278)           (1,531,915)
Cash and cash equivalents at beginning of period               23,851,593            23,045,491
                                                             -------------       ---------------
Cash and cash equivalents at end of period                  $  23,135,315       $    21,513,576
                                                             =============       ===============


Noncash financing activities:
   Retirement of treasury stock                             $      22,838       $           -
                                                             =============       ===============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                         PARTSBASE, INC. AND SUBSIDIARY
              Notes to Consolidated Condensed Financial Statements
                                   (Unaudited)


The Company and Basis of Presentation

     PartsBase, Inc. and subsidiary ("PartsBase" or the "Company") operates in two business segments; an online provider of aviation e-commerce business and a supplemental nurse staffing agency.

     At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders approved an amendment to change the state of incorporation of the Company from Texas to Delaware and changed the name of the Company from PartsBase.com, Inc. to PartsBase, Inc.

     PartsBase's global e-marketplace provides a means for aviation parts buyers and sellers to buy and sell new, repaired or overhauled aviation parts and list products and services.

     In September 2001, PartsBase, Inc. formed RNpartners, Inc., a Florida corporation, ("RNpartners"), as a wholly owned subsidiary of PartsBase, which operates as a supplemental nurse staffing agency. RNpartners commenced operations on October 1, 2001 as a provider of critical care registered nurses for temporary assignment to hospitals in Miami-Dade, Palm Beach, Martin, Hillsborough and Broward counties of the State of Florida.

     The  accompanying   unaudited   consolidated  condensed  interim  financial
statements reflect all adjustments, (consisting only of recurring accruals) which in the opinion of management are necessary for a fair presentation of the consolidated results of operations for the periods shown. The consolidated results of operations for the three month and six month periods ended June 30, 2002 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by
Article 10 of Regulation S-X of the Securities and Exchange Commission. These consolidated condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of PartsBase, Inc. and its wholly owned subsidiary, RNpartners, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.


Revenue Recognition

     PartsBase recognizes subscription and banner advertising revenue over the life of the subscription, which is typically 12 months. Sales costs, including commissions, are expensed as incurred, and are included in the cost of revenues. Net revenue represents that portion of gross revenue that was earned during the period presented. Therefore, during quarters with significant gross revenue growth, gross margins will be negatively impacted due to the effect of sales costs being expensed in their entirety, whereas the corresponding sales are amortized over the subscription term. Nurse staffing revenues and the related labor costs and payroll taxes are recorded in the period in which staffing services are performed.


Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less.

Basic and Diluted Net Loss per Share

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share, when not anti-dilutive, is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For the three and six month periods ended June 30, 2002 and 2001, common share equivalents are not included in the computation of diluted loss per share since inclusion of such shares would be anti-dilutive.

Reclassifications

     Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

Relocation expenses and abandonment costs

     During May 2000 the Company entered into a sublease agreement with an unaffiliated third party for 35,668 square feet of general office space. The sublease agreement was to expire on October 31, 2006. In December 2001, the sublessor filed for bankruptcy protection and as a result, the sublease was vacated by the bankruptcy court. In January 2002, the Company entered into a new sublease agreement with another unaffiliated third party for 6,600 square feet of general office space in Boca Raton. In conjunction with the move to the new and smaller office space in February 2002, the Company incurred moving expenses totaling $30,408 and a loss on abandoned furniture, fixtures and trailing technology computer equipment and software with a net book value of $251,498.

Segment Information

     Based on the criteria established by the Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," management assesses Company performance and allocates resources principally on the basis of two segments:
(i) aviation e-commerce segment which develops and markets an online marketplace for the purchasing and distribution of aviation products, globally and (ii) the supplemental nurse staffing agency currently operating in South Florida. The latter segment was formed in September 2001 as a wholly-owned subsidiary of the Company and commenced operations in October 2001. Accordingly, the Company operated in one business line in the six months ended June 30, 2001.

     The online marketplace for the purchasing and distribution of aviation products provides a means for aviation parts buyers and sellers to buy and sell new, repaired or overhauled aviation parts, list products, services and catalogs. The primary source of revenues is from the sales of subscriptions, generally one year in term and recognized over the life of the subscription. Additionally, the Company recognizes revenue from advertising sales, principally banner ads which run from three months to one year in duration during which revenue is recognized ratably over the run period. Cost of revenues include the commissions paid to salespersons who sell subscriptions and banner advertising and direct costs of operating the web site, the related depreciation and the overhead associated with managing the website.

     The supplemental nurse staffing agency provides registered nurses to hospitals in Miami-Dade, Broward, Hillsborough, Martin and Palm Beach counties of Florida to supplement their existing nursing staffs based on need. The sole source of revenue is derived from the hourly fees charged to the hospitals for the services rendered by the Company's registered nurse employees. Cost of revenues include the wages paid to these nurses as well as the cost of recruitment, the related depreciation and the overhead of managing the segment.

     Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth as noted above. Revenues and non-overhead expenses for each business line are those that directly relate to those operations. Overhead expenses, such as general, corporate and administrative expenses, are allocated to each business line based on management's best estimate of the resources utilized in the management and operations of each business line. Total assets are those assets directly used in the Company's operations in each line of business. Other than the online marketplace funding the operations of the supplemental nurse staffing agency, there are no significant transfers between segments.

     The following schedule provides segment information for the three and six month periods ended June 30, 2002. During the three and six month period ended June 30, 2001, the Company only operated in one segment and therefore no segment information is provided for such periods of time.





                                                  For the six months ended June 30, 2002
                                      ----------------------------------------------------------------
                                           Aviation
                                          e-commerce        Supplemental       Corporate
(In thousands)                             business        Nurse Staffing      and other      Total
                                      ---------------     ---------------      ----------  ---------
Subscription revenues                     $  2,156                                         $  2,156
Advertising                                     76                                               76
Nurse staffing services                          -          $    1,903                        1,903
Other                                           14                   -                           14
                                           --------          ----------        --------     --------
   Total revenues                            2,246               1,903                        4,149
                                           --------          ----------        --------     --------
Cost of revenues, excluding
  depreciation and amortization              1,457               1,827                        3,284
General and administrative                     959                 906        $    418        2,283
Depreciation and amortization                  343                  43               -          386
Stock based compensation                         1                   -               -            1
Litigation and other related costs               -                   -             150          150
Relocation and other related costs               -                   -             282          282
                                           --------          ----------        --------     --------
Total cost of revenues and
   operating expenses                        2,760               2,776             850        6,386
                                           --------          ----------        --------     --------
Operating loss                            $   (514)         $     (873)       $   (850)    $ (2,237)
                                           ========          ==========        ========     ========
Privatization costs and expenses          $      -          $        -        $    270     $    270
                                           ========          ==========        ========     ========
Interest income                           $      -          $        -        $     40     $     40
                                           ========          ==========        ========     ========
Other income, net                         $      -          $        -        $    203     $    203
                                           ========          ==========        ========     ========
Capital expenditures                      $     67          $      104        $      -     $    171
                                           ========          ==========        ========     =========
Total assets                              $ 26,228          $    1,139        $      -     $  27,367
                                           ========          ==========        ========     =========







                                                 For the three months ended June 30, 2002
                                      ----------------------------------------------------------------
                                           Aviation
                                          e-commerce        Supplemental       Corporate
(In thousands)                             business        Nurse Staffing      and other      Total
                                      ---------------     ---------------     -----------   --------
Subscription revenues                     $  1,031                                         $  1,031
Advertising                                     48                                               48
Nurse staffing services                          -          $    1,087                        1,087
Other                                            9                   -                            9
                                           --------          ----------        --------     ---------
Total revenues                               1,088               1,087                        2,175
                                           --------          ----------        --------     ---------
Cost of revenues, excluding
  depreciation and amortization                679               1,020                        1,699
General and administrative                     475                 542        $    243        1,260
Depreciation and amortization                  170                  23               -          193
Litigation and other related costs               -                   -             150          150
                                           --------          ----------        --------     --------
Total cost of revenues and
  operating expenses                         1,324               1,585             393         3,302
                                           --------          ----------        --------     ---------
Operating loss                            $   (236)         $     (498)       $   (393)    $  (1,127)
                                           ========          ==========        ========     =========
Privatization costs and expenses          $      -          $        -        $    270     $     270
                                           ========          ==========        ========     =========
Interest income                           $      -          $        -        $      12    $      12
                                           ========          ==========        =========    =========
Other income, net                         $      -          $        -        $      94    $      94
                                           ========          ==========        =========    ==========
Capital expenditures                      $      3          $       14        $       -    $      17
                                           ========          ==========        =========    ==========



     All of the Company's long-lived assets are geographically located in the United States. Management does not review revenues by geographical locations.

Commitments and Contingencies

     In September 2000 the Company sued a third party financial institution because such financial institution paid a check in the amount of $161,000 despite a stop payment order duly issued by the Company. The payee cashed the check, along with a replacement check. Before the Company learned that the payee had cashed both checks, the Company entered into a binding settlement with the payee ending the Company's business relationship with the payee. The payee refused to return the amounts and the financial institution failed to credit the Company's account. The Company filed suit, and discovery has commenced. The financial institution joined the payee as a defendant in the matter. The payee countersued the Company claiming the financial institution's action breached a settlement agreement between the payee and the Company and that the Company must indemnify the payee for any losses that may be sustained in the matter. The claims against the Company in this matter are the financial institution's demand for legal fees if the financial institution prevails and the payee's claims for indemnity and legal fees. This matter is scheduled for trial in January 2003.

     In April and May 2001, the Company received notice of, or had been served with, four purported class action lawsuits (Foderaro vs. PartsBase.com, Inc. et al, Case No.: 01-8319 CIV- FERGUSON; IKCYBERINVESTMENTS vs. PartsBase.com, Inc. et al, Case No.: 01-8368 CIV-SEITZ; and Webb vs. PartsBase, et.al. Case No. 01-8376 CIV- GRAHAM and Jesus Martin vs. PartsBase.com, Inc. et al, Case No. 01-8526-CIV-UNGARO-BENAGES). These cases were consolidated into one action entitled, In re: PartsBase.com, Inc. Securities Litigation, Case No. 01-8319-CIV-UNGARO-BENAGES/BROWN currently before the Honorable Ursula Ungaro-Benages. The consolidated lawsuit names as defendants the Company, certain of its current and former officers and directors, and the underwriters of its initial public offering of securities. The consolidated lawsuit alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleges the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The complaint alleges damages of nearly $42 million. The Court has recently certified a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000. The Company maintains a director and officer's liability insurance policy that provides $3 million of coverage, with retention of $200,000. As of June 30, 2002, the Company has incurred and previously charged the retention of $200,000 to expense. In May 2002, the Company reached an agreement in principle for the settlement of the consolidated class action. The plaintiffs in the case and the defendants, entered into a Memorandum of Understanding outlining the general terms of the proposed settlement. The Memorandum of Understanding provides for, among other things, a settlement amount of $1.5 million in cash, plus interest, payable to the class under an insurance policy and for the plaintiffs' dismissal of the class action with prejudice as well as a broad form of release in favor of PartsBase and the other defendants in the class action which, among other things, will have the effect of barring all claims by the plaintiffs and the members of the class other than those who opt out, arising out of the purchase and sale of the Company's common stock in the Company's initial public offering of securities.

     The final settlement of the class action is subject to the preparation and execution of definitive settlement documents and court approval. The settlement also applies to the directors, management personnel, underwriters and securities firms named as defendants in the litigation.

     In July 2001, the Company was served with a lawsuit filed by an information technology vendor claiming damages resulting from the Company's alleged breach of a software sales and service contract in the amount of $126,631 plus interest, cost and fees. The Company intends to vigorously defend the allegations contained in this lawsuit. In July 2001, the Company sued the manufacturer of such software for damages totaling $220,000 as a result of software malfunction. The matter is scheduled for court ordered arbitration amongst the three parties in September 2002. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     In March 2001 the Company received notice from counsel to the Business Software Alliance (the "BSA"), an industry watchdog group representing software manufacturers, in connection with the BSA's investigation of possible illegal duplication of certain software companies' proprietary software products by the Company. Through subsequent correspondence from the BSA, the BSA has alleged that the Company has installed unauthorized copies of BSA member software products on Company computers. The correspondence from the BSA provides that the Company's potential exposure in this matter could be over $1,950,000 if willful copyright infringement is shown. The Company is currently in negotiations with the BSA in an attempt to resolve the matter. To date the Company is not aware of any legal proceedings initiated by BSA in this matter. The Company believes that the resolution of this matter will not have a material impact upon the Company's consolidated financial position, results of operations and cash flows.

     During May 2000 the Company entered into a sublease agreement with an unaffiliated third party for 35,668 square feet of general office space. The sublease agreement was to expire on October 31, 2006. In December 2001, the sublessor filed for bankruptcy protection and as a result, the sublease was voided by the bankruptcy court. The Company continued to occupy the premises until February 2002, at which time, the Company moved to new subleased 6,600 square feet office space in Boca Raton from an unaffiliated party. On March 26, 2002, the lessor of the former property filed a complaint for damages in the amount of $92,910 plus interest, costs and fees, representing the value of the time the Company occupied the premises from the date the sublease was voided by the bankruptcy court through the date the Company vacated the premises in accordance with rent provisions of the voided sublease. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     On  April  8,  2002,   the   Company   received   a  proposal   from   the
Company's Chairman of the Board, President, CEO and majority stockholder (the "Company's Chairman") and a limited partnership controlled by the Company's Chairman to acquire the remaining shares of the Company's common stock, approximately 5,000,000 shares or approximately 36% of the shares currently outstanding that the Company's Chairman does not own or control at a price of $1.02 per share. The proposal is subject to, among other things, a definitive merger agreement, approval of both the Board of Directors and shareholders of PartsBase, Inc., receipt of any regulatory approval which may be necessary and a fairness opinion from the Company's investment banker. The Board of Directors of the Company has formed a Special Committee ("Special Committee") to consider the proposed transaction. The Special Committee has retained legal and financial advisors to assist them in evaluating the proposed transaction.

     On April 16 and 17, May 8 and June 11, 2002, the Company received notices of, or had been served with, four purported class action lawsuits, two of which were filed in the Circuit Court in and for Palm Beach County, Florida and the other two which was filed in the Court of Chancery of the State of Delaware ( Cliff Gordon vs. PartsBase, Inc. et.al, Case No. 024277, Hughes Rousseau vs. PartsBase, Inc. et.al Case No. 0205368 in Palm Beach County, Florida and Key Equity Investors vs. PartsBase, Inc., et.al. C.A. 19546 and Paul Berger vs.
PartsBase,  Inc.  et.al,  C.A.  19693  in  Delaware).  The   lawsuits   name as
defendants   the  Company  and certain of its current   officers and directors.
The lawsuits allege the directors have breached their fiduciary duty to the plaintiffs and the purported class and seek to enjoin the Company from entering into a proposed going-private transaction, by the Company's Chairman and a limited partnership and to recover unspecified damages resulting from the alleged breach of fiduciary duty. The Company intends to vigorously defend these actions. Nevertheless, an unfavorable resolution of these lawsuits could
have a  material   adverse   effect  on the   Company   in one or more   future
periods.   The  Company   maintains  a  director   and   officer's    liability
insurance policy that provides $3 million of coverage, with retention of $150,000. The Company fully expects its legal expenses to exceed the retention amount. Therefore at June 30, 2002, the Company has recorded a litigation reserve for $150,000 to cover the expected retention. This reserve has been classified as a litigation and other related costs in the statement of operations for the three and six months ended June 30, 2002.

     The Company is not currently aware of any other legal proceedings or claims that the Company believes are likely to have a material adverse effect on the Company's financial position, results of operations, or cash flows.


     On February 15, 2002, the Company received notice from the NASDAQ National Market warning that the Company's stock may be delisted because its common stock has failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of public float of $5,000,000. In accordance with MarketPlace Rules, the Company is provided 90 calendar days, or until May 15, 2002 to regain compliance. In May 2002, the Company regained compliance.


     The Company is party to a Content License and Reseller Agreement (the "Agreement") with USA Information Systems Inc. ("USAIS"), an exclusive owner of an Internet-based government parts, logistic and digital document database, whereby USAIS provides access to that database to paid subscribers through a Web site owned, operated and maintained by USAIS (the "Subscription Services"). Per the Agreement, as amended on March 15, 2001 and March 15, 2002, respectively, USAIS licenses to the Company the non-exclusive rights to resell the Subscription Services and to offer access to certain segments of the USAIS content to the Company's existing customers. The Agreement commenced on June 1, 2000 and has an initial term of three years. The Agreement will be automatically renewed for two one-year terms, unless either party notifies the other in writing of its intention not to renew the Agreement within ninety (90) days prior to the expiration of the then-current term. The Company is obligated to pay USAIS the sum of $100,000 in monthly installments during the first year of the Agreement. Beginning with the second year and continuing until the expiration of the Agreement, the Company is obligated to pay USAIS $60,000 in monthly installments. In conjunction with the amended Agreement, the Company obtained and delivered to USAIS, on March 21, 2002, an irrevocable, transferable standby Letter of Credit in the amount of $840,000, collateralized by a certificate of deposit of the same amount that is to diminish on a dollar for dollar basis as payments are made in accordance with the amended Agreement. As of June 30, 2002, the Company owed USAIS $660,000.

Proposed Privatization Transaction

     On  April  8,  2002,   the   Company   received   a  proposal   from   the
Company's Chairman of the Board, President, CEO and majority stockholder (the "Company's Chairman") and a limited partnership controlled by the Company's Chairman to acquire the remaining shares of the Company's common stock, approximately 5,000,000 shares or approximately 36% of the shares currently outstanding that the Company's Chairman does not own or control at a price of $1.02 per share. The proposal is subject to, among other things, a definitive merger agreement, approval of both the Board of Directors and shareholders of PartsBase, Inc., receipt of any regulatory approval which may be necessary and a fairness opinion from the Company's investment banker. On May 30, 2002 Company's Chairman increased his offer price to $1.25 per share.

     On April 19, 2002, the Company received a proposal from AirOperations.com ("AirOps") for a going private transaction. According to the correspondence received from AirOps, AirOps' parent company, Air Operations International repairs, overhauls and markets aircraft engines and components and through its website Airoperations.com engages in e commerce in the aviation industry. The proposed transaction from AirOps would be either in the form of a merger with a corporation owned, affiliated with and/or controlled by AirOps or the purchase of substantially all the assets of PartsBase. Pursuant to the AirOps proposal, the stockholders of PartsBase would receive $1.22 per share in exchange for each share of PartsBase Common Stock outstanding or the same aggregate consideration to PartsBase in the event of an asset purchase. The proposal is subject to, among other things, approval of the proposed transaction by the Board of Directors and stockholders of PartsBase, receipt of any regulatory approvals which may be necessary, the receipt of a fairness opinion, the inapplicability (either by its terms or as a result of Company Board action) of certain business combination provisions under Delaware law, the receipt of satisfactory financing by AirOps to consummate the transaction, the receipt of all necessary consents without payment of any penalty from creditors, lessors or customers of PartsBase and the termination of all outstanding options and warrants of the Company. The proposal initially expired on May 15, 2002 but was extended, indefinitely, by AirOps. Additionally, AirOps amended its offer price to $1.30 per share on June 4, 2002. The proposal from AirOps has been referred to the Special Committee of the Board of Directors.

     On June 10, 2002, the Company received a proposal from a group headed by Mr. Harold Van Arnem (the "Van Arnem Group"), a private investor, for a going private transaction. The proposed transaction from the Van Arnem Group would be in the form of a merger with a corporation owned, affiliated with and/or controlled by the Van Arnem Group. Pursuant to the Van Arnem Group proposal, the stockholders of PartsBase would receive $1.30 per share in exchange for each share of PartsBase Common Stock outstanding. The proposed acquisition is subject to, among other things, approval of the proposed transaction by the Board of Directors and stockholders of PartsBase, receipt of any regulatory approvals which may be necessary, the receipt of a fairness opinion, the receipt of satisfactory financing by Van Arnem to consummate the transaction. The proposal from the Van Arnem Group has been referred to the Special Committee of the Board of Directors.

     On June 13, 2002, the Special Committee of the Board of Directors established a deadline of 5:00 p.m. Eastern time on Friday, June 14, 2002, for all interested parties to submit their best and final offer. On June 17, 2002, the Special Committee announced that it had received a bid from the Company's Chairman, AirOps and the Van Arnem Group, all of which are continuing to be evaluated as of the date of this Report.

     As of June 30, 2002, the Special Committee has incurred $270,000 in expenses, primarily for legal and financial advice and a stipend for each of the three members of the Special Committee approved by the Company's Board of Directors. These expenses have been classified as Privatization Expenses in the Company's Statements of Operations for the three months and six months ended June 30, 2002, respectively.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

     This  Report  contains  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes", or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors including but not limited to those set forth under "Risk Factors" included in Exhibit 99.1 elsewhere in this report.

Overview

     We currently operate in two business segments: (i) we provide business-to-business e-commerce services for the aviation industry and (ii) since October 2001 we have provided, for a fee, registered nurses for temporary assignment to hospitals located in Broward County, Miami-Dade County, Hillsborough County, Martin County and Palm Beach County, Florida.

     We were incorporated in Texas on April 27, 1999 and prior to such date operated as a division of Aviation Laboratories, Inc. At the Company's Annual Meeting of Stockholders held on June 20, 2001, the stockholders approved an amendment to change the state of incorporation of the Company from Texas to Delaware and changed the name of the Company from PartsBase.com, Inc. to PartsBase, Inc. As a Texas corporation, the Company's shares of common stock had no par value. As a result of the reincorporation in Delaware, the Company's shares of preferred and common stock, each have a $0.001 par value and $14,004 was reclassified from Additional Paid-In Capital to Common Stock to reflect the par value of the shares of common stock outstanding at such time. No shares of preferred stock were issued or outstanding at June 30, 2002 and December 31, 2001, respectively.

         The Aviation E-commerce Business and Corporate

Results of Operations

Net Revenues

     Net revenues consist of subscription fees charged to subscribers and, to a lesser extent, banner-advertising and product listings revenue. Net revenues were $1,088,237 and $2,245,982 for the second quarter and first six months of 2002, respectively, compared to $1,353,833 and $2,953,066 for the same periods in 2001, a decrease of 20% and 24%, respectively. During the second quarter and first six months of 2002, PartsBase signed up 171 and 367 new subscribers at an average subscription fee of $1,741 and $2,040, respectively. During the same periods, 429 and 881 subscribers renewed their subscription for another year at an average subscription fee of $1,589 and $1,650, respectively. The aggregate average subscription fee of both new and renewal subscribers during the second quarter and first six months of 2002 was $1,632 and $1,765, respectively.

     During the second quarter and first six months of 2001, PartsBase signed up 459 and 1,153 new subscribers at an average subscription fee of $1,785 and $1,730, respectively. In addition, during the second quarter and first six months of 2001, 291 and 728 members renewed their subscriptions for another year at the average renewal fee of $1,331 and $1,232 respectively. The average subscription fee increased during the 2002 six month period over the same period in 2001, due to higher prices charged for competing services, and PartsBase's ability to offer additional value added services to its subscribers, such as government procurement data and enhanced parts search. The aggregate average subscription fee of both new and renewal subscribers during the second quarter and first six months of 2001 was $1,609 and $1,537, respectively. Given the finite size of the aerospace community, the number of new subscribers signed up in 2002 decreased compared to 2001.

     At June 30, 2002 PartsBase had 2,466 paying subscribers as compared to 2,749 paying subscribers at March 31, 2002, 2,926 paying subscribers at December 31, 2001, 3,315 paying subscribers at September 30, 2001, and 4,056 paying subscribers at June 30, 2001. The subscriber count decreased during the second quarter of 2002 compared to the prior quarter, as PartsBase was unable to acquire new subscribers at a sufficient rate to replace current customers whose subscriptions expired or were deactivated during their subscription period due to non-payment of their invoice. Of the 881 subscribers who renewed their subscriptions during the first six months of 2002, 455 represent those subscribers renewing for the second time, representing 21% of the new subscribers initially signed during the first six months of 2000 and 37% of the new subscribers signed up during the first six months of 2001. The Company expects that the renewal rate for third year subscriptions will be higher than that experienced for second year renewals, although there can be no assurances that future renewal rates will be higher than that experienced for the second year. A paid subscriber is defined as a member of the PartsBase web site who has purchased a subscription that is currently active, and therefore, does not include subscribers whose subscriptions have expired, or potential subscribers who are trialing the service.

     Gross revenues were $1,035,026 and $2,293,734 for the second quarter and first six months of 2002, respectively, compared to $1,207,019 and $2,867,116 for the same periods in 2001, a decrease of 14% and 20%, respectively. The decrease in gross revenue during the current quarter and current six month period as compared to the same quarter and six month period of the prior year is attributable to finite number of members in the aerospace community and fewer renewals of initial subscribers in 2002.


     PartsBase recognizes earned subscription and banner advertising revenue over the life of the subscription, which is typically 12 months. Gross revenue represents total subscription and advertising sales made during the period presented, for which a portion is deferred and recognized as earned. Net revenues represent that portion of gross revenues of all periods that was earned during the current period presented. Sales costs, including commissions, are expensed as incurred, and are included in the cost of revenues. Deferred revenue decreased to $2,207,485 at June 30, 2002, compared to $2,308,109 as of March 31, 2002, and $2,231,076 at December 31, 2001 and $2,730,784 at June 30, 2001.


     The following table sets forth gross revenue by product line for the last five quarters, as well as operating data and sequential quarter-to-quarter revenue growth (decline) percentages for the same period.




                                                PartsBase, Inc.
                                         Revenue Detail By Quarter (000's)

                               06/30/01      09/30/01      12/31/01      03/31/02      06/30/02
                               --------      --------      --------      --------      --------
New Subscriptions              $   729       $   492       $   381       $   451       $   298
Renewal Subscriptions              387           591           833           772           682
Advertising                         89            27            26            31            46
Other                                2            15             2             5             9
                                -------       -------       -------       -------       -------
Total Gross Revenue            $ 1,207       $ 1,125       $ 1,242       $ 1,259       $ 1,035
                                =======       =======       =======       =======       =======
Sequential Gross Rev. Growth      -27%           -7%           10%            1%          -18%
                                =======       =======       =======       =======       =======
Total Net Revenue              $ 1,354       $ 1,344       $ 1,224       $ 1,158       $ 1,088
                                =======       =======       =======       =======       =======
Sequential Net Rev. Growth        -15%           -1%           -9%           -5%           -6%
                                =======       =======       =======       =======       =======
Salesperson Compensation       $   484       $   398       $   422       $   441       $   394
                                =======       =======       =======       =======       =======
Sales Comp/Gross Revenue           40%           35%           34%           35%           38%
                                =======       =======       =======       =======       =======
Deferred Revenue Balance       $ 2,731       $ 2,413       $ 2,231       $ 2,308       $ 2,207
                                =======       =======       =======       =======       =======


Cost of Revenues

     Cost  of  revenues   consists  of  compensation  for  sales  and  marketing
personnel, telephone expenses, amortization and maintenance of web site development costs, contract payments to a third party for procurement data functionality and a proportion of rent and office expenses. Compensation costs for sales and marketing personnel are incurred in the month paid while the revenue is pro-rated over the related subscription period, generally a 12-month period. Therefore, during quarters with negative gross revenue growth, gross margins will be positively impacted due to the effect of a smaller pool of sales commissions being expensed in their entirety during the quarter, whereas sales from prior quarters with larger gross revenues are being amortized over the subscription term. Costs of revenues, exclusive of depreciation and amortization were $680,148 and $1,457,724 for the second quarter and first six months of 2002, respectively, compared to $1,014,288 and $2,473,007 for the same periods in 2002. As a percent of net revenues, costs of revenues, exclusive of depreciation and amortization were 62% and 65% for the second quarter and first six months of 2002, respectively, compared to 75% and 84% for the same periods in 2001. Salesperson compensation in the second quarter and first six months of

2002 as a percentage of gross revenue was 38% and 36%, respectively. This compares to 40% and 42%, respectively, in the second quarter and first six months of 2001. Salesperson compensation as a percentage of gross revenue is continuing to trend back downwards, as renewals, for which the commission rate is substantially lower than new subscriptions, comprise a greater portion of gross revenues.

     At June 30, 2002, PartsBase employed 33 persons in sales and customer service, compared to 113 persons at June 30, 2001. Additionally, included in cost of revenues in the second quarter and first six months of 2002 was $189,050 and $369,050, respectively, for contract payments to a third party for government procurement data as opposed to $260,000 and $560,000 for the same periods of 2001.

General and Administrative Expenses

     For the second quarter and six months ended June 30, 2002 and 2001, respectively, aviation e-commerce general and administrative expenses, excluding stock-based compensation expense of $0 and $1,090 in 2002 and $134,993 and $178,004 in 2001, respectively, depreciation and amortization of $60,998 and $123,003 in 2001 and $158,886 and $305,422 in 2001, respectively and unallocated corporate general and administrative expenses of $242,804 and $418,274 in 2002 and $0 during both periods in 2001, respectively, were $475,525 and $959,250 in 2002 as compared to $1,891,424 and $4,009,145 in 2001, respectively; a decrease of 75% and $1,415,899 from the second quarter of 2001 and 76% and $3,049,895 from the first six months of 2001.

     General and administrative expenses were 44% of net revenues, for the second quarter of 2002, and 140% of net revenues, for the second quarter of 2001, respectively. General and administrative expenses consisted primarily of personnel costs of $361,443 and $1,144,513, rent expense of $5,795 and $166,753, advertising costs of $4,688 and $27,449, bad debt expense of $21,249 and $339,091, and other costs totaling $82,350 and $213,618 consisting of professional fees, utilities, supplies and other related administrative costs, for the second quarter of 2002 and 2001, respectively.

     General and administrative expenses were 43% of net revenues, for the first six months of 2002, and 136% of net revenues, for the first six months of 2001, respectively. General and administrative expenses consisted primarily of personnel costs of $750,211 and $2,573,618, rent expense of $40,427 and $379,358 advertising costs of $9,054 and $38,602, bad debt expense of $37,137 and $551,244 and other costs totaling $122,421 and $466,323 consisting of professional fees, utilities, supplies and other related administrative costs, for the first six months of 2002 and 2001, respectively.

     The Company made significant personnel reductions during 2001 and 2002. In addition, depending on salary level, all remaining salaried personnel took a pay reduction, ranging from 5%-30% during the second quarter of 2001. The Company expects that its personnel costs will continue to decrease during 2002 but at a smaller rate. The decrease in bad debt expense compared to the same period of the prior year relates to the Company's former policy of paying sales commissions upon signing a Company sales order, rather than upon cash receipt, which increased the possibility that sales orders of lesser quality would be submitted. Although the Company can recover commissions paid to sales representatives if the customer does not pay, the Company's high turnover has made it difficult to collect on a portion of subscriptions sold. During the third quarter of 2001, the Company significantly tightened its deal verification processes, thereby causing its bad debt expense to decrease in 2002.

     The Company was comprised of one business segment until October 1, 2001 with the commencement of operations of RNpartners, Inc. into the nurse staffing business. As a result , there was no corporate component prior to such time. For the quarter ended and six months ended June 30, 2002 unallocated corporate general and administrative expenses, excluding stock-based compensation of $0 and $1,090, respectively, were $242,804 and $418,274. Corporate general and administrative expenses for the quarter ended and six months ended June 30, 2002 consisted primarily of executive compensation of $124,275 and $249,528, professional and directors' fees of $107,161 and $81,087 and directors' and officers' liability insurance premiums of $41,039 and $24,722.

     At  June  30,  2002  and  June  30,   2001,   we  employed  17  persons  in
administrative,   information  technology  and  executive  management  positions
(inclusive of corporate positions).

Depreciation and Amortization

     Depreciation and amortization expenses for the quarter and six months ended June 30, 2002 totaled $169,827 and $342,683, respectively, as compared to

$220,639 and $397,216 for the similar 2001 periods. The decrease in the 2002 periods primarily results from depreciation and amortization recorded in 2001 associated with furniture, fixtures, and trailing technology computer equipment and software abandoned during the corporate relocation in 2002.


Corporate Relocation Expenses and Abandonment Costs

     As a result of the Company's former sublessor filing for bankruptcy protection in December 2001, the Company's sublease for 35,668 square feet of office space in Boca Raton was vacated by the bankruptcy court. In January 2002, the Company entered into a new sublease agreement with another unaffiliated third party for 6,600 square feet of general office space in Boca Raton. In conjunction with the move to the new and smaller office space in February 2002, the Company incurred moving expenses totaling $30,408 and abandoned furniture, fixtures and trailing technology computer equipment and software with a net book value of $251,498. Rent savings will be approximately $700,000 per annum. No additional costs were incurred during the second quarter of 2002.

Stock-Based Compensation Expense

     In connection with the issuance of employee stock options issued prior to our IPO, stock-based compensation expense of $0 and $134,993 was recognized in the second quarter 2002 and 2001, respectively, and $1,090 and $178,004 during the first six months of 2002 and 2001, respectively. There are no remaining charges to be recognized in future periods related to pre-IPO grants as there are no non-vested options outstanding whose exercise price are below the market price on the date of grant.

Litigation and Other Related Costs

     Litigation and other related costs of $150,000 and $457,500 for the quarters ended and six months June 30, 2002 and 2001, respectively, consist of a provision for $150,000 to cover expected retention costs associated with class action lawsuits the Company is party to in conjunction with a proposed "going private" transaction during the 2002 period. The 2001 expense consisted of a provision for $200,000 to cover retention costs associated with class action lawsuits the Company is party to in conjunction with the Company's March 2000 registration statement as well as $257,500 during the first six months of 2001 to settle or accrue for litigation and other related costs. The class action lawsuit relating to the Company's March 2000 registration statement has been settled pending final approval by the court.

Privatization Expenses

     During the quarter ended June 30, 2002, the Company received three offers from three separate groups, one headed by the Company's Chairman and the other two offers from unrelated parties, to take the Company private. The Company's Board of Directors ("Board") formed a Special Committee to evaluate these offers consisting of three independent members of the Board. The Special Committee retained legal and financial advisors to assists it with the evaluation of the respective offers. The Special Committee has incurred $270,000 during the three months ended June 30,2002 consisting primarily of professional fees and a Board approved stipend for each member of the Special Committee.

Other Income

     Other income, net, consisting primarily of interest and dividend income, was $105,490 and $242,906 for the second quarter and six months ended June 30, 2002, respectively, compared to $299,014 and $797,100 for the second quarter and six months ended June 30, 2001, respectively. The decrease in other income, net for the current periods compared to the comparable periods of the prior year is attributable to lower cash balances and interest rates on the Company's cash equivalents.

Net Loss

     As a result of the foregoing, the net loss decreased to $794,577 and $1,392,039 for the second quarter and first six months of 2002, compared to $2,065,997 and $3,764,706 for same periods in 2001.

         The Nurse Staffing Business

Results of Operations

Comparison of Three and Six Months Ended June 30, 2002


Net Revenues

     We commenced our nurse staffing operations on October 1, 2001. During the quarter and six months ended June 30, 2002, we earned $1,086,865 and $1,903,112 in net revenues from the placement of our registered nurse employees working as supplemental nursing staff in hospitals in Miami-Dade County, Palm Beach County, Broward County, Hillsborough County and Martin County Florida. Approximately 46% and 48% of these revenues for the respective periods were derived from four clients. As of June 30, 2002 we provided supplemental nurse staffing services to 27 clients; none of the remaining 23 clients individually comprised in excess of 9% of the total revenues for the six months ended June 30, 2002.

Cost of Revenues

     Cost of revenues consists of compensation for our registered nurse employees, uniforms and costs incurred in the recruitment of qualified professional healthcare professionals. For the three months ended and six months ended June 30, 2002 our total cost of revenues totaled $1,019,757 and $1,827,103, respectively, or 94% and 96% of net revenues. Registered nurse compensation as a percentage of cost of revenues totaled 96% and 95% for the three months and six months ended June 30, 2002. As of June 30, 2002, 165 registered nurses, affiliated with us, had worked at least one shift for the week then ended.

General and Administrative Expenses

     For the quarter and six months ended June 30, 2002, general and administrative expenses totaled $563,912 and $948,017 respectively. General and administrative expenses for the quarter ended and six months ended June 30, 2002 consisted primarily of personnel costs of $379,791 and $633,576 rent of $27,820 and $56,639 and other costs totaling $156,301 and $257,802 consisting of marketing expenses, depreciation, phone and utilities, supplies and other related administrative costs, respectively. At June 30, 2002, we employed 51 persons in administrative, and executive management positions in our nurse staffing operations. In April 2002, we opened offices in Hillsborough County and Martin County, Florida accounting for the increases in expenses during the quarter ended June 30, 2002.

Operating Loss

     As a result of the foregoing, the operating loss incurred during the quarter and six months ended June 30, 2002 totaled $496,804 and $872,008.


Liquidity and Capital Resources

Financial Condition

     As of June 30, 2002, the Company had $23,135,315 of cash and cash equivalents and restricted cash totaling $660,000. At June 30, 2002, the Company had $21,358,129 of working capital.

     The Company currently anticipates that its operating expenses will be a material use of its cash resources. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in, businesses, products, and technologies, which may require the use of cash. The Company believes that its existing cash and cash equivalents and marketable debt securities will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months.

Cash Flows

     Net cash used in operating activities totaled $1,854,130 for the six months ended June 30, 2002 compared to net cash used in operating activities of $2,775,064 for the comparable period of the prior year. The current period decrease in cash used in operations as compared to the same period of last year reflects a decrease in the loss for the period of $1,500,659 offset by an increase in accounts receivable of $1,065,544, primarily the result of the operations of RNpartners. These items are offset by an increase of $422,624 in accounts payable due to an increase in the operations of RNpartners during the first half of 2002.

     Net cash provided by investing activities totaled $1,139,030 for the six months ended June 30, 2002 compared to net cash provided by investing activities of $1,859,767 for the comparable period of the prior year. The current period decrease of $720,737 in cash provided from investing activities as compared to last year is primarily the result of a decrease in maturities of marketable debt securities totaling $2,715,074 as opposed to the purchase of a certificate of deposit-restricted cash of $1,677,864 during the first six months of 2001 and the redemption of certificates of deposit-restricted cash totaling $410,000 during the first six months of 2002.

     Net cash used in financing activities totaled $1,178 for the six months ended June 30, 2002, compared to net cash used financing activities totaling $616,618 for the comparable period of 2001. The decrease of $615,440 in cash used during the current period as compared to last year is primarily because during the six months ended June 30, 2001, the Company repurchased 538,120 shares of its common stock at a cost of $795,544 whereas the Company repurchased 25,700 shares of its common stock for $22,838 during the six months ended June 30, 2002.


Item 3.  Quantitative and Qualitative Disclosures about Market Risk

     The Company is exposed to the impact of interest rate changes.

Interest Rate Risk

     The primary objective of investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. At June 30, 2002, PartsBase's portfolio consisted of investments in institutional money market funds. PartsBase's investment policy is focused on ensuring that PartsBase has liquid cash balances available to meet its day-to-day operating cash needs. The policy establishes guidelines for the investment of surplus cash balances that will maximize return with minimum credit and liquidity risk. All investments are held in U.S. dollars. Specific instruments approved for inclusion in the portfolio are limited to: obligations issued by the U.S. Treasury and U.S. Federal Agencies, obligations of U.S. commercial banks such as bankers' acceptances and certificates of deposit and obligations of major corporations and bank holding companies such as direct issue commercial paper, medium term notes and investment grade bond funds.

     The Company intends to hold its investments until maturity; however, it is exposed to the impact of interest rate changes. Investments in both fixed rate and floating rate interest earning instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, the Company's future investment income may fall short of expectations due to changes in interest rates.


Foreign Exchange Risk

     The Company has minimal exposure to foreign exchange risk as all of its sales to customers outside of the United States are collected in U.S. dollars.


PART II---OTHER INFORMATION

Item 1.  Legal Proceedings

     In September 2000 the Company sued a third party financial institution because such financial institution paid a check in the amount of $161,000 despite a stop payment order duly issued by the Company. The payee cashed the check, along with a replacement check. Before the Company learned that the payee had cashed both checks, the Company entered into a binding settlement with the payee ending the Company's business relationship with the payee. The payee refused to return the amounts and the financial institution failed to credit the Company's account. The Company filed suit, and discovery has commenced. The financial institution joined the payee as a defendant in the matter. The payee countersued the Company claiming the financial institution's action breached a settlement agreement between the payee and the Company and that the Company must indemnify the payee for any losses that may be sustained in the matter. The claims against the Company in this matter are the financial institution's demand for legal fees if the financial institution prevails and the payee's claims for indemnity and legal fees. This matter is scheduled for trial in January 2003.

     In April and May 2001, the Company received notice of, or had been served with, four purported class action lawsuits (Foderaro vs. PartsBase.com, Inc. et al, Case No.: 01-8319 CIV- FERGUSON; IKCYBERINVESTMENTS vs. PartsBase.com, Inc. et al, Case No.: 01-8368 CIV-SEITZ; and Webb vs. PartsBase, et.al. Case No. 01-8376 CIV- GRAHAM and Jesus Martin vs. PartsBase.com, Inc. et al, Case No. 01-8526-CIV-UNGARO-BENAGES). These cases were consolidated into one action entitled, In re: PartsBase.com, Inc. Securities Litigation, Case No. 01-8319-CIV-UNGARO-BENAGES/BROWN currently before the Honorable Ursula Ungaro-Benages. The consolidated lawsuit names as defendants the Company, certain of its current and former officers and directors, and the underwriters of its initial public offering of securities. The consolidated lawsuit alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleges the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The complaint alleges damages of nearly $42 million. The Court has recently certified a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000. The Company maintains a director and officer's liability insurance policy that provides $3 million of coverage, with retention of $200,000. As of June 30, 2002, the Company has incurred and previously charged the retention of $200,000 to expense. In May 2002, the Company reached an agreement in principle for the settlement of the consolidated class action. The plaintiffs in the case and the defendants, entered into a Memorandum of Understanding outlining the general terms of the proposed settlement. The Memorandum of Understanding provides for, among other things, a settlement amount of $1.5 million in cash, plus interest, payable to the class under an insurance policy and for the plaintiffs' dismissal of the class action with prejudice as well as a broad form of release in favor of PartsBase and the other defendants in the class action which, among other things, will have the effect of barring all claims by the plaintiffs and the members of the class other than those who opt out, arising out of the purchase and sale of the Company's common stock in the Company's initial public offering of securities.

     The final settlement of the class action is subject to the preparation and execution of definitive settlement documents and court approval. The settlement also applies to the directors, management personnel, underwriters and securities firms named as defendants in the litigation.

     In July 2001, the Company was served with a lawsuit filed by an information technology vendor claiming damages resulting from the Company's alleged breach of a software sales and service contract in the amount of $126,631 plus interest, cost and fees. The Company intends to vigorously defend the allegations contained in this lawsuit. In July 2001, the Company sued the manufacturer of such software for damages totaling $220,000 as a result of software malfunction. The matter is scheduled for court ordered arbitration amongst the three parties in September 2002. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     In March 2001 the Company received notice from counsel to the Business Software Alliance (the "BSA"), an industry watchdog group representing software manufacturers, in connection with the BSA's investigation of possible illegal duplication of certain software companies' proprietary software products by the Company. Through subsequent correspondence from the BSA, the BSA has alleged that the Company has installed unauthorized copies of BSA member software products on Company computers. The correspondence from the BSA provides that the Company's potential exposure in this matter could be over $1,950,000 if willful copyright infringement is shown. The Company is currently in negotiations with the BSA in an attempt to resolve the matter. To date the Company is not aware of any legal proceedings initiated by BSA in this matter. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     During May 2000 the Company entered into a sublease agreement with an unaffiliated third party for 35,668 square feet of general office space. The sublease agreement was to expire on October 31, 2006. In December 2001, the sublessor filed for bankruptcy protection and as a result, the sublease was voided by the bankruptcy court. The Company continued to occupy the premises until February 2002, at which time, the Company moved to new subleased 6,600 square feet office space in Boca Raton from an unaffiliated party. On March 26,

2002, the lessor of the former property filed a complaint for damages in the amount of $92,910 plus interest, costs and fees, representing the value of the time the Company occupied the premises from the date the sublease was voided by the bankruptcy court through the date the Company vacated the premises in accordance with rent provisions of the voided sublease. The Company believes the resolution of this matter will not have a material impact upon the Company's consolidated financial statements, results of operations or cash flows.

     On  April  8,  2002,   the   Company   received   a  proposal   from   the
Company's Chairman of the Board, President, CEO and majority stockholder (the "Company's Chairman") and a limited partnership controlled by the Company's Chairman to acquire the remaining shares of the Company's common stock, approximately 5,000,000 shares or approximately 36% of the shares currently outstanding that the Company's Chairman does not own or control at a price of $1.02 per share. The proposal is subject to, among other things, a definitive merger agreement, approval of both the Board of Directors and shareholders of PartsBase, Inc., receipt of any regulatory approval which may be necessary and a fairness opinion from the Company's investment banker. The Board of Directors of the Company has formed a Special Committee ("Special Committee") to consider the proposed transaction. The Special Committee has retained legal and financial advisors to assist them in evaluating the proposed transaction.

     On April 16 and 17, May 8 and June 11, 2002, the Company received notices of, or had been served with, four purported class action lawsuits, two of which were filed in the Circuit Court in and for Palm Beach County, Florida and the other two which was filed in the Court of Chancery of the State of Delaware ( Cliff Gordon vs. PartsBase, Inc. et.al, Case No. 024277, Hughes Rousseau vs. PartsBase, Inc. et.al Case No. 0205368 in Palm Beach County, Florida and Key Equity Investors vs. PartsBase, Inc., et.al. C.A. 19546 and Paul Berger vs.
PartsBase,  Inc.  et.al,  C.A.  19693  in  Delaware).  The   lawsuits   name as
defendants   the  Company  and certain of its current   officers and directors.
The lawsuits allege the directors have breached their fiduciary duty to the plaintiffs and the purported class and seek to enjoin the Company from entering into a proposed going-private transaction, by the Company's Chairman and a limited partnership and to recover unspecified damages resulting from the alleged breach of fiduciary duty. The Company intends to vigorously defend these actions. Nevertheless, an unfavorable resolution of these lawsuits could
have a  material   adverse   effect  on the   Company   in one or more   future
periods.   The  Company   maintains  a  director   and   officer's    liability
insurance policy that provides $3 million of coverage, with retention of $150,000. The Company fully expects its legal expenses to exceed the retention amount. Therefore at June 30, 2002, the Company has recorded a litigation reserve for $150,000 to cover the expected retention. This reserve has been classified as a litigation and other related costs in the statement of operations for the three and six months ended June 30, 2002.

     The Company does not intend to file further Current Reports on Form 8-K or other disclosures describing additional lawsuits, if any, purporting class action status, in either federal or state court, which are based on allegations substantially similar to those contained in the consolidated lawsuit described above.

     The Company is not currently aware of any other legal proceedings or claims that the Company believes are likely to have a material adverse effect on the Company's financial position, results of operations, or cash flows.


Item 2.  Changes in Securities

     During the six months ended June 30, 2002, the Company repurchased 25,700 shares of its common stock in the open market at an aggregate purchase price of $22,838, inclusive of brokerage fees. All of these shares were retired as of March 15, 2002.

     In June 2002, a former officer of the Company exercised fully vested options to purchase 34,382 shares of the Company s common stock at a purchase price of $21,660.

Item 3.  Defaults Upon Senior Securities

         None.

Item 4.  Submission of Matters to a Vote of Security Holders

         None.

Item 5.  Other Information

     On February 15, 2002, the Company received notice from the NASDAQ National Market warning that the Company s stock may be delisted because its common stock has failed to maintain a minimum bid price of $1 over the last 30 consecutive trading days and failed to maintain a minimum market value of public float of $5,000,000. In accordance with MarketPlace Rules, the Company is provided 90 calendar days, or until May 15, 2002 to regain compliance. In May 2002, the Company regained compliance.

Item 6.   Exhibits and Reports on Form 8-K

(1)      Exhibits
(a)      Exhibit 99.1-Safe Harbor Compliance Statement
(b)      Exhibit 99.2-Certification by Chief Executive Officer
(c)      Exhibit 99.3 Certification by Chief Financial Officer

                                   Signatures

     In accordance with the requirements of the Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




Date:  August 14, 2002                 /s/ Robert A. Hammond
                                       ---------------------
                                        ROBERT A. HAMMOND, JR.
                                        President, Chief Executive Officer,
                                         And Chairman
                                        (Principal Executive Officer)



Date:  August 14, 2002                 /s/ Mark Weicher
                                       ----------------
                                        MARK WEICHER
                                        Chief Financial Officer
                                        (Principal Financial Accounting Officer)

                                 PARTSBASE, INC.

                                Index to Exhibits


Title                                                               Exhibit No.
---------------------------------------                             ------------
Safe Harbor Compliance Statement                                       99.1
Certification by Chief Executive Officer                               99.2
Certification by Chief Financial Officer                               99.3

                                 PARTSBASE, INC.
                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                               ____________, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of PARTSBASE, INC., a Delaware corporation, does hereby constitute and appoint Robert Hammond and Mark Weicher, or any one of them, with full power or substitution, to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of stock of PartsBase, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at ______________, on ______________, 2002 at ___ a.m., local time, and at any and all adjournments, postponements and continuations thereof, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please mark your vote as indicated in this example [X]

ITEM 1.  APPROVAL OF AGREEMENT AND PLAN OF MERGER

     To approve and adopt the Agreement and Plan of Merger, dated as of August 26, 2002, by and among Robert A. Hammond, Jr., Hammond I, Inc., a Florida corporation ("Hammond I"), Hammond Acquisition Corp. ("HAC"), a Delaware corporation and a wholly-owned subsidiary of Hammond I, and PartsBase, Inc., and the merger contemplated thereby, pursuant to which HAC will be merged with and into PartsBase, Inc., with PartsBase, Inc. as the surviving corporation.

                  FOR                       AGAINST                    ABSTAIN
                   [_]                           [_]                       [_]


ITEM 2.  POSTPONEMENTS OR ADJOURNMENTS

     In their discretion, the proxies are authorized to vote in favor of any postponements or adjournments of the meeting, if necessary.

                  FOR                       AGAINST                    ABSTAIN
                   [_]                           [_]                       [_]

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING AS AN ENTITY, PLEASE GIVE NAME OF ENTITY AND HAVE A DULY AUTHORIZED PERSON SIGN, STATING TITLE.

Signature(s) ___________________________________     Date __________________


Signature(s) ___________________________________     Date __________________